EXECUTION VERSION

CREDIT AGREEMENT
dated as of June 3, 2013
among
ALLIANCE HEALTHCARE SERVICES, INC.,
as Borrower,
THE LENDERS PARTY HERETO,
as Lenders,
and
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC,
JEFFERIES FINANCE LLC,
SUNTRUST ROBINSON HUMPHREY, INC., and
DEUTSCHE BANK SECURITIES INC.
as Lead Arrangers and Bookrunners

(i)
Table of Contents
(continued)

(ii)
Table of Contents
(continued)

(iii)
EXHIBITS

I	—	FORM OF NOTICE OF BORROWING
II	—	FORM OF NOTICE OF CONVERSION/CONTINUATION
III	—	FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT
IV	—	FORM OF TERM NOTE
V	—	FORM OF REVOLVING NOTE
VI-1	—	U.S. TAX COMPLIANCE CERTIFICATE
VI-2	—	U.S. TAX COMPLIANCE CERTIFICATE
VI-3	—	U.S. TAX COMPLIANCE CERTIFICATE
VI-4	—	U.S. TAX COMPLIANCE CERTIFICATE
VII	—	[RESERVED]
VIII	—	FORM OF COMPLIANCE CERTIFICATE
IX	—	[RESERVED]
X	—	FORM OF ASSIGNMENT AGREEMENT
XI	—	[RESERVED]
XII	—	FORM OF FINANCIAL CONDITION CERTIFICATE
XIII	—	FORM OF PLEDGE AGREEMENT
XIV	—	FORM OF SUBSIDIARY GUARANTY
XV	—	[RESERVED]
XVI	—	FORM OF SECURITY AGREEMENT
XVII	—	FORM OF INCREMENTAL TERM LOAN COMMITMENT AGREEMENT
XVIII	—	FORM OF INCREMENTAL RL COMMITMENT AGREEMENT
SCHEDULES

2.1	—	LENDERS’ COMMITMENTS, LENDING OFFICES AND PRO RATA SHARES
3.7	—	EXISTING LETTERS OF CREDIT
5.1	—	JURISDICTION OF ORGANIZATION, SUBSIDIARIES OF COMPANY
5.7	—	LITIGATION
5.10A	—	PLANS
5.15	—	INSURANCE
7.1	—	CERTAIN EXISTING INDEBTEDNESS
7.3	—	CERTAIN EXISTING INVESTMENTS
7.4	—	CERTAIN EXISTING GUARANTEE OBLIGATIONS
10.22	—	POST-CLOSING ACTIONS

(iv)
CREDIT AGREEMENT
This CREDIT AGREEMENT is dated as of June 3, 2013 and entered into by and among ALLIANCE HEALTHCARE SERVICES, INC., a Delaware corporation (“Borrower” or “Company”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (together with their permitted assignees, each individually referred to herein as a “Lender” and collectively as the “Lenders”), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent for Lenders (in such capacity, “Administrative Agent”). All capitalized terms used herein and defined in Section 1.1 are used herein as therein defined.
R E C I T A L S
WHEREAS, Company entered into that certain Credit Agreement dated as of December 1, 2009 (as amended and in effect immediately prior to the Closing Date, the “Existing Credit Agreement”) by and among, among others, Company, the “Lenders” as defined therein (the “Existing Lenders”), Deutsche Bank Trust Company Americas, as “Administrative Agent” as defined therein;
WHEREAS, on the Closing Date and in connection with the proposed refinancing of Company’s indebtedness, Company intends to refinance all of the outstanding indebtedness (and terminate all commitments) under the Existing Credit Agreement (the “Closing Date Refinancing”);
WHEREAS, the Lenders have agreed to extend certain credit facilities to Company, the proceeds of which will be used, (i) in the case of Initial Term Loans, together with cash on hand of Company, to fund the Closing Date Refinancing Requirements and any fees, expenses and premiums incurred in connection with the Specified 2009 Senior Note Repurchase, (ii) in the case of Revolving Loans, to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries (including the payment of any fees, expenses and premiums incurred in connection with the Specified 2009 Senior Note Repurchase) and (iii) in the case of Delayed Draw Term Loans to finance the Specified 2009 Senior Note Repurchase;
WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a first priority security interest in (i) 100% of the capital stock of each of its direct Pledged Subsidiaries, (ii) 65% of the Voting Stock and 100% of the non-voting stock of each of its direct Material Foreign Subsidiaries and its Excluded Domestic Subsidiaries and (iii) certain other assets, in each case pursuant to and in accordance with the terms of the Collateral Documents; and
WHEREAS, Subsidiary Guarantors have agreed to guarantee the Obligations of the Loan Parties hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a first priority security interest in (i) 100% of the capital stock of each of their respective direct Pledged Subsidiaries, (ii) 65% of the Voting Stock and 100% of the non-voting stock of each of their respective direct Material Foreign Subsidiaries and their Excluded Domestic Subsidiaries and (iii) certain other assets, in each case pursuant to and in accordance with the terms of the Collateral Documents;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Administrative Agent agree as follows:
SECTION 1 DEFINITIONS
1.1 Certain Defined Terms. The following terms used in this Agreement shall have the following meanings:
“2009 Senior Notes” means the $190,000,000 aggregate principal amount of unsecured senior notes issued by Company on the December 1, 2009.
“2009 Senior Notes Documents” means the 2009 Senior Notes, the 2009 Senior Notes Indenture and all other documents executed and delivered with respect to the 2009 Senior Notes or 2009 Senior Notes Indenture, as in effect on December 1, 2009 and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
“2009 Senior Notes Indenture” means the indenture pursuant to which the 2009 Senior Notes are issued, as such indenture may be amended from time to time to the extent permitted under Section 7.9.
“2009 Senior Note Refinancing” has the meaning assigned to that term in Section 7.1(vi).
“2009 Senior Note Refinancing Debt” has the meaning assigned to such term, and meeting the requirements set forth, in Section 7.1(vi).
“2009 Senior Note Refinancing Debt Indenture” means the indenture pursuant to which any 2009 Senior Note Refinancing Debt is issued, together with any exhibits thereto (including any guaranties relating thereto), as such indenture may be amended from time to time to the extent permitted under Section 7.9.
“2009 Senior Note Refinancing Premium” has the meaning assigned to that term in Section 7.1(vi).
“2012 Sale-Leaseback” means the sale and leaseback transaction contemplated by that certain Master Lease Agreement dated November 5, 2012, by and between CapitalSource Bank and its successors and assigns, as lessor, and Company and its successors and permitted assigns, as lessee, whereby the lessee will sell to and then lease from the lessor the equipment and other property described in such Master Lease Agreement and related schedules.
“Acquisition” means the acquisition by Company or any of its Subsidiaries (by purchase or otherwise) of all or substantially all of the business, property or fixed assets of, or the stock or other evidence of beneficial ownership of, any Person or any division, business unit or line of business of any Person.
“Additional Collateral Documents” has the meaning assigned to that term in Section 6.7B.
“Additional Lender” has the meaning assigned to that term in Section 2.11A.
“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to Section 9.9. In addition, for purposes of Sections 9, 10.2, 10.6, 10.7, 10.9 and 10.10, the reference to “Administrative Agent” shall also be deemed to be a reference to “Collateral Agent,” and for purposes of other provisions of this Agreement relating to Collateral Documents, the Collateral covered thereby and the Liens granted thereon, the reference to “Administrative Agent” shall be deemed to be a reference to “Collateral Agent,” in each case as the context may appear.
“Affected Lender” has the meaning assigned to that term in Section 2.6B.
“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by”

and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the Voting Stock of such Person or (ii) direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agent Determination” has the meaning assigned to that term in the definition of “Applicable Leverage Ratio”.
“Agents” means, collectively, Administrative Agent and Collateral Agent.
“Aggregate Amounts Due” has the meaning assigned to that term in Section 10.5.
“Agreement” means this Credit Agreement dated as of June 3, 2013 as it may be amended, supplemented or otherwise modified from time to time.
“Applicable Commitment Fee Percentage” means (i) initially, 0.50% and (ii) thereafter, with respect to any Pricing Period, a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of such date of determination, any change to any such Applicable Commitment Fee Percentage to be effective on the date of any corresponding change in the Applicable Leverage Ratio:

Applicable Leverage Ratio	Applicable Commitment Fee Percentage

greater than 2.75:1.00	0.5%

equal to or less than 2.75:1.00	0.375%
“Applicable Increased Revolving Loan Spread” means, at any time, with respect to all Revolving Loans following the date of the addition of any Incremental RL Commitments pursuant to Section 2.12 which are subject to Applicable Margins that are greater than the Applicable Margins applicable to the Revolving Loans prior to such Incremental RL Commitments, the Applicable Margins applicable to all Revolving Loans shall be increased to such greater Applicable Margins.
“Applicable Increased Term Loan Spread” means, at any time, with respect to any then existing Tranche of Term Loans at the time of the provision of any new Tranche of Incremental Term Loans pursuant to Section 2.11 which is subject to an “effective interest rate margin” that is less than the “effective interest rate margin” applicable to such new Tranche of Incremental Term Loans by more than 0.50%, the margin per annum (expressed as a percentage) determined by Administrative Agent (and notified to the Lenders) as the margin per annum required to cause the “effective interest rate margin” applicable to such then existing Tranche of Term Loans to equal (i) the “effective interest rate margin” applicable to such newly created Tranche of Incremental Term Loans minus (ii) 0.50%. Each determination of the “Applicable Increased Term Loan Spread” shall be made by Administrative Agent taking into account the relevant factors outlined in the proviso to subclause (III) of clause (vii) of Section 2.11A and shall be conclusive and binding on all Lenders absent manifest error.
“Applicable Leverage Ratio” means, with respect to any date of determination, the Consolidated Leverage Ratio set forth in the Pricing Certificate (as defined below) in effect for the Pricing Period (as defined below) in which such date of determination occurs. For purposes of this definition, (i) “Pricing Certificate” means an Officer’s Certificate of Company certifying as to the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail, which Officer’s Certificate may be delivered to Administrative Agent at any time on or after the date of delivery by Company of the Compliance Certificate (the “Related Compliance Certificate”) with respect to the period ending on the last day of such Fiscal Quarter pursuant to Section 6.1(iii), and (ii) “Pricing Period” means each period commencing on the first Business Day after the delivery to Administrative Agent of a Pricing Certificate and ending on the day immediately preceding the day on which the next succeeding Pricing Period commences; provided that anything contained in this definition to the contrary notwithstanding, (a) the first Pricing Period shall commence no earlier than the date on which Company delivers a Compliance Certificate in respect of the Fiscal Quarter ending June 30, 2013, and the Pricing Certificate in respect of the first Pricing Period may be delivered at any time on or after such date and shall relate to the most recent financial statements delivered by Company to Administrative Agent pursuant to Section 6.1(i) and (b) in the event that, after the commencement of the first Pricing Period, (X) Company fails to deliver a Pricing Certificate to Administrative Agent setting forth the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter on or before the last day (the “Cutoff Date”) on which Company is required to deliver the Related Compliance Certificate and (Y) Administrative Agent determines (each such determination being an “Agent Determination”) on or after the Cutoff Date (on the basis of the Related Compliance Certificate or a Pricing Certificate delivered after the Cutoff Date) that the Applicable Leverage Ratio that would have been in effect if Company had delivered a Pricing Certificate on the Cutoff Date is greater than the Consolidated Leverage Ratio set forth in the most recent Pricing Certificate actually delivered by Company, then (1) the Applicable Leverage Ratio in effect for the period from the Cutoff Date to the date of delivery by Company of the next Pricing Certificate (or, if earlier, the next date on which an Agent Determination is made) shall be the Consolidated Leverage Ratio determined pursuant to the Agent Determination and (2) on the first Business Day after Administrative Agent delivers written notice to Company of any Agent Determination, Company shall pay to Administrative Agent, for distribution (as appropriate) to Lenders, an aggregate amount equal to the additional interest and letter of credit fees Company would have been required to pay in respect of all Loans or Letters of Credit in respect of which any interest or Fees have been paid by Company during the period from the Cutoff Date to the date such notice is given by Administrative Agent to Company if the amount of such interest and fees had been calculated using the Applicable Leverage Ratio based on such Agent Determination.
Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Consolidated Leverage Ratio set forth in any Pricing Certificate delivered for any period is inaccurate for any reason and the result thereof is that the Lenders received interest for any period based on an Applicable Revolving LIBOR Margin or an Applicable Revolving Base Rate Margin that is less than that which would have been applicable had the Consolidated Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Revolving LIBOR Margin”, the “Applicable Revolving Base Rate Margin” and the “Applicable Commitment Fee Percentage” for any day occurring within the period covered by such Pricing Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by Company for the relevant period pursuant to Sections 2.2A(ii)(a), 2.2A(ii)(b) and 2.3A (as the case may be) as a result of the miscalculation of the Consolidated Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.2A(ii)(a), 2.2A(ii)(b) or 2.3A, as applicable, and Company shall promptly (and in any event within five Business Days) following such determination pay to Administrative Agent the accrued additional interest and/or fees, as applicable, owing as a result of such increased Applicable Revolving LIBOR Margin, the Applicable Revolving Base Rate Margin, and the Applicable Commitment Fee Percentage for the relevant period.
“Applicable Margins” means the Applicable Revolving Base Rate Margin, the Applicable Revolving LIBOR Margin, the Applicable Term Loan Base Rate Margin and the Applicable Term Loan LIBOR Margin.
“Applicable Revolving Base Rate Margin” means (i) initially, 2.25% and (ii) thereafter, with respect to any Pricing Period, a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of such date of determination, any change to any such Applicable Revolving Base Rate Margin to be effective on the date of any corresponding change in the Applicable Leverage Ratio:

Applicable Leverage Ratio	Applicable Revolving Base Rate Margin

greater than 2.75:1.00	2.25%

equal to or less than 2.75:1.00	2%

Notwithstanding the foregoing, on and after the date of the most recent creation of Incremental RL Commitments which gives rise to a determination of a new Applicable Increased Revolving Loan Spread, the Applicable Revolving Base Rate Margin shall be the higher of (I) the Applicable Increased Revolving Loan Spread and (II) the Applicable Revolving Base Rate Margin as otherwise determined above in the absence of this sentence.
“Applicable Revolving LIBOR Margin” means (i) initially, 3.25% and (ii) thereafter, with respect to any Pricing Period, a rate per annum equal to the percentage set forth below opposite the Applicable Leverage Ratio in effect as of such date of determination, any change in any such Applicable Revolving LIBOR Margin to be effective on the date of any corresponding change in the Applicable Leverage Ratio:

Applicable Leverage Ratio	Applicable Revolving LIBOR Margin

greater than 2.75:1.00	3.25%

equal to or less than 2.75:1.00	3%
Notwithstanding the foregoing, on and after the date of the most recent creation of Incremental RL Commitments which gives rise to a determination of a new Applicable Increased Revolving Loan Spread, the Applicable Revolving LIBOR Margin shall be the higher of (I) the Applicable Increased Revolving Loan Spread and (II) the Applicable Revolving LIBOR Margin as otherwise determined above in the absence of this sentence.
“Applicable Term Loan Base Rate Margin” means a rate per annum equal to 2.25%.
Notwithstanding the foregoing, (a) in the case of any Incremental Term Loan maintained as a Base Rate Loan of a given Tranche, the Applicable Term Loan Base Rate Margin shall be that percentage per annum set forth in, or calculated in accordance with, Section 2.11 and the relevant Incremental Term Loan Commitment Agreement; and (b) on and after the date of the most recent incurrence of any Tranche of Incremental Term Loans which gives rise to a determination of a new Applicable Increased Term Loan Spread, the Applicable Term Loan Base Rate Margins for any Tranche of Term Loans (other than such new Tranche of Incremental Term Loans) shall be the higher of (I) the Applicable Increased Term Loan Spread for such Tranche of Term Loans and (II) the Applicable Term Loan Base Rate Margin for such Tranche of Term Loans as otherwise determined above in the absence of this clause (b).
“Applicable Term Loan LIBOR Margin” means a rate per annum equal to 3.25%.
Notwithstanding the foregoing, (a) in the case of any Incremental Term Loan maintained as a LIBOR Loan of a given Tranche, the Applicable Term Loan LIBOR Margin shall be that percentage per annum set forth in, or calculated in accordance with, Section 2.11 and the relevant Incremental Term Loan Commitment Agreement; and (b) on and after the date of the most recent incurrence of any Tranche of Incremental Term Loans which gives rise to a determination of a new Applicable Increased Term Loan Spread, the Applicable Term Loan LIBOR Margin for any Tranche of Term Loans (other than such new Tranche of Incremental Term Loans) shall be the higher of (I)

the Applicable Increased Term Loan Spread for such Tranche of Term Loans and (II) the Applicable Term Loan LIBOR Margin for such Tranche of Term Loans as otherwise determined above in the absence of this clause (b).
“Asset Sale” means the sale by Company or any of its Subsidiaries (other than any Designated Non-Wholly-Owned Subsidiary) to any Third Party of (i) any of the stock or other ownership interests of any of Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries outside of the ordinary course of business (other than any other such assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $2,500,000 or less).
“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit X annexed hereto.
“Available Amount” means, as of any date of determination, an amount equal to the sum of (i) the aggregate amount of Net Cash Proceeds received by Company after the Closing Date in respect of any equity contributions made to Company with respect to Qualified Equity Interests by, or any issuances of Qualified Equity Interests by Company to, any Third Party other than an Unrestricted Subsidiary (other than (x) proceeds from purchases of capital stock of Company to the extent such purchases are financed with the proceeds of Investments permitted under Section 7.3(ii) and (y) proceeds from Cure Amounts) plus (ii) the aggregate amount of Retained Excess Cash Flow (as defined in Section 2.4B(iii)(c)) as of such date (which shall not be less than $0) plus (iii) the aggregate amount of Retained Prepayments (as defined in Section 2.4B(iv)(c)) as of such date plus (iv) $25,000,000 plus (v) the Net Cash Proceeds received by Company from the sale or issuance of any Indebtedness of Company sold or issued after the Closing Date (other than Indebtedness issued to Company or any of its Subsidiaries), which has been converted into or exchanged for equity interests of Company that do not constitute Disqualified Equity Interests plus (vi) the Net Cash Proceeds received by Company or any of its Subsidiaries in connection with the returns, interest, profits, distributions and similar amounts, in each case received in respect of any Investment made pursuant to Section 7.3(vi) plus (vii) the Net Cash Proceeds received by Company or any of its Subsidiaries in connection with the sale or other disposition to a Person (other than Company or any of its Subsidiaries) of any Investment made in Unrestricted Subsidiaries pursuant to Section 7.3(vi) (in an amount not to exceed the original amount of such Investments) minus (viii) any proceeds received by Company from the issuance of new shares of its common stock to the extent such proceeds are used as provided in Section 7.5(c). For purposes of clause (i) of the definition of Available Amount Usage only, Available Amount shall also include the attributable amount of any issuances of equity Securities by Company to any Third Party other than an Unrestricted Subsidiary in respect of an Unrestricted Investment acquired pursuant to Section 7.3(vi).
“Available Amount Usage” means, as of any date of determination, an amount equal to the sum of (i) the aggregate amount of Investments made pursuant to Section 7.3(vi) as of such date plus (ii) the aggregate amount of Restricted Junior Payments made pursuant to Section 7.5(d) on or prior to such date. If (x) any Unrestricted Subsidiary becomes a Subsidiary in accordance with the definition of “Subsidiary” or (y) any Designated Non-Wholly-Owned Subsidiary ceases to be a Designated Non-Wholly-Owned Subsidiary pursuant to the definition thereof, the original Investment (if any) in such Unrestricted Subsidiary or such Designated Non-Wholly-Owned Subsidiary made pursuant to Section 7.3(vi) shall cease to be considered Available Amount Usage.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Base Rate” means, at any time, the highest of (i) the Prime Rate, (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate or (iii) LIBOR for a LIBOR Loan with a one-month interest period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. For purposes of this definition, LIBOR shall be determined using LIBOR as otherwise determined by Administrative Agent in accordance with the definition of LIBOR, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, LIBOR for such day shall be the rate determined by Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day; provided that, for the avoidance of doubt, the LIBOR for any day shall be based on the rate determined on such date at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purposes of displaying such rates). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBOR, respectively.
“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in Section 2.2A.
“Borrower” has the meaning assigned to that term in the introduction to this Agreement.
“Business Day” means, for all purposes other than as covered by clause (ii) below, (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York or California or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close and, (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR or any LIBOR Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
“Cash” means money, currency or a credit balance in a Deposit Account.
“Cash Equivalents” means (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 24 months after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 24 months after the date of acquisition thereof and having, at the time of the acquisition thereof, an investment grade rating generally obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (iii) commercial paper maturing no more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) domestic and Eurodollar certificates of deposit or bankers’ acceptances maturing within 24 months after the date of acquisition thereof and issued or accepted by any Lender or by any other commercial bank that has combined capital and surplus of not less than $250,000,000; (v) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clauses (i), (ii) and (iv) above entered into with any commercial bank meeting the requirements specified in clause (iv) above or with any securities dealer of recognized national standing; (vi) shares of investment companies registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest ratings attainable from either of Moody’s or S&P or money market funds that invest solely in one or more of the types of investments referred to in clauses (i) through (v) above; (vii) in the case of any Foreign Subsidiary, high quality, short-term liquid Investments made by such Foreign Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practices; and (viii) all other Cash Equivalents approved by Administrative Agent in its sole discretion.
“CERCLA” has the meaning assigned to that term in the definition of “Environmental Laws”.
“Change of Control” means, and shall be deemed to have occurred, if: (i) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than the Investors, their Affiliates and Management Investors) shall at any time have acquired direct or indirect beneficial ownership of 35% or more of the outstanding Voting Stock of Company, unless the Investors, their Affiliates and the Management Investors shall, at the relevant time, have the collective right or ability, either by contract or pursuant to a written proxy or other written evidence of voting power, to elect or designate for election a majority of the Board of Directors of Company; and/or (ii) a “change of control” or similar event shall occur as provided in any 2009 Senior Notes Documents, the documents governing any 2009 Senior Note Refinancing Debt or any Credit Agreement Refinancing Indebtedness (or any Permitted Refinancing thereof).
“Class” means, as applied to Lenders, each of the following two classes of Lenders: (i) Lenders having Revolving Loan Exposure and (ii) Lenders having Term Loan Exposure.
“Closing Date” means the date on which the conditions specified in Section 4.1 are satisfied or waived in accordance with Section 10.6 and the initial Loans are made.
“Closing Date Refinancing” means, on the Closing Date, the refinance of all of Company’s outstanding indebtedness (and termination of all commitments) under the Existing Credit Agreement (excluding Existing Letters of Credit).
“Closing Date Refinancing Requirements” means the aggregate of all amounts necessary to (i) repay all Indebtedness outstanding under the Existing Credit Agreement (excluding Existing Letters of Credit) and (ii) pay Transaction Costs.
“Code” means the Internal Revenue Code of 1986.
“Collateral” means all of the property (real, personal or mixed, including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the obligations.
“Collateral Agent” means Credit Suisse, in its capacity as Collateral Agent for the benefit of the Secured Parties under the Collateral Documents and shall include any successor Collateral Agent.
“Collateral Documents” means, and includes each of, the Pledge Agreement, the Security Agreement and any Additional Collateral Document that may be entered into from time to time after the Closing Date by Company or any Subsidiary of Company pursuant to Section 6.7B; provided that any cash collateral or other agreements entered into pursuant to the Letter of Credit Back-Stop Arrangements shall constitute “Collateral Documents” solely for purposes of (x) Sections 5.2B and 7.2A(iii) and (y) the term “Loan Documents” as used in Sections 7.1(i), 7.2C and 10.2.
“Commitment Fee” has the meaning assigned to that term in Section 2.3A.
“Commitments” means the commitments of Lenders to make Loans as set forth in Section 2.1A, i.e., whether an Initial Term Loan Commitment, a Delayed Draw Term Loan Commitment, a Revolving Loan Commitment or an Incremental Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to that term in Section 10.7.
“Company” has the meaning assigned to that term in the introduction to this Agreement.
“Company Materials” has the meaning assigned to that term in Section 10.7.
“Competitor” means any Person that is or becomes a competitor of Company, any of its Subsidiaries, or Oaktree Capital Management, L.P. (other than a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which any such principal and investment vehicles managed or advised by such principal that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity (a “Debt Fund Affiliate”)) or is or becomes an Affiliate of any such Person (other than a Debt Fund Affiliate), in each case as specifically identified by Company to Administrative Agent from time to time in writing.
“Compliance Certificate” means a certificate substantially in the form of Exhibit VIII annexed hereto delivered to Administrative Agent and Lenders by Company pursuant to Section 6.1(iii).
“Confidential Information Memorandum” means that certain Confidential Information Memorandum relating to Company dated May 9, 2013.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, an amount equal to (i) Consolidated Net Income plus (ii) to the extent the following items are deducted in calculating such Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) Consolidated Interest Expense, (b) taxes computed on the basis of income, (c) total depreciation expense, (d) total amortization expense (including amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees) of such Person determined on a consolidated basis for such period), (e) any expenses or charges incurred in connection with any issuance of debt or equity Securities (including upfront fees payable in respect of bank facilities and including Transaction Costs), (f) any restructuring charges or reserves, (g) any fees and expenses related to Acquisitions and Investments permitted hereunder or acquisitions consummated prior to the date hereof, (h) any other non-cash charges, (i) severance charges for such period, (j) any fees and expenses related to a Repricing Transaction, including Prepayment Fees, (k) any deduction for minority interest expense, and (l) any other non-recurring charges minus (iii) to the extent the following items are added in calculating such Consolidated Net Income, the sum, without duplication, of the amounts for such period of (a) any non-recurring gains, (b) any non-cash gains and (c) any gains arising as a result of the repurchase or assignment of Term Loans at a discount pursuant to Section 2.13, all of the foregoing as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP; provided that, for purposes of “Maximum Incremental Commitment Amount,” Sections 2.11, 2.12, 7.6 and 7.7(ii) only, (X) Consolidated Adjusted EBITDA of any Included Pro Forma Entity (other than any Unrestricted Subsidiary redesignated as a Subsidiary of Company) shall be increased (if positive) or decreased (if negative) by any Pro Forma Adjustment applicable thereto and (Y) Consolidated Adjusted EBITDA of Company and its Subsidiaries shall be increased (if positive) or decreased (if negative) by the Net EBITDA Adjustment.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized as principal on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include (i) any such expenditures constituting all or a portion of the purchase price in connection with any Acquisition, (ii) any such expenditures made in connection with the replacement, substitution, repair or restoration of any assets to the extent financed (a) with insurance proceeds received by Company or any of its Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored or (b) with the proceeds of any compensation awarded to Company or any of its Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for, (iii) the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by Company or any of its Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for such equipment being traded in, or (iv) the purchase price of any property, plant or equipment purchased within one year of the consummation of any Asset Sale or any other sale by Company or any of its Subsidiaries of any other property, plant or equipment to the extent purchased with the Net Asset Sale Proceeds of such Asset Sale or the proceeds of such other sale.
“Consolidated Current Assets” means, as at any date of determination, Consolidated Total Assets which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Funded Debt.
“Consolidated Excess Cash Flow” means, for any Fiscal Year, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such Fiscal Year of (a) Consolidated Net Income, (b) the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (c) any net decrease in Consolidated Working Capital since the end of the preceding Fiscal Year, and (d) the aggregate net non-cash loss realized by Company and its Subsidiaries in connection with the sale, lease, transfer or other disposition of assets by Company and its Subsidiaries during such Fiscal Year (other than sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus (ii) the sum, without duplication, of the amounts for such Fiscal Year of (a) the amount of all non-cash credits to the extent added in arriving at such Consolidated Net Income, (b) Consolidated Capital Expenditures actually paid in Cash during such Fiscal Year (net of the principal amount of any Indebtedness (other than the Revolving Loans) incurred to finance such Consolidated Capital Expenditures, whether incurred in such Fiscal Year or in the immediately succeeding Fiscal Year), (c) the aggregate amount of all prepayments of Revolving Loans to the extent accompanied by permanent reductions in the Revolving Loan Commitments, (d) the aggregate amount of all principal payments in respect of any Indebtedness of Company or any of its Subsidiaries (including the Term Loans, the principal component of any payments in respect of Capital Leases and principal payments on Equipment Notes), other than (1) any mandatory prepayments of the Term Loans pursuant to Section 2.4B(iii), (2) any repurchases of Term Loans pursuant to Section 2.13A, (3) any voluntary prepayments of Term Loans deducted pursuant to Section 2.4B(iii)(c)(II), (4) any prepayments of Indebtedness with the proceeds of other Indebtedness, or (5) repayments in respect of any revolving credit facility except to the extent there is a permanent reduction in commitments thereunder in connection with such repayments, (e) any net increase in Consolidated Working Capital since the end of the preceding Fiscal Year, (f) the aggregate net non-cash gain realized by Company and its Subsidiaries in connection with the sale, lease, transfer or other disposition of assets by Company and its Subsidiaries during such Fiscal Year (other than sales in the ordinary course of business), (g) the aggregate amount of all Cash payments made by Company and its Subsidiaries in respect of long-term liabilities of Company or any of its Subsidiaries other than Indebtedness, (h) the aggregate amount of new Investments made in Cash in accordance with Section 7.3(vi), (i) the aggregate amount of Cash consideration paid in connection with any Acquisitions (net of any such consideration paid out of any Net Asset Sale Proceeds), (j) the aggregate amount of Restricted Junior Payments made in accordance with Section 7.5(a) (to the extent such Restricted Junior Payments are required by the terms of the applicable management and/or employee stock plan, stock subscription agreement or shareholder agreement), (k) the aggregate amount of any expenditures actually made in Cash by Company and its Subsidiaries during such Fiscal Year (including expenditures for the payment of financing fees) to the extent such expenditures are not expensed during such Fiscal Year, (l) the aggregate amount of any net currency gains realized by Company and its Subsidiaries during such Fiscal Year that are prohibited from being repatriated to the United States, (m) the aggregate amount of all Prepayment Fees paid by Company and its Subsidiaries in connection with any Repricing Transaction, and (n) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such Fiscal Year that are required in connection with any prepayment of Indebtedness and that are accounted for by Company as extraordinary items, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, an amount equal to, without duplication, (i) total interest expense (including that portion attributable to Capital Leases in accordance with GAAP, capitalized interest and any administrative agency or commitment or other similar fees payable in respect of bank facilities) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.3 payable to Administrative Agent and Lenders on or before the Closing Date minus (ii) total interest income of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding, however, any interest income not received in Cash during such period; provided, that, for purposes of Sections 7.6 and 7.7(ii) only, Consolidated Interest Expense of Company and its Subsidiaries shall be increased (if positive) or decreased (if negative) by the Net Interest Adjustment.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated Adjusted EBITDA of Company and its Subsidiaries for the four Fiscal Quarter period ending on the last day of the most recently ended Fiscal Quarter; provided that for purposes of any calculation of the Consolidated Leverage Ratio for purposes of the definition of “Maximum Incremental Commitment Amount” and Sections 7.6 and 7.7(ii) only, Consolidated Total Debt shall be determined in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.
“Consolidated Net Income” means, with respect to any Person (the “Subject Person”) for any period, the net income (or loss) of the Subject Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than the Subject Person or any of its wholly-owned Subsidiaries) has a joint interest to the extent of such interest held by Persons other than the Subject Person or any of its wholly-owned Subsidiaries and to the extent that the payment of dividends or other similar distributions by such Person is prohibited or restricted directly or indirectly by the terms of its organizational documents or any agreement, governmental order or regulation, contract or otherwise, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Subject Person or is merged into or consolidated with the Subject Person or any of its Subsidiaries or that Person’s assets are acquired by the Subject Person or any of its Subsidiaries, (iii) any after-tax gains or losses, and any related fees and expenses, in each case to the extent attributable to Asset Sales or returned surplus assets of any Pension Plan, (iv) any translation currency gains and losses, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Assets” means, as at any date of determination, the total property and assets of Company and its Subsidiaries on a consolidated basis determined in conformity with GAAP.
“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries under clauses (i), (ii) and (iii) of the definition of “Indebtedness” (but only to the extent, in the case of said clause (iii), of any drawings honored under letters of credit and not yet reimbursed by Company or any of its Subsidiaries), as determined on a consolidated basis in accordance with GAAP.
“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.
“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, loan agreement or any other material contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Credit Suisse” means Credit Suisse AG, Cayman Islands Branch.
“Credit Agreement Refinancing Indebtedness” means (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, or any then existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) the aggregate principal amount of such Credit Agreement Refinancing Indebtedness shall not exceed the aggregate principal amount of such Refinanced Debt plus the amount of any unpaid accrued interest and premium thereon and any make-whole payments applicable thereto in respect of the Refinanced Debt plus other amounts paid and related fees and expenses in connection with such Credit Agreement Refinancing Indebtedness, (ii) any Credit Agreement Refinancing Indebtedness consisting of notes is not subject to any amortization prior to the Latest Maturity Date then in effect applicable to such Refinanced Debt and is not subject to mandatory redemption or prepayment (other than customary prepayments from proceeds of asset sales and in connection with change of control provisions) prior to the Latest Maturity Date then in effect applicable to such Refinanced Debt, (iii) such Credit Agreement Refinancing Indebtedness (other than Permitted Junior Priority Refinancing Debt and Permitted Unsecured Refinancing Debt) has a final maturity date equal to or later than the final maturity date of such Refinanced Debt and the Weighted Average Life to Maturity of such Credit Agreement Refinancing Indebtedness shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Debt at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), (iv) Credit Agreement Refinancing Indebtedness constituting Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans) shall be pari passu or junior in right of payment and/or with respect to the Collateral with the remaining portion of the Loans and the Obligations (provided that, if pari passu or junior as to Collateral, such replacement Indebtedness shall be subject to intercreditor arrangements reasonably satisfactory to Administrative Agent), or be unsecured, (v) if any such Credit Agreement Refinancing Indebtedness is secured, it shall not be secured by any assets or property other than the Collateral, (vi) Company shall be the issuer or borrower of such Credit Agreement Refinancing Indebtedness and if any such Credit Agreement Refinancing Indebtedness is guaranteed, it shall not be guaranteed by any Person other than the Subsidiary Guarantors, (vii) (x) any Credit Agreement Refinancing Indebtedness that is junior in right of payment and/or with respect to the Collateral with the remaining portion of the Loans and the Obligations shall not be able to be prepaid pursuant to any voluntary or mandatory repayments or prepayments unless permitted by this Agreement and the documentation governing any Permitted Pari Passu Indebtedness and (y) any Credit Agreement Refinancing Indebtedness that is pari passu in right of payment and with respect to the Collateral with the remaining portion of the Loans and the Obligations may participate on a pro rata basis or less than pro rata basis (but not greater than pro rata) in any voluntary or mandatory repayments or prepayments in respect of the Term Loans, in each case as agreed by Company and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness, (viii) all other terms applicable to such Credit Agreement Refinancing Indebtedness (excluding pricing, premiums and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or investors providing such Credit Agreement Refinancing Indebtedness than those applicable to such Refinanced Debt, except with respect to covenants or other provisions contained in such Credit Agreement Refinancing Indebtedness that are applicable only after the then Latest Maturity Date in effect applicable to such Refinanced Debt immediately prior to such refinancing; provided that a certificate of a Responsible Officer of Company delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Company has determined in good faith that such terms and conditions satisfy the requirements of this clause (viii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies Company within three Business Days of receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (ix) to the extent such Credit Agreement Refinancing Indebtedness is issued or incurred in the form of loans prior to the date that is 540 days after the Closing Date, it shall be subject to Section 2.11A(vii)(III) as if such loans were Incremental Term Loans.
“Cure Amount” has the meaning assigned to that term in the last paragraph of Section 8.
“Cure Right” has the meaning assigned to that term in the last paragraph of Section 8.
“Currency Agreement” means any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, synthetic currency exchange rate cap, commodity agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.
“Cutoff Date” has the meaning assigned to that term in the definition of “Applicable Leverage Ratio”.
“DDTL Conversion” has the meaning assigned to that term in Section 2.1F.
“DDTL Conversion Date” has the meaning assigned to that term in Section 2.1F.
“Debt Fund Affiliate” has the meaning assigned to that term in the definition of “Competitor”.
“Default Excess” has the meaning assigned to that term in Section 2.9.
“Default Period” has the meaning assigned to that term in Section 2.9.
“Defaulted Revolving Loan” has the meaning assigned to that term in Section 2.9.
“Defaulting Lender” has the meaning assigned to that term in Section 2.9.

“Delayed Draw Commitment Termination Date” means the date that is 30 days after the Closing Date; provided that if such date is not a Business Day, the Delayed Draw Commitment Termination Date shall be the immediately succeeding Business Day thereafter.
“Delayed Draw Term Loan” means the Loans made by Lenders to Company pursuant to Section 2.1A(iii).
“Delayed Draw Term Loan Commitment” means, at any time, the commitment of a Lender to make a Delayed Draw Term Loan to Company pursuant to Section 2.1A(iii) and “Delayed Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate.
“Delayed Draw Term Loan Upfront Fee” has the meaning assigned to that term in Section 2.3A(iii).
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Person” has the meaning assigned to that term in the definition of “Subsidiary”.
“Designated Non-Wholly-Owned Subsidiaries” means Subsidiaries of Company which are (a) not wholly-owned by Company or another wholly-owned Subsidiary of Company and (b) either (i) listed on Schedule 5.1 annexed hereto or (ii) formed or acquired after the Closing Date and designated by Company as a “Designated Non-Wholly-Owned Subsidiary” in a written notice to Administrative Agent, provided that such Investment in Designated Non-Wholly-Owned Subsidiaries is subject to the limitations of Section 7.3(vi). A Subsidiary of Company may cease to be a Designated Non-Wholly-Owned Subsidiary if (i) Company shall have notified Administrative Agent in writing that such Subsidiary shall no longer constitute a Designated Non-Wholly-Owned Subsidiary and (ii) the provisions of Section 6.7 shall have been complied with in respect of such Subsidiary.
“Disqualified Equity Interests” means any equity interest that, by its terms (or by the terms of any Security or other equity interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other equity interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance; provided that if such equity interests are issued pursuant to a plan for the benefit of employees of Company or its Subsidiaries or by any such plan to such employees, such equity interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution” means (a) each bank, financial institution or other institutional lender identified on a list made available to the Administrative Agent on or prior to May 9, 2013 and (b) any Competitor; provided that any Person shall not be a Disqualified Institution pursuant to clause (b) until the date that is two Business Days after the date such Person is specifically identified by Company to Administrative Agent in writing. Notwithstanding the foregoing, any list of Disqualified Institutions shall be required to be available to any Lender that requests a copy of such list from the Administrative Agent.

“Dollars” and the sign “$” mean the lawful money of the United States.
“Domestic Subsidiary” means a Subsidiary of Company organized under the laws of the United States, any state thereof or the District of Columbia.
“Drawing” has the meaning assigned to that term in Section 3.5B.
“Eligible Assignee” means (A) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; and (B) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor; provided that (i) neither Company nor any Affiliate of Company shall be an Eligible Assignee, in each case except to the extent permitted by Section 2.13 and (ii) no Disqualified Institution shall be an Eligible Assignee.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by Company or any of its Subsidiaries (i) in the ordinary course of such Person’s business or (ii) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law (for purposes of this definition, “Claims”), including (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Third Party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
“Environmental Laws” means any and all present and future laws, statutes, ordinances, rules, regulations, requirements, restrictions, permits, orders, and determinations of any Governmental Authority that have the force and effect of law, and that pertain to pollution (including hazardous, toxic or dangerous substances), natural resources or the environment, whether federal, state, or local, domestic or foreign including environmental response laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 and as the same may be further amended (hereinafter collectively called “CERCLA”).
“Equipment Notes” means one or more promissory notes evidencing Indebtedness incurred by Company or any of its Subsidiaries in connection with the purchase of equipment, which Indebtedness is secured solely by such equipment and the proceeds thereof and which Indebtedness and Liens are permitted under Sections 7.1 and 7.2, respectively.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Company or any of its Subsidiaries within the meaning of Section 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977 and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means any of the following events or occurrences:
(i) any reportable event, as defined in Section 4043 of ERISA, with respect to a Pension Plan, as to which the PBGC has not waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event;
(ii) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan or the termination of any Pension Plan under Section 4041(c) of ERISA;
(iii) the filing of a notice under Section 4041(b) of ERISA of intent to terminate any Pension Plan if such termination would require additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA;
(iv) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings, in either case, by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan;
(v) the failure by Company, any of its Subsidiaries or any ERISA Affiliate to make a required contribution to any Pension Plan or Multiemployer Plan that would reasonably be expected to result in the imposition of a Lien under Section 430 of the Code or Section 303 or 4068 of ERISA, in any case, on any assets of Company or its Subsidiaries, or the arising of such a Lien; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA) with respect to any Pension Plan or Multiemployer Plan; or the filing or any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan or Multiemployer Plan; or a determination that any Pension Plan is in at-risk status under Section 303(i) of ERISA;
(vi) Company or any Subsidiary has engaged or is engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;
(vii) the complete or partial withdrawal of Company, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by Company, any of its Subsidiaries or any ERISA Affiliate of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA;
(viii) a withdrawal by Company, any of its Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), or a cessation of operation by Company, any of its Subsidiaries or any ERISA Affiliate which is treated as such a withdrawal under Section 4062(e) of ERISA;
(ix) Company, any of its Subsidiaries or any ERISA Affiliate incurring any liability to the PBGC under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than premiums under Section 4007 of ERISA); or

(x) receipt by Company, any of its Subsidiaries or any ERISA Affiliate from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Plan intended to qualify under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code.
“Event of Default” means each of the events set forth in Section 8.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Exchange Rate” means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the spot rate of exchange quoted by Administrative Agent in the New York foreign exchange market for the sale of such currency on such date.
“Excluded Domestic Subsidiary” means any Domestic Subsidiary substantially all of the assets of which consist of capital stock (or any other interest treated as equity for U.S. federal income tax purposes) of one or more direct or indirect Foreign Subsidiaries.
“Excluded Pro Forma Entity” means, for any period, (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) that is sold, transferred or otherwise disposed of by Company or any of its Subsidiaries to a Third Party during such period; provided that for purposes of calculating any consolidated financial information for any Excluded Pro Forma Entity to be used in determining the Net EBITDA Adjustment or Net Interest Adjustment for such period, financial information pertaining to any Person, property, business or asset that was related to such Excluded Pro Forma Entity but that was not disposed of by Company or such Subsidiary shall not be consolidated with the relevant financial information of the Excluded Pro Forma Entity and (ii) any Subsidiary of Company that is redesignated as an Unrestricted Subsidiary during such period.
“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Administrative Agent or required to be withheld or deducted from a payment to a Lender or Administrative Agent, (1) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (2) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Company under Section 2.10 or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (3) Taxes attributable to such Lender or Administrative Agent’s failure to comply with Section 2.7B(iii) and (4) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning assigned to that term in second recital hereto.
“Existing Lenders” has the meaning assigned to that term in the second recital hereto.
“Existing Letters of Credit” means the Letters of Credit listed on Schedule 3.7 annexed hereto.
“Extended L/C Obligations” means at any time with respect to any Extended Revolving Facility, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Extended Letters of Credit under such Extended Revolving Facility and (b) the aggregate amount of drawings under the Extended Letters of Credit under such Extended Revolving Facility that have not then been reimbursed.
“Extended Letters of Credit” means any letter of credit issued pursuant to an Extended Revolving Facility.
“Extended Revolving Credit Commitment” has the meaning assigned to that term in Section 2.15A(ii).
“Extended Revolving Credit Percentage” means as to any Extended Revolving Lender at any time under any Extended Revolving Facility, the percentage which such Lender’s Extended Revolving Credit Commitment under such Extended Revolving Facility then constitutes of the aggregate Extended Revolving Credit Commitments under such Extended Revolving Facility (or, at any time after such Extended Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Extended Revolving Extensions of Credit then outstanding pursuant to such Extended Revolving Facility constitutes of the amount of the aggregate Extended Revolving Extensions of Credit then outstanding pursuant to such Extended Revolving Facility).
“Extended Revolving Extensions of Credit” means as to any Extended Revolving Credit Lender at any time under any Extended Revolving Facility, an amount equal to the sum of (a) the aggregate principal amount of all Extended Revolving Loans made by such Lender pursuant to such Extended Revolving Facility then outstanding and (b) such Lender’s Extended Revolving Credit Percentage of the outstanding Extended L/C Obligations under any Extended Letters of Credit under such Extended Revolving Facility.
“Extended Revolving Facility” means the Extended Revolving Credit Commitments and the Extended Revolving Extensions of Credit made hereunder.
“Extended Revolving Lender” has the meaning assigned to that term in Section 2.15A(ii).
“Extended Revolving Loans” has the meaning assigned to that term in Section 2.15A(ii).
“Extended Term Lender” has the meaning assigned to that term in Section 2.15A(iii).
“Extended Term Loans” has the meaning assigned to that term Section in 2.15A(iii).

“Extension” has the meaning assigned to that term in Section 2.15A.
“Extension Amendment” has the meaning assigned to that term in Section 2.15C.
“Extension Offer” has the meaning assigned to that term in Section 2.15A.
“Facing Fee” has the meaning assigned to that term in Section 2.3C.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.
“Fees” means, collectively, the Commitment Fee, the Letter of Credit Fee, the Facing Fee and such other fees from time to time payable under or in connection with this Agreement and the other Loan Documents.
“Financial Condition Certificate” means a financial condition certificate substantially in the form of Exhibit XII.
“Financial Plan” has the meaning assigned to that term in Section 6.1(ix).
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other Lien on such Collateral and (ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to Section 7.2) to which such Collateral is subject.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year (or any other date to which such Fiscal Year-end is changed pursuant to Section 6.10).
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.
“Funded Debt”, as applied to any Person, means all Indebtedness for borrowed money of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.
“Funding and Payment Office” means (i) the office of Administrative Agent located at Eleven Madison Avenue, New York, NY 10010, Attention: Sean Portrait, Agency Manager,

Telephone No.: (919) 994-6369, Facsimile No.: (212) 322-2291, Email: agency.loanops@credit-suisse.com, or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.
“Funding Date” means the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).
“Funding Default” shall have the meaning provided in Section 2.9.
“GAAP” means generally accepted accounting principles, subject to the limitations on the application thereof set forth in Section 1.2 with respect to determinations in accordance with GAAP for purposes of the Consolidated Excess Cash Flow, Consolidated Leverage Ratio and Section 7, including defined terms as used therein.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning assigned to that term in Section 10.1E.
“Guarantee Obligations” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, Securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the Primary Obligor to make payment of such Indebtedness or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guaranties” means the Subsidiary Guaranty and any guaranty entered into by any Subsidiary of Company pursuant to Section 6.7A.
“Hazardous Materials” means any substance that is defined or listed as a hazardous, toxic, radioactive, contaminant or dangerous substance under any present or future Environmental Law or that is otherwise regulated or prohibited or subject to investigation or remediation under any present or future Environmental Law because of its hazardous, toxic, radioactive, contaminant, or dangerous properties, including (i) any substance that is a “hazardous substance” under CERCLA (as defined in the definition of “Environmental Laws”) and (ii) petroleum wastes or products.
“Hedge Agreement” means any (i) Interest Rate Agreement designed to hedge against fluctuations in interest rates, (ii) Currency Agreement designed to hedge against fluctuations in currency values and (iii) commodity swap, commodity hedging agreement or similar agreement designed to hedge against fluctuations in commodity prices.

“Included Pro Forma Entity” means, for any period, (i) any Person, property, business or asset (other than an Unrestricted Subsidiary) that is acquired by Company or any of its Subsidiaries from a Third Party during such period and not subsequently sold, transferred or otherwise disposed of by Company or such Subsidiary to a Third Party during such period; provided that for purposes of calculating any consolidated financial information for any Included Pro Forma Entity to be used in determining the Net EBITDA Adjustment or Net Interest Adjustment for such period, financial information pertaining to any Person, property, business or asset that was related to such Included Pro Forma Entity but that was not acquired by Company or such Subsidiary shall not be consolidated with the relevant financial information of the Included Pro Forma Entity and (ii) any Unrestricted Subsidiary that is redesignated as a Subsidiary of Company during such period.
“Increased-Cost Lender” has the meaning assigned to that term in Section 2.10A(i).
“Incremental Loan” means loans made pursuant to an Incremental Loan Commitment.
“Incremental Loan Commitment” means any Incremental Term Loan Commitment and/or any Incremental RL Commitment, as the context may require.
“Incremental Loan Commitment Agreement” means any Incremental Term Loan Commitment Agreement and/or any Incremental RL Commitment Agreement, as the context may require.
“Incremental Loan Commitment Date” means any Incremental Term Loan Funding Date or any Incremental RL Commitment Date, as the context may require.
“Incremental Loan Commitment Request Requirements” means, with respect to any request for an Incremental Loan Commitment made pursuant to Section 2.11 or 2.12, the satisfaction of each of the following conditions on the date of such request: (i) no Potential Event of Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental Loan Commitments then requested had been incurred on such date of request) and all of the representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) Company shall be in compliance with the covenant contained in Section 7.6 for the four-Fiscal Quarter period most recently ended prior to the date of the request for Incremental Loan Commitments, on a Pro Forma Basis, as if the relevant Loans to be made pursuant to such Incremental Loan Commitments (assuming the full utilization thereof) had been incurred on the first day of such four-Fiscal Quarter period; and (iii) no unfunded Incremental Term Loan Commitments are then outstanding, unless the full amount of such Incremental Term Loan Commitments will be utilized on the date of the effectiveness of the Incremental Term Loan Commitment Agreement to be entered into in connection with the Incremental Term Loan Commitments of the new Tranche then being requested.
“Incremental Loan Commitment Requirements” means, with respect to any provision of an Incremental Loan Commitment on a given Incremental Loan Commitment Date, the satisfaction of each of the following conditions on the effective date of the respective Incremental Loan Commitment Agreement: (i) no Potential Event of Default or Event of Default then exists or would result therefrom (for purposes of such determination, assuming the relevant Loans in an aggregate principal amount equal to the full amount of Incremental Loan Commitments then provided had been incurred on such date of effectiveness) and all of the representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided that, with respect to

Incremental Loan Commitments being utilized to fund an Acquisition permitted by Section 7.7(ii), such representations and warranties shall be subject to customary Sungard limitations; (ii) calculations are made by Company demonstrating compliance with the covenant contained in Section 7.6 for the for the four-Fiscal Quarter period most recently ended prior to such date of effectiveness, on a Pro Forma Basis, as if the relevant Incremental Loans to be made pursuant to such Incremental Loan Commitments (assuming the full utilization thereof) had been incurred on the first day of such four-Fiscal Quarter period; (iii) the delivery by Company to Administrative Agent of an officer’s certificate executed by a Responsible Officer of Company and certifying as to compliance with preceding clauses (i) and (ii) and containing the calculations (in reasonable detail) required by preceding clause (ii); (iv) the delivery by Company to Administrative Agent of an acknowledgement in form and substance reasonably satisfactory to Administrative Agent and executed by each Subsidiary Guarantor, acknowledging that such Incremental Loan Commitment and all Incremental Loans and other Obligations subsequently incurred pursuant to such Incremental Loan Commitment shall constitute (and be included in the definition of) “Guarantee Obligations” under the Subsidiary Guaranty; (v) the delivery by Company and its Subsidiaries of such technical amendments, modifications and/or supplements to the respective Collateral Documents as are reasonably requested by Administrative Agent to ensure that the additional Obligations to be incurred pursuant to the Incremental Loan Commitments are secured by, and entitled to the benefits of, the relevant Collateral Documents, and each of the Lenders hereby agrees to, and authorizes Collateral Agent to enter into, any such technical amendments, modifications and/or supplements; (vi) the delivery by Company to Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to Administrative Agent, from counsel to the Loan Parties dated such date, covering such of the matters set forth in the opinions of counsel delivered to Administrative Agent on the Closing Date pursuant to Section 4.1L as may be reasonably requested by Administrative Agent; (vii) the delivery by Company and the other Loan Parties to Administrative Agent of such other officers’ certificates, board of director resolutions and evidence of good standing as Administrative Agent shall reasonably request; and (viii) Company shall have demonstrated to Administrative Agent’s reasonable satisfaction that the full amount of the relevant Loans to be made pursuant to such Incremental Loan Commitments (assuming the full utilization thereof) may be incurred without violating the terms of material Indebtedness of Company and its Subsidiaries (including, without limitation, the 2009 Senior Notes).
“Incremental RL Commitment” means, for any Lender, any commitment by such Lender to make Revolving Loans pursuant to Section 2.1A(ii) as agreed to by such Lender in the respective Incremental RL Commitment Agreement delivered pursuant to Section 2.12; it being understood, however, that on each date upon which an Incremental RL Commitment of any Lender becomes effective, such Incremental RL Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.12.
“Incremental RL Commitment Agreement” means each Incremental RL Commitment Agreement in the form of Exhibit XVIII (appropriately completed) executed in accordance with Section 2.12.
“Incremental RL Commitment Date” means each date upon which an Incremental RL Commitment under an Incremental RL Commitment Agreement becomes effective as provided in Section 2.12B.
“Incremental RL Lender” has the meaning assigned to that term in Section 2.12B.
“Incremental Term Loan” has the meaning assigned to that term in Section 2.1A(iv).
“Incremental Term Loan Commitment” means, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.11, in such amount as agreed to by such Lender in the respective Incremental Term Loan Commitment Agreement and as set forth opposite such Lender’s name in Schedule 2.1 (as modified in accordance with Section 2.11) directly below the column entitled “Incremental Term Loan Commitment”, as the same may be terminated pursuant to Section 2.4B or Section 8.

“Incremental Term Loan Commitment Agreement” means each Incremental Term Loan Commitment Agreement in the form of Exhibit XVII (appropriately completed) executed in accordance with Section 2.11.
“Incremental Term Loan Funding Date” means, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 2.1A(iv) and as otherwise permitted by Section 2.11.
“Incremental Term Loan Lender” shall have the meaning provided in Section 2.11B.
“Incremental Term Loan Maturity Date” means, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement relating thereto, provided that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.
“Indebtedness”, as applied to any Person, means (i) all indebtedness of such Person for borrowed money and all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet of such Person in conformity with GAAP, (iii) any obligation incurred by such Person in connection with banker’s acceptances and the maximum aggregate amount from time to time available for drawing under all outstanding letters of credit issued for the account of such Person together, without duplication, with the amount of all honored but unpaid drawings and/or unreimbursed payments thereunder, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price (a) is due more than six months from the date of incurrence of the obligation in respect thereof and (b) would be shown on the liability side of the balance sheet of such Person in accordance with GAAP, (v) all monetary obligations of such Person under Hedge Agreements (it being understood that monetary obligations under Interest Rate Agreements and Currency Agreements other than Hedge Agreements constitute Investments and not Indebtedness), and (vi) all indebtedness referred to in clauses (i) through (v) above secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided that the term “Indebtedness” shall in no event include any trade payables or accrued expenses arising in the ordinary course of business. For the avoidance of doubt, the 2009 Senior Notes shall not be considered Indebtedness hereunder if at the time of determination a satisfaction and discharge of the 2009 Senior Notes in accordance with the terms of Section 401 of the 2009 Senior Notes Indenture shall have been consummated.
“Indemnified Person” has the meaning assigned to that term in Section 10.2A.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Term Loan Commitment” means, at any time, the commitment of a Lender to make an Initial Term Loan to Company pursuant to Section 2.1A(i), and “Initial Term Loan Commitments” means such commitments of all Lenders in the aggregate.
“Initial Term Loan Maturity Date” means June 3, 2019 or such earlier date on which the Initial Term Loans may become due and payable hereunder pursuant to Section 2.4B or Section 8; provided, however, that the Initial Term Loan Maturity Date shall be September 1, 2016 if all of the 2009 Senior Notes are not repaid in full or extended, renewed or refinanced with 2009 Senior Note

Refinancing Debt in accordance with Section 7.1(vi) on or prior to September 1, 2016; provided, further, that if any such day is not a Business Day, the Initial Term Loan Maturity Date shall be the Business Day immediately succeeding such day.
“Initial Term Loans” means the Loans made by Lenders to Company pursuant to Section 2.1A(i); provided that after the conversion of Delayed Draw Term Loans into Initial Term Loans pursuant to a DDTL Conversion as contemplated by Section 2.1F, such converted Delayed Draw Term Loans shall be deemed to be Initial Term Loans for all purposes of this Agreement and the other Loan Documents (other than for purposes of Sections 2.1A(i) and (iii), Section 2.4B(iii)(h), Section 2.5A, Section 4.4 and Section 5.9A).
“Intellectual Property” means all of the following in any jurisdiction that are owned, licensed, used or otherwise controlled by Company or any of its Subsidiaries: (i) patents, patent applications and patent disclosures as well as any reissues, continuations, continuation in part, division, revisions, extensions or reexaminations thereof; (ii) trademarks, services marks, certification marks, trade dress, design rights, trade names, brand names, slogans, logos and other indicia of origin, Internet domain names, and corporate names (and all translations, adaptations, derivations, and combinations of the foregoing), together with all of the goodwill associated therewith; (iii) copyrights and copyrightable works; (iv) registrations, applications for registration and any renewals or extensions for any of the assets set forth in (i) through (iii) above; (v) computer software (including source code and object code), data, databases and documentation thereof; (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable) and whether or not reduced to practice), know how, manufacturing, production, design, and merchandising processes and techniques, research and development information, industry analyses, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, business and marketing plans and customer and supplier lists and related information; all other writings, compilations and other works, whether copyrightable or not; (vii) all other intellectual property and industrial property rights recognized under applicable law; (viii) all rights to sue for past, present and future infringement or misappropriation of any of the foregoing; (ix) contractual obligations, whether written or oral, granting any right title and interest in or relating to any other Intellectual Property; and (x) all proceeds of any of the foregoing, including license royalties and other income and damages and other proceeds of suit.
“Interest Payment Date” means (i) with respect to any Base Rate Loan, March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date; provided that if such date is not a Business Day, the Interest Payment Date shall be the immediately succeeding Business Day thereafter, and (ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
“Interest Period” has the meaning assigned to that term in Section 2.2B.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.
“Interest Rate Determination Date” means with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.
“Investment” means (i) any purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of, any other Person (other than a Person that prior to such purchase or acquisition was a Subsidiary of Company), (ii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any Third Party, including all indebtedness and accounts receivable from that Third Party that are not current assets or did not arise from sales to that Third Party in the ordinary course of business, (iii) the designation of any Person as an Unrestricted Subsidiary, or (iv) any monetary obligations under Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be (A) the original cost of such Investment (determined, in the case of an Investment described in clause (iii) above, as provided in the definition of “Subsidiary”, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus (B) the lesser of (1) the aggregate amount of any repayments, redemptions, dividends or distributions thereon or proceeds from the sale thereof, in each case to the extent of Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) actually received by Company or the applicable Subsidiary of Company, and (2) the aggregate amount described in the immediately preceding clause (A).
“Investors” means Oaktree Capital Management, L.P. and MTS Health Investors LLC.
“IP Collateral” means the intellectual property Collateral under the Security Agreement.
“Issuing Lender” means, (i) with respect to any Existing Letter of Credit, Deutsche Bank Trust Company Americas and (ii) with respect to any Letter of Credit, Deutsche Bank AG, New York Branch or such other Lender which agrees to issue such Letter of Credit hereunder; provided that any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Loan Documents).
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, Other Term Loans, any Extended Term Loan or any Extended Revolving Credit Commitment, in each case as extended in accordance with this Agreement from time to time.
“L/C Supportable Obligations” means (i) obligations of Company or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) other obligations of Company or any of its Subsidiaries not prohibited by the terms of this Agreement (other than obligations in respect of (x) the 2009 Senior Notes, (y) any Indebtedness or other obligations that are subordinated in right of payment to the Obligations and (z) any equity interests).
“Lead Arranger” means CS Securities (USA) LLC, Jefferies Finance LLC, SunTrust Robinson Humphrey, Inc. and Deutsche Bank Securities Inc. in their capacity as Lead Arrangers in connection with this Agreement.
“Lender” and “Lenders” means the persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to Section 10.1 and any Person that becomes a “Lender” hereunder pursuant to Section 2.11, 2.12, or 2.14; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Lender Counterparties” means and includes any Lender and any Affiliate thereof party to a Hedge Agreement (notwithstanding the respective Lender subsequently ceases at any time to be a Lender under this Agreement for any reason), together with such Lender’s or Affiliate’s successors and assigns (if any).
“Lending Office” means, as to any Lender, the offices of such Lender on Schedule 2.1 annexed hereto, or such other office or offices as such Lender may from time to time hereafter designate as such in a written notice delivered by such Lender to Company and Administrative Agent.
“Letter of Credit” or “Letters of Credit” has the meaning assigned to that term in Section 3.1A.
“Letter of Credit Back-Stop Arrangements” has the meaning assigned to that term in Section 3.3B.
“Letter of Credit Fee” has the meaning assigned to that term in Section 2.3B.
“Letter of Credit Usage” means, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.
“LIBOR” means, for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period. Notwithstanding any of the foregoing, LIBOR shall not at any time be less than 1.00% per annum.
“LIBOR Loans” means Loans bearing interest at rates determined by reference to LIBOR as provided in Section 2.2A.
“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or other similar encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof) and any other similar preferential arrangement having the practical effect of any of the foregoing.
“Loan” or “Loans” means one or more of the Term Loans or Revolving Loans, any extensions of credit under any Incremental RL Commitment, any extensions of credit under any Extended Revolving Credit Commitment or any combination thereof.
“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for Letters of Credit), the Guaranties, the Collateral Documents, any Incremental Loan Commitment Agreement, any Refinancing Amendment or any Extension Amendment.
“Loan Participant” has the meaning assigned to that term in Section 10.1.
“Loan Participant Register” has the meaning assigned to that term in Section 10.1.

“Loan Party” means Company, each Subsidiary Guarantor and each Subsidiary executing and delivering a Loan Document after the Closing Date pursuant to Section 6.7A, and “Loan Parties” means all such Persons, collectively.
“Management Investors” means the officers, directors and other members of Company’s management.
“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Adverse Effect” means (a) the occurrence of an event or condition that has had a material adverse change in, or a material adverse effect upon, the business, assets, operations, properties or financial condition of Company and its Subsidiaries taken as a whole or (b) a material impairment of (i) the rights and remedies of Administrative Agent or the Lenders under any Loan Document or (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents to which they are party.
“Material Foreign Subsidiary” means a Material Subsidiary that is not a Domestic Subsidiary.
“Material Subsidiary” means each Subsidiary of Company now existing or hereafter acquired or formed by Company which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Year accounted for more than 5% of the consolidated gross revenues of Company and its Subsidiaries or (ii) as at the end of such Fiscal Year, was the owner of more than 5% of Consolidated Total Assets.
“Maturity Date” shall mean, with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, with respect to Other Term Loans, the final maturity date as specified in the applicable Refinancing Amendment, and with respect to Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Offer; provided, that if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.
“Maximum Incremental Commitment Amount” shall mean, at any date of determination, the sum of (a)(i) $100,000,000 minus (ii) the sum of (x) the aggregate principal amount of Incremental Term Loan Commitments provided pursuant to Section 2.11 and (y) Incremental RL Commitments made pursuant to Section 2.12 prior to such date, in each case in reliance on this clause (a)(i); provided that the maximum amount deducted pursuant to this clause (a)(ii) shall not exceed $100,000,000, plus (b) an additional amount if, after giving effect to the incurrence of such additional amount, the Consolidated Leverage Ratio shall be less than or equal to 3.25:1.00, determined on a Pro Forma Basis as of the last day of the four-Fiscal Quarter period most recently ended prior to the date such Incremental Loan Commitment is provided, as if the loans under such Incremental Loan Commitments had been incurred on the first day of such four-Fiscal Quarter period and calculated in the case of any Incremental RL Commitments, assuming the full utilization thereof, whether or not actually utilized.
“Maximum Rate” has the meaning assigned to that term in Section 10.16.
“Minimum Extension Condition” has the meaning assigned to that term in Section 2.15B.
“Moody’s” has the meaning assigned to that term in the definition of “Cash Equivalents”.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument.
“Mortgage Policy” means a Lender’s title insurance policy (Form 1992).
“Mortgaged Property” means any Real Property having a fair market value of $3,500,000 or more and which is owned by Company or any other Loan Party and required to be subject to a Mortgage pursuant to Section 6.7B.
“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which Company, any of its Subsidiaries or any ERISA Affiliate has any liability, whether actual or contingent.
“NAIC” means the National Association of Insurance Commissioners.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, the gross Cash proceeds (including any Cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (i) transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such Asset Sale, (iii) the amount of such gross Cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) any net incremental Taxes that are or will be payable by Company, Company’s consolidated group or any Subsidiary of Company as a result of such Asset Sale; provided, however, that such gross proceeds shall not include any portion of such gross Cash proceeds which Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective Asset Sale), the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by Company or any of its Subsidiaries shall constitute Net Asset Sale Proceeds on such date received by Company and/or any of its Subsidiaries from such Asset Sale.
“Net Cash Proceeds” means for any event, the gross Cash proceeds (including any Cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and legal, advisory and other fees and expenses associated therewith) received from any such event.
“Net EBITDA Adjustment” means, for any period, an amount equal to (i) the sum of the aggregate of the amounts of Consolidated Adjusted EBITDA for any Included Pro Forma Entities (calculated for the entire such period for each such Included Pro Forma Entity as if such Included Pro Forma Entity had become an Included Pro Forma Entity on the first day of such period) minus (ii) the sum of the aggregate of the amounts of Consolidated Adjusted EBITDA for any Excluded Pro Forma Entities (calculated for the entire such period for each such Excluded Pro Forma Entity, including any portion thereof prior to the date on which it became an Excluded Pro Forma Entity).
“Net Interest Adjustment” means, for any period, an amount equal to (i) the sum of the aggregate of the amounts of Consolidated Interest Expense for any Included Pro Forma Entities (calculated for the entire such period for each such Included Pro Forma Entity, including any portion thereof prior to the date on which it became an Included Pro Forma Entity, in each case on a Pro Forma Basis as if any Indebtedness of such Included Pro Forma Entity that was incurred, assumed or prepaid in connection with the transaction pursuant to which it became an Included Pro Forma Entity had been incurred, assumed or prepaid on the first day of such period) minus (ii) the sum of the aggregate of the amounts of Consolidated Interest Expense for any Excluded Pro Forma Entities (calculated for the entire such period for each such Excluded Pro Forma Entity, including any portion thereof prior to the date on which it became an Excluded Pro Forma Entity).
“Non-Consenting Lender” has the meaning assigned to that term in Section 2.10A(iii).
“Non-Defaulting Lender” means and includes each Lender other than a Defaulting Lender.
“Notes” means one or more of the Term Notes or Revolving Notes or any combination thereof.
“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto delivered by Company to Administrative Agent pursuant to Section 2.1B with respect to a proposed borrowing.
“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Administrative Agent pursuant to Section 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.
“Notice of Intent to Cure” has the meaning assigned to that term in the last paragraph of Section 8.
“Notice Office” means the office of Administrative Agent located at Eleven Madison Avenue, New York, NY 10010, Attention: Sean Portrait, Agency Manager, Telephone No.: (919) 994-6369, Facsimile No.: (212) 322-2291, Email: agency.loanops@credit-suisse.com or such other office or person as Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Obligations” means all amounts owing to Administrative Agent, Collateral Agent, any Issuing Lender or any Lender pursuant to the terms of, or which may arise under, this Agreement, any other Loan Document, any Letter of Credit or any other document delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs and expenses, whether direct or indirect, absolute or contingent, due or to become due and whether now existing or hereafter incurred or created (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of Company or any of its Subsidiaries, whether or not allowed in such case or proceeding); provided that the Obligations shall not include any Excluded Swap Obligations.
“OFAC” has the meaning assigned to that term in Section 5.17.
“Offer” has the meaning assigned to that term in Section 2.13A(i).
“Offer Loans” has the meaning assigned to that term in Section 2.13A(i).
“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer), its president, one of its vice presidents, its chief financial officer, or its treasurer.
“Original Currency” has the meaning provided to that term in Section 10.19A.

“Other Connection Taxes” means, with respect to the Administrative Agent or Lender, Taxes imposed as a result of a present or former connection between such Administrative Agent or Lender and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Currency” has the meaning assigned to that term in Section 10.19A.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.10).
“Other Term Loan Commitments” shall mean one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.
“Other Term Loans” shall mean one or more Tranches of Term Loans that result from a Refinancing Amendment.
“Participant” has the meaning assigned to that term in Section 3.4A.
“PATRIOT ACT” has the meaning assigned to that term in Section 5.18.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any successor thereto.
“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and, in any case, with respect to which Company, any of its Subsidiaries or any ERISA Affiliate has any liability, whether actual or contingent.
“Permitted Encumbrances” means the following types of Liens:
(i) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that payment thereof is otherwise not, at the time, required by Section 6.3;
(ii) Liens in respect of property or assets imposed by law, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business, in each case so long as such Liens do not, individually or in the aggregate, have a Material Adverse Effect;
(iii) Liens (other than any Lien imposed pursuant to Section 430 of the Code or by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of payments for borrowed money);
(iv) Liens incurred in the ordinary course of business on securities to secure repurchase and reverse repurchase obligations in respect of such securities;

(v) Liens consisting of judgment or judicial attachment liens in circumstances not constituting an Event of Default under Section 8.8;
(vi) easements, rights-of-way, restrictions, minor defects or irregularities of title and other similar encumbrances not interfering in any material respect with the business of Company and its Subsidiaries, taken as a whole;
(vii) Liens securing obligations in respect of Capital Leases or Equipment Notes on the assets subject to such Capital Leases or Equipment Notes, as the case may be; provided that such Capital Leases and Equipment Notes are otherwise permitted hereunder;
(viii) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies with respect to deposit accounts or other funds maintained with a creditor depository institution; provided that applicable deposit account is not a cash collateral account;
(ix) any interest or title of a lessor, or secured by a lessor’s interest under, any lease permitted by this Agreement;
(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xi) Liens on goods the purchase price of which is financed by a trade Letter of Credit issued for the account of Company or any of its Subsidiaries; provided that such Lien secures only the obligations of Company or such Subsidiary in respect of such trade Letter of Credit to the extent permitted under this Agreement;
(xii) leases or subleases granted to others not interfering in any material respect with the business of Company and its Subsidiaries, taken as a whole; and
(xiii) with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to Administrative Agent in its reasonable discretion.
“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness (including any Registered Equivalent Notes) incurred by Company in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a junior basis to the Obligations, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness shall not mature, have a shorter Weighted Average Life to Maturity than, or have scheduled amortization, prior to the date that is 180 days following the maturity date of the Refinanced Debt at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans) and (iv) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to intercreditor arrangements reasonably satisfactory to Administrative Agent.
“Permitted Pari Passu Refinancing Debt” shall mean any secured Indebtedness (including any Registered Equivalent Notes) incurred by Company in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis with the Obligations, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (iii) the holders of such Indebtedness (or their representative) and Administrative Agent shall be party to intercreditor arrangements reasonably satisfactory to Administrative Agent.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the aggregate principal amount (or accreted value, if applicable) of the Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, fees, expenses and premium thereon and any make-whole payments applicable thereto and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, replacement, refunding, renewal or extension has a final stated maturity date equal to or later than the final stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (c) at the time thereof, no Potential Event of Default or Event of Default shall have occurred and be continuing, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add guarantors, obligors or security from that which applied to such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (e) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (f) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided that a certificate of a Responsible Officer of Company delivered to Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Company has determined in good faith that such terms and conditions satisfy the requirements of this clause (f) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies Company within three Business Days of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (g) such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is incurred by the Person or Persons who are the obligors of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended and (h) in the case of any Permitted Refinancing in respect of any Permitted Pari Passu Refinancing Debt or any Permitted Junior Priority Refinancing Debt, in each case, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements or mortgages permitted by and subject to intercreditor arrangements reasonably satisfactory to Administrative Agent.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness implemented pursuant to, and in accordance with the requirements of, a Permitted Refinancing.
“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness (including any Registered Equivalent Notes) incurred by Company in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) such Indebtedness shall not mature, have a shorter Weighted Average Life to Maturity than, or have scheduled amortization, prior to the date that is 180 days following the maturity date of the Refinanced Debt at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.
“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Company or any of its Subsidiaries sponsors or maintains, or to which Company or any of its Subsidiaries makes, is making or is obligated to make contributions, or to which Company or any of its Subsidiaries has any liability, whether actual or contingent, and includes any Pension Plan.
“Platform” has the meaning assigned to that term in Section 10.7.
“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, executed and delivered by Company, existing Subsidiary Guarantors (and by any additional Subsidiary Guarantor from time to time thereafter in accordance with Section 6.7), and Collateral Agent, substantially in the form of Exhibit XIII attached hereto, as such Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.
“Pledged Collateral” means the “Pledged Collateral” as defined in the Pledge Agreement.
“Pledged Subsidiary” means any direct or indirect Domestic Subsidiary of Company other than (i) any such Domestic Subsidiaries which own assets or have annual revenues of less than $100,000 individually and $1,000,000 collectively and (ii) any Excluded Domestic Subsidiary.
“Postponed Prepayments” has the meaning assigned to that term in Section 2.4B(iii)(b).
“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Prepayment Fees” has the meaning assigned to such term in Section 2.4B(i)(b).
“Prepayment Waiver Cutoff Date” has the meaning assigned to such term in Section 2.4B(iv)(c).
“Pricing Certificate” has the meaning assigned to that term in the definition of “Applicable Leverage Ratio”.
“Pricing Period” has the meaning assigned to that term in the definition of “Applicable Leverage Ratio”.
“Primary Obligor” has the meaning assigned to that term in the definition of “Guarantee Obligations”.
“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to Company. The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.
“Pro Forma Adjustment” means, for any period with respect to any Included Pro Forma Entity (other than an Unrestricted Subsidiary redesignated as a Subsidiary of Company, for which there shall be no Pro Forma Adjustment), the pro forma increase or decrease in the Consolidated Adjusted EBITDA of such Included Pro Forma Entity that Company in good faith predicts will occur as a result of reasonably identifiable and supportable net cost savings or additional net costs or a reasonably identifiable and supportable increase in sales volume, as the case may be, that will be realizable during such period by combining the operations of such Included Pro Forma Entity with the operations of Company and its Subsidiaries; provided that (i) so long as such net cost savings or additional net costs or increase in sales volume will be realizable at any time during such period it shall be assumed, for purposes of projecting such pro forma increase or decrease in such Consolidated Adjusted EBITDA, that such net cost savings or additional net costs or increase in sales volume will be realizable during the entire such period, (ii) any such pro forma increase or decrease in such Consolidated Adjusted EBITDA shall be without duplication of any net cost savings or additional net costs or increase in sales volume actually realized during such period and already included in such Consolidated Adjusted EBITDA and (iii) if the aggregate acquisition consideration in respect of any single Included Pro Forma Entity or group of related Included Pro Forma Entities exceeds 6% of Consolidated Total Assets determined on a Pro Forma Basis after giving effect to the acquisition of such Included Pro Forma Entity or Entities, then all pro forma increases in Consolidated Adjusted EBITDA attributable to such Included Pro Forma Entity or Entities on account of net cost savings or increases in sales volume, in the aggregate, will not exceed the greater of (x) an amount equal to 4% of Consolidated Adjusted EBITDA determined on a Pro Forma Basis after giving effect to the acquisition of such Included Pro Forma Entity or Entities and (y) an amount that would be allowed to be accounted for as an adjustment pursuant to Article II of Regulation S-X under the Securities Act in respect of such Included Pro Forma Entity or Entities.
“Pro Forma Adjustment Certificate” means a certificate of a Responsible Officer of Company delivered pursuant to Section 6.1(xii) or setting forth the information described in clause (d) of Section 6.1(iii).
“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance an Acquisition) after the first day of the relevant calculation period, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such calculation period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except (I) to the extent accompanied by a corresponding permanent commitment reduction or (II) consisting of revolving Indebtedness incurred to finance an Acquisition which is subsequently refinanced by Indebtedness included in clause (x) above) after the first day of the relevant calculation period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such calculation period, as the case may be, and (z) any Acquisition or Investment involving the acquisition of a Subsidiary (a “Specified Investment”) or any Asset Sale then being consummated as well as any other Acquisition or Specified Investment or any other Asset Sale if consummated after the first day of the relevant calculation period, and on or prior to the date of the respective Acquisition, Specified Investment, or Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:
(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Acquisitions or Specified Investments) incurred or issued after the first day of the relevant calculation period (whether incurred to finance an Acquisition or Specified Investment, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such calculation period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except (I) to the extent accompanied by a corresponding permanent commitment reduction or (II) consisting of revolving Indebtedness incurred to finance an Acquisition or Specified Investment which is subsequently refinanced by Indebtedness included in clause (x) above) permanently retired or redeemed or refinanced, in the case of revolving Indebtedness incurred to finance an

Acquisition or Specified Investment, after the first day of the relevant calculation period, shall be deemed to have been retired or redeemed on the first day of such calculation period, as the case may be, and remain retired through the date of determination;
(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
(iii) in making any determination of Consolidated Adjusted EBITDA on a Pro Forma Basis in respect of any Included Pro Forma Entity, Pro Forma Adjustments shall be made.
“Pro Forma Test Period” has the meaning assigned to that term in Section 7.7(ii).
“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to any designated Tranche of Term Loan Commitment or Tranche of Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender under that Tranche by (y) the aggregate Term Loan Exposure of all Lenders under that Tranche, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the aggregate Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), and (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.
“Proceedings” has the meaning assigned to that term in Section 6.1(vii).
“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Collateral Agent, desirable in order to create or perfect Liens on any IP Collateral.
“Public Lender” has the meaning assigned to that term in Section 10.7.
“Qualified Equity Interests” shall mean any equity interests that are not Disqualified Equity Interests.
“Real Estate” has the meaning assigned to that term in Section 6.1(xi)(1).
“Real Property” of any Person means all the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.
“Recovery Event” means the receipt by Company or any of its Subsidiaries (other than any Designated Non-Wholly-Owned Subsidiary) of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Company or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 6.4.
“Refinanced Debt” has the meaning assigned to that term in the definition of “Credit Agreement Refinancing Indebtedness”.
“Refinanced Term Loans” has the meaning assigned to that term in Section 10.6D.
“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to Administrative Agent and Company executed by each of (a) Company, (b) Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.14.
“Register” has the meaning assigned to that term in Section 2.1D(i).
“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Related Compliance Certificate” has the meaning assigned to that term in the definition of “Applicable Leverage Ratio”.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, attorneys, representatives and advisors of such Person and such Person’s Affiliates.
“Replacement Lender” has the meaning assigned to that term in Section 2.10B(ii).
“Replacement Term Loan” has the meaning assigned to that term in Section 10.6D.
“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans substantially concurrently with the incurrence by the Company or any Subsidiary of any debt financing having an effective interest cost or weighted average yield at the time of incurrence thereof (with the comparative determinations to be made by the Administrative Agent in good faith and in consultation with the Company consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in LIBOR or Base Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Term Loans at the time of incurrence thereof, including, without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans.
“Request for Issuance of Letter of Credit” means a request substantially in the form of Exhibit III annexed hereto delivered by Company to Administrative Agent pursuant to Section 3.3 with respect to the proposed issuance of a Letter of Credit.

“Required Prepayment Date” has the meaning assigned to that term in Section 2.4B(iv)(c).
“Requisite Class Lenders” means, at any time of determination (i) for the Class of Non-Defaulting Lenders having Revolving Loan Exposure, Non-Defaulting Lenders having or holding at least a majority of the aggregate Revolving Loan Exposure of all Non-Defaulting Lenders and (ii) for the Class of Non-Defaulting Lenders having Term Loan Exposure, Non-Defaulting Lenders having or holding at least a majority of the aggregate Term Loan Exposure of all Non-Defaulting Lenders.
“Requisite Lenders” means Non-Defaulting Lenders having or holding at least a majority of the sum of (i) the aggregate Term Loan Exposure of all Non-Defaulting Lenders plus (ii) the aggregate Revolving Loan Exposure of all Non-Defaulting Lenders. This definition and other voting-related provisions of this Agreement and the other Loan Documents are subject to the terms of Section 2.13B.
“Responsible Officer” means, with respect to any Person, its chief executive officer, president, or any vice president, managing director, treasurer, controller or other officer of such Person having substantially the same authority and responsibility; provided that, with respect to compliance with financial covenants, “Responsible Officer” means the chief financial officer, treasurer or controller of Company, or any other officer of Company having substantially the same authority and responsibility.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of common stock of Company or payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the 2009 Senior Notes, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or any Subordinated Indebtedness (but excluding any refinancing permitted under Section 7.1(vi), any Permitted Refinancing of any of the foregoing, and the Specified 2009 Senior Note Repurchase).
“Retained Excess Cash Flow” has the meaning assigned to that term in Section 2.4B(iii)(c).
“Retained Prepayment” has the meaning assigned to that term in Section 2.4B(iv)(c).
“Revolving Loan Commitment” means the commitment of a Lender to make Revolving Loans to Company pursuant to Section 2.1A(ii), as the same may be (x) reduced from time to time pursuant to Sections 2.4B(ii), 2.4B(iv)(e) and/or Section 8, (y) increased by the amount of any Incremental RL Commitment of such Lender pursuant to Section 2.12 or (z) adjusted from to time as a result of assignments to or from such Lender pursuant to Section 2.10 or 10.1B, and “Revolving Loan Commitments” means such commitments of all Lenders in the aggregate.
“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum, without duplication, of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit.
“Revolving Loan Maturity Date” means June 3, 2018 or such earlier date on which the Revolving Loan Commitments may be terminated pursuant to Section 2.4B or Section 8; provided, however, that the Revolving Loan Maturity Date shall be September 1, 2016 if all of the 2009 Senior Notes are not repaid in full or extended, renewed or refinanced with 2009 Senior Note Refinancing Debt in accordance with Section 7.1(vi) on or prior to September 1, 2016; provided, further, that if any such day is not a Business Day, the Revolving Loan Maturity Date shall be the Business Day immediately succeeding such day.
“Revolving Loans” means the Loans made by Lenders to Company pursuant to Section 2.1A(ii) and, unless the context shall otherwise require, includes Extended Revolving Loans and any Loans made under an Incremental RL Commitment.
“Revolving Loan Upfront Fee” has the meaning assigned to that term in Section 2.3A(ii).
“Revolving Notes” means (i) any promissory notes of Company issued pursuant to Section 2.1E to evidence the Revolving Loans of any Lenders and (ii) any promissory notes issued by Company pursuant to the last sentence of Section 10.1B(y)(ii) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.
“S&P” has the meaning assigned to that term in the definition of “Cash Equivalents”.
“Scheduled Incremental Term Loan Repayment” shall have the meaning provided in Section 2.4A(ii).
“Scheduled Incremental Term Loan Repayment Date” shall have the meaning provided in Section 2.4A(ii).
“Scheduled Initial Term Loan Repayment” shall have the meaning provided in Section 2.4A(i).
“Scheduled Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.4A(i).
“Scheduled Repayment” shall mean each Scheduled Initial Term Loan Repayment and each Scheduled Incremental Term Loan Repayment.
“Scheduled Repayment Date” shall mean each Scheduled Initial Term Loan Repayment Date and each Scheduled Incremental Term Loan Repayment Date.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Secured Obligations” has the meaning assigned to such term in the Security Agreement or the Pledge Agreement, as the case may be, unless otherwise expressly stated herein.
“Secured Parties” means, collectively, each of (i) the Lenders, (ii) Administrative Agent, (iii) Collateral Agent and (iv) the Lender Counterparties.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement” means the Security Agreement, dated as of the date hereof, executed and delivered by Company and existing Subsidiary Guarantors and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with Section 6.7, substantially in the form of Exhibit XVI hereto, as such Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.
“Significant Subsidiary” means each Subsidiary of Company now existing or hereafter acquired or formed by Company which, on a consolidated basis for such Subsidiary and its Subsidiaries, (i) for the most recent Fiscal Year accounted for more than 3% of the consolidated gross revenues of Company and its Subsidiaries or (ii) as at the end of such Fiscal Year, was the owner of more than 3% of Consolidated Total Assets.
“Solvent” means, with respect to any Person and its Subsidiaries on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries do not intend to, and do not believe that they will, on a consolidated basis, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature, and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s assets would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“SPV” has the meaning assigned to that term in Section 10.1E.
“Specified 2009 Senior Note Repurchase” has the meaning assigned to that term in Section 2.5D.
“Specified Investment” has the meaning assigned to that term in the definition of “Pro Forma Basis”.
“Stated Amount” of each Letter of Credit means, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.
“Subject Person” has the meaning assigned to that term in the definition of “Consolidated Net Income”.

“Subordinated Indebtedness” means any Indebtedness of Company which is subordinated in right of payment to the Obligations.
“Subsidiary” means, with respect to any Person, (i) any corporation of which more than 50% of the total voting power of shares of stock of any class or classes entitled (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person and/or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, limited liability company, association, joint venture or other business entity (x) of which more than 50% of the total equity interests is at the time owned or controlled, directly or indirectly, by that Person and/or one or more of the other Subsidiaries of that Person or a combination thereof or (y) the management of which is otherwise controlled, directly or indirectly, by such Person; provided that, with respect to Company or any of its Subsidiaries, the term “Subsidiary” shall not include any Unrestricted Subsidiary; and provided, further that Company shall be permitted from time to time to (i) designate any Unrestricted Subsidiary as a “Subsidiary” of Company hereunder by written notice to Administrative Agent, so long as (a) no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby and (b) the provisions of Section 6.7 shall have been complied with in respect of such newly-designated Subsidiary, or (ii) designate any Subsidiary of Company that is formed or acquired after the Closing Date, or any Person that, as a result of an acquisition after the Closing Date by Company or any of its Subsidiaries of any equity Securities of such Person, would otherwise be a Subsidiary of Company hereunder, to be an “Unrestricted Subsidiary” by written notice to Administrative Agent so long as (1) after giving effect to such designation as an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (X) the net worth of the Subsidiary or other Person so designated (the “Designated Person”) immediately prior to such designation (such net worth to be calculated, in the case of a Designated Person that is currently a Subsidiary of Company, without regard to any Obligations of such Subsidiary under the Subsidiary Guaranty) and (Y) the aggregate principal amount of any Indebtedness owed by the Designated Person to Company or any of its Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (X) above, on a consolidated basis in accordance with GAAP), Company shall be in compliance with the provisions of Section 7.3(vi), (2) no Subsidiary is a Subsidiary of such Unrestricted Subsidiary, (3) if requested by Administrative Agent, on or promptly after the date of designation of such Person as such Unrestricted Subsidiary, such Unrestricted Subsidiary shall enter into a tax sharing agreement with Company that provides (as determined by Company in good faith) for an appropriate allocation of tax liabilities and benefits, and (4) no recourse whatsoever (whether by contract or by operation of law or otherwise) may be had to Company or any of its Subsidiaries or any of their respective properties or assets for any obligations of such Unrestricted Subsidiary except to the extent that the aggregate maximum amount of such recourse constitutes (X) an Investment permitted under Section 7.3(vi) or (Y) a Guarantee Obligation permitted under Section 7.4(vii).
“Subsidiary Guarantor” means any Pledged Subsidiary (a) listed on Schedule 5.1 annexed hereto that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date and (b) that executes and delivers a counterpart of the Subsidiary Guaranty after the Closing Date pursuant to Section 6.7.
“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by existing Pledged Subsidiaries on the Closing Date and to be executed and delivered by additional Pledged Subsidiaries from time to time thereafter in accordance with Section 6.7A, substantially in the form of Exhibit XIV annexed hereto, as such Subsidiary Guaranty may thereafter be amended, supplemented or otherwise modified from time to time.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Syndication Date” means the earlier of (i) the 60th day following the Closing Date and (ii) that date upon which Administrative Agent determines in its sole discretion (and notifies Company) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 10. 1B) has been completed.
“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Commitment” means, at any time, with respect to any Lender the sum of the Initial Term Loan Commitment, Delayed Draw Term Loan Commitment, Other Term Loan Commitment and the Incremental Term Loan Commitment of that Lender at such time.
“Term Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the funding of the Term Loans, that Lender’s Term Loan Commitment and (ii) after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.
“Term Notes” means any promissory notes of Company issued pursuant to Section 2.1E to evidence the Term Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.
“Term Loans” means the Initial Term Loans, Delayed Draw Term Loans, Incremental Term Loans, Other Term Loans and Extended Term Loans.
“Terminated Lender” shall have the meaning provided in Section 2.10A.
“Third Party” means any Person other than Company or any of its Subsidiaries.
“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the Letter of Credit Usage.
“Tranche” means the respective facilities and commitments utilized in making Loans hereunder (i.e., whether Initial Term Loans, Revolving Loans, Other Term Loans made pursuant to one or more tranches designated pursuant to a Refinancing Amendment in accordance with the relevant requirements specified in Section 2.14, Extended Term Loans or Incremental Term Loans made pursuant to one or more tranches designated pursuant to the respective Incremental Term Loan Commitment Agreements in accordance with the relevant requirements specified in Section 2.11); provided that in the circumstances contemplated by Section 2.11C, Incremental Term Loans may be made part of a then existing Tranche of Term Loans.
“Transaction” means, collectively, (i) the consummation of the Closing Date Refinancing, (ii) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, the incurrence of Loans on the Closing Date and the use of proceeds thereof and (iii) the payment of all Transaction Costs in connection with the foregoing.

“Transaction Costs” means the fees, costs and expenses payable by Company in connection with the transactions contemplated by the Loan Documents on or before the Closing Date.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“Unfunded Pension Liability” means the excess (if any) of a Pension Plan’s “funding target” (as such term is defined in Section 430 of the Code), over such Pension Plan’s “value of plan assets” (as such term is defined in Section 430 of the Code), determined as of the valuation date of the most recent actuarial valuation of such Pension Plan in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code.
“United States” means the United States of America.
“Unpaid Drawing” has the meaning assigned to that term in Section 3.5A.
“Unreinvested Asset Sale Proceeds” means that portion, if any, of any Net Asset Sale Proceeds that shall not have been reinvested by Company and its Subsidiaries in the business of Company and its Subsidiaries within one year, or if the Company or any Subsidiary entered into a legally binding commitment to so reinvest such Net Asset Sale Proceeds prior to the expiration of such one year period, within 180 days following such one year period, after the receipt by Company or any of its Subsidiaries of such Net Asset Sale Proceeds.
“Unrestricted Investments” has the meaning assigned to that term in Section 7.3(vi).
“Unrestricted Subsidiary” means (i) the entities listed on Schedule 5.1 annexed hereto (and identified on such Schedule as an “Unrestricted Subsidiary”) and (ii) any Subsidiary of Company (determined without giving effect to the provisos set forth in the definition of “Subsidiary”) that is formed or acquired after the Closing Date and that is designated by Company as an “Unrestricted Subsidiary” as provided in the definition of “Subsidiary”; provided that an Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary if converted to a Subsidiary in accordance with the definition of “Subsidiary”.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.7B(iii)(b)(ii)(C).
“Voting Stock” means, with respect to any Person, Securities of such Person having ordinary voting power (without regard to the occurrence of any contingency) to vote in the election of directors of such Person.
“Waivable Mandatory Prepayment” has the meaning assigned to such term in Section 2.4B(iv)(c).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing:
(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by
(b) the sum of all such payments.

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Company to the Lenders). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Requisite Lenders shall so request, the Administrative Agent and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, the financial ratios and related definitions set forth in the Loan Documents shall be calculated, in each case, (i) without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (ii) to exclude the application of FAS 133, FAS 150 or FAS 123r (to the extent that the pronouncements in FAS 123r result in recording an equity award as a liability on the consolidated balance sheet of Company and its Subsidiaries in the circumstance where, but for the application of the pronouncements, such award would have been classified as equity). For the avoidance of doubt, notwithstanding any change in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Leases or otherwise reflected on the Company’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness.
1.3 Other Definitional Provisions and Rules of Construction. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.
A. References to “Sections” and “Sections” shall be to Sections and Sections, respectively, of this Agreement unless otherwise specifically provided.
B. The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
1.4 Exchange Rates. For purposes of this Agreement, the Exchange Rates in effect in respect of each Letter of Credit denominated in a currency other than Dollars shall be calculated on the date when any such Letter of Credit is issued, on the first Business Day of each month and at such other times as designated by Administrative Agent at any time when a Potential Event of Default or an Event of Default exists. Such Exchange Rate shall remain in effect until the same is recalculated by Administrative Agent as provided above and notice of such recalculation is received by Company, it being understood that until such notice is received, the Exchange Rate shall be that Exchange Rate as last reported to Company by Administrative Agent. Administrative Agent shall promptly notify Company and the Lenders of each such determination of the Exchange Rate.

SECTION 2 AMOUNTS AND TERMS OF COMMITMENTS AND LOANS
2.1 Commitments; Making of Loans; the Register; Notes.
A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans described in Sections 2.1A(i), 2.1A(ii) and 2.1(A)(iv).
(i) Initial Term Loans. Each Lender with an Initial Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Initial Term Loan Commitments to be used for the purposes identified in Section 2.5A. The original amount of each Lender’s Initial Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Initial Term Loan Commitments is $340,000,000; provided that each Initial Term Loan made by a Lender hereunder shall be subject to an original issue discount such that such Initial Term Loan will result in aggregate proceeds to Company in an amount equal to 99.5% of such Lender’s Initial Term Loan Commitment, which amount shall represent the amount of such Initial Term Loans to be made available by such Lender pursuant to Section 2.1C. Except as specified in the proviso to the immediately preceding sentence, all references herein to an “Initial Term Loan” or “Initial Term Loans”, to “principal”, the “principal amount” or the “outstanding principal amount” of any Initial Term Loan or Initial Term Loans and other terms of like import shall mean 100% of the Initial Term Loan Commitments (immediately prior to the incurrence of Initial Term Loans on the Closing Date). Company may make only a single drawing on the Closing Date under the Initial Term Loan Commitments and the Initial Term Loan Commitments (and the Initial Term Loan Commitment of each Lender) shall terminate in its entirety on the Closing Date (after giving effect to the making of the Initial Term Loans on such date). Amounts borrowed under this Section 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.
(ii) (a) Revolving Loans. Each Lender with a Revolving Loan Commitment severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period on and after the Closing Date to but excluding the Revolving Loan Maturity Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in Section 2.5B. The original amount of each Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $50,000,000; provided that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to Section 10.1B; and provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to Section 2.4B(ii) and Section 2.4B(iv)(e). Each Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this Section 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Maturity Date.
Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.
(iii) Delayed Draw Term Loans. Each Lender with a Delayed Draw Term Loan Commitment severally agrees to lend to Company on a date that is after the Closing Date and on or prior to the Delayed Draw Commitment Termination Date, an amount not exceeding its Pro Rata Share of the aggregate amount of the Delayed Draw Term Loan Commitments to be used for the purposes identified in Section 2.5D. The original amount of each Lender’s Delayed Draw Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Delayed Draw Term Loan Commitments is $80,000,000. All references herein to a “Delayed Draw Term Loan” or “Delayed Draw Term Loans”, to “principal”, the “principal amount” or the “outstanding principal amount” of any Delayed Draw Term Loan or Delayed Draw Term Loans and other terms of like import shall mean 100% of the Delayed Term Loan Commitments (immediately prior to the incurrence of Delayed Draw Term Loans). Company may make only a single drawing under the Delayed Draw Term Loan Commitments. Amounts borrowed under this Section 2.1A(iii) and subsequently repaid or prepaid may not be reborrowed.
(iv) Incremental Term Loans. Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees to make a term loan or term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to Company, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing on the respective Incremental Term Loan Funding Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of Company, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche on the respective Incremental Term Loan Funding Date. Once repaid, Incremental Term Loans may not be reborrowed. The Incremental Term Loan Commitments under a given Tranche (and the Incremental Term Loan Commitment of each Lender in respect of such Tranche) shall terminate in its entirety on the Incremental Term Loan Funding Date for such Tranche of Incremental Term Loans (after giving effect to the incurrence of the Incremental Term Loans of such Tranche on such date).
B. Borrowing Mechanics. Term Loans under a respective Tranche made on any Funding Date as Base Rate Loans or as LIBOR Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Revolving Loans made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans (whether Initial Term Loans, Delayed Draw Term Loans or Incremental Term Loans) or Revolving Loans to Company it shall deliver to Administrative Agent at the Notice Office a Notice of Borrowing no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan) or no later than 11:00 A.M. (New York City time) on any proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of such borrowing requested and whether the respective borrowing shall consist of Initial Term Loans, Delayed Draw Term Loans, Revolving Loans or Incremental Term Loans, and if Incremental Term Loans, the specific Tranche thereof, (iii) in the case of Revolving Loans not made on the Closing Date, whether such Loans shall be Base Rate Loans or LIBOR Loans, and (iv) in the case of any Loans requested to be made as LIBOR Loans, the initial Interest Period requested therefor. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in Section 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Administrative Agent telephonic notice of the required time of any borrowing under this Section 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date. Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of

Borrowing, written notice (or telephonic notice promptly confirmed in writing) of each proposed borrowing, of such Lender’s proportionate share thereof and of the other matters required by this Section 2.1B to be specified in the Notice of Borrowing.
Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this Section 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.
Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to matters to which Company is required to certify in the applicable Notice of Borrowing.
C. Disbursement of Funds. All Term Loans and Revolving Loans under this Agreement shall be made by Lenders with a Commitment under the respective Tranche of Loan simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular Tranche of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to Section 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent in Dollars not later than 1:00 P.M. (New York City time) on the applicable Funding Date in same day funds in Dollars, at the Funding and Payment Office for such Loans. Upon satisfaction or waiver of the conditions precedent specified in Sections 4.1 (in the case of Loans made on the Closing Date), 4.2 (in the case of all Loans other than Delayed Draw Term Loans) and 4.4 (in the case of Delayed Draw Term Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office for such Loans; provided that (i) if, on any Funding Date of Revolving Loans, there are Unpaid Drawings, then the proceeds of such Revolving Loans shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to Company as otherwise provided above and (ii) with respect to Delayed Draw Term Loans, to the extent that the Specified 2009 Senior Note Repurchase will be consummated on a date that is more than two Business Days after the date the Delayed Draw Term Loans are borrowed, the proceeds of such Delayed Draw Term Loans shall be held in an account with the Collateral Agent until such time as it receives a written notice from Company no earlier than two Business Days prior to the date the Specified 2009 Senior Note Repurchase is consummated, upon which time the proceeds of such Delayed Draw Term Loans shall be credited to the account of Company at the Funding and Payment Office.
Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount in Dollars on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such

Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent in Dollars, at the Federal Funds Effective Rate for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company, and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, all in Dollars, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this Section 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.
D. The Register.
(i) Company hereby designates Administrative Agent to serve as its agent, solely for the purposes of this Section 2.1D, to maintain, at its address referred to in Section 10.7, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans (whether or not separately evidenced by one or more Notes) of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender (in the case of any such Lender, only in respect of its Commitments and Obligations) at any reasonable time and from time to time upon reasonable prior notice.
(ii) Administrative Agent shall record in the Register the Term Loan Commitment and Revolving Loan Commitment and the Term Loans and Revolving Loans from time to time of each Lender and each repayment or prepayment in respect of the principal amount of the Term Loans or Revolving Loans of each Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent clearly demonstrable error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans.
(iii) Each Lender shall record on its internal records (including any Notes held by such Lender) the amount of each Term Loan and Revolving Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent clearly demonstrable error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
(iv) Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or the rights to the principal of, and interest on, any Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in Section 10.1B. Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Coincident with the delivery of such an Assignment Agreement to Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.
(v) Company hereby designates Administrative Agent to serve as its agent solely for purposes of maintaining the Register as provided in this Section 2.1D, and Company hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its Related Parties shall constitute Indemnified Persons for all purposes under Section 10.2.
E. Optional Notes. Upon the request of any Lender made through Administrative Agent (i) at least two Business Days prior to the Closing Date or the date the Delayed Draw Term Loans are borrowed by Company or (ii) at any time after the Closing Date, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.1) on the Closing Date or the date Delayed Draw Term Loans are incurred (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Term Loans or Revolving Loans, as the case may be, substantially in the form of Exhibit IV or Exhibit V annexed hereto, respectively, with appropriate insertions.
F. DDTL Conversions. On the date (the “DDTL Conversion Date”) of incurrence of the Delayed Draw Term Loans (immediately after giving effect thereto), all Delayed Draw Term Loans outstanding on such date shall be automatically (and without further action) converted into, and thereafter constitute, Initial Term Loans for all purposes of this Agreement and the other Credit Documents (other than for purposes of Sections 2.1A(i) and (iii), Section 2.4B(iii)(h), Section 2.5A, Section 4.4 and Section 5.9A), with such conversion to be effected in accordance with the following rules (each, a “DDTL Conversion”):
(i) the Delayed Draw Term Loans incurred on the DDTL Conversion Date (immediately prior to giving effect to the DDTL Conversion on such date) shall, upon the occurrence of the DDTL Conversion, be proportionately added to (and thereafter be deemed to constitute a part of) each then existing borrowing of Initial Term Loans, even though as a result thereof such newly-converted Initial Term Loans may (x) if initially incurred as LIBOR Loans, effectively have a shorter Interest Period than the then existing borrowings of outstanding Initial Term Loans to which they are added and (y) if initially incurred as Base Rate Loans, bear interest at a different rate than the existing borrowing or borrowings of Initial Term Loans to which they are added;
(ii) if requested by any Lender, Company shall pay to such Lender (x) if the Delayed Draw Term Loans incurred pursuant to a given DDTL Conversion were initially incurred as LIBOR Loans, such amounts necessary, as reasonably determined by such Lender, to compensate such Lender for “making” (by way of conversion) such Initial Term Loans during an existing Interest Period (rather than at the beginning of the respective Interest Period applicable to the existing borrowings of Initial Term Loans, based upon the rates then applicable thereto) and (y) if the Delayed Draw Term Loans incurred pursuant to a given DDTL Conversion were incurred as Base Rate Loans, such amounts necessary, as reasonably determined by such Lender, to equalize the interest rate applicable to the existing borrowings of Initial Term Loans of such Lender and the interest rate applicable to the newly-converted Initial Term Loans converted pursuant to such DDTL Conversion; and
(iii) the Administrative Agent shall (and is hereby authorized to) take all appropriate actions in connection with the DDTL Conversion to ensure that all Lenders with outstanding Initial Term Loans (after giving effect to the DDTL Conversion) participate in each borrowing of Initial Term Loans in accordance with its Pro Rata Share.

2.2 Interest on the Loans.
A. Rate of Interest. Subject to the provisions of Sections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made to maturity (whether by acceleration or otherwise) of such Loan at a rate determined by reference to the Base Rate or LIBOR. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to Section 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to Section 2.2D. Subject to the last proviso to the first paragraph of Section 2.2D, if on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.
(i) Subject to the provisions of Sections 2.2E and 2.7, the Term Loans shall bear interest through maturity, as follows:
(a) if a Base Rate Loan, then at a rate per annum which shall at all times be equal to the sum of the Base Rate plus the relevant Applicable Term Loan Base Rate Margin for the relevant Tranche of Term Loan, each as in effect from time to time; or
(b) if a LIBOR Loan, then at a rate per annum which shall at all times, during the Interest Period applicable thereto, be equal to the sum of LIBOR applicable to such Interest Period plus the relevant Applicable Term Loan LIBOR Margin for the relevant Tranche of Term Loan.
(ii) Subject to the provisions of Sections 2.2E and 2.7, the Revolving Loans shall bear interest through maturity as follows:
(a) if a Base Rate Loan, then at a rate per annum which shall at all times be equal to the sum of the Base Rate plus the Applicable Revolving Base Rate Margin; or
(b) if a LIBOR Loan, then at a rate per annum which shall at all times, during the Interest Period applicable thereto, be equal to the sum of LIBOR applicable to such Interest Period plus the Applicable Revolving LIBOR Margin.
B. Interest Periods. In connection with each LIBOR Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period or, with respect to the Loans of any Tranche, to the extent approved by each Lender with outstanding Loans and/or Commitments under such Tranche, a twelve month period (or solely in the case of the Initial Term Loans and Delayed Draw Term Loans (if any), the period commencing on the date such Initial Term Loans or Delayed Draw Term Loans were borrowed and ending on August 4, 2013) or, to the extent agreed to by Administrative Agent in its sole discretion, such other periods less than one month; provided that:
(i) the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

(ii) in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;
(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (v) and (vi) of this Section 2.2B, end on the last Business Day of a calendar month;
(v) no Interest Period with respect to any portion of any Tranche of Term Loans shall extend beyond the Maturity Date for such Tranche of Term Loans and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Maturity Date;
(vi) no Interest Period with respect to any portion of any Tranche of Term Loans shall extend beyond a date on which Company is required to make a Scheduled Repayment of principal of the respective Tranche of Term Loans, unless the sum of (a) the aggregate principal amount of such Tranche of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such Tranche of Term Loans that are LIBOR Loans with Interest Periods expiring on or before such date equals or exceeds the aggregate principal amount required to be paid in respect of such Tranche of the Term Loans on such date;
(vii) there shall be no more than 15 Interest Periods outstanding at any time (20 if any Incremental Term Loans are outstanding at such time); and
(viii) in the event Company fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.
C. Interest Payments. Subject to the provisions of Section 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Revolving Loans that are Base Rate Loans are prepaid pursuant to Section 2.4B, interest accrued on such Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).
D. Conversion or Continuation. Subject to the provisions of Section 2.6, (i) Company shall have the option to convert on any Business Day all or any part of its outstanding Term Loans or Revolving Loans under a single Tranche equal to $5,000,000 and integral multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis and (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, Company shall have the option to continue as a LIBOR Loan all or any portion of such Loan equal to $5,000,000 and integral multiples of $500,000 in excess of that amount; provided, however, that if, upon the expiration of any Interest Period applicable to any LIBOR Loan, Company shall have failed to give a Notice of

Conversion/Continuation with respect to such LIBOR Loan in accordance with this Section 2.2D, Company shall be deemed to have given a timely Notice of Conversion/Continuation electing to continue such LIBOR Loan as a LIBOR Loan with an Interest Period of one month; and provided, further, no partial conversion of a borrowing of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such borrowing to less than $5,000,000. Borrowings of LIBOR Loans resulting from this Section 2.2D shall be limited in number as provided in Section 2.1B.
Company shall deliver a Notice of Conversion/Continuation to Administrative Agent at the Notice Office no later than 11:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a LIBOR Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a LIBOR Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this Section 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this Section 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.
Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this Section 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.
Except as otherwise provided in Sections 2.6B, 2.6C and 2.6F, a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.
E. Default Interest. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans, the Notes, the Unpaid Drawings, or any Fees or other amounts owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate per annum equal to the greater of (x) the rate which is 2.00% in excess of the rate then borne by such Loans and (y) the rate which is 2.00% in excess of the rate otherwise payable under this Agreement for Base Rate Loans of the respective Tranche from time to time. Interest that accrues under this Section 2.2E shall be payable on demand. Payment or acceptance of the increased rates of interest provided for in this Section 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans bearing interest at a rate determined by reference to the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Loans and Base

Rate Loans bearing interest at a rate determined by reference to the Federal Funds Effective Rate or LIBOR, on the basis of a 360-day year, for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
2.3 Fees.
A. Commitment Fees; Upfront Fees. (i) Company agrees to pay to Administrative Agent, for distribution to each Non-Defaulting Lender having a Revolving Loan Commitment in proportion to that Lender’s Pro Rata Share, a commitment fee (the “Commitment Fee”) for the period from and including the Closing Date to and excluding the Revolving Loan Maturity Date equal to the daily excess of the Revolving Loan Commitments over the aggregate principal amount of outstanding Revolving Loans and Letter of Credit Usage multiplied by the Applicable Commitment Fee Percentage, such Commitment Fee to be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date (provided that if such date is not a Business Day, the Commitment Fee shall be payable the immediately succeeding Business Day thereafter), and on the Revolving Loan Maturity Date.
(ii) Company agrees to pay to each Lender with a Revolving Loan Commitment on the Closing Date, a fee equal to 0.50% of such Lender’s Revolving Loan Commitment (the “Revolving Loan Upfront Fee”), which Revolving Loan Upfront Fee shall be earned, due and payable in full on the Closing Date.
(iii) Company agrees to pay to each Lender with a Delayed Draw Term Loan Commitment on the Closing Date, a fee equal to 0.50% of such Lender’s Delayed Draw Term Loan Commitment (the “Delayed Draw Term Loan Upfront Fee”), which Delayed Draw Term Loan Upfront Fee shall be earned, due and payable in full on the Closing Date.
B. Company agrees to pay to Administrative Agent for distribution to each Non-Defaulting Lender having a Revolving Loan Commitment (based on each such Lender’s respective Pro Rata Share) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Revolving LIBOR Margin as in effect from time to time during such period on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (provided that if such date is not a Business Day, the Letter of Credit Fees shall be due and payable on the immediately succeeding Business Day thereafter) and on the first day on or after the termination of the Revolving Loan Commitment upon which no Letters of Credit remain outstanding.
C. Company agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500, it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (provided that if such date is not a Business Day, the Facing Fees shall be due and payable on the immediately succeeding Business Day thereafter) and upon the first day on or after the termination of the Revolving Loan Commitments upon which no Letters of Credit remain outstanding.
D. Other Letter of Credit Fees. Company agrees, with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder, to pay customary documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
E. Other Fees. Company agrees to pay to Administrative Agent such other fees in the amounts and at the times separately agreed upon between Company and Administrative Agent, as the case may be.
F. All computations of Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such Fees are payable.
2.4 Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under the Guaranties.
A. Scheduled Payments of Term Loans.
(i) Scheduled Payments of Initial Term Loans. In addition to any other mandatory repayments pursuant to this Section 2.4, on each date set forth below (each, a “Scheduled Initial Term Loan Repayment Date”), Company shall be required to repay the principal amount of Initial Term Loans, to the extent then outstanding, until the Initial Term Loans are paid in full, as set forth opposite each such date below (each such repayment, a “Scheduled Initial Term Loan Repayment”):

Scheduled Initial Term Loan Repayment Date	Scheduled Initial Term Loan Repayment

September 15, 2013	$1,050,000
December 15, 2013	$1,050,000
March 15, 2014	$1,050,000
June 15, 2014	$1,050,000
September 15, 2014	$1,050,000
December 15, 2014	$1,050,000
March 15, 2015	$1,050,000
June 15, 2015	$1,050,000
September 15, 2015	$1,050,000
December 15, 2015	$1,050,000
March 15, 2016	$1,050,000
June 15, 2016	$1,050,000
September 15, 2016	$1,050,000
December 15, 2016	$1,050,000
March 15, 2017	$1,050,000

Scheduled Initial Term Loan Repayment Date	Scheduled Initial Term Loan Repayment

June 15, 2017	$1,050,000
September 15, 2017	$1,050,000
December 15, 2017	$1,050,000
March 15, 2018	$1,050,000
June 15, 2018	$1,050,000
September 15, 2018	$1,050,000
December 15, 2018	$1,050,000
March 15, 2019	$1,050,000
Initial Term Loan Maturity Date	$395,850,000
; provided that the Scheduled Initial Term Loan Repayments set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Initial Term Loans in accordance with Section 2.4B(iv) and provided, further, that the Initial Term Loans and all other amounts owed hereunder with respect to the Initial Term Loans shall be paid in full on the Initial Term Loan Maturity Date, and the final installment payable by Company in respect of the Initial Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Initial Term Loans; provided that the amount of any such payment set forth above shall be adjusted to account for the addition of any Extended Term Loans to contemplate the reduction in the aggregate principal amount of any Initial Term Loans that were converted in connection with the incurrence of such Extended Term Loans.
(ii) Scheduled Payments of Incremental Term Loans. In addition to any other mandatory repayments pursuant to this Section 2.4, Company shall be required to make, with respect to each Tranche of Incremental Term Loans, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement (each such date, a “Scheduled Incremental Term Loan Repayment Date”, and each such repayment, as the same may be (x) reduced as provided in Section 2.4B(iv) or (y) increased as provided in Section 2.11C, a “Scheduled Incremental Term Loan Repayment”); provided that the Incremental Term Loans and all other amounts owed hereunder with respect to the Incremental Term Loans shall be paid in full on the Incremental Term Loan Maturity Date, and the final installment payable by Company in respect of the Incremental Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Incremental Term Loans.
B. Prepayments and Reductions in Revolving Loan Commitments.
(i) Voluntary Prepayments.
(a) Company may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of LIBOR Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Term Loans or Revolving Loans under a given Tranche on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $500,000 in excess of that amount (other than any such prepayment with proceeds received by Company in connection with its exercise of the Cure Right); provided that a LIBOR Loan may only be prepaid on the expiration of the Interest Period applicable thereto unless Company pays all amounts owing to Lenders under Section 2.6D. All payments received by the Administrative Agent after 12:00 Noon (New York City time), shall be deemed received on the next Business Day (or on the date of payment thereof, in the Administrative Agent’s sole discretion) and any applicable interest shall continue to accrue. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of prepayment in respect of all outstanding Loans delivered by Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Company (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such voluntary prepayment shall be applied as specified in Section 2.4B(iv).
(b) If the Company (x)(I) makes a voluntary prepayment of any Term Loan pursuant to Section 2.4B(i)(a) or (II) prepays, refinances, substitutes or replaces any Term Loan, in the case of each of clauses (x)(I) and (x)(II), in connection with a Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, in each case (x) and (y) on or prior to the date that is six months after the Closing Date then the Company shall pay to the Administrative Agent, for the ratable account of each of the Lenders holding Term Loans immediately prior to the consummation of such Repricing Transaction (including each Lender holding Term Loans immediately prior to the consummation of such Repricing Transaction that withholds its consent to such Repricing Transaction and is replaced as a Terminated Lender under Section 2.10), (I) in the case of clause (x), a prepayment premium equal to the 1.0% of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.0% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction (as applicable, the “Prepayment Fees”).
(ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent at the Notice Office (which notice Administrative Agent will promptly transmit to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount. Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share provided that a notice of reduction in respect of all outstanding Revolving Loan Commitments delivered by Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Company (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii) Mandatory Prepayments and Reductions in Commitments. Subject to the provisions of Section 2.4B(iv)(d), the Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in Section 2.4B(iv):
(a) Commitment Reductions. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.4, (x) the Revolving Loan Commitments (and the Revolving Loan Commitment of each Lender) shall terminate in their entirety on the Revolving Loan Maturity Date and (y) the Delayed Draw Term Loan Commitments (and the Delayed Draw Term Loan Commitment of each Lender) shall terminate in their entirety on the earlier of (i) date such Delayed Draw Term Loans are incurred (after giving effect to such incurrence) and (ii) the Delayed Draw Commitment Termination Date.
(b) Prepayments From Net Asset Sale Proceeds. No later than the fifth Business Day following the date on which any Net Asset Sale Proceeds become Unreinvested Asset Sale Proceeds, Company shall prepay its outstanding Term Loans in an aggregate amount equal to such Unreinvested Asset Sale Proceeds; provided that Company may in its sole discretion elect, pursuant to a written notice given by Company to Administrative Agent describing such election, to postpone any mandatory prepayments otherwise required to be made by Company pursuant to this Section 2.4B(iii)(b) (any such prepayment, until the time actually made, being “Postponed Prepayments”) until such time as the aggregate amount of Postponed Prepayments equals $10,000,000.
(c) Prepayments from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2013; provided that for the Fiscal Year ending December 31, 2013, Consolidated Excess Cash Flow shall be measured for the period from July 1, 2013 to the end of such Fiscal Year), Company shall, no later than the date on which Company has delivered or is required to deliver audited financial statements with respect to such Fiscal Year pursuant to Section 6.1(ii), prepay its outstanding Term Loans in an aggregate amount equal to (I) 50% of such Consolidated Excess Cash Flow; provided that (x) if the Consolidated Leverage Ratio shall be equal to or less than 3.00:1.00 but greater than 2.50:1.00 as of the last day of any such Fiscal Year, then the percentage referred to above shall be reduced to 25% and (y) if the Consolidated Leverage Ratio shall be equal to or less than 2.50:1.00 as of the last day of any such Fiscal Year, then the percentage referred to above shall be reduced to 0%; minus (II) voluntary prepayments of Term Loans made during such Fiscal Year or in the subsequent Fiscal Year prior to the date of any required prepayment pursuant to this Section 2.4B(iii)(c), provided that if an amount is deducted pursuant to this clause (II) in any Fiscal Year the same amount may not be deducted in the subsequent Fiscal Year. The portion of Consolidated Excess Cash Flow in respect of any Fiscal Year not required to be applied to prepay the Term Loans pursuant to this Section 2.4B(iii)(c) minus any amount deducted pursuant to clause (II) above, shall be deemed to be “Retained Excess Cash Flow”.
(d) Prepayments from Incurrences of Indebtedness. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.4, on each date after the Closing Date upon which Company or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Company or any of its Subsidiaries of Indebtedness (i) that is not permitted to be incurred pursuant to

Section 7.1 as in effect on the Closing Date or (ii) is intended to constitute Credit Agreement Refinancing Indebtedness in respect of any Tranche of Term Loans, an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied to prepay the Term Loans on such date as a mandatory repayment in accordance with the requirements of this Section 2.4B(iii).
(e) Prepayments from Recovery Events. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.4, on each date on or after the Closing Date upon which Company or any of its Subsidiaries (other than any Designated Non-Wholly-Owned Subsidiaries) receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $2,500,000), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied to prepay the Term Loans on such date as a mandatory repayment in accordance with the requirements of Section 2.4B(iv); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as Company has delivered a certificate to Administrative Agent on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within one year following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended), and provided, further, that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within one year after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as Company or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.4B(iii)(e) without regard to the immediately preceding proviso.
(f) Mandatory Prepayments Relating to Revolving Loan Commitments. On any day on which the Total Utilization of Revolving Loan Commitments exceeds the Revolving Loan Commitments then in effect (whether as a result of a reduction of Revolving Loan Commitments, a change in the applicable Exchange Rates pursuant to Section 1.4 or otherwise), Company shall prepay on such day the principal of Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans, the aggregate amount of the Letter of Credit Usage exceeds the Revolving Loan Commitments at such time, Company shall pay to Administrative Agent at the Funding and Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Usage at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of Company to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by Administrative Agent.
(g) Prepayments at Maturity. All then outstanding Loans of a respective Tranche shall be repaid by Company in full on the Maturity Date for such Tranche of Term Loans.
(h) Prepayments of Delayed Draw Term Loans. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 2.4, within two Business Days of the date the Specified 2009 Senior Note Repurchase is consummated, Company shall repay Delayed Draw Term Loans in an amount equal to the difference between (i) the amount of Delayed Draw Term Loan Commitment immediately prior thereto minus (ii) the principal amount of 2009 Senior Notes repurchased pursuant to the Specified 2009 Senior Note Repurchase (if any).

(iv) Application of Prepayments.
(a) Application of Voluntary Prepayments by Tranche of Loans and Order of Maturity. Any voluntary prepayments pursuant to Section 2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans of Company to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Revolving Loans to the full extent thereof, and second to repay outstanding Term Loans, with such amount to be allocated (other than in the case of and as provided in Section 2.4B(iv)(e) or as otherwise provided in any Refinancing Amendment, Extension Amendment or any Incremental Term Loan Commitment Agreement or as otherwise provided herein) among each of the outstanding Tranches of Term Loans on a pro rata basis (based upon the Pro Rata Share of the then outstanding principal amounts of the respective Tranches of Term Loans) to the full extent thereof. Any voluntary prepayment of any Tranche of Term Loans pursuant to Section 2.4B(i) shall be applied to prepay the Term Loans in the manner specified by Company and to reduce the relevant Scheduled Repayments of principal of such Tranche of Term Loans set forth in Section 2.4A(i) or 2.4A(ii), as applicable, in such order as Company shall direct.
(b) Application of Mandatory Prepayments of Term Loans and the Scheduled Repayments of Principal Thereof. Except as otherwise provided in any Refinancing Amendment, Extension Amendment or any Incremental Term Loan Commitment Agreement or as otherwise provided herein, any mandatory prepayments of Term Loans pursuant to Section 2.4B(iii) shall be applied to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and to reduce the relevant Scheduled Repayments of such Tranche of the Term Loans as set forth in Section 2.4A(i) or 2.4A(ii), as applicable, in direct order of maturity; provided that any mandatory prepayment of Term Loans pursuant to Section 2.4B(iii)(d) from the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied to solely to the Tranche of Term Loans being refinanced by such Credit Agreement Refinancing Indebtedness.
(c) Waiver of Certain Mandatory Prepayments. Anything contained herein to the contrary notwithstanding, other than in the case of any repayment of the Loans in full or with the proceeds of any Credit Agreement Refinancing Indebtedness, in the event Company is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans pursuant to Section 2.4B(iii)(b) through (e), (V) Company may, by written or telephonic notice (promptly confirmed in writing) given to Administrative Agent not less than three Business Days prior to the date (the “Required Prepayment Date”) on which Company is required to make such Waivable Mandatory Prepayment, elect to offer each Lender holding an outstanding Term Loan the option to refuse such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment, (W) in the event Company gives such notice to Administrative Agent, Administrative Agent will promptly notify each such Lender of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount, (X) each such Lender may exercise such option by giving written notice to Company and Administrative Agent of its election to do so on or before the first Business Day (the “Prepayment Waiver Cutoff Date”) prior to the Required Prepayment Date, (Y) on the Required Prepayment Date, Company shall pay to Administrative Agent an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option (it being understood that any Lender which does not notify Company and Administrative Agent of its election to exercise such option on or before the Prepayment Waiver Cutoff Date shall be deemed to have elected, as of the Prepayment Waiver Cutoff Date, not to exercise such option), which amount shall be applied to prepay the Term Loans of such Lenders in accordance with Section 2.4B(iv)(b), and (Z) Company shall be entitled to retain that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option (such amount being a “Retained Prepayment”) to be used for general corporate purposes.
(d) Application of Prepayments of Loans to Base Rate Loans and LIBOR Loans; Option to Defer Certain Mandatory Prepayments of LIBOR Loans. Considering Initial Term Loans, Revolving Loans and Incremental Term Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.6D; provided that anything contained in this Agreement to the contrary notwithstanding, in the event that (1) the application of any mandatory prepayment pursuant to Section 2.4B(iii) in accordance with the foregoing provisions of this Section 2.4B(iv) would result in the prepayment of all or any portion of a LIBOR Loan prior to the end of the Interest Period applicable thereto, and (2) no Potential Event of Default or Event of Default shall have occurred and be continuing, Company shall have the option to, by giving written notice (or telephonic notice promptly confirmed in writing) to Administrative Agent of its election to do so on or before the first Business Day prior to the date on which such prepayment would otherwise be required to be made, (x) if the remaining term of such Interest Period is less than three months, defer the making of such prepayment until the last day of such Interest Period or such earlier date as Company may specify in such notice or (y) deposit the amount of such prepayment otherwise required to be made hereunder into a cash collateral account to be established by Administrative Agent until the last day of such Interest Period at which time Administrative Agent shall, subject to the provisions of Section 2.4B(iv)(c), be authorized (without any further action by or notice to or from Company) to apply such amount to the prepayment of the Loans in accordance with Section 2.4B(iii).
(e) Additional Revolving Loan Commitment Reductions/Prepayments of Loans. In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Requisite Lenders as (and to the extent) provided in Section 10.6B, Company shall have the right, subject to obtaining the consents required by Section 10.6B, upon five Business Days’ prior written notice to Administrative Agent at the Notice Office (which notice Administrative Agent shall promptly transmit to each of the Lenders), to (x) terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.6D and Section 2.7 but excluding amounts owing in respect of any Tranche of Term Loans maintained by such Lender, if such Tranche of Term Loans are not being repaid pursuant to Section 10.6B) are repaid concurrently with the effectiveness of such termination (at which time Schedule 2.1 shall be deemed modified to reflect such changed amounts) and such Lender’s Pro Rata Share of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.6, 2.7, 3.5C, 3.6, 9.6, 10.2 and 10.5), which shall survive as to such repaid Lender and/or (y) repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.6D and Section 2.7), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Loan which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 10.6B, so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (y), (i) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to clause (x) above (at which time Schedule 2.1 shall be deemed modified to reflect the changed Revolving Loan Commitments) and (ii) such Lender’s Pro Rata Share of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to Administrative Agent and the respective Issuing Lenders and (B) the consents, if any, required by Section 10.6B in connection with the repayment pursuant to this clause (y) shall have been obtained; provided that each prepayment of any Tranche of Term Loans pursuant to this clause (y) shall reduce the then remaining Scheduled Repayments of the respective Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment of the respective Tranche after giving effect to all prior reductions thereto).
C. General Provisions Regarding Payments.
(i) Manner and Time of Payment. All payments by Company of principal, interest, Fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 3:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.
(ii) Application of Payments to Principal and Interest. Except as provided in Section 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.
(iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its applicable Lending Office or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the Commitment Fees of such Lender when received by Administrative Agent pursuant to Section 2.3. Notwithstanding the foregoing provisions of this Section 2.4C(iii), if, pursuant to the provisions of Section 2.6B, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fees hereunder, as the case may be.

D. Application of Proceeds of Collateral and Payments Under the Guaranties.
(i) Application of Proceeds of Collateral. All proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:
(a) To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;
(b) thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations for the ratable benefit of the holders thereof; and
(c) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
(ii) Application of Payments Under the Guaranties. All payments received by Administrative Agent under the Guaranties shall be applied promptly from time to time by Administrative Agent in the following order of priority:
(a) To the payment of the costs and expenses of any collection or other realization under the Guaranties, including reasonable compensation to Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;
(b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in such Guaranty) for the ratable benefit of the holders thereof; and
(c) thereafter, to the extent of any excess such payments, to the payment to the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
2.5 Use of Proceeds.
A. Initial Term Loans. The proceeds of the Initial Term Loans and the cash on hand of Company, shall be applied by Company to fund the Closing Date Refinancing Requirements and to pay any fees, expenses and premiums incurred in connection with the Specified 2009 Senior Note Repurchase.

B. Revolving Loans. The proceeds of the Revolving Loans shall be applied by Company for the working capital requirements and general corporate purposes of Company and its Subsidiaries (including the payment of any fees, expenses and premiums incurred in connection with the Specified 2009 Senior Note Repurchase).
C. Incremental Term Loans. The proceeds of Incremental Term Loans shall be utilized for general corporate purposes of Company and its Subsidiaries and as permitted under the terms of this Agreement.
D. Delayed Draw Term Loans. The proceeds of the Delayed Draw Term Loans shall be applied by Company solely to redeem a portion of the 2009 Senior Notes in accordance with the terms of the 2009 Senior Notes Indenture (the “Specified 2009 Senior Note Repurchase”).
2.6 Special Provisions Governing LIBOR Loans. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:
A. Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent clearly demonstrable error, be final, conclusive and binding upon all parties) the interest rate that shall apply to LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.
B. Inability to Determine Applicable Interest Rate, Illegality, etc. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by Administrative Agent):
(i) on any Interest Rate Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or
(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of LIBOR and/or (y) other circumstances arising since the Closing Date affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market (including that LIBOR with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan), excluding in the case of both (x) and (y), any such change in or new law or governmental rule, regulation, order, guideline or request or any circumstances relating to Taxes); or
(iii) at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (the “Affected Lender”) (or Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to Company and, except in the case of clause (i) above, to Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as Administrative Agent notifies Company and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by Company, (y) in the case of clause (ii) above, Company agrees to pay to such Affected Lender, upon such Affected Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Affected Lender in its sole discretion shall determine) as shall be required to compensate such Affected Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Affected Lender, showing in reasonable detail the basis for the calculation thereof, submitted to Company by such Affected Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (ii) above, Company shall take one of the actions specified in Section 2.6C as promptly as possible and, in any event, within the time period required by law.
For purposes of this Agreement (including, without limitation, this Section 2.6B, Section 2.7 and Section 3.6), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued.
C. Termination/Conversion of Affected LIBOR Loans. At any time that any LIBOR Loan is affected by the circumstances described in Section 2.6B(ii), Company may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.6B(iii), Company shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a borrowing, cancel such borrowing by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that Company was notified by the Affected Lender or Administrative Agent pursuant to Section 2.6B(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to Administrative Agent, require the Affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all Affected Lenders must be treated the same pursuant to this Section 2.6C.
D. Compensation For Breakage or Non-Commencement of Interest Periods. Company agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or Administrative Agent) a borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by Company or deemed withdrawn pursuant to Section 2.6B); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.4B(i) or as a result of an acceleration of the Loans pursuant to Section 8) or conversion of any of its LIBOR Loans under Section 2.2D occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Company; or (iv) as a consequence of (x) any other default by Company to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender, (y) any election made pursuant to Section 2.6C or (z) any DDTL Conversion.
E. Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.
F. LIBOR Loans After Default. If, after the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, Administrative Agent or Requisite Lenders have determined in its or their sole discretion not to permit the making or continuation of any Loans as, or the conversion of any Loans to, LIBOR Loans and Administrative Agent has so notified Company in writing (i) Company may not elect to have any Loans be made as or converted to LIBOR Loans or elect to have any outstanding LIBOR Loans continued as such after the expiration of the Interest Periods then in effect for such LIBOR Loans, and (ii) subject to the provisions of Section 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation in respect of LIBOR Loans that has not yet occurred shall be deemed to be rescinded by Company.
2.7 Increased Costs; Capital Adequacy.
A. Compensation for Increased Costs. In the event that any Lender shall reasonably determine (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) that the introduction or adoption (after the Closing Date) of any law, treaty or governmental rule, regulation or order, or that any change (after the Closing Date) in any law, treaty or governmental rule, regulation or order or in the interpretation, administration or application thereof, or that any determination (after the Closing Date) by a court or Governmental Authority, or that compliance by such Lender with any guideline, request or directive issued or made (after the Closing Date) by any central bank or other Governmental or quasi-Governmental Authority (whether or not having the force of law), in any such case:
(i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or
(ii) subjects any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (2) through (4) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender (or its applicable Lending Office) or its obligations hereunder or the London interbank market for Dollars;
and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable Lending Office) with respect thereto; then, in any such case, Company shall pay to such Lender, promptly after receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.7A, which statement shall be conclusive and binding upon all parties hereto absent clearly demonstrable error.
For purposes of this Agreement (including, without limitation, Section 2.6B and this Section 2.7), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued.
B. Withholding of Taxes.
(i) Payments to Be Free and Clear. All sums payable by Company (or any other Person making a payment on behalf of Company) under this Agreement and the other Loan Documents shall, except to the extent required by law (including, for the avoidance of doubt, any regulation, rule, treaty or other governmental requirement), be paid free and clear of, and without any deduction or withholding on account of, any Tax.
(ii) Payments Subject to Taxes. If Company (or any other Person making a payment on behalf of Company) is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:
(a) Company shall pay the amount of such Tax to the appropriate taxing or other authority;
(b) to the extent such Tax is an Indemnified Tax, Company shall pay additional amounts to Administrative Agent or such Lender so that, after the making of such deduction or withholding, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction or withholding been made;
(c) to the extent such Tax is an Indemnified Tax, Company shall indemnify each Lender against the amount of any such Tax levied or imposed on and paid by such Lender; and
(d) within 30 days or as promptly as practicable after payment of any Tax pursuant to clause (a) above, Company shall deliver to Administrative Agent a receipt from the relevant taxing or other authority.
(e) If Company pays any indemnity or additional amount under this Section 2.7B(ii) to Administrative Agent or Lender and such Administrative Agent or Lender determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund of Indemnified Taxes for which it was indemnified or received additional amounts, such Administrative Agent or Lender shall pay to Company the amounts of such refund; provided, however, that (i) the Administrative Agent or Lender may determine, in its sole discretion consistent with the policies of such Administrative Agent or Lender, whether to seek such refund; (ii) to the extent that any Taxes are imposed on Administrative Agent or Lender as a result of a disallowance or reduction of such refund, such Taxes shall be treated as a Tax for which Company is obligated to indemnify such Administrative Agent or Lender pursuant to this Section 2.7B(ii); and (iii) nothing in this Section 2.7B(ii) shall require Administrative Agent or Lender to disclose any confidential information to Company (including, without limitation, its tax returns).
(iii) Status of Lenders.
(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Company and the Administrative Agent, at the time or times reasonably requested by Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Company or the Administrative Agent as will enable Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7B(iii)(b)(i), 2.7B(iii)(b) (ii) and 2.7B(iii)(b)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b) Without limiting the generality of the foregoing,
(i) any Lender that is a U.S. Person shall deliver to Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Company or the Administrative Agent), whichever of the following is applicable:
(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B) executed originals of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit VI-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(D) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit VI-2 or Exhibit VI-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit VI-4 on behalf of each such direct and indirect partner;
(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Company or the Administrative Agent as may be necessary for Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Company and the Administrative Agent in writing of its legal inability to do so.

C. Capital Adequacy Adjustment. If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender (or its applicable Lending Office) or any corporation controlling such Lender based on the existence of such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder, then Company agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.7C shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.7C, will give prompt written notice thereof to Company, which notice shall show in reasonable detail the basis for calculation of such additional amounts.
2.8 Notice of Certain Costs; Obligation of Lenders and Issuing Lenders to Mitigate.
A. Notwithstanding anything in this Agreement to the contrary, to the extent Section 2.6, 2.7 or 3.6 requires any Lender or Issuing Lender to give notice to Company of an event or a condition that would entitle such Lender or Issuing Lender to receive payments under Section 2.6, 2.7 or 3.6, as the case may be, in the event such notice is given by such Lender or Issuing Lender more than 180 days after such Lender or Issuing Lender has knowledge of the occurrence or existence of such event or circumstance, such Lender or Issuing Lender shall not be entitled to receive any such payments under Section 2.6, 2.7 or 3.6, as the case may be, in respect of the period ending on the Business Day immediately preceding the date on which such notice is given to Company.
B. Each Lender and Issuing Lender agrees that, if an event occurs or a condition arises that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under Section 2.7 or Section 3.6, it will, if so requested by Company, use reasonable efforts (subject to overall policy considerations of such Lender) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit (or participations therein) of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to Section 2.7 or Section 3.6 would be materially reduced and if the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit (or participations therein) through such other lending or letter of credit office would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit (or participations therein) or cause such Lender or Issuing Lender to suffer any economic, legal or regulatory disadvantage, each as determined in the Lender’s sole discretion; provided that nothing in this Section 2.8 shall affect or postpone any of the Obligations of Company or the rights of any Lender provided in Section 2.6C, 2.6F, 2.7 or 3.6.
2.9 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender (a “Defaulting Lender”) (A) defaults in (for a period of two Business Days or more), or notifies Administrative Agent, any Issuing Lender and/or any Loan Party that it does not intend to comply with (in circumstances where such non-compliance would constitute a breach of, and excluding a good faith dispute with respect to), its obligation to fund (or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit) (1) any Revolving Loan (a “Defaulted

Revolving Loan”), in accordance with Section 2.1, or (2) its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.4C or 3.5, unless such Lender notifies Administrative Agent and Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (B) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (B) upon receipt of such satisfactory written confirmation by the Administrative Agent and the Borrower), (C) has failed, within two Business Days after request by the Administrative Agent, to pay any amounts owing to the Administrative Agent or the other Lenders or (D) (I) becomes, or has a direct or indirect parent company that becomes, the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority (II) has a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (III) has taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a regulatory authority (the events described in preceding clauses (A) and (D), a “Funding Default”), then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents (other than for purposes of voting on matters of the type described in clause (i) of the first proviso to Section 10.6A), (ii) to the extent permitted by applicable law, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (a) any voluntary prepayment of the Revolving Loans pursuant to Section 2.4B(i) shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Loan Exposure of such Defaulting Lender were zero, and (b) any mandatory prepayment of the Revolving Loans pursuant to Section 2.4B(iii) shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b), (iii) such Defaulting Lender’s Revolving Loan Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Commitment Fee payable to Lenders pursuant to Section 2.3A in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Commitment Fee pursuant to Section 2.3A with respect to such Defaulting Lender’s Revolving Loan Commitment in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Total Utilization of Revolving Loan Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender.
For purposes of this Agreement, (I) “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (A) the date on which all Revolving Loan Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (B) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Revolving Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Revolving Loans in accordance with the terms of this Section 2.9 or by a combination thereof) and (2) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Revolving Loan Commitment, and (C) the date on which Company,

Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (II) “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Revolving Loans) over the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender.
No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.9, performance by Company of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this Section 2.9. The rights and remedies against a Defaulting Lender under this Section 2.9 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
2.10 Removal or Replacement of a Lender.
A. Anything contained in this Agreement to the contrary notwithstanding, in the event that:
(i) upon the occurrence of any event giving rise to the operation of Section 2.6B(ii), 2.6B(iii), 2.7 or Section 3.6 with respect to any Lender (an “Increased-Cost Lender”) which results in such Increased-Cost Lender charging to Company increased costs in excess of those generally charged by other Lenders; or
(ii) any Lender shall become a Defaulting Lender, (b) the Default Period for such Defaulting Lender shall remain in effect, and (c) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company’s request that it cure such default; or
(iii) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement which has been approved by the Requisite Lenders as (and to the extent) provided in Section 10.6B but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained;
then, and in each such case, at its option, Company may elect upon five Business Days’ prior written notice to Administrative Agent at the Notice Office (which notice Administrative Agent shall promptly transmit to each of the Increased-Cost Lender, Defaulting Lender and/or Non-Consenting Lender, as the case may be), to remove or replace such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”) to the extent permitted by Section 2.10B (and notwithstanding any provision in this Agreement to the contrary).
B. Company may, by giving five Business Days’ written notice to Administrative Agent and any Terminated Lender of its election to do so:
(i) so long as no Potential Event of Default or Event of Default then exists or would exist after giving effect to such removal, elect to (a) terminate the entire Revolving Loan Commitment, if any, of such Terminated Lender and concurrently prepay on the date of such termination any outstanding Loans made by such Terminated Lender, and/or (b) repay all outstanding Loans of such Terminated Lender, in each case (under both clauses (a) and (b) above) together with accrued and unpaid interest thereon, Fees and all other amounts payable to such Terminated

Lender hereunder pursuant to Section 2.6, Section 2.7 or Section 3.6 or otherwise in accordance with Section 2.4B(iv)(e) hereof; provided that in the event such Terminated Lender has any Loans outstanding at the time of such termination, the written consent of Administrative Agent and Requisite Lenders (which consent shall not be unreasonably withheld or delayed) shall be required in order for Company to make the election set forth in this clause (i); or
(ii) elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Loan Commitment, if any, in full to one or more Eligible Assignees, none of whom shall constitute an Increased-Cost Lender or a Defaulting Lender at the time of such replacement (“Replacement Lender”) and each of which shall be reasonably acceptable to Administrative Agent or, in the case of a replacement as provided in Section 10.6B where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:
(a) at the time of any replacement pursuant to this Section 2.10B(ii), the Replacement Lender shall enter into one or more Assignment Agreements pursuant to Section 10.1B (and with all fees payable pursuant to said Section 10.1B to be paid by the Replacement Lender and/or the Terminated Lender (as may be agreed to at such time by and among Company, the Replacement Lender and the Terminated Lender)), pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (A) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Usage and/or (B) the outstanding Term Loans, the outstanding Term Loans with respect to which such Lender is being replaced) of, and in each case (except for the replacement of only the outstanding Term Loans of the respective Lender) all participations in Letters of Credit pursuant to the respective Tranche by, the Terminated Lender and, in connection therewith, shall pay to (x) the Terminated Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (or of the Loans of the respective Tranche being replaced) of the respective Terminated Lender with respect to which such Terminated Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Terminated Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Terminated Lender) pursuant to Section 2.3 and (y) except in the case of the replacement of only the outstanding Term Loans of a Terminated Lender, each Issuing Lender an amount equal to such Terminated Lender’s Pro Rata Share of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Terminated Lender;
(b) all obligations of Company then owing to the Terminated Lender (other than those (x) specifically described in clause (a) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.6D, (y) relating to any Tranche of Loans and/or Commitments of the respective Terminated Lender which will remain outstanding after giving effect to the respective replacement or (z) to the extent such Terminated Lender is being replaced pursuant to this Section 2.10 to effect a Repricing Transaction, the Prepayment Fee that would have otherwise been payable to such Terminated Lender if such Terminated Lender had consented to such Repricing Transaction) shall be paid in full to such Terminated Lender concurrently with such replacement; and
(c) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent at the time of such replacement to each matter in respect to which such Terminated Lender was a Non-Consenting Lender;
provided that (X) Company may not make either of the elections set forth in clauses (i) or (ii) above with respect to any Non-Consenting Lender unless Company also makes one of such elections with respect to each other Terminated Lender which is a Non-Consenting Lender and (Y) Company may not make the elections set forth in clause (i) above with respect to (a) any Terminated Lender that is an Issuing Lender unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit issued by such Issuing Lender to be cancelled and (b) in all other circumstances where a Letter of Credit issued by any other Issuing Lender is outstanding, prior to the effectiveness of such election, Company shall enter into the applicable Letter of Credit Back-Stop Arrangements with such Issuing Lender.
C. Upon receipt by the Terminated Lender of all amounts required to be paid to it pursuant to this Section 2.10, Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment Agreement on behalf of such Terminated Lender, and any such Assignment Agreement so executed by Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.10 and Section 10.1. Upon the execution of the respective Assignment Agreement, the payment of amounts referred to in Section 2.10B above, recordation of the assignment on the Register by Administrative Agent pursuant to Section 2.1D and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by Company, (w) with respect to the Terminated Lender’s Revolving Loan Commitment (if any), Schedule 2.1 shall be deemed modified to reflect any corresponding changes in the Revolving Loan Commitments, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Terminated Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Terminated Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.6C, 2.6D, 2.7, 3.5C, 3.6, 9.6, 10.2 and 10.5), which shall survive as to such Terminated Lender (y) with respect to the prepayment of any Tranche of Term Loans pursuant to this Section 2.10C, such prepayment shall reduce the then remaining respective Scheduled Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Repayment of the respective Tranche after giving effect to all prior reductions thereto) and (z) the Pro Rata Share of the Lenders shall be automatically adjusted at such time to give effect to such replacement.
2.11 Incremental Term Loan Commitments.
A. So long as the Incremental Loan Commitment Request Requirements are satisfied at the time of the delivery of the request referred to below, Company shall have the right, by notice to and in coordination with, Administrative Agent as to all of the matters set forth below in this Section 2.11, but without requiring the consent of any of the Lenders, to request at any time and from time to time after the Closing Date, that one or more Lenders (and/or one or more other Persons which are Eligible Assignees and which will become Lenders (each, an “Additional Lender”)) provide Incremental Term Loan Commitments to Company and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by Company, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to Administrative Agent and Company an Incremental Term Loan Commitment Agreement as provided in Section 2.11B, such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (including any Additional Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments shall be denominated in Dollars, (iv) the amount of each Tranche of Incremental Term Loan Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment under such Tranche of Incremental Term Loans (including Additional Lenders) of at least $25,000,000 and in integral multiples of $5,000,000 in excess thereof, (v) the aggregate amount of all Incremental Term Loan Commitments provided pursuant to this Section 2.11, when combined with the aggregate amount of all Incremental RL Commitments provided pursuant to Section 2.12, shall not exceed the Maximum Incremental Commitment Amount, (vi) the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable to each Incremental Term Loan Lender in respect of each Incremental Term Loan Commitment shall be separately agreed to by Company, Administrative Agent and each such Incremental Term Loan Lender, (vii) each Tranche of Incremental Term Loans shall (I) have an Incremental Term Loan Maturity Date of no earlier than the Initial Term Loan Maturity Date, (II) have a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Initial Term Loans and (III) be subject to the Applicable Margins as are set forth in the Incremental Term Loan Commitment Agreement governing such Tranche of Incremental Term Loans; provided, however, that if the “effective interest rate margin” for such Incremental Term Loans as of any date of incurrence of such Tranche of Incremental Term Loans which is on or prior to the date that is 540 days after the Closing Date (which, for such purposes only, shall be determined by Administrative Agent and deemed to include all upfront or similar fees or original issue discount (amortized over the life of such Incremental Term Loans) payable to all Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans) exceeds the “effective interest rate margin” then applicable to any Tranche of then outstanding Term Loans (determined on the same basis as provided in the immediately preceding parenthetical) by more than 0.50% per annum, the Applicable Margins for all then outstanding Term Loans shall be increased as of such date in accordance with the requirements of the definitions of “Applicable Term Loan Base Rate Margin” and “Applicable Term Loan LIBOR Margin”, (viii) the proceeds of all Incremental Term Loans shall be used only for the purposes permitted by Section 5.9C, (ix) each Incremental Term Loan Commitment Agreement shall specifically designate the Tranche of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as any existing Tranche of Incremental Term Loans or Initial Term Loans) unless the requirements of Section 2.11C are satisfied), (x) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Collateral Documents, and guaranteed under the Subsidiary Guaranty, on a pari passu basis with all other Obligations secured by the Collateral Documents and guaranteed under the Subsidiary Guaranty, and (xi) each Lender (including any Eligible Assignee which will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.1A(iv) and such Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Loan Documents.
B. At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.11, Company, Administrative Agent and each such Lender or Additional Lender which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to Administrative Agent an Incremental Term Loan Commitment Agreement, with the effectiveness of the Incremental Term Loan Commitment provided therein to occur on the date set forth in such Incremental Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to Administrative Agent (or any Affiliate thereof)), (x) all Incremental Loan Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.11 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental Term Loan Commitment Agreement shall have been satisfied. Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time, (i) Schedule 2.1 shall be deemed modified to reflect the revised Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Term Notes will be issued, at Company’s expense, to such Incremental Term Loan Lender in conformity with the requirements of Section 2.1E.
C. Notwithstanding anything to the contrary contained above in this Section 2.11, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, A-3, B-1, B-2, B-3, C-1, C-2, C-3, etc.); provided that with the consent of Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Incremental Term Loans or the outstanding Tranche of Initial Term Loans, in either case so long as the following requirements are satisfied:
(i) the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Incremental Term Loan Maturity Date and shall have the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;
(ii) the new Incremental Term Loans shall have the same Scheduled Repayment Dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Repayment of the respective Tranche proportionately); and
(iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.2B, such new Incremental Term Loans shall be added to (and form part of) each borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding borrowings), so that each Lender will participate proportionately in each then outstanding borrowing (and the related Interest Periods, if any) of Term Loans of the respective Tranche.
To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Interest Periods of LIBOR Loans of such Tranche, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBOR Loans of such Tranche and which will end on the last day of such Interest Period). In connection therewith, Company hereby agrees to compensate the Lenders making the new Incremental Term Loans of the respective Tranche for funding LIBOR Loans during an existing Interest Period on such basis as may be agreed by Company and the respective Lender or Lenders as may be provided in the respective Incremental Term Loan Commitment Agreement.

2.12 Incremental RL Commitments.
A. So long as the Incremental Loan Commitment Request Requirements are satisfied at the time of the delivery of the request referred to below, Company shall have the right, by notice to and in coordination with, Administrative Agent as to all of the matters set forth below in this Section 2.12, but without requiring the consent of any of the Lenders, to request at any time and from time to time after the Closing Date, that one or more Lenders (and/or one or more Additional Lenders which will become Lenders as provided below) provide Incremental RL Commitments and, subject to the applicable terms and conditions contained in this Agreement, make Revolving Loans and participate in Letters of Credit pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental RL Commitment as a result of any such request by Company, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental RL Commitment and executed and delivered to Administrative Agent an Incremental RL Commitment Agreement in respect thereof as provided in Section 2.12B, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment as in effect prior to giving effect to such Incremental RL Commitment provided pursuant to this Section 2.12, (ii) any Lender (including any Additional Lender) may so provide an Incremental RL Commitment without the consent of any other Lender, (iii) each provision of Incremental RL Commitments on a given date pursuant to this Section 2.12 shall be in a minimum aggregate amount (for all Lenders (including any Additional Lender)) of at least $10,000,000 and in integral multiples of $1,000,000 in excess thereof, (iv) the aggregate amount of all Incremental RL Commitments provided pursuant to this Section 2.12 when combined with the aggregate amount of all Incremental Term Loan Commitments provided pursuant to Section 2.11, shall not exceed the Maximum Incremental Commitment Amount, (v) the Revolving Loans to be made pursuant to such Incremental RL Commitments shall be subject to the Applicable Margins as are set forth in the Incremental RL Commitment Agreement governing such Incremental RL Commitments, which Applicable Margins shall be equal to or greater than the Applicable Margins in effect for Revolving Loans at such time; provided, however, that if the Applicable Margins for such Incremental RL Commitments exceed the Applicable Margins for Revolving Loans then in effect, the Applicable Margins for all then outstanding Revolving Loans shall be increased as of such date in accordance with the requirements of the definitions of “Applicable Revolving Base Rate Margin” and “Applicable Revolving LIBOR Margin”, (vi) in the event that the upfront or similar fees payable to the Lenders providing such Incremental RL Commitments (amortized over the life of such Incremental RL Commitments) exceed the upfront or similar fees paid to the Lenders in connection with the Revolving Loan Commitments previously in effect (amortized over the life of such Revolving Loan Commitments), Company shall pay to the Lenders providing such existing Revolving Loan Commitments a fee equal to such excess (to be shared by such Lenders ratably on the basis of their Pro Rata Shares of such existing Revolving Loan Commitments), which fee shall be paid on the effective date of any such Incremental RL Commitments as provided in Section 2.12B, and (vii) all Incremental Revolving Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Loan Documents and shall be secured by the Collateral Documents, and guaranteed under the Subsidiary Guaranty, on a pari passu basis with all other Obligations secured by the Collateral Documents and guaranteed under the Subsidiary Guaranty.
B. At the time of the provision of Incremental RL Commitments pursuant to this Section 2.12, Company, Administrative Agent and each such Lender or Additional Lender which agrees to provide an Incremental RL Commitment (each, an “Incremental RL Lender”) shall execute and deliver to Administrative Agent an Incremental RL Commitment Agreement, with the effectiveness of such Incremental RL Lender’s Incremental RL Commitment to occur on the date set forth in such Incremental RL Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to Administrative Agent (or any Affiliate thereof)), (x) all Incremental Loan Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.12 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental RL Commitment Agreement shall have been satisfied. Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental RL Commitment Agreement, and at such time (i) the Revolving Loan Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental RL Commitments, (ii) Schedule 2.1 shall be deemed modified to reflect the revised Revolving Loan Commitment of the affected Lenders and (iii) to the extent requested by any Incremental RL Lender, Revolving Notes will be issued, at Company’s expense, to such Incremental RL Lender in conformity with the requirements of Section 2.1E.
C. At the time of any provision of Incremental RL Commitments pursuant to this Section 2.12, Company shall, in coordination with Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders having a Revolving Loan Commitment, and incur additional Revolving Loans from certain other Lenders having a Revolving Loan Commitment (including the Incremental RL Lenders), in each case to the extent necessary so that all of the Lenders having a Revolving Loan Commitment participate in each outstanding borrowing of Revolving Loans (and the related Interest Periods) pro rata on the basis of their respective Revolving Loan Commitment (after giving effect to any increase in the Revolving Loan Commitments pursuant to this Section 2.12) and with Company being obligated to pay to the respective Lenders having a Revolving Loan Commitment any costs of the type referred to in Section 2.6D in connection with any such repayment and/or borrowing.
2.13 Company, Investor and Affiliate Term Loan Purchases.
A. Company Purchases. Notwithstanding anything to the contrary contained in Section 2.4 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Term Loans of Company, so long as no Potential Event of Default or Event of Default has occurred and is continuing, Company or any Subsidiary of Company may repurchase outstanding Term Loans pursuant to this Section 2.13A on the following basis:
(i) Company or any Subsidiary of Company may make one or more offers (each, an “Offer”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Loans”) of Lenders; provided that (i) Company or such Subsidiary delivers a notice of such Offer to Administrative Agent and all Lenders holding Term Loans no later than noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Offer indicating (a) the last date on which such Offer may be accepted, (b) the maximum dollar amount of such Offer, (c) the repurchase price per dollar of principal amount of such Offer Loans at which Company or such Subsidiary is willing to repurchase such Offer Loans and (d) the instructions, consistent with this Section 2.13A with respect to the Offer, that a Term Lender must follow in order to have its Offer Loans repurchased; (ii) the maximum dollar amount of each Offer shall be no less than $10,000,000; (iii) Company or such Subsidiary shall hold such Offer open for a minimum period of two Business Days; (iv) a Lender which elects to participate in the Offer may choose to sell all or part of such Lender’s Offer Loans; (v) such Offer shall be made to Lenders holding the Offer Loans on a pro rata basis in accordance with the respective principal amounts of Term Loans then due and owing to the Lenders; (vi) such Offer shall be made to Lenders holding the Offer Loans either at a fixed price or on the basis of a modified Dutch auction administered by Administrative Agent; and (vii) no more than ten Offers may be made by Company and its Subsidiaries in the aggregate during the term of this Agreement; provided, further that, if any Lender elects not to participate in the Offer, either in whole or in part, the amount of such Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans;

(ii) with respect to all repurchases made by Company or a Subsidiary of Company, such repurchases shall be deemed to be voluntary prepayments pursuant to Section 2.4B(i) in an amount equal to the aggregate principal amount of such Term Loans, provided that such repurchases shall not be subject to the provisions of Section 2.4 and Section 10.5;
(iii) Company shall not use the proceeds of (a) Revolving Loans or (b) any Incremental Loan Commitments to acquire such Term Loans;
(iv) immediately upon repurchase by Company or any Subsidiary of Company, (x) all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes, automatically cancelled and retired by Company on the settlement date of the relevant repurchase and no longer outstanding (and may not be resold by Company or such Subsidiary), for all purposes of this Agreement and all other Loan Documents and (y) Company or any Subsidiary of Company, as the case may be, will promptly advise Administrative Agent of the total amount of Offer Loans that were repurchased from each Lender who elected to participate in the Offer; and
(v) failure by Company or a Subsidiary of Company to make any payment to a Lender required by an agreement permitted by this Section 2.13A shall not constitute an Event of Default under Section 8.1.
In connection with any optional prepayments by Company of the Term Loans pursuant to this Section 2.13, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or LIBOR Loans; provided that if all Lenders elect to participate in the Offer on a pro rata basis in accordance with their respective principal amounts then due and owing, such prepayments shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans.
B. Investor and Affiliate Term Loan Purchases. Notwithstanding anything to the contrary in the definition of Eligible Assignee or in Section 10.1, any Investor or Affiliate of an Investor (other than Company or any Subsidiary or Unrestricted Subsidiary of Company) may be an assignee in respect of Term Loans (and to such extent shall constitute an “Eligible Assignee”); provided that:
(i) at the time of (and after giving effect to) any assignment the aggregate principal amount of Term Loans held by Investors and Affiliates thereof at such time shall not exceed 30% of the aggregate outstanding principal amount of the Term Loans;
(ii) notwithstanding anything to the contrary in the definition of “Requisite Lenders”, or in Section 10.6, the Investor or Affiliate of an Investor holding any Term Loans acquired pursuant to this Section 2.13B shall not be entitled to vote such Term Loans held by such Investor or Affiliate in any vote pursuant to the terms of this Agreement or any other Loan Document, and for purposes of any such vote such Term Loans shall be deemed not to be outstanding; provided that (I) no amendment, modification, waiver, consent or other action with respect to this Agreement or any other Loan Document shall deprive such Investor or Affiliate of its Pro Rata Share of any payments to which such Investor or Affiliate is entitled under the Loan Documents without such Investor’s or Affiliate’s prior written consent and (II) such Investor or Affiliate shall have the right to approve any amendment, modification, waiver, or consent of the type referred to in Section 10.6A(i), (ii), (iii) or (iv) (in the case of clause 10.6A(i) to the extent that such Investor or Affiliate is directly affected thereby);

(iii) Investors and Affiliates thereof shall not be entitled to exercise any right pursuant to Section 2.4B(iv)(c) hereof if such exercise would result in the Investors and Affiliates thereof holding in aggregate more than 30% of the aggregate outstanding principal amount of the Term Loans;
(iv) Investors and Affiliates thereof shall be prohibited from being appointed as, or succeeding to the rights and duties of, Administrative Agent or Collateral Agent under this Agreement and the other Loan Documents; and
(v) by acquiring a Term Loan hereunder, each Investor and Affiliate thereof shall be deemed to have (I) waived its right to receive information prepared by Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Loan Documents (in each case to the extent not provided to Company) and attend any meeting or conference call with Administrative Agent or any Lender (except to the extent attended by Company), and (II) agreed that it is prohibited from making or bringing any claim, solely in its capacity as a Lender, against Administrative Agent with respect to the duties and obligations of Administrative Agent under the Loan Documents (it being understood and agreed that nothing in this subclause (II) shall prevent any such Investor or Affiliate which becomes a Lender hereunder (1) from taking action to enforce the contractual duties and obligations of Administrative Agent hereunder or under the other Loan Documents, (2) from making or bringing any claim based on gross negligence or willful misconduct or (3) from making or bringing any claim against Administrative Agent or other Person in any other capacity).
2.14 Refinancing Amendments.
A. At any time after the Closing Date, Company may obtain, from any Lender or Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans, Other Term Loan Commitments and Incremental Term Loans), in the form of Other Term Loans or Other Term Loan Commitments under this Agreement pursuant to a Refinancing Amendment. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.2 and, to the extent reasonably requested by Administrative Agent, receipt by Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to Administrative Agent). Each Tranche of Credit Agreement Refinancing Indebtedness incurred under this Section 2.14 shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof (unless such Credit Agreement Refinancing Indebtedness is incurred to refinance all outstanding Loans with respect to a Tranche).
B. Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Term Loans and Commitments subject thereto as Other Term Loans and/or Other Term Loan Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Company, to effect the provisions of this Section.

2.15 Extensions of Term Loans and Revolving Loan Commitments.
A. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Company to all Lenders of a Tranche of Term Loans with a like maturity date or a Tranche of Revolving Loan Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Tranche of Term Loans or Tranche of Revolving Loan Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, Company is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Loan Commitments and otherwise modify the terms of such Term Loans and/or Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Loan Commitments (and related outstandings) and/or modifying the scheduled repayments of principal in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Loan Commitments, as applicable, in each case as so extended, as well as the Term Loans and the Revolving Loan Commitments made on the Closing Date (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted, and any Extended Revolving Loan Commitments shall constitute a separate Tranche of Revolving Loan Commitments from the Tranche of Revolving Loan Commitments from which they were converted), so long as the following terms are satisfied:
(i) no Default or Event of Default shall have occurred and be continuing at the time the Extension Offer is consummated;
(ii) except as to pricing, interest rates, fees, final maturity and optional prepayment or redemption terms (which shall be determined by Company and set forth in the relevant Extension Offer), the Revolving Loan Commitment of any Lender that agrees to an Extension with respect to such Revolving Loan Commitment (an “Extended Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment”; and the Loans made thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with applicable terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Lender, as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Loan Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, (2) all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Loan Commitments in accordance with their percentage of the Revolving Loan Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Loan Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Loan Commitments, except that Company shall be permitted to permanently repay and terminate commitments of any such Tranche prior to or on a non-pro rata basis as compared to any other Tranche with a later maturity date than such Tranche, (4) assignments and participations of Extended Revolving Loan Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Loan Commitments and Revolving Loans and (5) at no time shall there be Revolving Loan Commitments hereunder which have more than three different maturity dates;

(iii) except as to interest rates, fees, premiums, final maturity date, optional prepayment terms, required and scheduled prepayment dates and participation in prepayments (which shall, subject to the immediately succeeding clauses (iv), (v) and (vi), be determined by Company and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Term Loans subject to such Extension Offer (except for covenants or other provisions applicable only to periods after the Latest Maturity Date as in effect applicable to such Term Loans at the time of the Extension Offer),
(iv) the final maturity date of any Extended Term Loans shall be no earlier than the Maturity Date of the Tranche of Term Loans extended thereby and at no time shall Terms Loans (including Extended Term Loans) have more than three different maturity dates;
(v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;
(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;
(vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Loan Commitments, as the case may be, in respect of which Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Loan Commitments, as the case may be, offered to be extended by Company pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Lenders, as applicable, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders, as applicable, have accepted such Extension Offer;
(viii) all documentation in respect of such Extension shall be consistent with the foregoing; and
(ix) any applicable Minimum Extension Condition shall be satisfied unless waived by Company.
B. With respect to all Extensions consummated by Company pursuant to this subsection, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Section 2.4 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that Company may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Company’s sole discretion and may be waived by Company) of Term Loans or Revolving Loan Commitments (as applicable) of any or all applicable Tranches be tendered. Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Loan Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.3, 2.4, 10.5, 10.6 or any other provision in this Agreement or the other Loan Documents providing for payment on a pro rata basis) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.
C. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among Company, Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.15A and 2.15B (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with such Extension Amendment) on the date thereof of each of the conditions set forth in Section 4.2 and, to the extent reasonably requested by Administrative Agent, receipt by Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.4A with respect to any Tranche of Term Loans subject to an Extension to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.4A), (iii) modify the prepayments set forth in Section 2.4B to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.6C (without the consent of the Requisite Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Company, to effect the provisions of this Section 2.15, and the Requisite Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. In addition, any such Amendment shall provide that, to the extent consented to by each relevant Issuing Lender, (a) with respect to any Letters of Credit the expiration date for which extend beyond the maturity date for the non-extending Revolving Loan Commitments, participations in such Letters of Credit on such maturity date shall be reallocated from Lenders holding Revolving Loan Commitments to Lenders holding Extended Revolving Loan Commitments in accordance with the terms of such amendment (provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Loan Commitments, be deemed to be participation interests in respect of such Revolving Loan Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly) and (b) limitations on drawings of Revolving Loans and issuances, extensions and amendments to Letters of Credit shall be implemented giving effect to the foregoing reallocation prior to such reallocation actually occurring to ensure that sufficient Extended Revolving Loan Commitments are available to participate in any such Letters of Credit.
D. In connection with any Extension, Company shall provide Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by Administrative Agent in its sole discretion) prior written notice thereof, and shall agree to such procedures (to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.
E. No conversion or extension of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.15 shall constitute a voluntary or mandatory prepayment or repayment for purposes of this Agreement.
SECTION 3 LETTERS OF CREDIT
3.1 Issuance of Letters of Credit.
A. In addition to Company requesting that Lenders make Revolving Loans pursuant to Section 2.1A(ii), subject to and upon the terms and conditions set forth herein, Company may request that an Issuing Lender issue, at any time and from time to time on and after the Closing Date and prior to the thirtieth (30th) day prior to the Revolving Loan Maturity Date, for the account of Company and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to Company or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be issued on a sight basis only and shall be denominated in Dollars or such other readily and freely available foreign currency as shall be agreed by the Issuing Lender (any amount which is denominated in a currency other than Dollars being determined by reference to the applicable Exchange Rate for such currency as at any date of determination).
B. Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the thirtieth (30th) day prior to the Revolving Loan Maturity Date, following its receipt of the respective Request for Issuance of Letter of Credit in the form of Exhibit III annexed hereto as provided in Section 3.3 below, issue for account of Company, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Potential Event of Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:
(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or
(ii) such Issuing Lender shall have received from Company, any other Loan Party or the Requisite Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.3B.

3.2 Maximum Letter of Credit Usage; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Usage (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time (calculating any Letter of Credit denominated in a currency other than Dollars by reference to the applicable Exchange Rate for such currency as at any date of determination) would exceed either (x) $20,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding, an amount equal to the Revolving Loan Commitments at such time, and (ii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth (10th) Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Lender) and (B) ten (10) Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) thirty (30) days prior to the Revolving Loan Maturity Date.
3.3 Letter of Credit Requests; Minimum Stated Amount.
A. Whenever Company desires that a Letter of Credit be issued for its account, Company shall deliver to Administrative Agent and the respective Issuing Lender a Request for Issuance of Letter of Credit in the form of Exhibit III annexed hereto no later than 12:00 Noon (New York City time) at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) prior to the proposed date of issuance thereof (including by way of facsimile).
B. The making of each Request for Issuance of Letter of Credit shall be deemed to be a representation and warranty by Company to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.2. Unless the respective Issuing Lender has received notice from Company, any other Loan Party or the Requisite Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 4 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.2, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of Company in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify Company and Administrative Agent, in writing, of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Funding Default exists with respect to any Lender having a Revolving Loan Commitment, (i) no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit, unless such Issuing Lender has entered into arrangements satisfactory to it and Company to eliminate such Issuing Lender’s risk with respect to each Defaulting Lender’s participation in Letters of Credit issued by such Issuing Lender (which arrangements are hereby consented to by the Lenders), including by cash collateralizing each Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”) and (ii) promptly upon the written request of the Issuing Lender, Company shall enter into Letter of Credit Back-Stop Arrangements with such Issuing Lender with respect to any Defaulting Lender’s participation in any outstanding Letter of Credit.
C. The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.4 Letter of Credit Participations.
A. Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender having a Revolving Loan Commitment, and each such Lender (in its capacity under this Section 3.4, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Pro Rata Share of the aggregate amount of the Revolving Loan Commitments, in such Letter of Credit, each drawing or payment made thereunder and the obligations of Company under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or Pro Rata Share of the Lenders pursuant to Section 2.10 or 10.1B, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.4 to reflect the new Pro Rata Share of the aggregate amount of the Revolving Loan Commitments of the assignor and assignee Lender, as the case may be.
B. In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to Company, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
C. In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and Company shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.5A, such Issuing Lender shall promptly notify Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s Pro Rata Share of such unreimbursed payment in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) and in same day funds. If Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) such Participant’s Pro Rata Share of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Pro Rata Share of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its Pro Rata Share of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s Pro Rata Share of any such payment.
D. Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to Section 3.4C above, such Issuing Lender shall pay to each such Participant which has paid its Pro Rata Share thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
E. Upon the request of any Participant, each Issuing Lender shall furnish to such Participant a report detailing for each Letter of Credit the applicable letter of credit number, the amount of such Letter of Credit, the issue date and the expiry date of such Letter of Credit, and such other documentation as may reasonably be requested by such Participant.
F. The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
(i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(ii) the existence of any claim, setoff, defense or other right which Company or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Company or any Subsidiary of Company and the beneficiary named in any such Letter of Credit);
(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
(v) the occurrence of any Potential Event of Default or Event of Default.
3.5 Agreement to Repay Letter of Credit Drawings.
A. Company agrees to reimburse each Issuing Lender, by making payment to Administrative Agent in immediately available funds at the Funding and Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by Company, an “Unpaid Drawing”), not later than one Business Day following receipt by Company of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Potential Event of Default or an Event of Default under Section 8.6 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by Company)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by Company therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Revolving Base Rate Margin as in effect from time to time; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by Company of notice of such payment or disbursement or following the occurrence of a Potential Event of Default or an Event of Default under Section 8.6, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by Company) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Revolving Base Rate Margin as in effect from time to time plus 2.00%, with such interest to be payable on demand. Company shall make all payments required pursuant to this Section 3.5 in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate). Each Issuing Lender shall give Company prompt written notice of each Drawing under any Letter of Credit issued by it; provided that the failure to give any such notice shall in no way affect, impair or diminish Company’s obligations hereunder.
B. The obligations of Company under this Section 3.5 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Company or any Subsidiary of Company may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that Company shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
C. In addition to amounts payable as provided in clauses (A) and (B) of this Section 3.5 and in Section 3.6, Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (b) the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
3.6 Increased Costs. If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (including Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (2) through (4) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding any other condition with respect to Taxes), then, upon the delivery of the certificate referred to below to Company by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to Administrative Agent), Company agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.6, will give prompt written notice thereof to Company, which notice shall include a certificate submitted to Company by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.6 shall, absent manifest error, be final and conclusive and binding on Company.
For purposes of this Agreement (including, without limitation, Section 2.6B, Section 2.7 and this Section 3.6), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued.
3.7 Existing Letters of Credit. Schedule 3.7 contains a description of letters of credit that were issued pursuant to the Existing Credit Agreement and which remain outstanding on the Closing Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the name of the beneficiary, (vi) the expiry date, and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Closing Date.
SECTION 4 CONDITIONS TO LOANS AND LETTERS OF CREDIT. The obligations of Lenders to make Loans and the obligation of Issuing Lenders to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions.
4.1 Conditions to Initial Loans and Letters of Credit. The obligations of Lenders to make the Loans to be made on the Closing Date and the issuance of any Letters of Credit to be issued on the Closing Date are, in addition to the conditions precedent specified in Section 4.2 (in the case of any such Loans) or 4.3 (in the case of any such Letters of Credit), subject to prior or concurrent satisfaction of the following conditions:
A. Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:
(i) Certified copies of the Certificate or Articles of Incorporation or other appropriate organizational documents of such Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation or formation and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each such jurisdiction, each dated a recent date prior to the Closing Date;

(ii) Copies of the Bylaws or similar organizational documents of such Loan Party, certified as of the Closing Date by such Loan Party’s corporate secretary, an assistant secretary or a Responsible Officer;
(iii) Resolutions of the Board of Directors or similar governing body of such Loan Party (or other evidence reasonably satisfactory to the Administrative Agent) approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the corporate secretary, an assistant secretary or a Responsible Officer of such Loan Party as being in full force and effect without modification or amendment;
(iv) Signature and incumbency certificates of the officers of such Loan Party executing the Loan Documents to which it is a party; and
(v) Executed counterparts of the Loan Documents to which such Loan Party is a party including, without limitation, for the account of each of the Lenders that has requested same, the appropriate Term Note or Revolving Note executed by Company, in each case in the amount, maturity and as otherwise provided herein.
B. No Material Adverse Effect. Since December 31, 2012, there shall not have been a Material Adverse Effect.
C. KYC Information. The Administrative Agent shall have received at least three days prior to the Closing Date all documentation and other information about the Company and the Subsidiary Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT, that has been requested by the Administrative Agent in writing at least five Business Days prior to the Closing Date.
D. [Reserved].
E. Approvals. On or prior to the Closing Date, (i) all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Loan Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Loan Documents or otherwise referred to herein, (ii) there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Loan Documents or otherwise referred to herein and (iii) there shall be no actions, suits or proceedings pending or threatened (a) with respect to the Transaction, this Agreement or any other Loan Document, or (b) which Administrative Agent or the Requisite Lenders shall determine has had, or would reasonably be expected to have, a Material Adverse Effect.
F. Termination of Existing Credit Agreement and Related Liens; Existing Letters of Credit. On the Closing Date, (a) Company and its Subsidiaries shall have repaid in full all Indebtedness outstanding under the Existing Credit Agreement, together with all accrued but unpaid interest, fees and other amounts owing thereunder utilizing solely the cash proceeds of the Initial Term Loans and cash on hand of Company or its Subsidiaries, (b) all commitments to lend or make other extensions of credit thereunder shall have been terminated, (c) all security interests in respect of, and Liens securing, the Indebtedness and other obligations under the Existing Credit Agreement created pursuant to the security documentation relating to the Existing Credit Agreement shall have been terminated and released, and Administrative Agent shall have received all such releases as may have been requested by Administrative Agent, which releases shall be in form and substance satisfactory to Administrative Agent, including, without limiting the foregoing, (I) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to Company or any of its Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement, and (II) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Company or any of its Subsidiaries on which filings have been made, and (d) other than with respect to Existing Letters of Credit, Company and its Subsidiaries shall have made arrangements with respect to the cancellation or transfer of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Company and its Subsidiaries with respect thereto, in each case in form and substance satisfactory to Agents and Lenders. Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance satisfactory to Administrative Agent, to the effect set forth in this Section 4.1F(i).
G. Security Interests in Pledged Collateral. Administrative Agent shall have received evidence satisfactory to it that Company and each other Loan Party shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such registrations, filings and recordings (other than the filing or recording of items described in clause (iii) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire Pledged Collateral. Such actions shall include the following:
(i) Schedules to Pledge Agreement. Delivery to Administrative Agent of accurate and complete schedules to the Pledge Agreement;
(ii) Stock Certificates. Delivery to Administrative Agent of certificates to the extent applicable (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all capital stock included in the Pledged Collateral;
(iii) Delivery to Administrative Agent of promissory notes, if any, (which promissory notes shall be accompanied by irrevocable undated allonges, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all promissory notes included in the Pledged Collateral; and
(iv) UCC Financing Statements. Delivery to Administrative Agent of a UCC financing statement with respect to certain Collateral under the Pledge Agreement, for filing in the jurisdiction of organization of the Loan Party.
H. Security Interests under the Security Agreement. On the Closing Date, each Loan Party shall have duly authorized, executed and delivered the Security Agreement, together with:
(i) proper financing statements (Form UCC-1 or the equivalent) fully executed (as necessary) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;
(ii) certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Company or any other Loan Party as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which

Collateral is located on the Closing Date, together with copies of such other financing statements that name Company or any other Loan Party as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Liens permitted by this Agreement or (y) those in respect of which Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);
(iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of Collateral Agent, desirable, to perfect the security interests intended to be created by the Security Agreement; and
(iv) evidence that all other actions necessary or, in the reasonable opinion of Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.
I. Subsidiary Guaranty. On or before the Closing Date, each Pledged Subsidiary shall have duly authorized, executed and delivered the Subsidiary Guaranty, and the Subsidiary Guaranty shall be in full force and effect.
J. Pro Forma Balance Sheet. On or before the Closing Date, Lenders shall have received from Company a pro forma consolidated balance sheet of Company and its Subsidiaries as of March 31, 2013, prepared in accordance with GAAP and reflecting the consummation of the Closing Date Refinancing, the related financings and the other transactions contemplated by the Loan Documents, which pro forma financial statements shall be in form and substance reasonably satisfactory to Lenders.
K. Solvency Certificate. On the Closing Date, Agents and Lenders shall have received a Financial Condition Certificate dated the Closing Date, substantially in the form of Exhibit XII annexed hereto and with appropriate attachments and in any event in form and substance reasonably satisfactory to Agents demonstrating that, after giving effect to the consummation of the Closing Date Refinancing and the other transactions contemplated by the Loan Documents, Company will be Solvent.
L. Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received (a) original executed copies of one or more favorable written opinions of Richard Johns, General Counsel for Company and Latham & Watkins LLP, special counsel for Loan Parties, in each case, (i) addressed to Administrative Agent and Collateral Agent in their capacities as such, and each of the Lenders, (ii) dated as of the Closing Date and (iii) covering such matters concerning the Loan Parties and the Loan Documents in form and substance reasonably satisfactory to the Administrative Agent, and (b) original executed copies of one or more favorable written opinions of special counsel in Oregon, dated as of the Closing Date and setting forth such matters under Oregon law related or incidental to the transactions contemplated herein and under the Collateral Documents as Administrative Agent may reasonably request.
M. Fees; Expenses. Upon the initial funding on the Closing Date, Company shall have paid (or caused to be paid) to the Lead Arrangers, Administrative Agent (and its relevant affiliates) and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other fees required to be paid pursuant to this Agreement, the Engagement Letter dated as of May 9, 2013 among Company and the Lead Arrangers, the Fee Letter dated as of May 9, 2013 between Credit Suisse Securities (USA) LLC and Company, any other agreement between any Loan Party and the Lead Arrangers or any other agreement between Company and Administrative Agent.

N. Insurance. Company shall have delivered to Administrative Agent certificates of insurance evidencing the existence of all insurance required to be maintained by Company pursuant to Section 6.4B and the designation of Collateral Agent as the sole/first loss payee (with respect to the Collateral) and Collateral Agent as additional insured as its interests may appear, as the case may be, thereunder to the extent required by Section 6.4B, such certificates to be in such form and contain such information as is specified in Section 6.4B. In addition, Company shall have delivered a certificate of a Responsible Officer of Company setting forth the insurance obtained by it in accordance with the requirements of Section 6.4B and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.
4.2 Conditions to All Loans. The obligation of each Lender to make Loans (other than the Delayed Draw Term Loans, but including Loans to be made on the Closing Date) on each Funding Date is subject to the following further conditions precedent:
A. Administrative Agent shall have received at the Notice Office on or before that Funding Date, in accordance with the provisions of Section 2.1B, an executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent; and
B. (i) As of that Funding Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and
(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute a Potential Event of Default or an Event of Default.
4.3 Conditions to Letters of Credit. The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:
A. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received at the Notice Office, in accordance with the provisions of Section 3.1B and Section 3.3A, an originally executed Request for Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent, together with all other information specified in Section 3.3A; and
B. On the date of issuance of such Letter of Credit, all conditions precedent described in Section 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Revolving Loan and the date of issuance of such Letter of Credit were a Funding Date.
4.4 Conditions to Delayed Draw Term Loans. The obligation of each Lender to make Delayed Draw Term Loans on a Funding Date is subject to the following further conditions precedent:
A. Administrative Agent shall have received at the Notice Office on or before the Funding Date, in accordance with the provisions of Section 2.1B, an executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent;

B. Company shall have sent a notice of redemption in accordance with Section 1105 of the 2009 Senior Notes Indenture within eight Business Days of the Closing Date in connection with the Specified 2009 Senior Note Repurchase;
C. As of the date that the notice of redemption was sent as described in clause B above, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and
D. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute a Potential Event of Default or an Event of Default under Sections 8.1 or 8.6.
4.5 Satisfaction of Conditions to Closing Date. In determining the satisfaction of the conditions specified in Section 4.1, (i) to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect of the type described in Section 4.1B, each Lender which has not notified Administrative Agent in writing prior to the occurrence of the Closing Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Closing Date. Upon Administrative Agent’s good faith determination that the conditions specified in Section 4.1 have been met (after giving effect to the preceding sentence), then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Closing Date shall not release Company from any liability for failure to satisfy one or more of the applicable conditions contained in Section 4.1).
4.6 Company Representation and Warranty. The acceptance of the benefits of each Loan and Letter of Credit shall constitute a representation and warranty by Company to Administrative Agent and each of the Lenders that all the conditions specified in Section 4.1 (with respect to Loans and Letters of Credit on the Closing Date), in Section 4.2 (with respect to all Loans) and in Section 4.3 (with respect to all Letters of Credit) are satisfied as of that time.
SECTION 5 COMPANY’S REPRESENTATIONS AND WARRANTIES. In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce other Lenders to purchase participations therein, Company represents and warrants to each Lender, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):
5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.
A. Organization and Powers. Company and each Material Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto and has all requisite organizational power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Each Loan Party has all requisite organizational power and authority to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Company and each Material Subsidiary is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except to the extent that the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.
C. Subsidiaries. All of the Subsidiaries and Unrestricted Subsidiaries of Company as of the Closing Date are identified in Schedule 5.1 annexed hereto and, to the best knowledge of Company, each Material Subsidiary as of the Closing Date has been so designated on said Schedule 5.1.
5.2 Authorization of Borrowing, etc.
A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate or other action on the part of each Loan Party that is a party thereto.
B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any material law or any material governmental rule or regulation applicable to Company or any of its Material Subsidiaries or any other Loan Party, the Certificate or Articles of Incorporation or Bylaws (or equivalent constitutional documents) of Company or any of its Subsidiaries, or any material order, judgment or decree of any court or other agency of government binding on Company or any of its Material Subsidiaries or any other Loan Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Material Subsidiaries or any other Loan Party, or (iii) result in or require the creation or imposition of any Lien under any such Contractual Obligation upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Secured Parties).
C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any recording or registration with, order, consent, approval, license, authorization or validation of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body except (i) any thereof that have been obtained or made on or prior to the Closing Date and are in full force and effect, (ii) as of the Closing Date with respect to the consummation of the Transaction, any thereof which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and (iii) any filings which are necessary to perfect the security interests created under the Collateral Documents.
D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3 Financial Condition. A. Company has heretofore delivered to Lenders the audited consolidated balance sheet of Company and its Subsidiaries as at December 31, 2012 and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for the Fiscal Year then ended. All such statements present fairly in all material respects the consolidated financial condition of Company and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, and were prepared in conformity with GAAP consistently applied except to the extent provided in the notes to said financial statements.
B. Company has heretofore delivered to Lenders the unaudited consolidated balance sheet of Company and its Subsidiaries as at March 31, 2013, and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for the Fiscal Quarter then ended. All such statements present fairly in all material respects the consolidated financial condition of Company and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, and were prepared in conformity with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.
C. The Company and its Subsidiaries, on a consolidated basis, are Solvent.
5.4 No Material Adverse Effect. Since December 31, 2012, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
5.5 Title to Properties; Liens. Neither Company nor any other Loan Party owns in fee simple any Real Property as of the Closing Date. Company and each of its Subsidiaries have good title to, or valid leasehold interests in, all properties that are necessary for the conduct of their respective businesses as now conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement), except where the failure to have such good title or leasehold interests could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.6 Intellectual Property. Company and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of their respective businesses as now conducted and as proposed to be conducted, free and clear of all Liens, except where the failure to so own or license could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.7 Litigation; Adverse Facts. Except as set forth in Schedule 5.7 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries that, individually or in the aggregate (taking into consideration, among other things, the ability of Company and its Subsidiaries to obtain indemnification in respect thereof from Persons that are willing and able to honor any existing indemnification obligations with respect thereto), could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.
5.8 Payment of Taxes. Each of Company, each of its Subsidiaries and each other corporation (each a “Consolidated Corporation”) with whom Company or any of its Subsidiaries joins in the filing of a consolidated return has filed all Federal income tax returns and other material tax returns and reports, domestic and foreign, required to be filed by it, and has paid all material taxes, assessments, fees and other governmental charges levied or imposed upon it or its respective properties, income or assets to the extent the same have become due and payable, except those which are not yet delinquent or which are being contested in good faith and with respect to which a reserve has been established in accordance with GAAP. There is no proposed tax assessment action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Company, threatened against Company, any of its Subsidiaries or any Consolidated Corporation that could reasonably be expected to have a Material Adverse Effect.
5.9 Use of Proceeds; Governmental Regulation.
A. All proceeds of the Initial Term Loans will be used by Company to finance the Closing Date Refinancing and to pay (i) fees and expenses incurred in connection with the Transaction and (ii) fees, expenses and premiums incurred in connection with the Specified 2009 Senior Note Repurchase.
B. All proceeds of the Revolving Loans will be used for the working capital and general corporate purposes of Company and its Subsidiaries (including for the payment of fees, expenses and premiums incurred in connection with the Specified 2009 Senior Note Repurchase); provided that no proceeds from Revolving Loans may be used to finance the Closing Date Refinancing or pay fees and expenses in connection with the Transaction.
C. All proceeds of the Incremental Term Loans shall be utilized for general corporate purposes of Company and its Subsidiaries and as permitted under the terms of this Agreement.
D. All proceeds of the Delayed Draw Term Loans shall be applied by Company solely to finance the Specified 2009 Senior Note Repurchase.
E. No part of any funding of Loans or issuance of Letters of Credit (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock, in violation of Regulation U. Neither the making of any extension of credit hereunder, nor use of any of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
F. Neither Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.10 Employee Benefit Plans.
A. Schedule 5.10A set forth each Pension Plan and Multiemployer Plan as of the Closing Date. Company and each of its Subsidiaries are in compliance with all applicable provisions of ERISA, the Code and other applicable federal, state or foreign law with respect to each Plan, and have performed all of their obligations under each Plan, except to the extent that failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Company and each of its Subsidiaries have made all required contributions to any Pension Plan, except to the extent that a failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.
B. There are no pending or, to the knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which, individually or in the aggregate, have resulted or would reasonably be expected to result in a Material Adverse Effect.

C. (i) No ERISA Event has occurred or is reasonably expected to occur except to the extent that any such event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability in an amount which, individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), would reasonably be expected to have a Material Adverse Effect if such Pension Plan or Pension Plans were then terminated; and (iii) neither Company nor any of its Subsidiaries has engaged in a transaction described in Section 4069 or 4212(c) of ERISA that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
5.11 Environmental Protection. Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the effect of the preceding sentence:
(a) neither Company nor any of its Subsidiaries has received a complaint, order, citation, notice or other written communication with respect to the existence or alleged existence of a violation of, or liability arising under, any Environmental Law, the outcome of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and
(b) there are no environmental, health or safety conditions existing or reasonably expected to exist at any real property owned, operated, leased or used by Company or any of its existing or former Subsidiaries or any of their respective predecessors, including off-site treatment or disposal facilities used by Company or its existing or former Subsidiaries for wastes treatment or disposal, which could reasonably be expected to require any construction or other capital costs or any clean-up obligations to be incurred prior to the Initial Term Loan Maturity Date in order to assure compliance with any Environmental Law, including provisions regarding clean-up, to the extent that any of such conditions, construction or other capital costs or clean-up obligations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.12 Disclosure. All factual information (taken as a whole) furnished by or on behalf of Company or any of its Subsidiaries to Administrative Agent or any Lender in writing on or before the Closing Date (including any such information contained in the Confidential Information Memorandum or in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries) for purposes of or use in connection with the transactions contemplated by this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Company in writing to Administrative Agent or any Lender will be true and correct in all material respects and not incomplete by omitting to state any fact necessary in order to make the statements contained herein and therein, taken as a whole, not materially misleading at such time in light of the circumstances in which the same were made, it being understood that, for purposes of this Section 5.12, such factual information does not include projections and pro forma financial information. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
5.13 Compliance with Statutes, etc. Each of Company and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.14 Matters Relating to Collateral.
A. Creation, Perfection and Priority of Liens. (i) The execution and delivery of the Collateral Documents by the Loan Parties, together with (a) the actions taken on or prior to the date hereof pursuant to Sections 4.1G, 4.1H and 6.7 hereof and (b) the delivery to Collateral Agent of any Pledged Collateral not delivered to Administrative Agent or Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered and, if such Pledged Collateral had been previously delivered to Administrative Agent, such Pledged Collateral has been delivered by Administrative Agent to Collateral Agent) are effective to create in favor of Administrative Agent or Collateral Agent, as the case may be, for the benefit of the appropriate Secured Parties (as defined in such Collateral Document), as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing or recording of any UCC financing statements or other Collateral Documents delivered to Administrative Agent or Collateral Agent for filing or recordation (but not yet filed or recorded) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent or Collateral Agent.
(ii) Once executed and delivered pursuant to the terms of Section 6.7B, each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).
B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent or Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent or Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by Section 5.14A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.
C. Absence of Third-Party Filings. Except such as may have been filed in favor of Administrative Agent or Collateral Agent as contemplated by Section 5.14A and filings for Liens permitted hereunder, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office (except as may have been filed (a) to secure Indebtedness which is no longer outstanding and (b) with respect to commitments to lend which have been terminated) and (ii) no effective filing concerning a security interest or other Lien covering all or any part of the IP Collateral material to the Company’s business is on file in the PTO or the United States Copyright Office.

D. Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
5.15 Insurance. Schedule 5.15 sets forth a listing of all insurance maintained by Company and its Subsidiaries as of the Closing Date (other than local insurance policies maintained by Foreign Subsidiaries of Company that are not material), with the amounts insured (and any deductibles) set forth therein.
5.16 Indebtedness. Schedule 7.1 sets forth a list of all Indebtedness (including contingent obligations) of Company and its Subsidiaries as of the Closing Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans and the Letters of Credit), in each case showing the aggregate principal amount (as applicable) thereof and the name of the respective borrower and any Loan Party or any of its Subsidiaries which directly or indirectly guarantees such debt.
5.17 Sanctioned Persons. None of Company or any of its Subsidiaries nor, to the knowledge of Company, any director, officer, agent, employee or Affiliate of Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Company will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
5.18 Anti-Terrorism Law. Each Loan Party is in compliance, in all material respects, with Laws relating to terrorism, money laundering or bribery, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT ACT”), the United States Foreign Corrupt Practices Act of 1977, as amended, and the foreign assets control regulations of the U.S. Treasury Department’s Office of Foreign Asset Control (31 CFR, Subtitle B, Chapter V, as amended).
5.19 Swap Obligations. Each Loan Party party to a Hedge Agreement is, on the date hereof, an “eligible contract participant” as defined in the Commodity Exchange Act. This representation will be deemed made by each applicable Loan Party on each date on which a Hedge Agreement is entered into by such Loan Party.
SECTION 6 AFFIRMATIVE COVENANTS. Company covenants and agrees that, on and after the Closing Date and so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans, Notes, Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
6.1 Financial Statements and Other Reports. Company will deliver to Administrative Agent and Lenders:
(i) Quarterly Financials: (a) no later than 45 days after the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Company, its Subsidiaries and its Unrestricted Subsidiaries as at the end of the first three Fiscal Quarters of each Fiscal Year and the related consolidated statements of income and cash flows of Company, its Subsidiaries and its Unrestricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and (b) promptly when available but in any event no later than 60 days after the end of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Company and its Subsidiaries as at the end of each

Fiscal Quarter and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case (under both clauses (a) and (b) above) in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified (in the case of both clauses (a) and (b) above) by the chief financial officer of Company that they fairly present, in all material respects in accordance with GAAP, the financial condition of Company, its Subsidiaries and its Unrestricted Subsidiaries or Company and its Subsidiaries, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
(ii) Year-End Financials: (a) no later than 90 days after the end of each Fiscal Year, the consolidated balance sheet of Company, its Subsidiaries and its Unrestricted Subsidiaries as at the end of each Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company, its Subsidiaries and its Unrestricted Subsidiaries for such Fiscal Year, (b) promptly when available but in any event no later than 120 days after the end of each Fiscal Year, the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case (under both clauses (a) and (b) above) in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified (in the case of both clauses (a) and (b) above) by the chief financial officer of Company that they fairly present, in all material respects in accordance with GAAP, the financial condition of Company and its Subsidiaries as at the end of such Fiscal Year and the results of their operations and their cash flows for such Fiscal Year, and (c) in the case of both clauses (a) and (b) above) (a) report thereon of a firm of independent certified public accountants of recognized national standing selected by Company, which report shall be unqualified as to the scope of audit or as to the going concern status of Company, its Subsidiaries and its Unrestricted Subsidiaries or Company and its Subsidiaries, as the case may be (in either case taken as a whole), and shall state that such consolidated financial statements fairly present, in all material respects in accordance with GAAP, the consolidated financial condition of Company, its Subsidiaries and its Unrestricted Subsidiaries or Company and its Subsidiaries, as the case may be, as at the end of such Fiscal Year and the results of their operations and their cash flows for such Fiscal Year in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.
(iii) Officers’ and Compliance Certificates: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) an Officer’s Certificate of Company from a Responsible Officer of Company certifying on behalf of Company that, to such Responsible Officer’s knowledge, as at the date of such Officer’s Certificate, no condition or event has occurred or is continuing that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; (b) a Compliance Certificate demonstrating in reasonable detail (I) compliance during and at the end of the applicable accounting periods with the covenant set forth in Section 7.6 and (II) compliance with any specific dollar amounts specified in respect of any restrictions contained in any other provisions of Section 7;

(c) in the event the identity of any of the Subsidiaries or Unrestricted Subsidiaries of Company has changed since the Closing Date (or, if applicable, since the date of the most recent Officer’s Certificate delivered to Lenders in accordance with this clause (c)), an Officer’s Certificate setting forth such change; (d) the amount of any Pro Forma Adjustment not previously set forth in any Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor; and (e) at the time of the delivery of the financial statements pursuant to subdivision (ii) above, the Available Amount as at the end of the Fiscal Year to which such statements relate;
(iv) Accountants’ Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (ii) above, a written statement by the independent certified public accountants giving the report thereon stating whether, in connection with their audit examination, any condition or event that constitutes a Potential Event of Default or an Event of Default under Section 7.6 has come to their attention and, if such a condition or event has come to their attention, specifying the nature thereof; except to the extent that the delivery of such statement would be prohibited by professional auditing standards applicable to such matters.
(v) SEC Filings: promptly after the transmission thereof by Company or any of its Subsidiaries to the SEC, copies of any filings on Form 10-K, 10-Q, or 8-K and any effective registration statements (and, upon the effectiveness thereof, any material amendments thereto) filed with the SEC (but not any exhibits to any such registration statement or amendment (except as provided below) or any registration statement on Form S-8), and copies of all financial statements, proxy statements, notices and reports that Company or any of its Subsidiaries actually sends to the holders of any publicly-issued debt Securities of Company or any of its Subsidiaries (including the 2009 Senior Notes, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt and any Subordinated Indebtedness) in their capacity as such holders (in each case to the extent not theretofore delivered to Lenders pursuant to this Agreement and in each case including, to the extent requested by Administrative Agent, any schedules and exhibits thereto), in each case as so transmitted to the SEC;
(vi) Events of Default, etc.: promptly upon, and in any event within five Business Days after, any Responsible Officer of Company obtaining actual knowledge of (a) any condition or event that constitutes an Event of Default or Potential Event of Default or (b) any acceleration, redemption or purchase demands or notices provided by the trustee for, or any event of default under the 2009 Senior Notes, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or, any Subordinated Indebtedness, a notice specifying the nature and period of existence of such condition or event or specifying the notice given by such trustee or the nature of such event of default, and what action Company has taken, is taking and proposes to take with respect thereto;
(vii) Litigation or Other Proceedings: promptly upon, and in any event within five Business Days after, any Responsible Officer of Company obtaining actual knowledge of (X) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, “Proceedings”) not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any such case, could reasonably be expected to give rise to a Material Adverse

Effect, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;
(viii) ERISA Events:
(A) as soon as possible and, in any event, within ten days after any Responsible Officer of Company obtains knowledge of the occurrence or forthcoming occurrence of any ERISA Event (1) a written notice specifying the nature thereof and what action, if any, Company, any of its Subsidiaries or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and (2) any notices required or proposed to be given or filed by Company, any of its Subsidiaries or any ERISA Affiliate or the administrator of the affected Plan to or with the Internal Revenue Service, the Department of Labor, the PBGC, any other government agency, a Multiemployer Plan sponsor or a Plan participant concerning any ERISA Event;
(B) as soon as possible and, in any event, within ten days of receipt thereof, copies of any notice received by Company, any of its Subsidiaries or any ERISA Affiliate from the Internal Revenue Service, the Department of Labor, the PBGC, any other governmental agency or from a Multiemployer Plan sponsor, in any case, concerning any ERISA Event; and
(C) if, at any time after the Closing Date, Company, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan which is not set forth in Schedule 5.10A, as may be updated from time to time, an updated Schedule 5.10A as soon as possible and, in any event, within ten (10) days after Company, any of its Subsidiaries or any ERISA Affiliate maintains or contributes to (or incurs an obligation to contribute to), such Pension Plan, and such updated Schedule 5.10A shall supersede and replace the existing Schedule 5.10A.
(ix) Financial Plans: as soon as practicable and in any event no later than 90 days after the beginning of each Fiscal Year, consolidated operating and related budgets for (a) Company, its Subsidiaries and its Unrestricted Subsidiaries and (b) Company and its Subsidiaries for each Fiscal Quarter of such Fiscal Year (the “Financial Plan” for such Fiscal Year), in reasonable detail as customarily prepared by management of Company for its internal use and setting forth an explanation of the principal assumptions on which such budgets are based;
(x) Environmental Audits and Reports: as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Real Estate (as defined in Section 6.1(xi)(1)) which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(xi) Notice of Certain Environmental Matters: promptly upon any Responsible Officer of Company obtaining knowledge of any one or more of the following environmental matters the existence of which, either individually or when aggregated with all other such matters, would reasonably be expected to result in a

Material Adverse Effect, a written notice specifying in reasonable detail the nature thereof and what action Company and its Subsidiaries have taken, are taking or propose to take with respect thereto:
(1) any pending or threatened Environmental Claim against Company or any of its Subsidiaries or any land, buildings and improvements owned or leased by Company or any of its Subsidiaries (but excluding all operating fixtures and equipment, whether or not incorporated into improvements) (collectively, “Real Estate”);
(2) any condition or occurrence that (x) results in noncompliance by Company or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Company or any of its Subsidiaries or any Real Estate;
(3) any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; or
(4) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate;
(xii) Pro Forma Adjustment Certificate: not later than the consummation of any Acquisition by Company or any of its Subsidiaries for which there shall be a Pro Forma Adjustment, an Officer’s Certificate of Company setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor;
(xiii) Other Information: with reasonable promptness, such other information, data or documents (financial or otherwise) with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent on its own behalf or on behalf of Requisite Lenders;
(xiv) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Collateral Agent outlining all material insurance coverage maintained as of the date of such report by the Loan Parties and all material insurance coverage planned to be maintained by the Loan Parties in the immediately succeeding Fiscal Year; and
(xv) Notice of Intent to Cure. Within the time frame set forth in the last paragraph of Section 8, on each occasion permitted therein, a Notice of Intent to Cure if a Cure Right will be exercised thereunder.
Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been furnished and delivered if such information, or one or more annual, quarterly or other reports or filings containing such information, shall have been (a) delivered to the Administrative Agent in electronic format or (b) electronically filed with the SEC, and notice thereof shall have been provided to the Administrative Agent. Information required to be delivered pursuant to this Section 6.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
6.2 Corporate Existence, etc. Except as permitted under Section 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its corporate existence (except, in the case of a Subsidiary of Company only, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect) and (ii) all rights and franchises material to its business (except, in any case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect).
6.3 Payment of Taxes and Claims. Company will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all lawful material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have become or could reasonably be expected to become a Lien upon any of the properties or assets of Company or any of its Subsidiaries; provided that no such charge or claim need be paid if it is being contested in good faith and by proper proceedings, so long as Company or its Subsidiary, as applicable, has maintained adequate reserves with respect thereto in accordance with GAAP.
6.4 Maintenance of Properties; Insurance.
A. Maintenance of Properties. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all material Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
B. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers (in the good faith judgment of Company’s management), such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Each such policy of insurance shall (a) name Collateral Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss and provides for at least 30 days prior written notice to Collateral Agent of any modification or cancellation of such policy. The provisions of this Section 6.4B shall be deemed supplemental to, but not duplicative of, the provisions of any Collateral Documents that require the maintenance of insurance.
6.5 Books, Records, and Inspection Rights. Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all material requirements of law shall be made of all dealings and transactions in relation to its business and activities. Company shall, and shall cause each of its Material Subsidiaries to, permit any authorized representatives designated by Administrative Agent or Requisite Lenders to visit and inspect any of the properties of Company or of any of its Material Subsidiaries, to inspect, copy and make abstracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
6.6 Compliance with Laws, etc. Company shall comply, and shall cause each of its Subsidiaries to comply with the requirements of all applicable laws, rules, regulations and orders (including all Environmental Laws and ERISA) of any Governmental Authority having jurisdiction over it, except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that noncompliance therewith could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.
6.7 Execution of Loan Document by Future Domestic Subsidiaries; Additional Collateral.
A. In the event that any existing Domestic Subsidiary becomes a Pledged Subsidiary after the date hereof or any Person becomes a Domestic Subsidiary after the date hereof and such Domestic Subsidiary is a Pledged Subsidiary, in each case other than any Designated Non-Wholly-Owned Subsidiary or any Excluded Domestic Subsidiary (each, a “New Domestic Subsidiary”), Company will promptly notify Administrative Agent and Collateral Agent of such fact and cause such New Domestic Subsidiary to (i) execute and deliver to Administrative Agent and Collateral Agent a counterpart of the Subsidiary Guaranty, the Pledge Agreement and the Security Agreement, (ii) cause the capital stock owned by such New Domestic Subsidiary of any direct Domestic Subsidiary that is a Pledged Subsidiary, or, in the case of any direct Material Foreign Subsidiary or Excluded Domestic Subsidiary, up to 65% of the Voting Stock and 100% of the non-Voting Stock of such direct Material Foreign Subsidiary or Excluded Domestic Subsidiary, to be pledged under the Pledge Agreement (subject to the limitations set forth therein) and, in the case of any such direct Material Foreign Subsidiary, also under any pledge agreements or instruments that Collateral Agent deems necessary or advisable, or that Collateral Agent may reasonably request, pursuant to the terms of the Pledge Agreement to effectuate such pledge in the jurisdiction in which such Material Foreign Subsidiary is organized, and (iii) take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in Section 4.1G and H) as may be necessary or, in the opinion of Collateral Agent, desirable to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents.
B. Company will, and will cause each other Loan Party to, grant to Collateral Agent for the benefit of the Secured Parties Mortgages on Real Property not subject to a Permitted Lien (such Mortgages limited to unencumbered owned Real Property with a fair market value in excess of $3,500,000) as may be requested from time to time by Administrative Agent or the Requisite Lenders (collectively, the “Additional Collateral Documents”). All such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to Collateral Agent and shall constitute valid and enforceable First Priority Liens. The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of Collateral Agent required to be granted pursuant to the Additional Collateral Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. In the case of any Mortgages pursuant to this Section 6.7B, Company or the respective Loan Party shall deliver to Collateral Agent:
(i) a fully executed counterpart of such Mortgage and corresponding UCC fixture filings, in form and substance reasonably satisfactory to Collateral Agent, which Mortgage and UCC fixture filings shall cover such Mortgaged Property, together with evidence that counterparts of such Mortgage and UCC fixture filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;
(ii) a Mortgage Policy relating to such Mortgage of the respective Mortgaged Property, issued by a title insurer reasonably satisfactory to Collateral Agent, in an insured amount satisfactory to Collateral Agent and insuring Collateral Agent that the Mortgage on such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with such Mortgage Policy (1) to be in form and substance reasonably satisfactory to Collateral Agent, (2) to include, as requested by Collateral Agent, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Loans, usury, first loss, last dollar, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that Collateral Agent in its discretion may reasonably request), (3) to not include the “standard” title exceptions, a survey exception or an exception for mechanics’ liens, and (4) to provide for affirmative insurance and such reinsurance as Collateral Agent in its discretion may reasonably request;
(iii) to induce the title company to issue the Mortgage Policy referred to in clause (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be required by the title company, together with payment by Company of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgage and issuance of such Mortgage Policy;
(iv) a survey of such Mortgaged Property (and all improvements thereon) (1) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (2) dated not earlier than six months prior to the date of delivery thereof, (3) certified by the surveyor (in a manner reasonably acceptable to Collateral Agent) to Collateral Agent in its capacity as such, White & Case LLP and the title company, (4) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (5) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of clause (ii) above;
(v) to the extent requested by Administrative Agent, copies of all leases in which Company or any other Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, to the extent requested by Administrative Agent, such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement (with any such agreement being reasonably acceptable to Administrative Agent); and
(vi) flood certificates covering such Mortgaged Property in form and substance acceptable to Administrative Agent, certified to Collateral Agent in its capacity as such and whether or not such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map.
C. Company will, and will cause each of the other Loan Parties to, at the expense of Company, make, execute, endorse, acknowledge, file and/or deliver to Collateral Agent from time to time such schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Collateral Documents as Collateral Agent may reasonably require and are necessary for the perfection or priority of the Liens intended to be granted by the Collateral Documents. Furthermore, Company will, and will cause the other Loan Parties that are Subsidiaries of

Company to, deliver to Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by Administrative Agent to assure itself that this Section 6.7 has been complied with.
D. If Administrative Agent or the Requisite Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of Company and the other Loan Parties constituting Collateral, Company will, at its own expense, provide to Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to Administrative Agent.
E. Company agrees that each action required by clauses (B) through (D) of this Section 6.7 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by Administrative Agent (unless extended by Administrative Agent in its sole discretion); provided that in no event will Company or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 6.7.
6.8 Transactions with Affiliates. Company shall, and shall cause each of its Subsidiaries to, conduct all transactions with any of its Affiliates (other than Company or any of its Subsidiaries) upon terms that are substantially as favorable to Company or such Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of Company or such Subsidiary; provided that the foregoing restrictions shall not apply to (a) reasonable and customary fees paid to members of the Board of Directors of Company and its Subsidiaries, and (b) transactions otherwise expressly permitted hereunder between Company or any of its Subsidiaries and any such Affiliate.
6.9 Use of Proceeds; Conduct of Business. Company shall use proceeds of the Loans only as provided in Section 5.9. From and after the Closing Date, Company shall, and shall cause its Subsidiaries (taken as a whole) to, engage primarily in (i) the lines of business carried on by Company and its Subsidiaries on the Closing Date and (ii) other businesses or activities that are reasonably similar thereto or that constitute a reasonable extension, development or expansion thereof or that are ancillary or reasonably related thereto.
6.10 Fiscal Year; Fiscal Quarter. Company shall maintain (i) its and each of its Subsidiaries’ Fiscal Year-end at December 31 of each year and (ii) its and each of its Subsidiaries’ Fiscal Quarters to end on March 31, June 30, September 30 and December 31 of each year; provided that in the case of clause (i) above, Company may, upon prior written notice to Administrative Agent, change such Fiscal Year-end to any other date reasonably acceptable to Administrative Agent, in which case Company and Administrative Agent shall, and are hereby authorized by Lenders to, make any adjustments to this Agreement that are necessary in order to reflect any corresponding changes in financial reporting.
6.11 Maintenance of Company Separateness. Company shall, and shall cause each of its Significant Subsidiaries to, satisfy customary corporate or other organizational formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (ii) the maintenance of separate corporate or other organizational records and (iii) the maintenance of separate bank accounts (if any) in its own name. Neither Company nor any of its Significant Subsidiaries shall take any action, or conduct its affairs in a manner, which would reasonably be expected to result in the existence of Company or any of its Significant Subsidiaries being ignored, or in the assets and liabilities of Company or any of its Significant Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

SECTION 7 NEGATIVE COVENANTS. Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans, Notes, Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.
7.1 Indebtedness. Company shall not, and shall not permit any of its Subsidiaries to create, incur, assume or guaranty, or otherwise become or remain liable with respect to, any Indebtedness, except:
(i) Company may become and remain liable with respect to the Obligations;
(ii) Company and its Subsidiaries may become and remain liable with respect to Guarantee Obligations permitted under Section 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Guarantee Obligations so extinguished;
(iii) Company may become and remain liable with respect to Indebtedness to any of its Subsidiaries, and any Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any other Subsidiary of Company;
(iv) Company and its Subsidiaries may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto;
(v) Company may become and remain liable with respect to any Credit Agreement Refinancing Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;
(vi) Company may become and remain liable with respect to (a) up to $190,000,000 aggregate principal amount of 2009 Senior Notes and (b) Indebtedness (including Incremental Term Loans) issued by Company in exchange for, or the proceeds of which are used to repurchase, redeem, defease or otherwise prepay or retire (collectively, a “2009 Senior Note Refinancing”), the 2009 Senior Notes; provided that in the case of (b), (1) such Indebtedness is unsecured, junior to, pari passu with, or subordinated to, the Obligations, (2) such Indebtedness (if not Incremental Term Loans) shall not mature, or have a shorter Weighted Average Life to Maturity than, prior to 91 days after the stated final maturity of all Indebtedness under this Agreement, (3) after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, Company shall be in pro forma compliance with Section 7.6 of this Agreement, (4) the other terms of such Indebtedness (including amortization schedule, covenants, defaults, remedies, and other material terms thereof) shall be on prevailing market terms (in the good faith judgment of the Company), (5) if secured on a pari passu basis with the Liens securing the Obligations, (i) such Indebtedness shall be in the form of Incremental Term Loans and Company shall be in compliance with the Consolidated Leverage Ratio requirement in clause (b) of the definition of Maximum Incremental Commitment Amount and (ii) such Indebtedness shall not be secured by any assets or property other than the Collateral, (6) if secured on a junior lien basis to the Liens securing the Obligations, (i) the holders of such Indebtedness (if not Incremental Term Loans) or their representative shall be party to intercreditor arrangements reasonably satisfactory to Administrative Agent and (ii) such Indebtedness shall not be secured by any assets or property other than the Collateral, (7) Company shall be the issuer or borrower of such Indebtedness and if any such Indebtedness is guaranteed, it shall not be guaranteed by any Person other than the Subsidiary Guarantors, (8) (x) any such Indebtedness that is junior in right of payment and/or with respect to the Collateral with the Loans and the Obligations shall not be able to be prepaid pursuant to any voluntary or mandatory repayments or prepayments unless permitted by this Agreement and the documentation governing any Permitted Pari Passu Refinancing Debt and (y) any such Indebtedness that is pari passu in right of payment and with respect to the Collateral with the Loans and the Obligations may participate on a pro rata basis or less than pro rata basis (but not greater than pro rata) in any voluntary or mandatory repayments or prepayments in respect of the Term Loans and (9) the aggregate principal amount of such Indebtedness shall not exceed the sum of (x) the aggregate principal amount of the 2009 Senior Notes thereby refinanced plus (y) the amount of any tender premium, call premium or similar premium (any such premium being a “2009 Senior Note Refinancing Premium”) paid by Company in connection with such 2009 Senior Note Refinancing plus (z) the costs of issuance of such Indebtedness, including placement agent fees or underwriting commissions (such Indebtedness meeting the requirements set forth above being “2009 Senior Note Refinancing Debt”);
(vii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness (a) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or (b) otherwise incurred in respect of Consolidated Capital Expenditures, in the case of this clause (b), in an aggregate principal amount not to exceed $40,000,000 in any Fiscal Year;
(viii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness under Hedge Agreements;
(ix) Company and its Subsidiaries may remain liable with respect to (X) in the case of a Subsidiary, Indebtedness of such Subsidiary existing at the time of consummation of an Acquisition pursuant to which such Person becomes a Subsidiary of Company or (Y) Indebtedness secured by assets acquired by such Person in an Acquisition at the time of consummation of such Acquisition; provided that such Indebtedness was not incurred in contemplation of the Acquisition referred to in clause (X) or the acquisition of such assets referred to in clause (Y), as the case may be, and does not constitute Funded Debt;
(x) Company and its Subsidiaries may extend the maturity of, and may become and remain liable with respect to Permitted Refinancing Indebtedness with respect to any Indebtedness permitted under clauses (ii), (iv), (vii) and (ix);
(xi) Company and its Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; and
(xii) additional unsecured indebtedness so long as (a) no Potential Event of Default or Event of Default has occurred and is continuing; (b) Company would be in compliance on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness with the covenant in Section 7.6 as of the most recent Fiscal Quarter for which financial statements were delivered pursuant to Sections 6.1(i) or (ii) or, if prior to the first delivery date for such financial statements hereunder, as of the end of the period for which the most recent financial statements of Company are available and if the last day of any such period is prior to the first Fiscal Quarter for which the covenants are tested, the levels for the first Fiscal Quarter for which the covenants are tested shall be deemed to apply for such purpose; (c) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption, sinking fund obligation or maturity (other than customary prepayments from proceeds of asset sales and casualty events and in connection with change of control provisions) prior to the date occurring 180 days after the Initial Term Loan Maturity Date and (d) no Subsidiary of Company other than Subsidiary Guarantors shall be an obligor in respect of such Indebtedness.
7.2 Liens and Related Matters.
A. Company shall not, and shall not permit any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (real or personal, tangible or intangible) (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, except:
(i) Permitted Encumbrances;
(ii) Liens existing on the Closing Date securing Indebtedness and other obligations listed on Schedule 7.1;
(iii) Liens granted pursuant to this Agreement or the Collateral Documents;
(iv) Liens placed on property, plant or equipment and related assets used in the ordinary course of business of Company or any of its Subsidiaries to secure Indebtedness incurred to pay all or a portion of the purchase price thereof; provided that (a) the Lien encumbering such property, plant or equipment and related assets does not encumber any other asset of Company or any of its Subsidiaries other than similar assets at the same location and (b) the Indebtedness secured thereby is permitted under Section 7.1(vii); provided further that individual financings of such assets provided by a single lender or group of co-lenders may be cross-collateralized to other financings of such assets provided solely by such lender or group;
(v) Liens encumbering assets of a Subsidiary of Company that are granted to secure Indebtedness permitted under Section 7.1(ix) at the time such Indebtedness is originally incurred (and not in contemplation of the Acquisition referred to in Section 7.1(ix));
(vi) Liens encumbering assets constituting “Additional Collateral” as defined in that certain Master Lease Agreement with respect to the 2012 Sale-Leaseback (and the Collateral Agent is hereby authorized and directed to release any liens created pursuant to the Loan Documents on such Additional Collateral);
(vii) Other Liens securing Indebtedness and other obligations in an aggregate amount not to exceed $15,000,000 at any time outstanding;
(viii) Liens on the Collateral securing (x) Permitted Pari Passu Refinancing Debt or any Permitted Refinancing Indebtedness in respect thereof, (y) Permitted Junior Priority Refinancing Debt or any Permitted Refinancing Indebtedness in respect thereof and (z) to the extent such Indebtedness is secured, Credit Agreement Refinancing Indebtedness of the type referred to in clause (d) of the definition thereof, in each case of (x), (y) and (z), subject to intercreditor arrangements reasonably satisfactory to Administrative Agent;

(ix) Liens on Collateral securing Indebtedness permitted under Section 7.1(vi)(b); and
(x) the modification, replacement renewal or extension of any Lien permitted by clauses (ii), (iv), (v) and (vi) of this Section 7.2; provided that (a) the Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.1(vii) (and any proceeds and products thereof) and (b) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.1.
B. No Further Negative Pledges. Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, (ii) provisions in leases prohibiting assignment or encumbrance of the applicable leasehold interest, (iii) agreements granting liens permitted by this Agreement, (iv) the 2009 Senior Notes Indenture, any 2009 Senior Note Refinancing Debt Indenture, any Permitted Junior Priority Refinancing Debt, any Permitted Pari Passu Refinancing Debt, or any Permitted Unsecured Refinancing Debt, (v) agreements in effect on the Closing Date, (vi) provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, (vii) any agreement in effect at the time the Person becomes a Subsidiary so long as such agreement was not entered into in contemplation of the Person becoming a Subsidiary, (viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (ix) any agreement amending, refinancing or replacing any of the foregoing (so long as any such restrictions are not materially more restrictive, taken as a whole, than those contained in the agreement so amended, refinanced or replaced), neither Company nor any of its Subsidiaries (other than Designated Non-Wholly-Owned Subsidiaries) shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.
C. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Except as provided herein, Company will not, and will not permit any of its Subsidiaries (other than Designated Non-Wholly-Owned Subsidiaries) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s capital stock or other equity interests owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) this Agreement and the other Loan Documents, (c) the 2009 Senior Notes Documents, any 2009 Senior Note Refinancing Debt Indenture, any Permitted Junior Priority Refinancing Debt, any Permitted Pari Passu Refinancing Debt, or any Permitted Unsecured Refinancing Debt (d) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Company or any of its Subsidiaries, (e) customary provisions restricting assignment of any licensing agreement (in which Company or any of its Subsidiaries is the licensee) or other contract entered into by Company or any of its Subsidiaries in the ordinary course of business, (f) restrictions on the transfer of any asset pending the close of the sale of such asset, (g) restrictions on the transfer of any asset subject to a Lien permitted by Section 7.2A(ii) or (iv), and (h) any agreement amending, refinancing or replacing any of the foregoing (so long as any such restrictions are not materially more restrictive, taken as a whole, than those contained in the agreement so amended, refinanced or replaced).
7.3 Investments; Joint Ventures. Company shall not, and shall not permit any of its Subsidiaries to make or own any Investment in any Person, including any Joint Venture, except:
(i) Company and its Subsidiaries may make and own Investments in Cash Equivalents;

(ii) Company and its Subsidiaries may make loans and advances to officers, directors and employees of Company or any of its Subsidiaries (a) to finance the purchase of capital stock of Company and (b) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding for additional purposes not contemplated by the foregoing clause (a);
(iii) Company and its Subsidiaries may make and own Investments consisting of any non-cash proceeds received by Company or any of its Subsidiaries in connection with any Asset Sale permitted under Section 7.7(v);
(iv) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto and Company and its Subsidiaries may make and own Investments purchased with the proceeds of the sale of any Investments permitted under this Section 7.3(iv);
(v) Company and its Subsidiaries may make and own Investments (x) in any Person in which Company or any of its Subsidiaries has an interest of 50% or less in an aggregate amount at any time not exceeding the greater of $50,000,000 and 10% of Consolidated Total Assets and (y) in other Persons, including Unrestricted Subsidiaries and non-wholly-owned Subsidiaries which do not become Loan Parties hereunder in an aggregate amount at any time not exceeding the greater of $15,000,000 and 3% of Consolidated Total Assets; provided, that, any amounts not used in clause (x) above may be used for purposes of this clause (y);
(vi) Company and its Subsidiaries may make and own Investments (collectively, “Unrestricted Investments”) in addition to those permitted under clauses (i) through (v) above; provided that after giving effect to any such additional Unrestricted Investment pursuant to this clause (vi) the Available Amount Usage shall not exceed the Available Amount; provided, further, that Investments by Company and its Subsidiaries in Unrestricted Subsidiaries and in non-wholly-owned Subsidiaries which do not become Loan Parties hereunder pursuant to this clause (vi) shall not to exceed at any time $15,000,000 for all such Unrestricted Investments; and
(vii) Any Acquisition permitted by Section 7.7.
7.4 Guarantee Obligations. Company shall not, and shall not permit any of its Subsidiaries to create or become or remain liable with respect to any Guarantee Obligation, except:
(i) Company and its Subsidiaries may become and remain liable with respect to Guarantee Obligations in respect of the Guaranties;
(ii) Company may become and remain liable with respect to Guarantee Obligations in respect of Letters of Credit;
(iii) Company and its Subsidiaries may become and remain liable with respect to Guarantee Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;
(iv) Company and its Subsidiaries may become and remain liable with respect to Guarantee Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(v) Company and its Subsidiaries may become and remain liable with respect to Guarantee Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by Section 7.1;
(vi) Company and its Subsidiaries, as applicable, may remain liable with respect to Guarantee Obligations described in Schedule 7.4 annexed hereto; and
(vii) Company and its Subsidiaries may become and remain liable with respect to other Guarantee Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Guarantee Obligations shall at no time exceed $15,000,000.
7.5 Restricted Junior Payments. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that Company may:
(a) repurchase shares of its capital stock (together with options or warrants in respect of any thereof) held by officers, directors and employees of Company so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements;
(b) purchase, redeem or otherwise acquire shares of common stock of Company or warrants or options to acquire any such shares with proceeds received by Company from substantially concurrent equity contributions or issuances of new shares of its common stock;
(c) redeem or exchange, in whole or in part, any capital stock of Company for shares of another class of capital stock of Company or rights to acquire shares of such other class of capital stock; provided that such other class of capital stock contains terms and provisions (taken as a whole, and taking into account the relative amounts of the shares of each class of capital stock involved in such redemption or exchange) that are at least as advantageous to Lenders as those contained in the capital stock redeemed or exchanged therefor;
(d) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, make other Restricted Junior Payments, provided that in each case, after giving effect thereto the Available Amount Usage shall not exceed the Available Amount; and
(e) so long as no Event of Default or Potential Event of Default has occurred and is continuing or would be caused thereby, make other Restricted Junior Payments with respect to the 2009 Senior Notes in an amount not to exceed $25,000,000.

7.6 Financial Covenant. Company shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter set forth below to exceed the correlative ratio indicated.

Year	Fiscal Quarter	Maximum Consolidated Leverage Ratio

2,013	Second	4.95:1.00
	Third	4.95:1.00
	Fourth	4.95:1.00

2,014	First	4.95:1.00
	Second	4.90:1.00
	Third	4.90:1.00
	Fourth	4.90:1.00

2,015	First	4.85:1.00
	Second	4.80:1.00
	Third	4.75:1.00
	Fourth	4.55:1.00

2,016	First	4.55:1.00
	Second	4.55:1.00
	Third	4.55:1.00
	Fourth	4.55:1.00

Thereafter		4.30:1.00
7.7 Restrictions on Certain Fundamental Changes; Asset Sales and Acquisitions. Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or make any Acquisition, except:
(i) any Subsidiary of Company may be merged with or into Company or any other Subsidiary of Company, and any Subsidiary of Company may be liquidated, wound up or dissolved, or all or any part of its business, property or assets (including capital stock of any Subsidiary of Company) may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any other Subsidiary of Company; provided that (a) in the case of any such merger involving Company, Company shall be the continuing or surviving corporation, (b) in the case of any such merger involving a Subsidiary Guarantor and another Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving corporation and (c) the aggregate fair market value of assets conveyed, sold, leased, transferred or disposed of by Company or any Subsidiary Guarantor to a Subsidiary which is not a Subsidiary Guarantor shall not exceed $5,000,000 in any Fiscal Year (other than assets conveyed, sold, leased, transferred or disposed of for fair value and consideration consisting of at least 75% cash);
(ii) Company and its Subsidiaries may make Acquisitions (by merger or otherwise) so long as the requirements of Section 6.7 have been satisfied and prior to the consummation of any such Acquisition, Company shall have delivered to Administrative Agent (a) financial statements for Company and its Subsidiaries for the four Fiscal-Quarter period most recently ended (the “Pro Forma Test Period”), prepared on a Pro Forma Basis as if such Acquisition had been consummated on the first day of the Pro Forma Test Period and giving effect to Company’s good faith estimate of any anticipated cost savings or increases as a result of the consummation thereof, and (b) a pro forma Compliance Certificate demonstrating that, on the basis of such pro forma financial statements, Company would have been in compliance with the financial covenant set forth in Section 7.6 on the last day of the Pro Forma Test Period;

(iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business and sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(iv) Company and its Subsidiaries may sell or otherwise dispose of other assets in transactions that do not constitute Asset Sales;
(v) Company and its Subsidiaries may make Asset Sales of assets having a fair value not in excess of $65,000,000 during the term of this Agreement; provided that (w) the consideration received in each such Asset Sale shall be in an amount at least equal to the fair value of the assets being sold; (x) any non-cash consideration received by Company in respect of any such Asset Sale in the form of Indebtedness of any Person in an amount in excess of $5,000,000 shall be evidenced by a promissory note which shall be pledged by Company to Administrative Agent pursuant to the Pledge Agreement as security for the Obligations; and (y) the proceeds of such Asset Sales shall be applied as and to the extent required by Section 2.4B(iii)(b); and
(vi) Investments permitted under Section 7.3.
7.8 [Reserved].
7.9 Amendments of Documents Relating to other Indebtedness. Company shall not amend or otherwise change, or consent to any amendment or change to, the terms of any 2009 Senior Notes, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to (i) increase the interest rate on such 2009 Senior Notes, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or Subordinated Indebtedness (other than with respect to interest payable in kind so long as Company would be in compliance on a Pro Forma Basis after giving effect to the interest payable in kind with the covenant in Section 7.6), (ii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, (iii) change any event of default or condition to an event of default with respect thereto (other than the waiver of any such default by the holders of such 2009 Senior Notes, Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or Subordinated Indebtedness, to eliminate any such event of default or increase any grace period related thereto), (iv) change the redemption, prepayment or defeasance provisions thereof, (v) change any subordination provisions thereof (or of any guaranty thereof or guaranty requirements with respect thereto other than to release such guaranty), (vi) change or add any collateral therefor (other than to release such collateral), (vii) add any financial maintenance covenant thereto, or (viii) together with all other amendments or changes made, increase materially the obligations of the obligor thereunder or confer any material additional rights on the holders of such 2009 Senior Notes, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders (as determined by Administrative Agent in its reasonable judgment).
SECTION 8 EVENTS OF DEFAULT. If any of the following conditions or events (“Events of Default”) shall occur:
8.1 Failure to Make Payments When Due. (i) Failure by Company to pay any installment of principal of any Loan or any Note when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; or (ii) failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or (iii) failure by Company to pay any interest on any Loan or Note, any Fees or any other amounts owing hereunder or under any Loan Document, which failure in the case of clause (iii) shall continue unremedied for five or more days; or

8.2 Default in Other Agreements. (i) Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1) or Guarantee Obligations with an aggregate principal amount of $20,000,000 or more beyond the end of any grace or notice period provided in the instrument or agreement under which such Indebtedness or Guarantee Obligations was created; or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Guarantee Obligations in the aggregate principal amount referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement evidencing, securing or relating to such item(s) of Indebtedness or Guarantee Obligation(s), if such breach or default continues after any applicable grace or notice period provided therefor, or any other event or condition shall occur or exist, unless cured or waived, and the effect of such breach or default or other event or condition is to cause, or to permit the holder or holders of that Indebtedness or Guarantee Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Guarantee Obligation(s) to become or be declared due and payable, or required to be prepaid other than by a regularly scheduled prepayment, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
8.3 Breach of Certain Covenants. Failure of Company to perform, observe or comply with any term or condition contained in Section 6.1(vi)(a), Section 6.2, the first sentence of Section 6.9 or Section 7; or
8.4 Breach of Warranty; etc. Any representation, warranty, certification or other statement made or deemed to be made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time delivered to Administrative Agent or any Lender in writing pursuant hereto or in connection herewith shall prove to be untrue in any material respect on the date as of which made or deemed to be made; or
8.5 Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term or covenant contained in this Agreement or any of the other Loan Documents, other than any such term or covenant referred to in any other Section of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or
8.6 Bankruptcy; Appointment of Receiver, etc. Company or any of its Material Subsidiaries shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against Company or any of its Material Subsidiaries and the petition is not dismissed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Company or any of its Material Subsidiaries, to operate all or any substantial portion of the business of Company or any of its Material Subsidiaries, or Company or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Company or any of its Material Subsidiaries, or there is commenced against Company or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Company or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Company or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any action is taken by Company or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

8.7 Collateral Documents; Guaranties; Repudiation of Obligations, etc. At any time after the execution and delivery thereof:
(i) any of the Collateral Documents shall cease to be in full force and effect, or shall cease to give Collateral Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than with respect to Collateral the aggregate value of which is less than $15,000,000), in favor of Collateral Agent, superior to and prior to the rights of all Third Parties (except as permitted by Section 7.2), and subject to no other Liens (except as permitted by Section 7.2), or any Loan Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Collateral Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Collateral Document; or
(ii) (a) any provision of the Subsidiary Guaranty or any guaranty entered into by a Subsidiary of Company pursuant to Section 6.7 for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, as to any material portion of Subsidiary Guarantors and other Subsidiaries guaranteeing the Obligations, or (b) or any Subsidiary Guarantor, or any Person acting for or on behalf of a Subsidiary Guarantor, shall deny or disaffirm such Subsidiary Guarantor’s obligations under any Subsidiary Guaranty or any guaranty entered into by a Subsidiary of Company pursuant to Section 6.7 for any reason, or
(iii) any Loan Party shall deny in writing its obligations under any Loan Document to which it is a party; or
8.8 Judgments and Attachments. Any money judgments, decrees, writs or warrants of attachment or similar processes involving in the aggregate at any time an amount in excess of $20,000,000 (to the extent such amount is not adequately covered by insurance as to which the insurance company has not disputed coverage in writing) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and such judgments, decrees, writs or warrants of attachment or similar process either shall be final and non-appealable or shall not be discharged, vacated, bonded or stayed pending appeal for a period of 60 consecutive days; or
8.9 ERISA. An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan, except to extent that any such event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; or
8.10 Change of Control. A Change of Control shall occur;
THEN (i) upon the occurrence of any Event of Default described in Section 8.6, each of (a) the unpaid principal amount of and accrued interest on the Loans and the Notes, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations owing hereunder or under any Loan Document, shall automatically become immediately due and payable, without presentment, demand, protest or other notice or requirements of any kind, all of which are hereby expressly waived by Company, and (X) the Commitment of each Lender, (Y) the obligation of any Issuing Lender to issue any Letter of Credit and (Z) the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate and (ii) upon the occurrence and during the continuation of any Event of Default (other than described in Section 8.6), Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, (I) declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the Commitment of each Lender, the obligation of any Issuing Lender to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under Section 3.4C, (II) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Collateral Documents, and/or (III) apply any cash collateral held by Administrative Agent pursuant to this Agreement to the repayment of the Obligations.
Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of a cash collateral account to be established by Administrative Agent and shall be applied as therein provided.
Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.
Notwithstanding anything to the contrary contained in this Section 8, in the event that Company fails to comply with the requirements of Section 7.6 as of the end of any applicable Fiscal Quarter, Company shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 10 Business Days after the date the Compliance Certificate is required to be delivered pursuant to Section 6.1(iii)) to receive cash contributions to its common equity or cash proceeds of common equity issuances in an amount equal to no greater than that needed to cause Company to be in compliance with the requirements of Section 7.6 (the “Cure Amount”), and, provided 100% of such cash contribution has been contributed, or such cash proceeds received, as common equity to Company as common equity, thereupon Company’s compliance with Section 7.6 shall be recalculated giving effect to the following pro forma adjustments: (i) Consolidated Adjusted EBITDA shall be increased, solely for the purposes of determining compliance with Section 7.6, as of the end of such Fiscal Quarter and applicable subsequent periods that include such Fiscal Quarter by an amount equal to the Cure Amount (provided that, for such relevant Fiscal Quarter, Consolidated Total Debt shall not be recalculated to give effect to any repayment of Indebtedness with the Cure Amount) and (ii) if, after giving effect to the foregoing recalculations, the requirements of Section 7.6 shall be satisfied, then the requirements of Section 7.6 shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.6 that had occurred shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (a) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 7.6, (b) Company shall not be entitled to exercise the Cure Right more than (i) two times during any four consecutive Fiscal Quarters and (ii) five times during the term of this Agreement, (c) all Cure Amounts shall be disregarded for purposes of determining baskets with respect to the covenants contained in the Loan Documents, for purposes of determining pricing and for any other purpose, and may not be used to make a Restricted Junior Payment, and (d) upon Administrative

Agent’s receipt of a notice from Company that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following date of delivery of the Compliance Certificate under Section 6.1(iii) to which such Notice of Intent to Cure relates, none of Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of Administrative Agent, Collateral Agent nor any other Lender or Secured Parties shall (i) exercise any right to foreclose on or take possession of the Collateral or (ii) exercise any other remedy hereunder or applicable law solely on the basis of an Event of Default having occurred and being continuing under Section 7.6; provided that no Lender shall have any obligation to make any Loans, and no Issuing Lender shall have any obligation to issue a Letter of Credit, prior to receipt of the Cure Amount.
SECTION 9 ADMINISTRATIVE AGENT
9.1 Appointment. The Lenders hereby irrevocably designate and appoint Credit Suisse as Administrative Agent (for purposes of this Section 9 and Section 10.2, the term “Administrative Agent” also shall include Credit Suisse in its capacity as Collateral Agent pursuant to the Collateral Documents) to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Any Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by it, and Administrative Agent and any sub-agent may perform any of their respective duties hereunder by or through any of its respective Related Parties. No Agent shall be responsible for negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence, bad faith or willful misconduct in the selection of such sub-agents.
9.2 Nature of Duties.
A. Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8 or Section 10.6) or any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of Administrative Agent shall be mechanical and administrative in nature; Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.
B. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of Administrative Agent as, and to the extent, provided for under Section 10.2. Without limitation of the foregoing, none of the Lead Arrangers shall, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

9.3 Lack of Reliance on Administrative Agent. Independently and without reliance upon Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Company and its Subsidiaries and, except as expressly provided in this Agreement, Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Company or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Company or any of its Subsidiaries or the existence or possible existence of any Potential Event of Default or Event of Default.
9.4 Certain Rights of Administrative Agent. If Administrative Agent requests instructions from the Requisite Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from the Requisite Lenders; and Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Requisite Lenders.
9.5 Reliance. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by Administrative Agent.
9.6 Right to Indemnity. To the extent Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by Company, the Lenders will reimburse and indemnify Administrative Agent (and any Affiliate thereof) in proportion to their respective “percentage” as used in determining the Requisite Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
9.7 Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement,

Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Requisite Class Lenders”, “Requisite Lenders”, or any similar terms shall, unless the context clearly indicates otherwise, include Administrative Agent in its respective individual capacities. Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
9.8 Holders. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
9.9 Resignation by Administrative Agent; Replacement.
A. Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Potential Event of Default or an Event of Default under Section 8.6 then exists, Company. Any such resignation by an Administrative Agent hereunder shall automatically, and with no further action required on the part of Administrative Agent, also constitute its resignation as an Issuing Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (B) and (C) below or as otherwise provided below.
B. Upon any such notice of resignation by Administrative Agent, the Requisite Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Company, which acceptance shall not be unreasonably withheld or delayed (provided that Company’s approval shall not be required if an Event of Default then exists).
C. If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, Administrative Agent, with the consent of Company (which consent shall not be unreasonably withheld or delayed; provided that Company’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above.
D. If no successor Administrative Agent has been appointed pursuant to clause (B) or (C) above by the 20th Business Day after the date such notice of resignation was given by Administrative Agent, Administrative Agent’s resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above.

E. The Requisite Lenders may at any time when Administrative Agent has become the subject of a proceeding under any bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, or had a receiver, conservator, trustee or custodian appointed for it, upon no less than 15 Business Days’ prior notice, replace Administrative Agent. Any such replacement of Administrative Agent hereunder shall automatically, and with no further action required on the part of Administrative Agent, also constitute its resignation as an Issuing Lender, in which case the replaced Administrative Agent (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such replacement. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clause (F) below or as otherwise provided below.
F. If Administrative Agent is replaced pursuant to the preceding clause (E), the Requisite Lenders shall have the right to appoint a successor which successor Administrative Agent shall be consented to by Company (which consent shall not be unreasonably withheld or delayed, provided that Company’s consent shall not be required if an Event of Default then exists); provided that the successor Administrative Agent shall not be the subject of a proceeding under any bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, or had a receiver, conservator, trustee or custodian appointed for it and shall succeed to and become vested with all of the rights, powers, privileges and duties of the replaced Administrative Agent, and the replaced Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.
G. The fees payable by Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Company and such successor.
H. Upon a resignation or replacement of Administrative Agent pursuant to this Section 9.9, Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 9 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of Administrative Agent for all of its actions and inactions while serving as Administrative Agent.
9.10 Collateral Matters.
A. Each Lender authorizes and directs Collateral Agent to enter into the Collateral Documents for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.
B. The Lenders hereby authorize Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Company and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 7.7, (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or all of the Lenders hereunder, to the extent required by

Section 10.6) or (iv) as otherwise may be expressly provided in the relevant Collateral Documents. Upon request by Administrative Agent at any time, the Lenders will confirm in writing Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.10.
C. Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Collateral Agent in this Section 9.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given Collateral Agent’s own interest in the Collateral as one of the Lenders and that Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
9.11 Delivery of Information. Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Administrative Agent from any Loan Party, any Subsidiary, the Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.
9.12 Withholding of Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by Administrative Agent without the applicable withholding Tax being withheld from such payment and Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other regulatory authority, or the Internal Revenue Service or any other regulatory authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
SECTION 10 MISCELLANEOUS
10.1 Benefit of Agreement; Assignments; Participations.
A. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, Company may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders (and any purported assignment or transfer without such consent shall be null and void) and, provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.10 and 10.1B) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant (“Loan Participant”) shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such Loan Participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 1.2 shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the Loan Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Potential Event of Default or Event of Default or of a mandatory reduction in the Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any Loan Participant if the Loan Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Loans or Letters of Credit hereunder in which such Loan Participant is participating. The Company agrees that each Loan Participant shall be entitled to the benefits of Sections 2.6, and 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7B(ii) (it being understood that the documentation required under Section 2.7B(ii) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (B) of this Section; provided that such Loan Participant (A) agrees to be subject to the provisions of Section 2.10 as if it were an assignee under paragraph (B) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Loan Participant acquired the applicable participation. Notwithstanding anything to the contrary herein, no Loan Participant may be a Disqualified Institution.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Loan Participant and the principal amounts (and stated interest) of each Loan Participant’s interest in the Loans or other obligations under the Loan Documents (the “Loan Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Loan Participant Register (including the identity of any Loan Participant or any information relating to a Loan Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Loan Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Loan Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Loan Participant Register.
B. Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(a) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (b) one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(b)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor; provided in the case of Revolving Loan Commitments, assignments may only be made under this sub-clause (x)(i)(b) to other Lenders with a Revolving Loan Commitment or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (in the case of Term Loans) or $2,000,000 (in the case of Revolving Loan Commitments) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Assignees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Assignee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment Agreement, provided that (i) at such time, Schedule 2.1 shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying Company for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at Company’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.1(E) (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of (a) the Administrative Agent, (b) in the case of an assignment of Revolving Loan Commitments, each Issuing Lender and (c) so long as no Potential Event of Default under Section 8.6 or Event of Default then exists and the Syndication Date has occurred, Company, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in the case of each clause (a), (b) or (c), not to be unreasonably withheld, delayed or conditioned), provided that (I) Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten Business Days after having received notice thereof and (II) the consent of Administrative Agent shall not be required in connection with a repurchase or assignment pursuant to Section 2.13, (iv) Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (which assignment fee may be waived in the sole discretion of the Administrative Agent) and (v) no such transfer or assignment will be effective until recorded by Administrative Agent on the Register pursuant to Section 2.1D. To the extent of any assignment pursuant to this Section 10.1B, the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 10.1B to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to Company the appropriate U.S. Tax Compliance Certificate substantially in the form of Exhibit VI and the appropriate Internal Revenue Service Forms described in Section 2.7B(iii) and, shall, for the avoidance of doubt, comply with the provisions of Section 2.7B(iii) in their entirety. To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.10 or this Section 10.1B would, at the time of such assignment, result in increased costs under Sections 2.6, 2.7 or 3.6 from those being charged by the respective assigning Lender prior to such assignment, then Company shall not be obligated to pay such increased costs (although Company, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment). If an assigning Lender is entitled (on the date of assignment) to additional amounts pursuant to Section 2.7B(ii)(b) (or pursuant to this sentence) with respect to a United States withholding tax as a result of a change in applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, after the Closing Date, an assignee Lender similarly shall be entitled to such additional amounts (if not otherwise entitled to such amounts pursuant to Section 2.7B(ii)(b)) to the extent such assigning Lender was entitled to such additional amounts and such United States withholding tax would have been an Indemnified Tax with respect to such assignee Lender if such assignee Lender had been a party to this Agreement on the Closing Date.

C. Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to Administrative Agent (but without the consent of Administrative Agent or Company), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this Section 10.1C shall release the transferor Lender from any of its obligations hereunder.
D. Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 10.1B shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.6, 2.7, 3.5C, 3.6, 9.6, 10.2 and 10.5), which shall survive as to such assigning Lender.
E. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Granting Lender shall keep a record of any such grant in a comparable register to the Loan Participant Register described in Section 10.1; provided, further that Company, Administrative Agent and the Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement, and such Granting Lender shall retain the sole right to enforce the obligations of Company relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that the SPV shall be entitled to the benefit of Sections 2.6 and 2.7 (subject to the requirements and the limitations of such Section), but neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of Company under this Agreement except, in the case of Section 2.6, to the extent that the grant to the SPV was made with the prior written consent of Company (not to be unreasonably withheld, conditioned or delayed; for the avoidance of doubt, Company shall have reasonable basis for withholding consent if an exercise by SPV immediately after the grant would result in materially increased indemnification obligations to Company at such time). The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.1, any SPV may (i) with notice to, but without the prior written consent of, Company and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.
F. Notwithstanding anything to the contrary contained herein, each Loan Party and Lenders acknowledge and agree that Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Institution.
10.2 Expenses; Indemnity.
A. Company hereby agrees to: (i) within 10 days after the presentation of a statement together with reasonably detailed supporting documentation (other than with respect to any amounts payable pursuant to Section 4.1M), pay all reasonable and documented out-of-pocket costs and expenses of Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP, one local counsel (in each reasonably necessary jurisdiction) and one special counsel (to the extent reasonably necessary) and, in the case of an actual or potential conflict of interest, one additional counsel for each group of similarly situated Persons, special counsel (to the extent reasonably necessary) and local counsel (in each reasonably necessary jurisdiction) and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of Administrative Agent, of each Issuing Lender in connection with the Letter of Credit Back-Stop Arrangements entered into by such Persons and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of a single counsel to Administrative Agent, one local counsel (in each reasonably necessary jurisdiction) and one special counsel (to the extent reasonably necessary) and, in the case of an actual or potential conflict of interest, one additional counsel for each group of similarly situated Persons, special counsel (to the extent reasonably necessary) and local counsel (in each reasonably necessary jurisdiction) and consultants for Administrative Agent and, after the occurrence of an Event of Default, the reasonable fees and disbursements of a single counsel for each of the Issuing Lenders and Lenders (taken as a whole), one local counsel (in each reasonably necessary jurisdiction) and one special counsel (to the extent reasonably necessary) and, in the case of an actual or potential conflict of interest, one additional counsel for each group of similarly situated Persons, special counsel (to the extent reasonably necessary) and local counsel (in each reasonably necessary jurisdiction)); and (ii) indemnify Administrative Agent, each Issuing Lender and each Lender, and each of their respective Related Parties (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable and documented out-of-pocket fees, disbursements and other charges of lead counsel, special counsel (to the extent reasonably necessary) and one local counsel in each reasonably necessary jurisdiction (and one additional counsel for each group of similarly situated Persons in the case of an actual or potential conflict of interest) and reasonable and documented consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not Administrative Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Loan Party) related to the entering into and/or performance of this Agreement or any other Loan Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Company or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Company or any of its Subsidiaries at any location, whether or not owned, leased or operated by Company or any of its

Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Company, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Company or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
B. To the full extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against each other party hereto, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit Company’s indemnification and reimbursement obligations for any such damages paid by an Indemnified Person. No party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such party results from such party’s bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
C. To the extent that Company fails to pay any amount required to be paid by them to Administrative Agent, under clause A of this Section 10.2, each Lender severally agrees to pay to Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Term Loans and Revolving Loan Commitments at the time (in each case, determined by disregarding the pro rata share of any Defaulting Lender).
D. The provisions of this Section 10.2 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of Administrative Agent or any Lender. All amounts due under this Section 10.2 shall be payable on written demand therefor. Each party’s obligations under this Section 10.2 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
10.3 Patriot Act. Each Lender subject to PATRIOT ACT hereby notifies Company that pursuant to the requirements of the PATRIOT ACT, it is required to obtain, verify and record information that identifies Company and the other Loan Parties and other information that will allow such Lender to identify Company and the other Loan Parties in accordance with the PATRIOT ACT.
10.4 Set-Off. A. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of

Default, Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of Company against and on account of any Obligations and liabilities of the Loan Parties then due and payable to Administrative Agent, such Issuing Lender or such Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not Administrative Agent, such Issuing Lender or such Lender shall have made any demand for payment thereof and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
B. NOTWITHSTANDING THE FOREGOING SECTION 10.4A, AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUISITE LENDERS OR APPROVED IN WRITING BY ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO COLLATERAL AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUISITE LENDERS OR ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SECTION 10.4B SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND ADMINISTRATIVE AGENT HEREUNDER.
10.5 Ratable Sharing. A. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Loans, Unpaid Drawings, Letters of Credit, Fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
B. Except as otherwise provided in this Agreement, Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of Company in respect of any Obligations hereunder, Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its Pro Rata Share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
C. Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 10.5A and B shall be subject to (i) Sections 2.13, 2.14 and 2.15 and (ii) the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders. Furthermore, Company may extend the final maturity of Term Loans and/or Revolving Loan Commitments in connection with an Extension that is permitted under Section 2.15 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans or Revolving Loans, as applicable, for purposes of this Section 10.5 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.4A(i), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Offer) without giving rise to any violation of this Section 10.5 or any other provision of this Agreement. Furthermore, Company may take all actions contemplated by Section 2.15 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 10.5 or any other provision of this Agreement.
10.6 Amendments and Waivers.
A. Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Loan Parties party hereto or thereto and the Requisite Lenders, or by Administrative Agent with the consent of the Requisite Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of Company may be released from, the Subsidiary Guaranty and the Collateral Documents in accordance with the provisions hereof and thereof without the consent of the other Loan Parties party thereto or the Requisite Lenders), provided that (1) the only consent required in connection with a change, waiver, discharge or termination described in the succeeding clause (i), shall be the written consent of all Lenders directly and adversely affected thereby (or by Administrative Agent with the consent of all Lenders directly and adversely affected thereby) and respective Loan Parties thereto (and the consent of the Requisite Lenders shall not be required) and (2) no other such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender, except in the case of following clause (i) in connection with any extension of final scheduled maturity or reduction (or forgiveness) of principal or interest) (with Obligations directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 1.2 shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) except as expressly provided in the Loan Documents, release all or substantially all of the Collateral under all the

Collateral Documents or the value of the Guaranties (taken as a whole), (iii) amend, modify or waive any provision of this Section 10.6A (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Closing Date), (iv) reduce the “majority” voting threshold specified in the definition of “Requisite Lenders” (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of “Requisite Lenders” on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Closing Date), or (v) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Potential Events of Default or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of Administrative Agent, amend, modify or waive any provision of Section 9 or any other provision as same relates to the rights or obligations of Administrative Agent, (4) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of Collateral Agent, (5) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement on the Closing Date, without the consent of the each Lender with Obligations directly and adversely affected thereby of each Class which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Classes, pursuant to Section 2.4B(iv)(b) (it being understood, however, that the Requisite Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Classes, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered), (6) without the consent of the Requisite Class Lenders of the respective Class affected thereby, amend the definition of Requisite Class Lenders (it being understood that, with the consent of the Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Requisite Class Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date), (7) without the written consent of the Requisite Class Lenders of Revolving Loans and/or Revolving Loan Commitments, amend, modify or waive any condition precedent set forth in Section 4 with respect to the making of Revolving Loans or the issuance of Letters of Credit and (8) without the written consent of the Requisite Class Lenders of Delayed Draw Term Loans and/or Delayed Draw Term Loan Commitments, amend, modify or waive any condition precedent set forth in Section 4 with respect to the making of Delayed Draw Term Loans. This Section 10.6 and the other voting-related provisions in this Agreement and the other Loan Documents are subject to the terms of Section 2.13B.
B. If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 10.6A, the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Company shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (a) or (b) below, to either (a) replace each such non-consenting Lender or Lenders (or, at the option of Company, if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.10 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (b) terminate such non-consenting Lender’s Revolving Loan

Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay all outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable Pro Rata Share of the Letter of Credit Usage, in accordance with Section 2.4B(iv)(e), provided that unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (b) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (b), the Requisite Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided, further, that Company shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 10.6A.
C. Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by Company, the Requisite Lenders and Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a Replacement Lender in accordance with Section 10.1) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Requisite Lenders, Administrative Agent and Company (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders.
D. In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of Administrative Agent, Company and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans (the “Refinanced Term Loans”), with a replacement term loan tranche denominated in Dollars (the “Replacement Term Loans”) respectively, hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margins for such Replacement Term Loans shall not be higher than the Applicable Margins for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of Term Loans in effect immediately prior to such refinancing.
E. Notwithstanding anything to the contrary contained in Section 10.1A, Company, Administrative Agent and each Incremental Term Loan Lender, each Incremental RL Lender, each Additional Lender may, in accordance with the provisions of Section 2.11, 2.12, 2.14 or 2.15, as the case may be, enter into an Incremental Loan Commitment Agreement, Refinancing Amendment or Extension Amendment, as applicable, provided that after the execution and delivery by the respective Company, Administrative Agent and each such Lender party to such Incremental Loan Commitment Agreement, such Incremental Loan Commitment Agreement may thereafter only be modified in accordance with the requirements of this Section 10.6.

F. If, following the Closing Date, Administrative Agent and Company shall have jointly identified an obvious error or any error or omission of a typographical, technical (including any change to Section 2.4A(i) to accurately reflect the amount of Delayed Draw Term Loans incurred by Company) or immaterial nature, in each case, in any provision of any Loan Document, then Administrative Agent and Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders within five Business Days following receipt of notice thereof.
G. Further, notwithstanding anything to the contrary contained in this Section 10.6, (x) (i) Collateral Documents and related documents executed by the Loans Parties in connection with this Agreement may be in a form reasonably determined by Agent, (ii) any intercreditor arrangements entered into in connection with this Agreement may be in a form reasonably determined by Agent, and (iii) such Collateral Documents and related documents and intercreditor arrangements may be amended, supplemented and waived with the consent of the each and Company without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered (A) in order to comply with local law or advice of local counsel, (B) in order to cause such Collateral Document or other document to be consistent with this Agreement and the other Loan Documents or (C) in connection with the incurrence of any Indebtedness under Incremental Loan Commitments, Credit Agreement Refinancing Indebtedness (and Permitted Refinancing Indebtedness in respect thereof), Permitted Pari Passu Refinancing Debt, Permitted Junior Priority Refinancing Debt or Refinanced Term Loans (and the addition of any collateral as Collateral in connection therewith) and the entry by Agents into intercreditor arrangements in connection therewith.
10.7 Notices; Information; Etc. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing (including telecopier) and may be personally served, telecopied or sent by United States mail or courier service and shall be deemed to have been given when deposited in the mails, delivered in person or to the courier or sent by telecopier; provided that notices and communications to Administrative Agent and Company shall not be effective until received by Administrative Agent or Company, as the case may be. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Administrative Agent, at the Notice Office or at such other address as shall be designated by Administrative Agent in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.
Company hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to Company, that it will, or will cause its Subsidiaries to, provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent pursuant to the Loan Documents or to Lenders under Section 6, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing, Notice of Conversion/Continuation or Request for Issuance of Letter of Credit, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Event of Default or Potential Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Administrative Agent to an electronic mail address as directed by Administrative Agent. In addition, Company agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to Administrative Agent or Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by Administrative Agent.

Company agrees that Administrative Agent may, but shall not be obligated to, make the Communications available to Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, LendAmend LLC or a substantially similar electronic transmission system (the “Platform”).
Company hereby acknowledges that (a) Administrative Agent will make available to Lenders materials and/or information provided by or on behalf of Company hereunder (collectively, the “Company Materials”) by posting the Company Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Company or its securities) (each, a “Public Lender”). Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” Company shall be deemed to have authorized Administrative Agent and Lenders to treat such Company Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute non-public information identified as confidential by Company as described in Section 10.17, they shall be treated as set forth in Section 10.17); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Company Materials shall be marked “PUBLIC”, unless Company notifies Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents (including any drafts thereof), (2) notification of changes in the terms of the Credit Facilities, (3) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocations, if any, and funding and closing memoranda), and (4) other written materials reviewed and approved by Company (excluding any projections) intended for prospective Lenders after the initial distribution of the Confidential Information Memorandum. The Company further hereby acknowledges and agrees that all financial statements, certificates and other information furnished pursuant to clauses (i) and (ii) of Section 6.1 are hereby deemed to be marked “PUBLIC” and may be treated accordingly by the Administrative Agent and the Lenders as provided in this Section 10.7. Company shall not be under any obligation to mark any other Company Materials as “PUBLIC.”
Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN

PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
10.8 Survival of Representations, Warranties and Agreements. A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.
B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in Sections 2.6D, 2.7, 3.5C, 3.6, 10.2 and 10.4 and the agreements of Lenders set forth in Sections 9.2A, 9.6, 9.10 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the execution, delivery and termination of this Agreement.
10.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent, Collateral Agent, any Issuing Lender or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document and no course of dealing between Company or any other Loan Party and Administrative Agent, Collateral Agent, any Issuing Lender or any Lender shall impair such power, right or privilege or be construed to be or operate as a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies which Administrative Agent, Collateral Agent, and Issuing Lender or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Administrative Agent, Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.
10.10 Marshalling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.11 Severability. In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
10.13 Headings. Section and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
10.14 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. A. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, COMPANY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. COMPANY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER COMPANY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER COMPANY. COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO COMPANY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST COMPANY IN ANY OTHER JURISDICTION.
B. COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN SECTION 10.14A ABOVE AND HEREBY FURTHER IRREVOCABLY

WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
C. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
10.15 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to Section 10.1). None of Company’s rights or obligations hereunder or under the other Loan Documents nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.
10.16 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.17 Confidentiality. Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event a Lender may make (i) disclosures to Affiliates of such Lender and their respective Related Parties, (ii) disclosures reasonably required by any bona fide assignee, transferee or participant and their respective investment advisers in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein, (iii) disclosures required or requested by any governmental agency or representative thereof, or the NAIC, (iv) disclosures required to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.17), (v) disclosures pursuant to legal process or as required pursuant to applicable law or (vi) disclosures to any other Person with the prior written consent of Company and Administrative Agent in the exercise of their respective sole discretion; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof or the NAIC (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency or the NAIC) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.
10.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
10.19 Judgment Currency.
A. Currency Conversion Rate. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is given.
B. Discharge of Judgment. The obligations of Company in respect of any sum due from it to Lenders hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day following receipt by Administrative Agent of any sum adjudged to be so due in the Other Currency, Administrative Agent may in accordance with normal banking procedures purchase the Original Currency with the Other Currency; if the Original Currency so purchased is less than the sum originally due to Lenders in the Original Currency, Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lenders against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to Lenders in the Original Currency, Lenders shall remit such excess to Company.
10.20 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 10.20 would, at the time of such transfer, result in increased costs under Section 2.6, 2.7 or 3.6 from those being charged by the respective Lender prior to such transfer, then Company shall not be obligated to pay such increased costs (although Company shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
10.21 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of Administrative Agent. The provisions of this Section 10.21 are for the sole benefit of Administrative Agent, the Collateral Agent and the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
10.22 Post-Closing Actions. The Company shall, and shall cause each Subsidiary to execute and deliver the documents and complete the tasks set forth on Schedule 10.22, in each case within the time limits specified on such schedule (with any such time frame permitted to be extended by the Administrative Agent in its sole discretion).
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
COMPANY:

ALLIANCE HEALTHCARE SERVICES, INC.

By:	/s/ Howard K. Aihara
	Name:	Howard K. Aihara
	Title:	Executive Vice President and Chief Financial Officer

Notice Address:

100 Bayview Circle
Suite 400
Newport Beach, California 92660
Attention: Richard W. Johns

Telephone No: (949) 242-5505
Facsimile No: (949) 242-5377
ADMINISTRATIVE AGENT:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
individually and as Administrative Agent

By:	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Authorized Signatory

By:	/s/ Patrick Freytag
	Name:	Patrick Freytag
	Title:	Authorized Signatory

Notice Address:

Credit Suisse AG, Cayman Islands Branch
11 Madison Avenue
New York, New York 10010
Attention: Sean Portrait

Telephone No: (919) 994-6369
Facsimile No: (212) 322-2291
Exhibit I
FORM OF NOTICE OF BORROWING
[Date]
Credit Suisse AG, Cayman Islands Branch, as
Administrative Agent (the “Administrative
Agent”) for the Lenders party to the Credit
Agreement referred to below
11 Madison Avenue
New York, New York 10010
Attention: Sean Portrait, Agency Manager
Ladies and Gentlemen:
The undersigned, Alliance HealthCare Services, Inc. (“Company”), refers to the Credit Agreement, dated as of June 3, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Company, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.1B of the Credit Agreement, that the undersigned hereby requests a borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such borrowing (the “Proposed Borrowing”) as required by Section 2.1B of the Credit Agreement:
(i) The Business Day of the Proposed Borrowing is                     ,         .1
(ii) The aggregate principal amount of the Proposed Borrowing is $        .
(iii) The Loans to be made pursuant to the Proposed Borrowing shall consist of [Initial Term Loans][Delayed Draw Term Loans][Incremental Term Loans]2[Revolving Loans].
(iv) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [LIBOR Loans].

1
Shall be a Business Day (i) in the case of Base Rate Loans, on or after the date hereof or (ii) in the case of LIBOR Loans, at least three Business Days after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given no later than 11:00 A.M. (New York City time) on such day.

2	If Incremental Term Loans, include the specific Tranche thereof.
[(v) The initial Interest Period for the Proposed Borrowing is [     days]3 [one month] [two months] [three months] [six months] [, subject to the approval of each Lender, twelve months].]4
[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A) the representations and warranties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date of the Proposed Borrowing to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and
(B) no event has occurred and is continuing or would result from such Proposed Borrowing that would constitute a Potential Event of Default or an Event of Default.]5
[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A) Company has sent a notice of redemption in accordance with Section 1105 of the 2009 Senior Notes Indenture within eight Business Days of the Closing Date in connection with the Specified 2009 Senior Note Repurchase;
(B) the representations and warranties contained in the Credit Agreement and in the other Loan Documents were true and correct in all material respects on and as of the date the notice of redemption was sent in connection with the Specified 2009 Senior Note Repurchase to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and
(C) no event has occurred and is continuing or would result from such Proposed Borrowing that would constitute a Potential Event of Default or an Event of Default under Section 8.1 or Section 8.6 of the Credit Agreement.]6

3
Solely in the case of the Initial Term Loans, the period commencing on the Closing Date and ending on August 4, 2013 or, subject to approval of the Administrative Agent, such other period less than one month.

4	To be included for a Proposed Borrowing of LIBOR Loans.

5	To be included for a Proposed Borrowing of Loans other than Delayed Draw Term Loans.

6	To be included for a Proposed Borrowing of Delayed Draw Term Loans only.

Very truly yours,

ALLIANCE HEALTHCARE SERVICES, INC.

By:
Name:
Title:
Exhibit II
FORM OF NOTICE OF CONVERSION/CONTINUATION
[Date]
Credit Suisse AG, Cayman Islands Branch,
as Administrative Agent for the Lenders party
to the Credit Agreement referred to below
11 Madison Avenue
New York, New York 10010
Attention: Sean Portrait, Agency Manager
Ladies and Gentlemen:
The undersigned, Alliance HealthCare Services, Inc. (“Company”), refers to the Credit Agreement, dated as of June 3, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Company, the lenders from time to time party thereto (the “Lenders”), and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably on and after the related Interest Rate Determination Date, pursuant to Section 2.2D of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the borrowing of [Term Loans][Revolving Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.2D of the Credit Agreement:
(i) The Proposed [Conversion] [Continuation] relates to the borrowing of [Term Loans][Revolving Loans] originally made on             , 20     (the “Outstanding Borrowing”) in the principal amount of $         and currently maintained as a borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period ending on             ,         ].
(ii) The Business Day of the Proposed [Conversion] [Continuation] is             ,         .7
(iii) The Outstanding Borrowing shall be [continued as a borrowing of LIBOR Loans with an Interest Period of                     ] [converted into a borrowing of [Base Rate Loans] [LIBOR Loans with an Interest Period of                     ]].8
[The undersigned hereby certifies that no Potential Event of Default or Event of Default has occurred and is continuing].9

Very truly yours,

ALLIANCE HEALTHCARE SERVICES, INC.

By:
Name:
Title:

7
Shall be a Business Day at least (i) three Business Days after the date hereof in the case of a conversion to, or continuation of, a LIBOR Loan or (ii) one Business Day after the date hereof in the case of a conversion to a Base Rate Loan, provided that such notice shall be deemed to have been given on a certain day only if given no later than 11:00 A.M. (New York City time) on such day.

8
In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate borrowings with different Interest Periods, Company should make appropriate modifications to this clause to reflect same.

9	To be inserted only in the case of (i) a Proposed Conversion from a Base Rate Loan to a LIBOR Loan or (ii) a Proposed Continuation of a LIBOR Loan.
Exhibit III
FORM OF REQUEST FOR ISSUANCE OF LETTER OF CREDIT
Dated      10

Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, under the Credit Agreement, dated as of June 3, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Alliance HealthCare Services, Inc. (the “Company”), the lenders from time to time party thereto (the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent

11 Madison Avenue
New York, New York 10010
Attention: Sean Portrait, Agency Manager
[[        11        ], as Issuing Lender
under the Credit Agreement

]

10	Date of Request for Issuance of Letter of Credit, which must be at least thirty days prior to the Revolving Loan Maturity Date.

11
For standby Letters of Credit issued by Deutsche Bank Trust Company Americas insert: Deutsche Bank Trust Company Americas, 60 Wall Street, New York, NY 10005 MS NYC 60-0926, Attention: Global Loan Operations, Standby Letter of Credit Unit. For trade Letters of Credit issued by Deutsche Bank AG New York Branch, insert: Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005, NYC60-2517, Attention: Trade and Risk Services, Import LC. For Letters of Credit issued by another Issuing Lender, insert the correct notice information for that Issuing Lender.

Attention: [            ]
Ladies and Gentlemen:
Pursuant to Section 3.3 of the Credit Agreement, the undersigned hereby requests that the Issuing Lender referred to above issue a [trade] [standby] Letter of Credit for the account of the undersigned on     12     (the “Date of Issuance”) in the aggregate Stated Amount of     13    .
For purposes of this Request for Issuance of Letter of Credit, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.
The beneficiary of the requested Letter of Credit will be     14    , and such Letter of Credit will be in support of     15     and will have a stated expiration date of     16    .
The undersigned hereby certifies that:

(A)
the representations and warranties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Date of Issuance to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and

(B)	no event has occurred and is continuing or would result from the issuance of the Letter of Credit requested hereby that would constitute a Potential Event of Default or an Event of Default.

12
Date of Issuance, which shall be (x) a Business Day and (y) at least 5 Business Days (or such earlier date as is acceptable to the respective Issuing Lender in any given case) from the date of this Request for Issuance of Letter of Credit if submitted no later than 12:00 P.M. (New York City time).

13	Aggregate initial Stated Amount of the Letter of Credit which should not be less than $100,000 (or such lesser amount as is acceptable to the respective Issuing Lender).

14	Insert name and address of beneficiary.

15
Insert a description of L/C Supportable Obligations (in the case of standby Letters of Credit) and insert description of permitted trade obligations of the Borrower or any of its Subsidiaries (in the case of trade Letters of Credit).

16
Insert the last date upon which drafts may be presented which may not be later than (i) in the case of standby Letters of Credit, on or before the earlier of (x) one year after the Date of Issuance (although any such standby Letter of Credit may be extendible for successive periods of up to one year, but, in each case, not beyond the tenth (10th) Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Lender) and (y) ten (10) Business Days prior to the Revolving Loan Maturity Date, and (ii) in the case of trade Letters of Credit, on or before the earlier of (x) 180 days after the Date of Issuance and (y) thirty (30) days prior to the Revolving Loan Maturity Date.

Copies of all documentation with respect to the supported transaction are attached hereto.

ALLIANCE HEALTHCARE SERVICES, INC.

By:
Name:
Title:
Exhibit IV
FORM OF INITIAL TERM NOTE

New York, New York ,
FOR VALUE RECEIVED, ALLIANCE HEALTHCARE SERVICES, INC., a Delaware corporation (“Company”), hereby promises to pay to [                    ] or its registered assigns (the “Lender”), in lawful money of the United States of America in same day funds, at the Funding and Payment Office (as defined in the Agreement referred to below) not later than 3:00 P.M. (New York City time) on the Initial Term Loan Maturity Date (as defined in the Agreement) the principal sum of                      DOLLARS ($            ) or, if less, the unpaid principal amount of all Initial Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.
Company also promises to pay interest on the unpaid principal amount of each Initial Term Loan made by the Lender in like money at said office from the date hereof until such principal amount is paid in full at the rates and at the times provided in Section 2.2 of the Agreement.
This Initial Term Note is one of the Initial Term Notes referred to in the Credit Agreement, dated as of June 3, 2013, among Company, the lenders from time to time party thereto (including the Lender), and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Agreement). This Initial Term Note is secured by the Collateral Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). This Initial Term Note is subject to voluntary prepayment and mandatory repayment prior to the Initial Term Loan Maturity Date, in whole or in part upon the terms and subject to the conditions specified in the Agreement.
In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Initial Term Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.
Company hereby waives presentment, demand, protest or notice of any kind in connection with this Initial Term Note.
THIS INITIAL TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

ALLIANCE HEALTHCARE SERVICES, INC.

By:
	Name:	Howard K. Aihara
	Title:	Executive Vice President and Chief Financial Officer
Exhibit V
FORM OF REVOLVING NOTE

New York, New York ,
FOR VALUE RECEIVED, ALLIANCE HEALTHCARE SERVICES, INC., a Delaware corporation (“Company”), hereby promises to pay to [                    ] or its registered assigns (the “Lender”), in lawful money of the United States of America in same day funds, at the Funding and Payment Office (as defined in the Agreement referred to below) not later than 3:00 P.M. (New York City time) on the Revolving Loan Maturity Date (as defined in the Agreement) the principal sum of                      DOLLARS ($            ) or, if less, the unpaid principal amount of all Revolving Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.
Company also promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in like money at said office from the date hereof until such principal amount is paid in full at the rates and at the times provided in Section 2.2 of the Agreement.
This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of June 3, 2013, among Company, the lenders from time to time party thereto (including the Lender), and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Agreement). This Revolving Note is secured by the Collateral Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). This Revolving Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part upon the terms and subject to the conditions specified in the Agreement.
In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Revolving Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.
Company hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Note.
THIS REVOLVING NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

ALLIANCE HEALTHCARE SERVICES, INC.

By:
	Name:	Howard K. Aihara
	Title:	Executive Vice President and Chief Financial Officer
Exhibit VI-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of June 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alliance HealthCare Services, Inc., Credit Suisse AG, Cayman Islands Branch and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.7B of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:                , 20[    ]
Exhibit VI-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of June 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alliance HealthCare Services, Inc., Credit Suisse AG, Cayman Islands Branch, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.7B of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:                 , 20[    ]
Exhibit VI-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of June 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alliance HealthCare Services, Inc., Credit Suisse AG, Cayman Islands Branch, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.7B of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:                 , 20[    ]
Exhibit VI-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of June 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alliance HealthCare Services, Inc., Credit Suisse AG, Cayman Islands Branch, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.7B of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:                  , 20[    ]
EXHIBIT VIII
FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered to you pursuant to Section 6.1(iii) of the Credit Agreement, dated as of June 3, 2013, among Alliance HealthCare Services, Inc. (“Company”), the lenders party thereto from time to time, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
1. I am the duly elected, qualified and acting [insert title of the Responsible Officer] of Company.
2. I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of Company.
3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event that has occurred or is continuing that constitutes a Potential Event of Default or an Event of Default [, except as set forth below and describing in detail, the nature and period of existence thereof and what actions Company has taken and proposes to take with respect thereto].
4. Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.
[5. Attached hereto as ANNEX 3 is the information required to establish compliance with Sections 2.4B(iii)(b), 2.4B(iii)(c) and 2.4B(iii)(e) of the Credit Agreement for the Fiscal Year ended on [            ,         ].]17
[[5][6]. Since the [Closing Date][date of most recent Compliance Certificate delivered pursuant to Section 6.1(iii) of the Credit Agreement] the identity of the following Subsidiaries and/or Unrestricted Subsidiaries of Company have changed, as follows:]18

17	Insert for Compliance Certificate in respect of Fiscal Year end only.

18	Insert if there have been any changes to the identity of the Subsidiaries or Unrestricted Subsidiaries since the Closing Date or the date of the previous Compliance Certificate.
IN WITNESS WHEREOF, I have executed this Compliance Certificate this      day of             , 2013.

ALLIANCE HEALTHCARE SERVICES, INC.

By:
	Name:	Howard K. Aihara
	Title:	Executive Vice President and Chief Financial Officer
The information described herein is as of             ,         19 (the “Computation Date”) and pertains to (a) in the case of items I.A.(i), I.A.(iii), I.B., I.C., I.D., I.E. and I.F.(ii), below, the period from the Closing Date through the last day of the Test Period referred in succeeding clause (b) and (b) in the case of items I.A.(ii), I.F.(i) and I.G., the period from [            ,        ] to [            ,        ] (the “Test Period”)

I.	Negative and Financial Covenants

			Amount

A.	Indebtedness (Section 7.1)

	(i)	Aggregate principal amount of 2009 Senior Notes

		Maximum permitted under Section 7.1(vi)	$190,000,000

	(ii)	Incurred under Section 7.1(vii)(b) for this Test Period

		Incurred under Section 7.1(vii)(b) for this Fiscal Year

		Maximum permitted under Section 7.1(vii)(b) per Fiscal Year	$40,000,000

	(iii)	Incurred under Section 7.1(xi)

		Maximum permitted under Section 7.1(xi)	$25,000,000

B.	Liens (Section 7.2)

	(i)	Indebtedness secured by Liens permitted under Section 7.2(vii)

		Maximum permitted under Section 7.2(vii)	$15,000,000

C.	Investments and Joint Ventures (Section 7.3)

	(i)	Investments in loans and advances to officers, directors and employees for purposes other than to finance the purchase of capital stock permitted under Section 7.3(ii)

		Maximum permitted under Section 7.3(ii)	$5,000,000

	(ii)	Investments in any Person in which Company or its Subsidiaries has an interest of 50% or less under Section 7.3(v)(x)

		Maximum permitted under Section 7.3(v)(x), greater of $50,000,000 and 10% of Consolidated Total Assets

	(iii)	Investments in other Persons, including Unrestricted Subsidiaries and non-wholly-owned Subsidiaries which do not become Loan Parties permitted under Section 7.3(v)(y)

		Maximum permitted under Section 7.3(v)(y), greater of $15,000,000 and 3% of Consolidated Total Assets[20]

	(iv)	Unrestricted Investments in Designated Non-Wholly-Owned Subsidiaries and Unrestricted Subsidiaries permitted under Section 7.3(vi)

		Maximum permitted under Section 7.3(vi)	$15,000,000

19	the last day of the respective Fiscal Quarter or Fiscal Year covered by the financial statements which are required to be accompanied with this Compliance Certificate.

20	Any amounts not used above in clause (C)(ii) may be used for purposes of this clause (C)(iii).

D.	Guarantee Obligations (Section 7.4)

	(i)	Guarantee Obligations permitted under Section 7.4(vii)

			Maximum permitted under Section 7.4(vii)	$15,000,000

E.	Restricted Junior Payments (Section 7.5)

	(i)	Restricted Junior Payments with respect to 2009 Senior Notes during the term of the Credit Agreement permitted under Section 7.5(e)

			Maximum permitted under Section 7.5(e)	$25,000,000

F.	Sale of Assets (Section 7.7)

	(i)	Aggregate fair market value of assets sold or transferred by Company or any Subsidiary Guarantor to a Subsidiary which is not a Subsidiary Guarantor under Section 7.7(i) for this Test Period

Aggregate fair market value of assets sold or transferred by Company or any Subsidiary Guarantor to a Subsidiary which is not a Subsidiary Guarantor under Section 7.1(i) for this Fiscal Year

			Maximum permitted under Section 7.7(i) per Fiscal Year	$5,000,000

	(ii)	Aggregate fair value of assets sold in any one or more Asset Sales during the term of the Credit Agreement permitted under Section 7.7(v)

			Maximum permitted under Section 7.7(v)	$65,000,000

G.	Financial Covenant (Section 7.6)

Consolidated Leverage Ratio (Section 7.6) (as of the last day of the Fiscal Quarter ending on the Computation Date)

		a.	Consolidated Total Debt[21] as at the Computation Date

		b.	Consolidated Adjusted EBITDA for the Test Period ended on the Computation Date[22]

		c.	Ratio of line a to line b	:1.00

		d.	Maximum level required pursuant to Section 7.6	[ ]:1.00

[21]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Total Debt.

22	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Adjusted EBITDA.

II	Pro Forma Adjustment
The amount of any Pro Forma Adjustment not previously set forth in any Pro Forma Adjustment Certificate is $             and the amount of any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided is $            .23

[III.	Available Amount
The amount of Available Amount as of the end of the Computation Date is $             and the amount of Available Amount Usage as of the Computation Date is $            .]24

23	Attached hereto in reasonable detail the calculations required to establish (i) Available Amount and (ii) Available Amount Usage.

24
Include for Compliance Certificates delivered in respect of Fiscal Year end only. Attached hereto in reasonable detail the calculations required to establish the basis for any (i) Pro Forma Adjustment not previously set forth in any Pro Forma Adjustment Certificate and (ii) change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided.

1. [During the Test Period ended on the Computation Date, neither Company nor any of its Subsidiaries (other than any Designated Non-Wholly-Owned Subsidiary) has received any Net Asset Sale Proceeds which would require a mandatory repayment pursuant to Section 2.4B(iii)(b) of the Credit Agreement.]1 [During the Test Period ended on the Computation Date, neither Company nor any of its Subsidiaries (other than any Designated Non-Wholly-Owned Subsidiary) has made any Asset Sale.]
[2. The amount of Consolidated Excess Cash Flow for the Fiscal Year ended on the Computation Date was $             and the amount of the payment required pursuant to Section 2.4B(iii)(c) of the Credit Agreement for such Fiscal Year was $            .]2
[2][3]. During the Test Period ended on the Computation Date, neither Company nor any of its Subsidiaries (other than any Designated Non-Wholly-Owned Subsidiary) has received any Net Cash Proceeds from any Recovery Event which would require a mandatory repayment pursuant to Section 2.4B(iii)(e) of the Credit Agreement.3

1
If Company or any of its Subsidiaries (other than any Designated Non-Wholly-Owned Subsidiary) has received such Net Asset Sale Proceeds, the certificate should describe the amounts and dates of the receipt thereof, as well as the amounts and dates of the required mandatory repayments pursuant to Section 2.4B(iii)(b), together with the certification that such payments have in fact been made.

2
Include for Compliance Certificates delivered in respect of Fiscal Year end only (commencing with the Fiscal Year ending closest to December 31, 2013; provided that for the Fiscal Year ending December 31, 2013, Consolidated Excess Cash Flow shall be measured for the period from July 1, 2013 to the end of such Fiscal Year). Attached hereto in reasonable detail the calculations required to establish Consolidated Excess Cash Flow, together with sufficient information as to related mandatory repayments thereof to determine compliance with Section 2.4B(iii)(c) of the Credit Agreement, together with a statement that Company is in compliance with the requirements of said Section 2.4B(iii)(c).

3
If Company or any of its Subsidiaries (other than any Designated Non-Wholly-Owned Subsidiary) has received any Net Cash Proceeds from any Recovery Event, the certificate should describe same and state the date of each receipt thereof and the amount of Net Cash Proceeds received on each such date, together with sufficient information as to mandatory repayments and/or reinvestments thereof to determine compliance with Section 2.4B(iii)(e) of the Credit Agreement, together with a statement that Company is in compliance with the requirements of said Section 2.4B(iii)(e).

EXHIBIT X
FORM OF ASSIGNMENT AGREEMENT4
This Assignment Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches and Letters of Credit) ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:

2.	Assignee:	][5]

[1][3].	Credit Agreement:
Credit Agreement, dated as of June 3, 2013, among Alliance HealthCare Services, Inc. (“Company”), the lenders from time to time party thereto (including the Lender), and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.

[2.	Assigned Interest:[6]

4	This Form of Assignment Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

5
If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

6
Insert this chart if this Form of Assignment Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

Assignor	Assignee	Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/ Loans under Relevant Tranche Assigned
[Name of Assignor]	[Name of Assignee]

[Name of Assignor]	[Name of Assignee]

[4.	Assigned Interest:[7]

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned
[ ] Term Loans[8]	$	$
Revolving Loan Commitment/ Revolving Loans	$	$
Effective Date                     ,         ,         .

Assignor[s] Information		Assignee[s] Information

Payment Instructions:		Payment Instructions:

	Reference:		Reference:

7	this chart if this Form of Assignment Agreement is being used by a single Assignor for an assignment to a single Assignee.

8	rows for additional Tranches of Term Loans as needed.

Notice Instructions:		Notice Instructions:

	Reference:		Reference:
The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][9]

By:	By:
Name:	Name:
Title:	Title:

9	Add additional signature blocks, as needed, if this Form of Assignment Agreement is being used by funds managed by the same or related investment managers.

[Consented to and][10] Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[ISSUING LENDERS]

By:
Name:
Title:][11]

[ALLIANCE HEALTHCARE SERVICES, INC.

By:
Name:
Title:][12]

[10]
Insert only if assignment is being made to an Eligible Assignee pursuant to Section 10.1B(y) of the Credit Agreement and if the assignment is not in connection with a repurchase or assignment pursuant to Section 2.13 of the Credit Agreement.

11	Insert only if assignment of Revolving Loan Commitments is being made to an Eligible Assignee pursuant to Section 10.1B(y) of the Credit Agreement.

12
Insert only if (i) no Potential Event of Default under Section 8.6 of the Credit Agreement or Event of Default is then in existence, (ii) the assignment is being made to an Eligible Assignee pursuant to 10.1B(y) of the Credit Agreement, and (iii) the Syndication Date has occurred. Consent of Company shall not be unreasonably withheld, delayed, or conditioned.

ALLIANCE HEALTHCARE SERVICES, INC.
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1. Representations and Warranties.
1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Company, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender or an Affiliate of a Lender which is at least 50% owned by such Lender or its parent company, (B) a parent company and/or an Affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) a fund that invests in loans and is managed or advised by the same investment advisor as a Lender or by an Affiliate of such investment advisor or (D) an Eligible Assignee under Section 10.1B of the Credit Agreement; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit
Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.
3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.
4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).
*        *        *

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EXHIBIT XII
FORM OF FINANCIAL CONDITION CERTIFICATE
Date: June 3, 2013

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
I, the undersigned, the Chief Financial Officer of Alliance HealthCare Services, Inc. (“Company”), a Delaware corporation, in that capacity only and not in my individual capacity, do hereby certify as of the date hereof that:
1. This Certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 4.1K of the Credit Agreement, dated as of June 3, 2013 among Company, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (as amended, updated, modified and supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.
2. After giving effect to the consummation of the Closing Date Refinancing and the other transactions contemplated by the Loan Documents:
(a) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Company and its Subsidiaries, on a consolidated basis;
(b) the present fair saleable value of the assets of the Company and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Company on its debts and liabilities as they become absolute and matured;
(c) the Company and its Subsidiaries do not intend to, and do not believe that they will, on a consolidated basis, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; and
(D) the Company and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Company’s assets would constitute unreasonably small capital.
For purposes of this Financial Condition Certificate, the amount of contingent liabilities at any time shall be computed as the amount of liabilities that, in the light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

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3. For purposes of this Financial Condition Certificate, I, or officers of Company and/or its Subsidiaries under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	Reviewed the financial statements referred to in Section 5.3 of the Credit Agreement and the pro forma financial statements referred to in Section 4.1J of the Credit Agreement.

(b)	Made inquiries of certain officers of Company and its Subsidiaries that I have deemed necessary as a foundation for this Financial Condition Certificate.

(c)	Reviewed to my satisfaction the Loan Documents and the Schedules.

(d)
Had the projections relating to Company and its Subsidiaries which have been previously delivered to the Administrative Agent and the Lenders, prepared under my direction based on good faith estimates and assumptions, and have re-examined the projections on the date hereof and considered the effect thereon of any changes since the date of the preparation thereof on the results projected therein. After such review, I hereby certify that in my opinion the projections were (and remain) based on our good faith estimates and assumptions, believed to be reasonable at the time made and continue to be reasonable (it being recognized by the Lenders that such projections of future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results contained therein).

IN WITNESS WHEREOF, the undersigned has set his hand this      day of             , 2013.

ALLIANCE HEALTHCARE SERVICES, INC.

By:
	Name:	Howard K. Aihara
	Title:	Executive Vice President and Chief Financial Officer

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EXHIBIT XIII
[FORM OF]
PLEDGE AGREEMENT
This PLEDGE AGREEMENT, dated as of June 3, 2013, entered into by and among ALLIANCE HEALTHCARE SERVICES, INC., a Delaware corporation (“Company”), each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Company (each of such undersigned Subsidiaries being a “Subsidiary Pledgor” and collectively “Subsidiary Pledgors”), each Additional Pledgor that may become a party hereto after the date hereof in accordance with Section 16 hereof (each of Company, each Subsidiary Pledgor and each Additional Pledgor being a “Pledgor” and collectively “Pledgors,”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), as collateral agent (in such capacity, together with any successor collateral agent, herein called “Collateral Agent”) for the benefit of the Secured Parties (as defined below).
PRELIMINARY STATEMENTS
A. Each Pledgor is the legal and beneficial owner of the shares of stock, equity interests and other securities described in Schedule I annexed hereto and issued by the entities named therein.
B. Company, the lenders from time to time party thereto (“Lenders”) and Credit Suisse, as administrative agent (in such capacity, together with any successor administrative agent, “Administrative Agent”), have entered into a Credit Agreement dated as of June 3, 2013 (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account of Company, all as contemplated therein (the Lenders, each Issuing Lender, Administrative Agent and Collateral Agent are herein called the “Lender Creditors”).
C. Company and/or one or more of its Subsidiaries may from time to time enter into one or more Hedge Agreements (as defined in the Credit Agreement) (collectively, the “Secured Hedging Agreements”) with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lenders’ and affiliates’ successors and assigns, if any, collectively, “Lender Counterparties” and, together with the Lender Creditors, the “Secured Parties”) in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company and its Subsidiaries under the Secured Hedging Agreements, including, without limitation, the obligation of Company or its Subsidiaries, as applicable, to make payments thereunder in the event of early termination thereof, together with all obligations of Company and its Subsidiaries under the Credit Agreement and the other Loan Documents, be secured hereunder.
D. Subsidiary Pledgors have executed and delivered a Subsidiary Guaranty, dated as of June 3, 2013 (said Subsidiary Guaranty, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “Subsidiary Guaranty”), in favor of Administrative Agent, for the benefit of Secured Parties, pursuant to which each Subsidiary Pledgor has jointly and severally guaranteed the prompt payment and performance when due of all Guaranteed Obligations as described therein.

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E. It is a condition precedent to the making of Loans to Company and the issuance of, and participation in, Letters of Credit for the account of Company under the Credit Agreement and to Lender Counterparties entering into Secured Hedging Agreements that each Pledgor shall have executed and delivered to the Collateral Agent this Agreement.
F. Each Pledgor will obtain benefits from the incurrence of Loans by Company and the issuance of, and participation in, Letters of Credit for the account of Company under the Credit Agreement and the entering into by Company and/or one or more of its Subsidiaries of Secured Hedging Agreements and, accordingly, desires to execute this Agreement in order to satisfy the condition described in the preceding paragraph and to induce Lenders to make Loans to Company and issue, and/or participate in, Letters of Credit for the account of Company and Lender Counterparties to enter into or maintain Secured Hedging Agreements with Company and/or one or more of its Subsidiaries.
NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to Collateral Agent for the benefit of Secured Parties and hereby covenants and agrees with Collateral Agent, for the ratable benefit of Secured Parties, as follows:
SECTION 1. Definitions. (a) Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.
(b) The following terms shall have the following meanings:
“Administrative Agent” shall have the meaning assigned to such term in the recitals hereto.
“Adverse Claim” shall have the meaning given such term in Section 8-102(a)(1) of the UCC.
“Agreement” shall mean this Pledge Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Clearing Corporation” shall have the meaning given such term in Section 8-102(a)(5) of the UCC.
“Collateral Agent” shall have the meaning assigned to such term in the recitals hereto.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

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“Investment Property” shall have the meaning given such term in Section 9-102(a)(49) of the UCC.
“Lender Creditors” shall have the meaning assigned to such term in the recitals hereto.
“Lender Counterparties” shall have the meaning assigned to such term in the recitals hereto.
“Lenders” shall have the meaning assigned to such term in the recitals hereto.
“New Pledged Shares” shall have the meaning assigned to such term in Section 2 hereof.
“Non-Voting Stock” shall mean all Securities of any Person which are not Voting Stock.
“Pledged Collateral” shall have the meaning assigned to such term in Section 2 hereof.
“Pledged Debt” shall have the meaning assigned to such term in Section 2 hereof.
“Pledged Shares” shall have the meaning assigned to such term in Section 2 hereof.
“Registered Organization” shall have the meaning given such term in Section 9-102(a)(70) of the UCC.
“Secured Debt Agreements” shall mean and includes (x) this Agreement, (y) the other Loan Documents and (z) the Secured Hedging Agreements.
“Secured Hedging Agreements” shall have the meaning assigned to such term in the recitals hereto.
“Secured Obligations” shall have the meaning assigned to such term in Section 3 hereof.
“Secured Parties” shall have the meaning assigned to such term in the recitals hereto.
“Security” and “Securities” shall have the meaning given to such term in Section 8-102(a)(15) of the UCC and shall in any event also include all issued and outstanding shares of capital stock of any corporation and all issued and outstanding intercompany indebtedness and other indebtedness owed to a Pledgor from time to time evidenced by a promissory note.
“Securities Act” shall mean the Securities Act of 1933, as amended, as in effect from time to time.
“Securities Intermediary” shall have the meaning given such term in Section 8-102(14) of the UCC.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided that all references herein to specific Sections or subsections of the UCC are references to such Sections or subsections, as the case may be, of the Uniform Commercial Code as in effect in the State of New York on the date hereof.

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(c) Unless otherwise defined herein or in the Credit Agreement, terms used in Articles 8 and 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.
(d) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
SECTION 2. Pledge of Security. To secure the Secured Obligations now or hereafter owed or to be performed by such Pledgor, each Pledgor does hereby pledge and assign to Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest in, all of such Pledgor’s right, title and interest in and to the following, whether now existing or hereafter from time to time acquired (collectively, the “Pledged Collateral”):
(a) the shares of stock, partnership interests, interests in joint ventures, limited liability company interests and all other equity interests or other equity securities of a Person that is a direct Pledged Subsidiary (other than a Designated Non-Wholly-Owned Subsidiary), direct Material Foreign Subsidiary or direct Excluded Domestic Subsidiary of such Pledgor, and the certificates or other instruments representing any of the foregoing, and any interest of such Pledgor in the entries on the books of any financial intermediary pertaining thereto (collectively, the “Pledged Shares”), and any of the foregoing now or hereafter owned or held by such Pledgor, including those owned on the date hereof and described on Schedule I, and all dividends, distributions, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage the business of such Person pursuant to organizational documents governing the rights and obligations of the shareholders, partners, members or other owners thereof, and other property or proceeds from time to time received, receivable or otherwise distributed in respect of, in exchange for or in addition to any or all of the Pledged Shares; provided, however, that in the case of any such Subsidiary which is (i) a Material Foreign Subsidiary or (ii) an Excluded Domestic Subsidiary, in each case, of such Pledgor, (x) such Pledgor shall only be required to pledge up to but not exceeding 65% of the total combined voting power of all classes of Voting Stock of such Material Foreign Subsidiary or such Excluded Domestic Subsidiary and (y) each Pledgor shall be required to pledge hereunder 100% of the Non-Voting Stock of such Material Foreign Subsidiary or such Excluded Domestic Subsidiary;
(b) all additional shares of, and all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any shares of stock, partnership interests, interests in joint ventures, limited liability company interests or any other equity interests of any issuer of the Pledged Shares from time to time acquired by such Pledgor in any manner (which shares, other equity interests and other equity securities shall be deemed to be part of the Pledged Shares, subject to the proviso in clause (a) above), the certificates or other instruments representing such additional shares, equity interests and other equity securities, rights, warrants, options or other rights and any interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such additional shares, equity interests and other securities and all dividends, cash, warrants, rights, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of, in exchange for or in addition to any or all of such additional shares, equity interests or other securities, rights, warrants, options or other rights;
(c) the shares of stock, partnership interests, interests in joint ventures, limited liability company interests and all other equity interests or other equity securities of any Person that, after the date of

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this Agreement, becomes, as a result of any occurrence, a direct Pledged Subsidiary (other than a Designated Non-Wholly-Owned Subsidiary), direct Material Foreign Subsidiary or direct Excluded Domestic Subsidiary of such Pledgor (which shares, other equity interests and other equity securities shall be deemed to be part of the Pledged Shares, subject to the proviso in clause (a) above), the certificates or other instruments representing any of the foregoing, and any interest of such Pledgor in the entries on the books of any financial intermediary pertaining thereto (all such shares, partnership interests, interests in joint ventures, limited liability company interests, other equity interests, other equity securities, rights, warrants, options, other rights, certificates, instruments and interests collectively being “New Pledged Shares,” subject to the proviso in clause (a) above and within 30 days (or such longer period as agreed to by Collateral Agent in its sole discretion) after such Person’s becoming a direct Pledged Subsidiary, a direct Material Foreign Subsidiary or a direct Excluded Domestic Subsidiary, and all dividends, distributions, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage the business of such Person pursuant to organizational documents governing the rights and obligations of the shareholders, partners, members or other owners thereof and other property or proceeds from time to time received, receivable or otherwise distributed in respect of, in exchange for or in addition to any or all of such New Pledged Shares;
(d) (i) all issued and outstanding intercompany indebtedness evidenced by a promissory note (excluding, up to a maximum aggregate amount equal to $5,000,000 at any time, any such intercompany indebtedness in an original principal amount equal to or less than $1,000,000) of the respective issuers thereof owing to such Pledgor (including those described on Schedule I annexed hereto), and (ii) all indebtedness from time to time owed to such Pledgor in an original principal amount in excess of $5,000,000 as part of the consideration received by such Pledgor in respect of any Asset Sale (items (i) and (ii) together, the “Pledged Debt”); and
(e) to the extent not covered by clauses (a) through (d) above, all Proceeds of any or all of the foregoing Pledged Collateral. For purposes of this Agreement, the term “Proceeds” shall have the meaning given such term in Section 9-102(a)(64) of the UCC and includes, without limitation, whatever is receivable or received when Pledged Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to Pledgors or Collateral Agent from time to time with respect to any of the Pledged Collateral.
SECTION 3. Security for Obligations. This Agreement secures, and the Pledged Collateral is collateral security for:
(a) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor or any Subsidiary thereof at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of such Pledgor owing to the Lender Creditors, whether now existing or hereafter incurred under, arising out of the Credit Agreement and each other Loan Document to which such Pledgor is a party (including, in the case of each Subsidiary Pledgor that has executed and delivered the Subsidiary Guaranty, all such obligations, liabilities and indebtedness of such Subsidiary Pledgor under such Subsidiary Guaranty) and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in each such Loan Document;

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(b) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Pledgor to the Lender Counterparties now existing or hereafter incurred under, arising out of each Secured Hedging Agreement, whether such Secured Hedging Agreement is now in existence or hereinafter arising (including, in the case of a Subsidiary Pledgor that has executed and delivered the Subsidiary Guaranty, all obligations, liabilities and indebtedness of such Pledgor under such Subsidiary Guaranty in respect of each Secured Hedging Agreement), and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in each Secured Hedging Agreement;
(c) any and all sums advanced by Collateral Agent in order to preserve the Pledged Collateral or preserve its security interest in the Pledged Collateral;
(d) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Pledgor referred to in clauses (a) and (b) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Pledged Collateral, or of any exercise by Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;
(e) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 17 of this Agreement; and
(f) all amounts owing to Administrative Agent or Collateral Agent any of their respective affiliates pursuant to any of the Loan Documents in their capacities as such;
all such obligations, liabilities, indebtedness, sums and expenses set forth in clauses (a) through (f) of this Section 3 being herein collectively called the “Secured Obligations”, it being acknowledged and agreed that the “Secured Obligations” shall (i) include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement and (ii) exclude any Excluded Swap Obligations.
SECTION 4. Delivery of Pledged Collateral. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by or on behalf of Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery and shall be accompanied by each Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, (i) Collateral Agent shall have the right, without notice to Pledgors, to transfer to or to register in the name of Collateral Agent or any of its nominees any or all of the Pledged Collateral, subject only to the revocable rights specified in Section 8(a), and (ii) Collateral Agent shall have the right to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.
SECTION 5. Representations and Warranties. Each Pledgor represents and warrants, which representations and warranties shall survive execution and delivery of this Agreement, as follows:
(a) Due Authorization, etc. of Pledged Shares. (i) Each Pledged Subsidiary, Material Foreign Subsidiary and Excluded Domestic Subsidiary of such Pledgor, and the direct ownership thereof, is listed on Schedule I and (ii) all of the Pledged Shares held by such Pledgor consists of the number and types of

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shares of the stock (or warrants or options to purchase stock) of each such Pledged Subsidiary and/or Material Foreign Subsidiary as described on Schedule I, and such Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable.
(b) Description of Pledged Shares. Except as set forth in Schedule II annexed hereto, the Pledged Shares constitute all of the issued and outstanding shares of stock or other equity interests of each issuer thereof and there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Shares.
(c) Enforceability, etc. of Pledged Debt. All of the Pledged Debt constitutes, or when executed by the obligor thereof will constitute, the legal, valid and binding obligation of such obligor, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law) and as of the Closing Date, no indebtedness in an original principal amount in excess of $5,000,000 other than the Pledged Debt is owed to any Pledgor.
(d) Ownership of Pledged Collateral. Such Pledgor is the legal, record and beneficial owner of, and has good and marketable title to, the Pledged Collateral and has sufficient interest in all of its Pledged Collateral in which a security interest is purported to be created hereunder for such security interest to attach (subject, in each case, to no pledge, lien, mortgage, hypothecation, security interest, charge, option, Adverse Claim or other encumbrance whatsoever, except the liens and security interests created by this Agreement or permitted under the Secured Debt Agreements).
(e) No Conflict. Neither the execution, delivery or performance by such Pledgor of any Secured Debt Agreement to which it is a party, nor compliance by it with the terms and provisions hereof and thereof nor the consummation of the transactions contemplated therein: (i) does or will contravene any provision of any material law or any material governmental rule or regulation applicable to such Pledgor; (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under (with due notice or lapse of time or both), or result in or require the creation or imposition of (or the obligation to create or impose) any Lien (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of Secured Parties) upon any of the material properties or assets of such Pledgor or any of its Subsidiaries pursuant to the terms of any Contractual Obligation of such Pledgor or, in the case of the Company only, any of its Material Subsidiaries, or by which it or any of its properties or assets is bound or to which it may be subject; or (iii) does or will violate the Certificate or Articles of Incorporation or Bylaws (or equivalent constitutional documents), as the case may be, of such Pledgor or, in the case of the Company only, any of its Material Subsidiaries, or any material order, judgment or decree of any court or other agency of government binding on such Pledgor or, in the case of the Company only, any of its Material Subsidiaries.
(f) Names. No Pledgor (or predecessor by merger or otherwise of such Pledgor) has, within the four month period preceding the Closing Date, had a different name from the name of such Pledgor listed on the signature pages hereof.

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SECTION 6. Transfers and Other Liens; Additional Pledged Collateral; etc. Each Pledgor shall:
(a) not, except as expressly permitted by the Credit Agreement (including pursuant to any transaction permitted by the Credit Agreement), (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, (ii) create or suffer to exist any Lien upon or with respect to any of the Pledged Collateral, except for the security interest under the Loan Documents, or (iii) permit any issuer of Pledged Shares to merge or consolidate unless all the outstanding capital stock or other equity interests of the surviving or resulting corporation is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding shares of any other constituent corporation; provided that if the surviving or resulting corporation upon any such merger or consolidation involving an issuer of Pledged Shares which is a Pledged Subsidiary, a Material Foreign Subsidiary or an Excluded Domestic Subsidiary is a Material Foreign Subsidiary or Excluded Domestic Subsidiary, then such Pledgor shall only be required to pledge outstanding capital stock of such surviving or resulting corporation possessing up to but not exceeding 65% of the voting power of all classes of Voting Stock of such Material Foreign Subsidiary or Excluded Domestic Subsidiary; provided, further that, in the event such Pledgor makes an Asset Sale or enters into another sale transaction permitted by the Credit Agreement and the assets subject to such Asset Sale or sale transaction are Pledged Shares, Collateral Agent shall release the Pledged Shares that are the subject of such Asset Sale to Pledgor free and clear of the lien and security interest under this Agreement concurrently with the consummation of such Asset Sale; provided, further that the Net Asset Sale Proceeds of such Asset Sale shall be applied to as and to the extent set forth in the Credit Agreement;
(b) (i) cause each issuer of Pledged Shares not to issue any stock, other equity interests or other securities in addition to or in substitution for the Pledged Shares issued by such issuer, except to such Pledgor and except pursuant to any transaction permitted by the Credit Agreement, (ii) pledge hereunder, promptly upon its acquisition thereof (which pledge shall be automatic and without any action of such Pledgor), (x) any and all additional shares of stock , equity interests or other securities of each issuer of Pledged Shares, (y) to the extent required under the Credit Agreement, any and all shares of stock, other equity interests or other securities of any Person that, after the date of this Agreement, becomes (directly or indirectly), as a result of any occurrence, direct Pledged Subsidiary, Material Foreign Subsidiary or Excluded Domestic Subsidiary of such Pledgor, subject (for the avoidance of doubt) in all cases to the proviso in Section 2(a), and (z) any other Pledged Collateral that such Pledgor, at any time or from time to time, owns, acquires or obtains any right, title or interest in, and (iii) in addition to clause (b)(ii) above, such Pledgor shall (to the extent provided below) take the following actions as set forth below (as promptly as practicable and, in any event, within 10 Business Days (or such longer period as agreed to by Collateral Agent in its sole discretion) after it obtains such Pledged Collateral) for the benefit of Collateral Agent and the other Secured Parties:
A. with respect to any Pledged Shares that are represented by a certificate (other than such Pledged Shares credited on the books of a Clearing Corporation or Securities Intermediary), physically deliver such certificated Pledged Shares to Collateral Agent, endorsed to the Collateral Agent or endorsed in blank;
B. with respect to any Pledged Shares that are not represented by a certificate, each Pledgor shall not permit any issuer of such uncertificated Pledged Shares (other than such Pledged Shares credited on the books of a Clearing Corporation or Securities Intermediary) to (i) enter into any agreement with any Person, other than the Collateral Agent whereby such issuer effectively delivers “control” of such uncertificated Pledged Shares under the UCC to such Person, or (ii) allow such uncertificated Pledged Shares to become certificated Pledged Shares unless such Pledgor complies with the procedures set forth in Section 6(b)(A) above;

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C. with respect to any Pledged Shares credited on the books of a Clearing Corporation or Securities Intermediary (including a Federal Reserve Bank, Participants Trust Company or The Depository Trust Company), promptly notify Collateral Agent thereof and shall promptly take (x) all actions required (I) to comply with the applicable rules of such Clearing Corporation or Securities Intermediary and (II) to perfect the security interest of Collateral Agent under applicable law (including, in any event, under Sections 9-314(a), (b) and (c), 9-106 and 8-106(d) of the UCC) and (y) such other actions as Collateral Agent deems necessary or desirable to effect the foregoing; and
D. with respect to any Pledged Debt, physically deliver such Pledged Debt to Collateral Agent, endorsed in blank, or, at the request of Collateral Agent, endorsed to Collateral Agent;
provided that, notwithstanding anything contained in this subdivision 6(b)(ii), such Pledgor shall only be required to pledge (1) up to but not exceeding 65% of the voting power of all classes of Voting Stock of a Material Foreign Subsidiary or an Excluded Domestic Subsidiary and (2) 100% of the Non-Voting Stock of each such Material Foreign Subsidiary or such Excluded Domestic Subsidiary; and
(c) promptly deliver to Collateral Agent all written notices of redemption, repurchase or other defeasance received by it with respect to the Pledged Collateral.
SECTION 7. Further Assurances; Pledge Amendments.
(a) Each Pledgor agrees that from time to time, at the expense of such Pledgor, such Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Collateral Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor covenants and agrees that it will: (i) with respect to all Pledged Collateral of such Pledgor whereby or with respect to which Collateral Agent may obtain “control” thereof within the meaning of Section 8-106 of the UCC (or under any provision of the UCC as same may be amended or supplemented from time to time, or under the laws of any relevant State other than the State of New York), take all actions as may be requested from time to time by Collateral Agent so that “control” of such Collateral is obtained and at all times held by Collateral Agent, (ii) from time to time execute and file and refile in the relevant filing offices (acting on its own or on the instructions of Collateral Agent or Requisite Obligors), and hereby authorizes the Collateral Agent to file or refile without the signature of the relevant Pledgor where permitted by law, such financing or continuation statements (on appropriate forms) under the UCC as in effect in the various relevant States, covering all Pledged Collateral hereunder (with the form of such financing statements to be satisfactory to Collateral Agent and such authorization including describing the Pledged Collateral as “all assets” of such Pledgor), or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Collateral Agent may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iii) at Collateral Agent’s request, deliver and pledge to Collateral Agent hereunder all promissory notes and other instruments (including checks) constituting Collateral, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Collateral Agent, (iv) at Collateral Agent’s request, appear in and defend any claim, action or proceeding of all Persons whomsoever that may affect such Pledgor’s right and title to or Collateral Agent’s and the other Secured Parties’ right, title and security interest hereunder in and to all or any part of the Pledged Collateral and the proceeds thereof and (v) execute and deliver from time to time such agreements or instruments under the laws of a country in which any Material Foreign Subsidiary is organized

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that the Collateral Agent deems necessary or advisable, or that Collateral Agent may reasonably request, to perfect or otherwise protect the priority of the Liens granted to Collateral Agent on behalf of the Secured Parties in the stock of such Material Foreign Subsidiary and take all such other actions under the laws of such jurisdictions as Collateral Agent may deem necessary or advisable, or that Collateral Agent may reasonably request, to perfect or otherwise protect such Liens. Each Pledgor agrees that a carbon, photographic or other reproduction of this Agreement or of a financing statement signed by such Pledgor shall be sufficient as a financing statement and may be filed as a financing statement in any and all jurisdictions.
(b) If any Pledgor acquires (whether by purchase, stock dividend, distribution or otherwise) any additional Pledged Shares or Pledged Debt required to be pledged hereunder as provided in Section 6(b) at any time or from time to time, such Pledged Shares and Pledged Debt shall automatically (and without any further action being required to be taken) be subject to the pledge and security interests created pursuant to Section 2 hereof and, furthermore, each such Pledgor agrees that it will thereafter promptly (and in any event within five Business Days (or such longer period as agreed to by Collateral Agent in its sole discretion) after it obtains such Pledged Shares or Pledged Debt, as applicable) (i) take (or cause to be taken) all action with respect to such additional Pledged Shares or Pledged Debt in accordance with the procedures set forth in Section 6(b) hereof and (ii) deliver to Collateral Agent a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Schedule III annexed hereto (a “Pledge Amendment”), in respect of the additional Pledged Shares or Pledged Debt to be pledged pursuant to this Agreement. Each Pledgor hereby authorizes Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Shares and Pledged Debt listed on any Pledge Amendment delivered to Collateral Agent shall for all purposes hereunder be considered Pledged Collateral; provided that the failure of such Pledgor to execute a Pledge Amendment with respect to any additional Pledged Shares or Pledged Debt pledged pursuant to this Agreement shall not impair the security interest of Collateral Agent therein created hereunder or otherwise adversely affect the rights and remedies of Collateral Agent hereunder with respect thereto.
SECTION 8. Voting Rights; Dividends; Etc.
(a) So long as no Event of Default shall have occurred and be continuing:
(i) each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral owned by it or any part thereof for any purpose not prohibited by the terms of this Agreement or the Credit Agreement;
(ii) each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the lien of this Agreement, any and all dividends, interest, principal and other distributions paid in respect of the Pledged Collateral to the extent payment thereof is not prohibited by the terms of the Credit Agreement; provided, however, that any and all dividends of equity Securities of any issuer included in the Pledged Collateral or Pledged Shares shall be, and shall forthwith be, to the extent required under the Credit Agreement, delivered to Collateral Agent to hold as, Pledged Collateral and shall, if received by such Pledgor, be received in trust for the benefit of Collateral Agent on behalf of the Secured Parties, be segregated from the other property or funds of such Pledgor and be forthwith delivered to Collateral Agent as Pledged Collateral in the same form as so received (with all necessary endorsements); and
(iii) Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies, dividend payment orders and other instruments as such Pledgor may from time to time reasonably request for the purpose of

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enabling such Pledgor to exercise the voting and other consensual rights which it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends, principal or interest payments and other distributions which it is authorized to receive and retain pursuant to paragraph (ii) above.
(b) Without limiting the rights of Collateral Agent in Section 12 of this Agreement, upon the occurrence and during the continuation of an Event of Default and written notice from Collateral Agent to Pledgors of its election that the following become effective:
(i) upon written notice from Collateral Agent to Pledgors, all rights of Pledgors to exercise the voting and other consensual rights (including, without limitation, all rights to give consents, waivers and ratifications) which they would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in Collateral Agent who shall thereupon have the sole right to exercise such voting (and all rights and powers in respect of voting) and other consensual rights (including, without limitation, all rights to give consents, waivers and ratifications) and otherwise act with respect to the Pledged Collateral as though it were the outright owner thereof (whether or not transferred into the name of Collateral Agent) ;
(ii) all rights of Pledgors to receive the dividends, principal and interest payments and other distributions which they would otherwise be authorized to receive and retain pursuant to Section 8(a)(ii) shall cease, and all such rights shall thereupon become vested in Collateral Agent who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends, principal and interest payments and other distributions; and
(iii) all dividends, principal and interest payments and other distributions which are received by Pledgors contrary to the provisions of paragraph (ii) of this Section 8(b) shall be received in trust for the benefit of Collateral Agent on behalf of the Secured Parties, shall be segregated from other funds of Pledgors and shall forthwith be paid over to Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsements).
(c) In order to permit Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to Section 8(b)(i) and to receive all dividends and other distributions which it may be entitled to receive under Section 8(a)(ii) or Section 8(b)(ii), each Pledgor hereby irrevocably constitutes and appoints Collateral Agent the proxy to exercise such rights and shall, upon written notice from Collateral Agent, promptly execute and deliver (or cause to be executed and delivered) to Collateral Agent all such additional proxies, dividend payment orders and other instruments as Collateral Agent may from time to time reasonably request, including to the extent necessary so that the pledge hereunder of any shares of stock of any Pledged Subsidiary which is a Material Foreign Subsidiary is registered (if not already so registered) on the appropriate books and records of such Material Foreign Subsidiary if such registration is required under applicable law in order to permit Collateral Agent to exercise such rights or to receive such dividends and other distributions.
SECTION 9. Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby irrevocably constitutes and appoints Collateral Agent as such Pledgor’s true and lawful attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, Collateral Agent or otherwise, from time to time upon the occurrence and during the continuation of an Event of Default, in Collateral Agent’s sole discretion, to take any action and to execute any instrument that Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:
(a) to file one or more financing or continuation statements, or amendments thereto, relative to all or any part of the Pledged Collateral without the signature of such Pledgor;

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(b) to require, ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for any and all monies due and claims for monies due or to become due under or in respect of any of the Pledged Collateral;
(c) to receive, endorse and collect any checks or other instruments or orders in connection therewith made payable to such Pledgor representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same; and
(d) to file any claims or take any action or institute any proceedings that Collateral Agent may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of Collateral Agent with respect to any of the Pledged Collateral.
SECTION 10. Collateral Agent May Perform. If any Pledgor fails to perform any agreement contained herein, Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of Collateral Agent incurred in connection therewith shall be payable by such Pledgor under subsection 10.2 of the Credit Agreement.
SECTION 11. Standard of Care; Purchasers of Collateral; Etc.
(a) The powers conferred on Collateral Agent hereunder are solely to protect its interest hereunder in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, Collateral Agent shall have no duty as to any Pledged Collateral, it being understood that Collateral Agent shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not Collateral Agent has or is deemed to have knowledge of such matters, (ii) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Pledged Collateral) to preserve rights against any parties with respect to any Pledged Collateral, (iii) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any part thereof, or any of the Pledged Collateral, (iv) initiating any action to protect the Pledged Collateral against the possibility of a decline in market value, or (v) any release of Pledged Collateral by it in accordance with (or which the Collateral Agent in good faith believes to be in accordance with) Section 14 hereof. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property consisting of negotiable securities.
(b) Upon any sale of the Pledged Collateral by Collateral Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of Collateral Agent or the officer making such sale shall be a sufficient discharge to the purchaser or purchasers of the Pledged Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Collateral Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

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SECTION 12. Remedies.
(a) If any Event of Default shall have occurred and be continuing, Collateral Agent, on behalf of the Secured Parties, shall be entitled to (i) accelerate any Pledged Debt which may be accelerated in accordance with its terms, and take any other lawful action to collect upon any Pledged Debt (including, without limitation, to make any demand for payment thereon), (ii) set off any and all Pledged Collateral against any and all Secured Obligations, (iii) exercise in respect of the Pledged Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights, powers and remedies (whether vested in it by this Agreement, any Secured Debt Agreement or by law) for the protection and enforcement of its rights in respect of the Pledged Collateral, and (iv) exercise all of the rights and remedies which it may have as a secured party on default under the UCC as in effect in any relevant jurisdiction (whether or not the UCC applies to the affected Pledged Collateral) or under any other applicable laws, whether of the United States or of any state thereof or of any foreign jurisdiction, and Collateral Agent may also in its sole discretion, without demand for performance, advertisement or notice except as specified below, sell, assign and deliver, or grant options to purchase, all of such Pledged Collateral or any part thereof, or any interest therein, in one or more parcels at public or private sale, at any exchange or broker’s board or at any of Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable, irrespective of the impact of any such sales on the market price of such Pledged Collateral. Collateral Agent or any Lender Creditor or Lender Counterparty may be the purchaser of any or all of such Pledged Collateral at any such sale and Collateral Agent, as agent for and representative of Lender Creditors and Lender Counterparties (but not any Lender Creditor or Lender Creditor or Lender Counterparty or Lender Counterparties in its or their respective individual capacities unless Requisite Obligees (as defined in Section 15(a)) shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of such Pledged Collateral sold at any such public sale, to use and apply any of the Secured Obligations then owing to it as a credit on account of the purchase price for such Pledged Collateral payable by Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgors, and each Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives any claims against Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Pledged Collateral are insufficient to pay all the Secured Obligations, Pledgors shall be jointly and severally liable for the deficiency and the fees of any attorneys employed by Collateral Agent to collect such deficiency.
(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral conducted without prior registration or qualification of such Pledged Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at

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prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, such Pledgor agrees that any such private sale shall not, by virtue thereof, result in such sale being deemed to have been made in a commercially unreasonable manner and that Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.
(c) If Collateral Agent determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, each Pledgor shall and shall cause each issuer of any Pledged Shares to be sold hereunder from time to time to furnish to Collateral Agent all such information as Collateral Agent may request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
(d) Each and every right, power and remedy of Collateral Agent provided for in this Agreement or in any other Secured Debt Agreement, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by Collateral Agent or any other Secured Party of any one or more of the rights, powers or remedies provided for in this Agreement or any other Secured Debt Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Collateral Agent or any other Secured Party of all such other rights, powers or remedies, and no failure or delay on the part of Collateral Agent or any other Secured Party to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of Collateral Agent or any other Secured Party to any other or further action in any circumstances without notice or demand. The Secured Parties agree that this Agreement may be enforced only by the action of Collateral Agent, in each case, acting upon the instructions of the Requisite Obligors, and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by Collateral Agent for the benefit of the Secured Parties upon the terms of this Agreement and the Collateral Agreement.
SECTION 13. Application of Proceeds. All monies received by Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied as provided in subsection 2.4D of the Credit Agreement. As set forth in subsection 2.4D of the Credit Agreement, it is understood that the Lender Creditors and the Lender Counterparties shall share in any distribution of or in respect of the Pledged Collateral by the Collateral Agent on a pro rata basis according to the amounts of Secured Obligations then due and owing, including an amount equal to the maximum amount that may be drawn under all Letters of Credit, to such Lender Creditor or Lender Counterparty, as the case may be.
SECTION 14. Continuing Security Interest; Transfer of Loans. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until the payment in full of all Secured Obligations under the Credit Agreement, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit, (b) be binding upon each Pledgor, its successors and assigns; provided, however, that no Pledgor shall assign any of its rights or

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obligations hereunder without the prior written consent of Collateral Agent (with the prior written consent of the Requisite Obligors), and (c) inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and its successors, transferees and assigns; provided that, upon a sale, transfer or disposition or release of any Pledged Collateral in accordance with the terms of the Credit Agreement or if, as a result of a transaction permitted by the Credit Agreement (including, without limitation, a transaction resulting in the Pledgor no longer being a Subsidiary of the Borrower), any Pledgor is no longer required by the terms of the Credit Agreement to be a Pledgor hereunder or any Pledged Collateral is no longer required to be covered by a security interest hereunder, the security interest created hereby in and with respect to such released Pledged Collateral shall terminate and be automatically released, all without delivery of any instrument or performance of any act by any party, and all rights to such Pledged Collateral shall revert to the resulting owner of such Pledged Collateral. In the case of any termination referred to in the immediately preceding proviso, to the extent of such termination, upon the certification of the relevant Pledgor to the Collateral Agent following such termination that such action as may be required by the Credit Agreement or this Agreement to be taken by such Pledgor with respect to the Proceeds of such Pledged Collateral has been, or promptly upon such sale, transfer or other disposition, will be taken by such Pledgor, the Collateral Agent shall promptly deliver to such Pledgor any such Pledged Collateral held by the Collateral Agent hereunder (or certificate of title evidencing any such Pledged Collateral in the Collateral Agent’s possession), and execute and deliver to such Pledgor all releases or other documents, including UCC termination statements and releases of certificates of title, reasonably necessary or desirable for the release of the Liens created hereby on such Pledged Collateral. Without limiting the generality of the foregoing clause (c), but subject to the provisions of Section 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations (other than inchoate indemnity obligations and unasserted expense reimbursement obligations) under the Credit Agreement, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (except any Letter of Credit that has been cash collateralized on terms reasonably satisfactory to the Issuing Lender or for which a backstop letter of credit reasonably satisfactory to the Issuing Lender has been put in place), the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to Pledgors. Upon any such termination Collateral Agent will, at Pledgors’ expense, execute and deliver to Pledgors such documents as Pledgors shall reasonably request to evidence such termination and Pledgors shall be entitled to the return, upon their request and at their expense, against receipt and without recourse to Collateral Agent or the Secured Parties, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.
SECTION 15. Collateral Agent as Administrative Agent.
(a) Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, Lender Counterparties. Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Pledged Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 12 in accordance with the instructions of (i) Requisite Lenders or (ii) after payment in full of all Secured Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of the aggregate notional amount (or, with respect to any Secured Hedging Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Secured Hedging Agreement) under all Secured Hedging Agreements (Requisite Lenders or, if applicable, such holders described in (a)(ii) above, being referred to herein as “Requisite Obligees”). In

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furtherance of the foregoing provisions of this Section 15(a), each Lender Counterparty by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Pledged Collateral hereunder, it being understood and agreed by such Lender Counterparty that all rights and remedies hereunder may be exercised solely by Collateral Agent for the ratable benefit of Lender Creditors and Lender Counterparties in accordance with the terms of this Section 15(a).
(b) Collateral Agent shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.9 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Agreement; removal of Administrative Agent pursuant to subsection 9.9 of the Credit Agreement shall also constitute removal as Collateral Agent under this Agreement; and appointment of a successor Administrative Agent pursuant to subsection 9.9 of the Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Agreement. Upon the acceptance of any appointment as Administrative Agent under subsection 9.9 of the Credit Agreement by a successor Administrative Agent or replacement of the Administrative Agent as described in the proviso to the first sentence of this clause (b), that successor Administrative Agent or replacement Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Pledged Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent hereunder.
(c) Nothing herein shall be construed to make Collateral Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither Collateral Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless Collateral Agent shall become the absolute owner of Pledged Collateral consisting of a limited liability company Interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among Collateral Agent, any other Secured Party, any Pledgor and/or any other Person.
(d) Except as provided in the last sentence of paragraph (c) of this Section 15, Collateral Agent, by accepting this Agreement, did not intend to become a member of any limited liability company or a partner of any partnership or otherwise be deemed to be a co-venturer with respect to any Pledgor, any limited liability company, partnership and/or any other Person either before or after an Event of Default shall have occurred. Collateral Agent shall have only those powers set forth herein and the Secured Parties shall assume none of the duties, obligations or liabilities of a member of any limited liability company or as a partner of any partnership or any Pledgor except as provided in the last sentence of paragraph (c) of this Section 15.
(e) Collateral Agent and the other Secured Parties shall not be obligated to perform or discharge any obligation of any Pledgor as a result of the pledge hereby effected.
(f) The acceptance by Collateral Agent of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate Collateral Agent or any other Secured Party to appear in or defend any action or proceeding relating to the Pledged Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Pledged Collateral.

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SECTION 16. Additional Pledgors. The initial Subsidiary Pledgors hereunder shall be such of the Subsidiaries of Company as set forth on Schedule V annexed hereto. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become parties hereto as additional Pledgors (each an “Additional Pledgor”), by executing a counterpart of this Agreement substantially in the form of Schedule IV annexed hereto. Upon delivery of any such counterpart to Collateral Agent, notice of which is hereby waived by Pledgors, each such Additional Pledgor shall be a Pledgor and shall be as fully a party hereto as if such Additional Pledgor were an original signatory hereto. Each Pledgor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Pledgor hereunder, nor by any election of Administrative Agent not to cause any Subsidiary of Company to become an Additional Pledgor hereunder. This Agreement shall be fully effective as to any Pledgor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Pledgor hereunder.
SECTION 17. Enforcement Expenses; Indemnity.
(a) Each Pledgor agrees to pay or reimburse each Secured Party, within 10 days after the presentation of a statement together with reasonably detailed supporting documentation, for all its reasonable and documented out-of-pocket costs and expenses incurred in collecting against such Pledgor or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Pledgor is a party, including, without limitation, the reasonable fees, disbursements and other charges of one counsel, one local counsel (in each reasonably necessary jurisdiction) and one special counsel (to the extent reasonably necessary) and, in the case of an actual or potential conflict of interest, one additional counsel, special counsel (to the extent reasonably necessary) and local counsel (in each reasonably necessary jurisdiction) for each affected Secured Party or similarly situated affected Secured Parties.
(b) Each Pledgor jointly and severally agrees (i) to indemnify and hold harmless Collateral Agent and each other Secured Party and their respective Affiliates, officers, directors, trustees, employees, agents, advisors, attorneys, representatives, controlling persons, members and successors and assigns (individually an “Indemnitee”, and collectively, the “Indemnitees”) from and hold harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements, and (ii) to reimburse each Indemnitee within 10 days after receipt of a reasonably detailed invoice for all reasonable and documented legal (including reasonable and documented out-of-pocket fees, disbursements and other charges of lead counsel, special counsel to the extent reasonably necessary and one local counsel in each reasonably necessary jurisdiction (and one additional counsel, special counsel (to the extent reasonably necessary) and local counsel (in each reasonably necessary jurisdiction) for each affected Secured Party or similarly situated affected Secured Parties, in the case of actual or potential conflicts of interest)) or other reasonable and documented out-of-pocket expenses incurred, in each case, arising out of or resulting from this Agreement or the exercise by any Indemnitee of any right or remedy granted to it hereunder or under any other Secured Debt Agreement (but excluding any losses, claims, damages, liabilities or expenses of whatsoever kind or nature to the extent incurred or arising (x) by reason of bad faith, gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)) or (y) from disputes solely among Secured Parties (other than disputes against the Administrative Agent or the Collateral Agent solely in connection with their duties in such capacities) and, in each case, not arising out of any act or omission of the Borrower or its affiliates. If and to the extent that the

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obligations of any Pledgor under this Section 17 are unenforceable for any reason, such Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.
(c) The agreements in this Section 17 shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
SECTION 18. Amendments; Pledgors’ Obligations Absolute; Etc.
(a) Except as provided in Sections 7(b) and 14 hereof with respect to the amendments and terminations referred to therein, no amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by Collateral Agent and, in the case of any such amendment or modification, by Pledgors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.
(b) The obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than release of any Pledged Collateral in accordance with the terms of the Credit Agreement pursuant to Section 14 hereof), including, without limitation:
(i) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from any Secured Debt Agreement (other than this Agreement in accordance with its terms), or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;
(ii) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement (other than a waiver, consent or extension with respect to this Agreement in accordance with its terms);
(iii) any furnishing of any additional security to Collateral Agent or its assignee or any acceptance thereof or any release of any security by Collateral Agent or its assignee;
(iv) any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or
(v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Pledgor or any Subsidiary of any Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Pledgor shall have notice or knowledge of any of the foregoing.
SECTION 19. Notices. All notices, requests and demands to or upon Collateral Agent or any other Secured Party hereunder shall be effected in the manner provided for in Section 10.7 of the Credit Agreement; provided that any such notice, request or demand to or upon any Pledgor shall be addressed to such Pledgor at its notice address set forth under such party’s name on the signature pages hereof or, in respect of any Pledgor that executes a Pledge Amendment, under such party’s name on the signature pages thereof.

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SECTION 20. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
SECTION 21. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
SECTION 22. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PLEDGOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PLEDGOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PLEDGOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER SUCH PLEDGOR. EACH PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH PLEDGOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 20 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF COLLATERAL AGENT UNDER THIS AGREEMENT, OR ANY SECURED PARTY, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PLEDGOR IN ANY OTHER JURISDICTION.
(b) EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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SECTION 23. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
SECTION 24. Jurisdiction over Material Foreign Subsidiary. In addition to Section 22 hereof, each Pledgor hereby agrees that any judicial proceeding brought against such Pledgor arising out of or relating to the pledge of any shares of stock of any Pledged Subsidiary which is a Material Foreign Subsidiary hereunder may be brought in any court of competent jurisdiction in the jurisdiction in which such Material Foreign Subsidiary is organized and, by execution and delivery of this Agreement, such Pledgor accepts for itself and in connection with its properties (including the applicable Pledged Shares), generally and unconditionally, the nonexclusive jurisdiction of any such court and waives any defense of forum non conveniens (or any similar defense under the laws of such jurisdiction) and irrevocably agrees to be bound by any judgment rendered thereby in connection with such pledge or the enforcement thereof.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Pledgors and Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ALLIANCE HEALTHCARE SERVICES, INC.

By:	/s/ Howard K. Aihara
Name:	Howard K. Aihara
Title:	Executive Vice President and Chief Financial Officer

Notice Address

Alliance HealthCare Services, Inc.
100 Bayview Circle
Suite 400
Newport Beach, CA 92660
Attention:

Telephone No.:
Facsimile No.:

ADVANCED IMAGING SERVICES, LLC
ALLIANCE IMAGING CENTERS, INC.
ALLIANCE IMAGING MANAGEMENT, INC.
AROOSTOOK MRI LLC
DIAGNOSTIC HEALTH CENTER OF ANCHORAGE, LLC
MSA MANAGEMENT, LLC
NEOSPINE RADIOSURGERY, LLC
NEW ENGLAND MOLECULAR IMAGING LLC
RADIOLOGY 24 | 7, LLC
REA MANAGEMENT, LLC
U.S. RADIOSURGERY, LLC
U.S. RADIOSURGERY OF AUSTIN, LLC
U.S. RADIOSURGERY OF CHICAGO, LLC
U.S. RADIOSURGERY OF COLUMBUS, LLC
U.S. RADIOSURGERY OF ILLINOIS, LLC
U.S. RADIOSURGERY OF PHILADELPHIA, LLC
U.S. RADIOSURGERY OF RENO, LLC
U.S. RADIOSURGERY OF RUSH-CHICAGO, LLC
U.S. RADIOSURGERY OF SAN DIEGO, LLC
U.S. RADIOSURGERY OF TULSA, LLC
USR HOLDINGS, LLC

By:	/s/ Richard W. Johns
	Name:	Richard W. Johns
	Title:	Secretary

By:	/s/ Nicholas Poan
	Name:	Nicholas Poan
	Title:	Assistant Secretary

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ALLIANCE MEDICAL IMAGING SOLUTIONS, LLC

By:	ALLIANCE HEALTHCARE SERVICES, INC., its sole member

	By:	/s/ Howard K. Aihara
		Name:	Howard K. Aihara
		Title:	Executive Vice President and Chief Financial Officer

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ILLINOIS CYBERKNIFE, LLC

By:	US RADIOSURGERY OF ILLINOIS, LLC, its managing member

	By:	/s/ Larry C. Buckelew
		Name:	Larry C. Buckelew
		Title:	President

ALLIANCE IMAGING NC, INC.
ALLIANCE IMAGING OF MICHIGAN, INC.
ALLIANCE IMAGING OF OHIO, INC.
ALLIANCE ONCOLOGY, LLC
ALLIANCE RADIOSURGERY, LLC
BNA-CK HOLDINGS, LLC
CURACARE, INC.
MDI FINANCE & LEASING, INC.
MEDICAL DIAGNOSTICS, INC.
MEDICAL OUTSOURCING SERVICES, LLC
MERITUS PLS, INC.
MID-AMERICAN IMAGING INC.
NEOSPINE BLOCKER CORP.
NEHE/WSIC II, LLC
NEW ENGLAND HEALTH ENTERPRISES, INC.
NEW ENGLAND IMAGING MANAGEMENT, LLC
PET SCANS OF AMERICA CORP.
THREE RIVERS HOLDING CORP.
SHARED P.E.T. IMAGING, LLC
SHARED P.E.T. IMAGING OF FLORIDA, LLC
SMT HEALTH SERVICES INC.
RAMIC DES MOINES, LLC
U.S. RADIOSURGERY OF DENVER, LLC
WEST COAST PETCT, LLC
WESTERN MASSACHUSETTS MAGNETIC
RESONANCE SERVICES, INC.

By:	/s/ Larry C. Buckelew
Name:	Larry C. Buckelew
Title:	President

NEHE - MRI, LLC

By:	NEW ENGLAND HEALTH ENTERPRISES, INC., its sole member and manager

	By:	/s/ Richard W. Johns
		Name:	Richard W. Johns
		Title:	Secretary

NEW ENGLAND HEALTH ENTERPRISES BUSINESS TRUST

By:	/s/ Larry C. Buckelew
	Name:	Larry C. Buckelew
	Title:	Trustee

By:	/s/ Richard W. Johns
	Name:	Richard W. Johns
	Title:	Trustee

NEW ENGLAND HEALTH IMAGING-HOULTON, LLC

By:	NEHE - MRI, LLC, its sole member

	By:	NEW ENGLAND HEALTH ENTERPRISES, INC., its sole member and manager

		By:	/s/ Richard W. Johns
			Name:	Richard W. Johns
			Title:	Secretary
Notice Address for all Pledgors:
c/o Alliance HealthCare Services, Inc.
100 Bayview Circle
Suite 400
Newport Beach, CA 92660
Attention: Richard W. Johns
Telephone No.: (949) 242-5505
Facsimile No.: (949) 242-5377

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Collateral Agent

By:	/s/ Kevin Buddhdew

Name:	Kevin Buddhdew
Title:	Authorized Signatory

By:	/s/ Patrick Freytag

Name:	Patrick Freytag
Title:	Authorized Signatory

Notice Address:
Credit Suisse AG, Cayman Islands Branch
11 Madison Avenue
New York, New York 10010
Attn: Sean Portrait

Telephone No:	(919) 994-6369
Facsimile No:	(212) 322-2291
EXHIBIT XIV
[FORM OF]
SUBSIDIARY GUARANTY
This SUBSIDIARY GUARANTY is entered into as of June 3, 2013 by THE UNDERSIGNED (each a “Guarantor” and collectively, “Guarantors”) in favor of and for the benefit of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as agent for (in such capacity herein called “Guarantied Party”) the lenders (“Lenders”) from time to time party to the Credit Agreement referred to below and any Lender Counterparties (as hereinafter defined), and, subject to Section 3.14, for the benefit of the other Beneficiaries (as hereinafter defined).
RECITALS
A. Alliance HealthCare Services, Inc., a Delaware corporation (“Company”), has entered into that certain Credit Agreement, dated as of June 3, 2013 with Guarantied Party and Lenders (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”; except as otherwise defined, all capitalized terms used herein and defined therein shall be used herein as therein defined), providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account of Company, all as contemplated therein (the Lenders, each Issuing Lender, Administrative Agent and Collateral Agent are herein called the “Lender Creditors”).
B. Company and/or one or more of its Subsidiaries may from time to time enter into one or more Hedge Agreements (collectively, the “Secured Hedging Agreements”) with or one or more Lenders or Affiliates thereof (each such Lender or Affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lenders’ and Affiliates’ successors and assigns, if any, collectively, “Lender Counterparties”) in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company and/or Subsidiaries under the Secured Hedging Agreements, including the obligation of Company and/or Subsidiaries to make payments thereunder in the event of early termination thereof, together with all obligations of Company and its Subsidiaries under the Credit Agreement and the other Loan Documents, be guarantied hereunder other than the Excluded Swap Obligations (as hereinafter defined).
C. The proceeds of the Loans made to Company may be advanced to Guarantors and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).
D. It is a condition precedent to the making of the Loans to Company and the issuance of, and participation in, Letters of Credit for the account of Company under the Credit Agreement and to Lender Counterparties entering into Secured Hedging Agreements that each Guarantor shall have executed and delivered to the Guarantied Party this Guaranty.
E. Guarantors are willing irrevocably and unconditionally to execute this Guaranty to satisfy the condition in the preceding recital and to induce the Lenders to make the Loans to Company and issue, and/or participate in, Letters of Credit for the account of Company and/or one or more of its Subsidiaries.

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NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder (including, without limitation, the issuance of, or participation in, Letters of Credit) and to induce Lender Counterparties to enter into the Secured Hedging Agreements, Guarantors hereby agree as follows:
SECTION 1. DEFINITIONS
1.1 Certain Defined Terms. As used in this Guaranty, the following terms shall have the following meanings unless the context otherwise requires:
“Beneficiaries” means Guarantied Party, Lender Creditors and any Lender Counterparties.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Guarantied Obligations” has the meaning assigned to that term in Section 2.1(a).
“Guarantied Party” has the meaning assigned to that term in the preamble.
“Guaranty” means this Subsidiary Guaranty, dated as of June 3, 2013, as it may be amended, supplemented or otherwise modified from time to time.
“Loan Document Obligations” has the meaning assigned to that term in Section 2.1(a)(i).
“payment in full”, “paid in full” or any similar term means payment in full of the Guarantied Obligations (other than inchoate indemnification obligations, any unasserted expense reimbursement obligations and any Letter of Credit which has been cash collateralized on terms reasonably satisfactory to the Issuing Lender or for which a backstop letter of credit reasonably satisfactory to the Issuing Lender has been put in place), including all principal, interest, costs, fees and expenses (including reasonable legal fees and expenses) of Beneficiaries as required under the Loan Documents and the Secured Hedging Agreements.

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“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Secured Hedging Obligations” has the meaning assigned to that term in Section 2.1(a)(ii).
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
1.2 Interpretation.
(a) References to “Sections” shall be to Sections of this Guaranty unless otherwise specifically provided.
(b) In the event of any conflict or inconsistency between the terms, conditions and provisions of this Guaranty and the terms, conditions and provisions of the Credit Agreement, the terms, conditions and provisions of this Guaranty shall prevail.
SECTION 2. THE GUARANTY
2.1 Guaranty of the Guarantied Obligations. (a) Subject to the provisions of Section 2.2(a), each Guarantor jointly and severally hereby absolutely, irrevocably and unconditionally guaranties as primary obligor and not merely as surety the due performance and compliance by Company and each other Loan Party with, and the due and prompt payment in full of, all Guarantied Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or any provision of foreign law having similar effect). The term “Guarantied Obligations” is used herein in its most comprehensive sense and includes (in each case, to the extent not constituting Excluded Swap Obligations):
(i) any and all Obligations, liabilities and indebtedness (including, without limitation, on account of principal, premium, interest, reimbursement obligations, indemnities and fees thereon) of Company and each other Loan Party, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under the Credit Agreement and the other Loan Documents and the due performance and compliance by Company and each other Loan Party with all of the terms, conditions, covenants and agreements contained in all such Loan Documents, in each case including those arising under successive borrowing transactions under the Credit Agreement which shall either

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continue the Obligations of Company and the Loan Parties or from time to time renew them after they have been satisfied and including interest which, but for the filing of a petition in bankruptcy or similar proceeding with respect to Company or any other Loan Party, would have accrued on any Guarantied Obligations, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy, insolvency, receivership or similar proceeding under domestic or foreign law (all such Obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations or liabilities with respect to Secured Hedging Agreements, being herein collectively called the “Loan Document Obligations”);
(ii) any and all obligations, liabilities and indebtedness of Company and each other Loan Party, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under the Secured Hedging Agreements, and the due performance and compliance by Company and each other Guarantied Party with all of the terms, conditions, covenants and agreements contained therein (all such obligations, liabilities and indebtedness being herein collectively called the “Secured Hedging Obligations”); and
(iii) those expenses set forth in Section 2.7.
Each Guarantor understands, agrees and confirms that the Guarantied Party may enforce this Guaranty up to the full amount of the Guarantied Obligations against such Guarantor without proceeding against any other Guarantor, Company or any other Loan Party, or against any security for the Guarantied Obligations, or under any other guaranty covering all or a portion of the Guarantied Obligations.
(b) Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guarantied Obligations whether or not due or payable by Company or any other Loan Party upon the occurrence in respect of Company or any Material Subsidiary, as the case may be, of any of the events specified in Section 8.6 of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guarantied Obligations to the Beneficiaries, or order, on demand.
2.2 Limitation on Amount Guarantied; Contribution by Guarantors. (a) Each Guarantor and each Beneficiary (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”). To effectuate the foregoing intention, anything contained in this Guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of any Guarantor under this Guaranty, such obligations of such Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under the Fraudulent Transfer Laws, in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 2.2(a), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as

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determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 2.2(b)).
(b) Guarantors under this Guaranty and each guarantor under other guaranties, if any, of the Obligations related to the Credit Agreement (the “Related Guaranties”) which contain a contribution provision similar to that set forth in this Section 2.2(b), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by any Guarantor under this Guaranty or a guarantor under a Related Guaranty (a “Funding Guarantor”) that exceeds its Fair Share (as defined below) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments (as defined below) to equal its Fair Share as of such date. “Fair Share” means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount (as defined below) with respect to such Guarantor to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Guarantors multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guarantied. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Adjusted Maximum Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty and the Related Guaranties determined as of such date in accordance with Section 2.2(a); provided that, solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Contributing Guarantor for purposes of this Section 2.2(b), any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty and the Related Guaranties (including in respect of this Section 2.2(b) or any similar provision contained in a Related Guaranty) minus (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 2.2(b) or any similar provision contained in a Related Guaranty. The amounts payable as contributions hereunder and under similar provisions in the Related Guaranties shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each of the Guarantors recognizes and acknowledges that the allocation among Contributing Guarantors of their obligations as set forth in this Section 2.2(b) shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder or under a Related Guaranty. Each Contributing Guarantor under a Related Guaranty is a third party beneficiary to the contribution agreement set forth in this Section 2.2(b).
2.3 Payment by Guarantors; Application of Payments. Subject to the provisions of Section 2.2(a), each Guarantor hereby jointly and severally agrees, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company or any other Loan Party to pay any of the Guarantied Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) or other

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provision of foreign law having similar effect), Guarantors will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on such Guarantied Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding) and all other Guarantied Obligations then owed to Beneficiaries as aforesaid. All such payments shall be applied promptly from time to time by Guarantied Party as provided in Section 2.4D of the Credit Agreement.
2.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are primary, absolute, joint and several, irrevocable, absolute, unconditional and are exclusive and independent of any security for or any other guaranty of indebtedness of Company or any other Loan Party and shall not be affected or impaired by any circumstance or occurrence which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a) This Guaranty is a guaranty of prompt payment when due and performance and not of collection.
(b) Guarantied Party may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default.
(c) The obligations of each Guarantor hereunder are independent of the obligations of Company under the Loan Documents or the Secured Hedging Agreements and the obligations of any other guarantor (including any other Guarantor), and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any other Guarantor, any other guarantor, Company or other Loan Party and whether or not any other Guarantor, any other guarantor, Company or other Loan Party is joined in any such action or actions.
(d) Payment by any Guarantor of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guarantied Obligations which has not been paid. Without limiting the generality of the foregoing, if Guarantied Party is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guarantied Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guarantied Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guarantied Obligations.
(e) Any Beneficiary, upon such terms as it deems appropriate, without incurring liability directly or indirectly and without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, increase or extend the time of payment of, accelerate, increase or decrease the rate of interest on or the principal amount of, or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations or

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any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guarantied Obligations as so changed, extended, increased, accelerated, renewed or altered; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto or any liability incurred directly or indirectly in respect thereof and/or subordinate the payment of the same (in whole or part) to the payment of any other obligations or liabilities (whether due or not); (iii) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, impair, subordinate or modify, with or without consideration, any security or other property at any time pledged or mortgaged to secure, or howsoever securing, the Guarantied Obligations or any liabilities incurred directly or indirectly in respect thereof for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guarantied Obligations; (v) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Company or any other Loan Party to the Beneficiaries regardless of what liabilities of Company or such other Loan Party remain unpaid; (vi) consent to or waive any breach of, or any act, omission or default under, any of the Secured Hedging Agreements, the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Secured Hedging Agreements, the Loan Documents or any of such other instruments or agreements; (vii) take and hold security for the payment of the Guarantied Obligations and enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale, exchange, surrender or impairment thereof or realization upon, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent with the Credit Agreement or the applicable Secured Hedging Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guarantied Obligations; (viii) exercise or refrain from exercising any other rights available to it under the Loan Documents or the Secured Hedging Agreements and (ix) take any other action or omit to take any other action in any manner which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of any Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of any Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against any Guarantor) or deprive any Guarantor of its right to subrogation to recover full indemnity for any payments made pursuant to this Guaranty.
(f) This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guarantied

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Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or the Secured Hedging Agreements, at law, in equity or otherwise) with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) of the Credit Agreement, any of the other Loan Documents, any of the Secured Hedging Agreements, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, in each case whether or not in accordance with the terms of the Credit Agreement, such other Loan Document, such Secured Hedging Agreement, or any agreement relating to such other guaranty or security; (iii) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect or any other rescission or irregularity of all or any part of the Guarantied Obligations or of any security therefor; (iv) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guarantied Obligations; (v) any payment on or in reduction of any such other guaranty or undertaking; (vi) and direction as to or the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Secured Hedging Agreements or from the proceeds of any security for the Guarantied Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guarantied Obligations) to the payment of indebtedness other than the Guarantied Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guarantied Obligations; (vii) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guarantied Obligations or any dissolution, termination or increase, decrease or change in personnel by Company or any of its Subsidiaries; (viii) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; (ix) any payment made to any Beneficiary on the indebtedness which any Beneficiary repays Company or any other Loan Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding; (x) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations; (xi) any defenses, set-offs or counterclaims which Company or any Guarantor or any other Person may allege or assert against any Beneficiary in respect of the Guarantied Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (xii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guarantied Obligations.

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2.5 Waivers by Guarantors. (a) Each Guarantor hereby waives (to the fullest extent permitted by applicable law), for the benefit of Beneficiaries:
(i) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (w) proceed against Company, any Loan Party, any other guarantor (including any other Guarantor) of the Guarantied Obligations or any other Person, (x) proceed against or exhaust any security held from Company, any other Guarantor or any such other guarantor or any other Person, (y) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (z) pursue any other remedy in the power of any Beneficiary whatsoever;
(ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any Guarantor or any other Person (other than payment in full of the Guarantied Obligations) including any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Loan Party from any cause other than payment in full of the Guarantied Obligations;
(iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;
(iv) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior which amounts to bad faith;
(v) (w) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (x) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (y) any rights to set-offs, recoupments and counterclaims, and (z) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto;
(vi) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, notices of default under the Credit Agreement, the Secured Hedging Agreements or any agreement or instrument related thereto, notices of any creation, renewal, extension, modification or accrual of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company or any other Loan Party, notice of proof of reliance by any Beneficiary upon this Guaranty (with the Guarantied Obligations conclusive deemed to have been created, contracted or incurred, or renewed, extended, modified, supplemented or waived, in reliance upon this Guaranty) and notices of any of the matters referred to in Section 2.4 and any right to consent to any thereof;

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(vii) any defense arising out of any election by the Beneficiaries to (x) foreclose of any collateral serving as security held by the Beneficiaries by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law) or (y) exercise any other right or remedy the Beneficiaries may have against Company, any other Loan Party or any other party (in each case, without such election affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guarantied Obligations have been paid in full), even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against Company, any other Loan Party, any other guarantor of the Guarantied Obligations or any other party or any security;
(viii) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty; and
(ix) to the fullest extent permitted by applicable law, (x) all rights and benefits under Section 580a, 580b, 580d and 726 of the California Code of Civil Procedure and (y) without limiting the generality of the foregoing or any other provision hereof, all rights and benefit which might otherwise be available to such Guarantor under Sections 2809, 2810, 2815, 2819, 2821, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 of the California Civil Code.
(b) Each Guarantor hereby acknowledges and affirms that it understands that to the extent the Guarantied Obligations are secured by Real Property (as defined by the Credit Agreement) located in the State of California, such Guarantor shall be liable for the full amount of the liability hereunder notwithstanding foreclosure on such Real Property by trustee sale or any other reason impairing such Guarantor’s or any Beneficiary’s right to proceed against the Company, any other Loan Party, any Guarantor or any other guarantor of the Guarantied Obligations;
(c) Until the Guarantied Obligations have been paid in full in cash, each Guarantor waives its rights of subrogation and reimbursement and any other rights and defenses available to such Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code, including, without limitation, (1) any defenses such Guarantor may have to this Guaranty by reason of an election of remedies by the Lenders and (2) any rights or defenses such Guarantor may have by reason of protection afforded to any Company or any other Loan Party pursuant to the antideficiency or other laws of California limiting or discharging such Company’s or such other Loan Party’s indebtedness, including, without limitation, Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. In furtherance of such provisions, each Guarantor hereby waives all rights and defenses arising out of an election of remedies by the Lenders, even though that election of remedies, such as a nonjudicial foreclosure, destroys such Guarantor’s rights of subrogation and reimbursement against any Company or any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or otherwise.
(d) Each Guarantor hereby acknowledges and agrees that no Beneficiary nor any other Person shall be under any obligation (x) to marshal any assets in favor of such Guarantor or in payment of any or all of the liabilities of any Guarantied Party under the Loan Documents or the obligation of such Guarantor hereunder or (y) to pursue any other remedy that such Guarantor may or may not be able to pursue itself any right to which such Guarantor hereby waives.

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2.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guarantied Obligations (including any such right of contribution under Section 2.2(b) or under a Related Guaranty as contemplated by Section 2.2(b)). Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guarantied Obligations shall not have been paid in full, such amount shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.
2.7 Expenses. Each Guarantor jointly and severally agrees to pay or reimburse each Beneficiary, within 10 days after the presentation of a statement together with reasonably detailed supporting documentation, for all its reasonable and documented out-of-pocket costs and expenses incurred in collecting against such Guarantor or otherwise enforcing or preserving any rights under this Guaranty including, without limitation, the reasonable fees, disbursements and other charges of one counsel, one local counsel (in each reasonably necessary jurisdiction) and one special counsel (to the extent reasonably necessary), and, in the case of an actual or potential conflict of interest, one additional counsel, special counsel (to the extent reasonably necessary) and local counsel (in each reasonably necessary jurisdiction) to each affected Beneficiary or similarly situated affected Beneficiaries.
2.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Beneficiary to any other or further action in any circumstances without notice or demand.
2.9 Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors, partner or any agents acting or purporting to act on any of their behalf.

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2.10 Financial Condition of Company. Any Loans may be granted to Company or continued from time to time, and any Secured Hedging Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company or any of its Subsidiaries at the time of any such grant or continuation or at the time such Secured Hedging Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to (x) investigate the financial condition or affairs of Company, any other Loan Party or any Guarantor, (y) disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company or (z) advise any Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of Company, any other Loan Party or any other Guarantor that might become known to any Beneficiary at any time, whether or not such Beneficiary knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guarantied Obligations hereunder. Each Guarantor has knowledge and adequate means to obtain information from Company on a continuing basis concerning the financial condition, affairs and assets of Company, each other Loan Party and each other Guarantor, their ability to perform its obligations under the Loan Documents and the Secured Hedging Agreements, and each Guarantor assumes the responsibility for being and keeping informed on an ongoing basis of the financial condition or affairs of Company, each other Loan party and each other Guarantor and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.
2.11 Rights Cumulative. The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the other Loan Documents, any of the Secured Hedging Agreements or any agreement between any Guarantor and any Beneficiary or Beneficiaries or between Company and any Beneficiary or Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise of any such right, power or remedy.
2.12 Bankruptcy; Post-Petition Interest; Reinstatement of Guaranty. (a) So long as any Guarantied Obligations remain outstanding, no Guarantor shall, without the prior written consent of Guarantied Party acting pursuant to the instructions of Requisite Obligees (as defined in Section 3.14), commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency proceedings of or against Company. The obligations of Guarantors under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or by any defense which Company may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guarantied Obligations which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceedings had not been commenced) shall be included in the Guarantied Obligations

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because it is the intention of Guarantors and Beneficiaries that the Guarantied Obligations which are guarantied by Guarantors pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guarantied Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Guarantied Party, or allow the claim of Guarantied Party in respect of, any such interest accruing after the date on which such proceeding is commenced.
(c) Notwithstanding anything herein to the contrary, in the event that all or any portion of the Guarantied Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guarantied Obligations for all purposes under this Guaranty as if such amount had never originally been received by any such payee.
2.13 Set Off. In addition to any other rights any Beneficiary may have under law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) or in equity and not by way of limitation of any such rights, if any amount shall at any time following the occurrence and during the continuance of an Event of Default (such term to mean and include any “Event of Default” as defined in the Credit Agreement and any payment default under any Secured Hedging Agreement continuing after any applicable grace period) be due and owing by any Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time, without notice (any such notice being hereby expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor then due and payable to any Beneficiary under this Guaranty, irrespective of whether or not such Beneficiary shall have made any demand hereunder.
Notwithstanding anything to the contrary contained in this Guaranty, at any time that the Guarantied Obligations shall be secured by any Real Property located in the State of California, no Beneficiary shall exercise any right of set-off, lien or counterclaim or take any·court or administrative action or institute any proceedings to enforce any provision of this Guaranty without the prior consent of the Administrative Agent or the Requisite Lenders or, to the extent required by Section 10.6 of the Credit Agreement, all of the Lenders, if such setoff or action or proceeding would or might (pursuant to Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure or Section 2924 of the California Civil Code, if applicable, or otherwise) affect or impair the validity, priority, or enforceability of the liens granted to the Guarantied Party pursuant to the Collateral Documents or the enforceability of the Guarantied Obligations hereunder , and any attempted exercise by any Beneficiary of any such right without obtaining such consent of the Requisite Lenders or the Guarantied Party shall be null and void. It is understood and agreed that the foregoing sentence of this Section 2.13 is for the sole benefit of the Beneficiaries and may be amended, modified or waived in any respect by the Requisite Lenders (without any requirement of prior notice to or consent by any Loan Party or any other Person) and does not constitute a waiver of any rights against any Loan Party or against any Collateral. Each Beneficiary (by its acceptance hereof) acknowledges and agrees that the provisions of this Section 2.13 are subject to the sharing provisions set forth in Section 10.6 of the Credit Agreement.
2.14 Discharge of Guaranty Upon Sale of Guarantor. If (a) any or all of the stock or other equity interests of any Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of or liquidated (including by merger or consolidation) in a transaction not prohibited

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by the Credit Agreement or otherwise consented to by Requisite Lenders such that such Guarantor is no longer a Subsidiary or (b) if such Guarantor is designated as an Unrestricted Subsidiary or a Designated Non-Wholly-Owned Subsidiary pursuant to the terms of the Credit Agreement, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale or other relevant event; provided that the applicable Net Asset Sale Proceeds shall be applied as set forth in, and as and to the extent required by, the Credit Agreement.
2.15 Representations and Warranties of Guarantors. In order to induce the Lenders to make loans to, and issue Letters of Credit for the account of, the Company pursuant to the Credit Agreement, each Guarantor represents and warrants as of the Closing Date, each Funding Date, the date of issuance of each Letter of Credit or the date it becomes a party to this Guaranty that (in each case as and to the extent set forth below):
(a) such Guarantor (i) is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite organizational power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted and (iii) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case, except to the extent that such failure has not had and will not have a Material Adverse Effect;
(b) such Guarantor has all requisite organizational power and authority to enter into this Guaranty and each other Loan Document to which it is a party and to carry out the transactions contemplated hereby and thereby and the execution, delivery and performance of this Guaranty and each other Loan Document to which it is a party has been duly authorized by all necessary corporate or other action on the part of such Guarantor;
(c) such Guarantor has duly executed and delivered this Guaranty and each other Loan Document to which it is a party, and this Guaranty and each such other Loan Document constitutes the legally valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
(d) the execution, delivery and performance by such Guarantor of this Guaranty or any other Loan Document to which it is a party and the consummation of the transactions contemplated by this Guaranty or any other Loan Document do not and will not (i) violate any provision of any material law or any material governmental rule or regulation applicable to it, the Certificate or Articles of Incorporation or Bylaws (or equivalent constitutional documents) of such Guarantor, or any material order, judgment or decree of any court or other agency of government binding on such Guarantor, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Guarantor, or (iii) result in or require the creation or imposition of any Lien under any such Contractual Obligation upon any of the properties or assets of such Guarantor (other than any Liens created under any of the Loan Documents in favor of Guarantied Party on behalf of Secured Parties);

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(e) the execution, delivery and performance by such Guarantor of this Guaranty and any other Loan Document to which it is a party and the consummation of the transactions contemplated by this Guaranty and any other Loan Document do not and will not require any recording or registration with, order, consent, approval, license, authorization or validation of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except (i) any thereof that have been obtained or made on or prior to the Closing Date and are in full force and effect, (ii) as of the Closing Date with respect to the consummation of the Transaction, any thereof which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and (iii) any filings which are necessary to perfect the security interests created under the Collateral Documents; and
(f) except as set forth in Schedule 5.6 of the Credit Agreement, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Company or any Guarantor) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of such Guarantor threatened against or affecting such Guarantor that, individually or in the aggregate (taking into account, among other things, the ability of the Company and its Subsidiaries to obtain indemnification with respect thereto) could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.
SECTION 3. MISCELLANEOUS
3.1 Survival of Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty and the other Loan Documents and the Secured Hedging Agreements and any increase in the Commitments under the Credit Agreement.
3.2 Notices. Any communications between Guarantied Party and any Guarantor and any notices, requests or demands provided herein to be given may be given by mailing the same, postage prepaid, or by telex, facsimile or other electronic transmission to each such party at its address set forth in the Security Agreement. Any notice, request or demand to or upon Guarantied Party or any Guarantor shall not be effective until received.
3.3 Severability. In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
3.4 Amendments and Waivers. No amendment, modification, discharge, termination or waiver of this Guaranty nor any provision hereof, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written consent of Guarantied Party acting on the instructions of (x) the Requisite Lenders at all times prior to the time at which all Loan Document Obligations have been paid in full or (y) the holders of at least a majority of the outstanding Secured Hedging Obligations at all

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times after the time at which all Loan Document Obligations have been paid in full and, in the case of any such amendment or modification, each Guarantor against whom enforcement of such amendment or modification is sought. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.
3.5 Headings. Section and Section headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect.
3.6 Rules of Construction. The rules of construction set forth in Section 1.3 of the Credit Agreement shall be applicable to this Guaranty mutatis mutandis.
3.7 Successors and Assigns. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its respective successors and assigns. This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns. No Guarantor shall assign this Guaranty or any of the rights or obligations of such Guarantor hereunder without the prior written consent of all Lenders. Any Beneficiary may, without notice or consent, assign its interest in this Guaranty in whole or in part. The terms and provisions of this Guaranty shall inure to the benefit of any transferee or assignee of any Loan, and in the event of such transfer or assignment the rights and privileges herein conferred upon such Beneficiary shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.
3.8 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL
(a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH GUARANTOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH GUARANTOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER SUCH GUARANTOR. EACH GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH GUARANTOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 3.2 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY

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INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY GUARANTIED PARTY UNDER THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GUARANTOR IN ANY OTHER JURISDICTION.
(b) EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH OF THE PARTIES TO THIS GUARANTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
3.9 No Other Writing. This writing is intended by Guarantors and Beneficiaries as the final expression of this Guaranty and is also intended as a complete and exclusive statement of the terms of their agreement with respect to the matters covered hereby. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Guaranty. There are no conditions to the full effectiveness of this Guaranty.
3.11 Further Assurances. At any time or from time to time, upon the request of Guarantied Party, Guarantors shall execute and deliver such further documents and do such other acts and things as Guarantied Party may reasonably request in order to effect fully the purposes of this Guaranty.
3.12 Additional Guarantors. The initial Guarantors hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries of Company may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a counterpart of this Guaranty. Upon delivery of any such counterpart to Administrative Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Administrative Agent not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder. Each Additional Guarantor shall be deemed to have represented and warranted that each of the representations and warranties contained in Section 2.15 of this Guaranty with respect to itself is true and correct as of the date it becomes a party to this Guaranty.
3.13 Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to a Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by Guarantied Party of written or telephonic notification of such execution and authorization of delivery thereof.

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3.14 Guarantied Party as Administrative Agent.
(a) Guarantied Party has been appointed to act as Guarantied Party hereunder by Lender Creditors and, by their acceptance of the benefits hereof, Lender Counterparties. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that Guarantied Party shall exercise, or refrain from exercising, any remedies hereunder in accordance with the instructions of (x) Requisite Lenders or (y) after the date on which all Loan Document Obligations have been paid in full, the holders of at least a majority of the outstanding Secured Hedging Obligations (such Requisite Lenders or majority holders of outstanding Secured Hedging Obligations, as applicable, being referred to herein as “Requisite Obligees”). In furtherance of the foregoing provisions of this Section 3.14, each Lender Creditor (other than the Guarantied Party acting in such capacity) and Lender Counterparty by its acceptance of the benefits hereof, agrees that it shall have no right individually to enforce this Guaranty, it being understood and agreed by such Lender Credit and Lender Counterparty that all rights and remedies hereunder may be exercised solely by Guarantied Party for the benefit of Beneficiaries in accordance with the terms of this Section 3.14.
(b) Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to Section 9.9 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; removal of Administrative Agent pursuant to Section 9.9 of the Credit Agreement shall also constitute removal as Guarantied Party under this Guaranty; and appointment of a successor Administrative Agent pursuant to Section 9.9 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as Administrative Agent under Section 9.9 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Guarantied Party under this Guaranty, and the retiring or removed Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring or removed Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring or removed Guarantied Party’s resignation or removal hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefit as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.
3.15 Keepwell.
Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 3.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 3.15, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent

19
conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 3.15 shall remain in full force and effect until all Commitments under the Credit Agreement have terminated, all Loans or other Obligations thereunder which are accrued and payable have been paid or satisfied (other than Obligations arising under any Secured Hedging Agreement and other than inchoate indemnification obligations and any unasserted expense reimbursement obligations), and no Letter of Credit remains outstanding (except any Letter of Credit which has been cash collateralized or for which a backstop letter of credit reasonably satisfactory to the Issuing Bank has been put in place). Each Qualified ECP Guarantor intends that this Section 3.15 constitute, and this Section 3.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned Guarantors has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

ADVANCED IMAGING SERVICES, LLC
ALLIANCE IMAGING CENTERS, INC.
ALLIANCE IMAGING MANAGEMENT, INC.
AROOSTOOK MRI LLC
DIAGNOSTIC HEALTH CENTER OF ANCHORAGE, LLC
MSA MANAGEMENT, LLC
NEOSPINE RADIOSURGERY, LLC
NEW ENGLAND MOLECULAR IMAGING LLC
RADIOLOGY 24|7, LLC
REA MANAGEMENT, LLC
U.S. RADIOSURGERY, LLC
U.S. RADIOSURGERY OF AUSTIN, LLC
U.S. RADIOSURGERY OF CHICAGO, LLC
U.S. RADIOSURGERY OF COLUMBUS, LLC
U.S. RADIOSURGERY OF ILLINOIS, LLC
U.S. RADIOSURGERY OF PHILADELPHIA, LLC
U.S. RADIOSURGERY OF RENO, LLC
U.S. RADIOSURGERY OF RUSH-CHICAGO, LLC
U.S. RADIOSURGERY OF SAN DIEGO, LLC
U.S. RADIOSURGERY OF TULSA, LLC
USR HOLDINGS, LLC

By:	/s/ Richard W. Johns
	Name:	Richard W. Johns
	Title:	Secretary

By:	/s/ Nicholas Poan
	Name:	Nicholas Poan
	Title:	Assistant Secretary

ALLIANCE MEDICAL IMAGING SOLUTIONS, LLC

By:	ALLIANCE HEALTHCARE SERVICES, INC., its sole member

	By:	/s/ Howard K. Aihara
		Name:	Howard K. Aihara
		Title:	Executive Vice President and
Chief Financial Officer

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ILLINOIS CYBERKNIFE, LLC

By:	US RADIOSURGERY OF ILLINOIS, LLC, its managing member

	By:	/s/ Larry C. Buckelew
		Name:	Larry C. Buckelew
		Title:	President

1	(Security Agreement)

ALLIANCE IMAGING NC, INC.
ALLIANCE IMAGING OF MICHIGAN, INC.
ALLIANCE IMAGING OF OHIO, INC.
ALLIANCE ONCOLOGY, LLC
ALLIANCE RADIOSURGERY, LLC
BNA-CK HOLDINGS, LLC
CURACARE, INC.
MDI FINANCE & LEASING, INC.
MEDICAL DIAGNOSTICS, INC.
MEDICAL OUTSOURCING SERVICES, LLC
MERITUS PLS, INC.
MID-AMERICAN IMAGING INC.
NEOSPINE BLOCKER CORP.
NEHE/WSIC II, LLC
NEW ENGLAND HEALTH ENTERPRISES, INC.
NEW ENGLAND IMAGING MANAGEMENT, LLC
PET SCANS OF AMERICA CORP.
THREE RIVERS HOLDING CORP.
SHARED P.E.T. IMAGING, LLC
SHARED P.E.T. IMAGING OF FLORIDA, LLC
SMT HEALTH SERVICES INC.
RAMIC DES MOINES, LLC
U.S. RADIOSURGERY OF DENVER, LLC
WEST COAST PETCT, LLC
WESTERN MASSACHUSETTS MAGNETIC RESONANCE SERVICES, INC.

By:	/s/ Larry C. Buckelew
Name:	Larry C. Buckelew
Title:	President

2

NEHE - MRI, LLC

By:	NEW ENGLAND HEALTH ENTERPRISES, INC., its sole member and manager

	By:	/s/ Richard W. Johns
		Name:	Richard W. Johns
		Title:	Secretary

3

NEW ENGLAND HEALTH ENTERPRISES BUSINESS TRUST

By:	/s/ Larry C. Buckelew
	Name:	Larry C. Buckelew
	Title:	Trustee

By:	/s/ Richard W. Johns
	Name:	Richard W. Johns
	Title:	Trustee

4

NEW ENGLAND HEALTH IMAGING-HOULTON, LLC

By:	NEHE - MRI, LLC, its sole member

	By:	NEW ENGLAND HEALTH ENTERPRISES, INC., its sole member and manager

		By:	/s/ Richard W. Johns
		Name:	Richard W. Johns
		Title:	Secretary

5

Accepted and Agreed to:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Guarantied Party

By	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Authorized Signatory

By	/s/ Patrick Freytag
	Name:	Patrick Freytag
	Title:	Authorized Signatory

6
IN WITNESS WHEREOF, the undersigned Additional Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of             ,         .

(Name of Additional Guarantor)

By
Title

Address:

7
EXHIBIT XVI
[FORM OF]
SECURITY AGREEMENT
This SECURITY AGREEMENT is dated as of June 3, 2013 and entered into by and among ALLIANCE HEALTHCARE SERVICES, INC., a Delaware corporation (“Borrower”), each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Borrower (each of such undersigned Subsidiaries being a “Subsidiary Grantor” and collectively “Subsidiary Grantors”) and each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with subsection 8.14 hereof (each of Borrower, each Subsidiary Grantor, and each Additional Grantor being a “Grantor” and collectively the “Grantors”), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), as collateral agent (in such capacity herein called “Collateral Agent”) for the benefit of the Secured Parties (as defined below).
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of June 3, 2013, by and among the Borrower, the lenders from time to time party thereto (“Lenders”) and Credit Suisse, as administrative agent (in such capacity, “Administrative Agent”), Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to the Borrower (the Lenders, each Issuing Lender, Administrative Agent and Collateral Agent are herein called the “Lender Creditors”);
WHEREAS, Borrower and/or one or more of its Subsidiaries may from time to time enter into one or more Hedge Agreements (as defined in the Credit Agreement) (collectively, the “Secured Hedging Agreements”) with one or more Lenders or affiliates thereof at the time such Secured Hedging Agreements are entered into (in such capacity, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement, together with such Lenders’ and affiliates’ successors and assigns, if any, collectively, “Lender Counterparties” and together with the Lender Creditors, the “Secured Parties”) in accordance with the terms of the Credit Agreement, and it is desired that the obligations of the Borrower and its Subsidiaries under the Secured Hedging Agreements, including, without limitation, the obligation of the Borrower or its Subsidiaries, as applicable, to make payments thereunder in the event of early termination thereof, together with all obligations of the Borrower and its Subsidiaries under the Credit Agreement and the other Loan Documents, be secured hereunder;
WHEREAS, Subsidiary Grantors have executed and delivered that certain Subsidiary Guaranty, dated as of June 3, 2013 (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”), in favor of Credit Suisse, for the ratable benefit of Secured Parties, pursuant to which each Subsidiary Grantor has jointly and severally guaranteed the prompt payment and performance when due of all Guaranteed Obligations as described therein;
WHEREAS, it is a condition precedent to the Credit Agreement that Grantors listed on the signature pages hereof shall have granted the security interests and undertaken the obligations contemplated by this Agreement; and
WHEREAS, each Grantor will obtain benefits from the credit facilities under the Credit Agreement and the entering into by Borrower and/or one or more of its Subsidiaries of Secured Hedging Agreements and, accordingly, desires to execute this Agreement in order to satisfy the condition described in the preceding recital and to induce Lenders to make Loans to Borrower and issue, and/or participate in, Letters of Credit for the account of Borrower and Lender Counterparties to enter into Secured Hedging Agreements with Borrower and/or one or more of its Subsidiaries.

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NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby makes the following representations and warranties to Collateral Agent for the benefit of Secured Parties and hereby covenants and agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:
SECTION 1.         DEFINED TERMS
1.1 Definitions. (a) Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Goods, Instrument, Inventory, Investment Property and Letter-of-Credit Rights.
(b) The following terms shall have the following meanings:
“Administrative Agent”: has the meaning assigned to such term in the recitals hereto.
“Agreement”: this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
“Borrower Secured Obligations”: the collective reference to the unpaid principal of and interest on the Loans, an amount equal to unreimbursed drawings under all Letters of Credit, an amount equal to the maximum amount that may be drawn under all Letters of Credit, and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and after Borrower’s obligations with respect to Letters of Credit have become due and payable, and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Collateral Agent or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Secured Hedging Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to other Secured Parties required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).
“Certificate of Title Collateral”: has the meaning assigned to such term in Section 3.2(a).
“Collateral”: has the meaning assigned to such term in Section 2.
“Collateral Account”: means any collateral account under which the Collateral Agent has a perfected first priority security interest for the benefit of the Secured Parties.

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“Collateral Agent”: has the meaning assigned to such term in the recitals hereto.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Contract Rights”: all rights of any Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.
“Contracts”: all contracts between any Grantor and one or more additional parties (including, without limitation, any Secured Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).
“Copyright Licenses”: the written agreements naming a Grantor as licensor or licensee, which grant rights under a Copyright and are listed in Schedule 3.5.
“Copyrights”: all right, title or interest in, or to, all works of authorship held by each Grantor, including (i) the copyrights listed in Schedule 3.5, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.
“Equipment”: shall mean any “equipment,” as such term is defined in the New York UCC, now or hereafter owned by any Grantor and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by any Grantor and any and all additions, substitutions and replacements of any of the foregoing, where located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto, including without limitation (i) all magnetic resonance imaging systems, (ii) all computed axial tomography systems (CT scanners), (iii) all SPECT systems, (iv) all lithotripsy systems, (v) all radiation therapy equipment, (vi) all positron emission tomography/computed tomography systems (PET/CT scanners) and (vii) any other healthcare or diagnostic devices used in connection with the business of Borrower and its Subsidiaries, together with any computer and all attachments, software and related equipment (including any related vehicles, buildings or leasehold improvements) required in connection with the operation, transport, housing or storage of any of the foregoing (items (i)-(vi) collectively, “Healthcare Units”); but excluding Equipment to the extent it is subject to a Permitted Encumbrance and the terms of the Indebtedness securing such Permitted Encumbrance prohibits assignment of, or granting of a security interest in, such Grantor’s rights and interests therein; provided, that immediately upon the repayment of all Indebtedness secured by such Permitted Encumbrance, such Grantor shall be deemed to have granted a security interest in all the rights and interests with respect to such Equipment.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations

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thereunder at the time the guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“General Intangibles”: all “general intangibles” as such term is defined in Section 9-106 of the New York UCC and, in any event, including, without limitation, with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of such Grantor for damages arising out of any breach of or default under thereunder, and (iv) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options under thereunder, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, in each case to the extent the grant by such Grantor of a security interest pursuant to this Agreement in its right, title and interest in any such contract, agreement, instrument or indenture is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents); provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a security interest pursuant to this Agreement in any Account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.
“Guarantor Secured Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under, out of or in connection with this Agreement or any other Loan Document or any Secured Hedging Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document); provided, however, that Guarantor Secured Obligations shall exclude all Excluded Swap Obligations.
“Guarantors”: the collective reference to each Grantor other than the Borrower.
“Healthcare Unit”: shall have the meaning assigned to such term in the definition of “Equipment” herein.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (i) all information used or useful arising from the business now or at any time in the future, including all goodwill, trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas, and all other proprietary information, and (ii) the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment

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thereof, including the right to receive all proceeds and damages therefrom, in each case to the extent the grant by such Grantor of a security interest pursuant to this Agreement in any such rights, priorities and privileges relating to intellectual property is not prohibited by any contract, agreement or other instrument governing such rights, priorities and privileges without the consent of any other party thereto, would not give any other party to any such contract, agreement or other instrument the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the relevant parties (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents).
“Lender Counterparties”: has the meaning assigned to such term in the recitals hereto.
“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, which are referred to in Schedule 3.5.
“Patents”: all right, title, or interest in, or to, patents and patent applications held by each Grantor, whether now owned or hereafter acquired at any time in the future, including (i) all letters patent which are referred to in Schedule 3.5, all reissues and extensions thereof and all goodwill associated therewith, (ii) all applications for letters patent, continuations and continuations-in-part thereof, which are referred to in Schedule 3.5, and (iii) all rights to obtain any reissues or extensions of the foregoing.
“Permit”: means, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permit, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency.
“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC.
“Secured Debt Agreements”: (x) this Agreement, (y) the other Loan Documents and (z) the Secured Hedging Agreements.
“Secured Hedging Agreements”: has the meaning assigned to such term in the recitals hereto.
“Secured Obligations”: (i) in the case of the Borrower, the Borrower Secured Obligations, and (ii) in the case of each Guarantor, its Guarantor Secured Obligations.
“Secured Parties”: has the meaning assigned to such term in the recitals to this Agreement.
“Supporting Obligations”: any “supporting obligation” as such term is defined in the New York UCC, now or hereafter owned by any Grantor, or in which any Grantor has any rights, and, in any event, shall include, but shall not be limited to all of such Grantor’s rights in any Letter-of-Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

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“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Termination Date”: has the meaning assigned to such term in Section 8.12(a) hereof.
“Trademark License”: any agreement, whether written or oral, which are referred to in Schedule 3.5, providing for the grant by or to any Grantor of any right to use any Trademark.
“Trademarks”: all right, title, or interest in, or two, trademarks or trademark applications held by each Grantor, whether now owned or hereafter acquired at any time in the future, including (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, which are listed in Schedule 3.5, (ii) all goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (iii) the right to obtain all renewals thereof.
“Transmitting Utility”: has the meaning assigned to such term in Section 9-102(a)(80) of the New York UCC.
1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
SECTION 2.         GRANT OF SECURITY INTERESTS
2.1 Grant. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a continuing security interest in, all of the following personal property and fixtures now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Secured Obligations:
(a) all Accounts;
(b) all Equipment;
(c) all General Intangibles;

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(d) all Intellectual Property;
(e) all Inventory;
(f) all cash;
(g) all Collateral Accounts and all monies, securities, Instruments and other investments deposited or required to be deposited in all Collateral Accounts;
(h) all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);
(i) all Commercial Tort Claims;
(j) Contracts, together with all Contract Rights arising thereunder;
(k) all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by such Grantor with any Person and all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;
(l) all Documents;
(m) all Goods;
(n) all Instruments;
(o) all Investment Property;
(p) all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);
(q) all Permits;
(r) all Supporting Obligations;
(s) all books and records pertaining to the Collateral; and
(t) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing.
2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (a) any lease, license, contract or agreement to which any Grantor is a party or any of its rights (including property rights with respect to the equipment) or interests thereunder, if and to the extent that a security interest is prohibited by, in violation of or shall result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any debtor therein, (ii) any law, rule or regulation applicable to such Grantor, or (iii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the

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security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied or such contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i), (ii) or (iii) above, provided further that the exclusions referred to in clause (a) of this Section 2.2 shall not include any proceeds of any such lease, license, contract or agreement; (b) any of the outstanding equity interests of (i) a Material Foreign Subsidiary or (ii) an Excluded Domestic Subsidiary, in each case, in excess of 65% of the total Voting Stock of such Material Foreign Subsidiary or such Excluded Domestic Subsidiary; (c) any of the outstanding equity interests of a Designated Non-Wholly-Owned Subsidiary, an Unrestricted Subsidiary, or any Subsidiary which does not meet the requirements of a Pledged Subsidiary; (d) all promissory notes, except to the extent constituting Pledged Collateral; (e) any Deposit Account or securities account which is subject to a Permitted Encumbrance and secures workers compensation or insurance obligations (“Specified Collateral Account”); (f) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, provided, however, that a security interest in such trademark application (and the resulting registration) is promptly granted to the Collateral Agent upon the filing of a Statement of Use or an Amendment to Allege Use, as the case may be; (g) equity interests held by a Loan Party of a Person who is not a direct or indirect Subsidiary of the Borrower to the extent that, and for so long as, the granting of a security interest hereunder in such equity interests would not be permitted by the terms of such issuing Person’s organizational documents or agreements with such other Persons holding the remainder of such equity interests, so long as such terms are not for the purpose of avoiding the grant of security interest hereunder; (h) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (after giving effect to the applicable anti-assignment provisions of the New York UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the New York UCC or other applicable law notwithstanding such prohibition); and (i) any property or right to use property to the extent that the burden or cost of obtaining or perfecting such security interest is excessive in relation to the benefit of the security afforded thereby, as determined by the Collateral Agent in its reasonable discretion.
SECTION 3.         REPRESENTATIONS AND WARRANTIES
Each Grantor hereby represents and warrants, which representations and warranties shall survive execution and delivery of this Agreement, to the Collateral Agent and each Secured Party that:
3.1 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement, the Liens permitted by the Credit Agreement and any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated, such Grantor owns each item of the Collateral free and clear of any and all Liens or other right, title, interest claims of others. No financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material

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Indebtedness is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.
3.2 Perfected First Priority Liens. (a) Subject to the limitations set forth in clause (b) of this Section 3.2, the security interests granted pursuant to this Agreement (i) will constitute valid perfected security interests, in the Collateral in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Secured Obligations, upon (A) completion of all filings, registrations, recordings and other actions specified on Schedule 3.2 (which, in the case of all filings and other documents referred to on said Schedule 3.2, have been delivered to the Collateral Agent in completed and duly executed form), to the extent that a security interest may be perfected by such filings or other action, and (B) in the case of Inventory or Equipment that is covered by a certificate of title (other than Equipment valued below $200,000 (the “Excluded Equipment”), provided that the aggregate value of all Excluded Equipment shall not exceed $20,000,000 at any time) (such Equipment and Inventory other than Excluded Equipment, “Certificate of Title Collateral”), the filing with the registrar of motor vehicles or other appropriate authority in the applicable jurisdiction (as indicated on Schedule 3.2) of an application requesting the notation of the security interest created hereunder on such certificate of title, and (ii) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted by the Credit Agreement.
(b) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the security interests granted by this Agreement by any means other than by (i) filings pursuant to the Uniform Commercial Codes of the relevant State(s), (ii) filings with the registrars of motor vehicles or other appropriate authorities in the relevant jurisdictions, (iii) filings approved by United States government offices with respect to Intellectual Property, or (iv) when applicable, possession by the Collateral Agent in the United States. No Grantor shall be required to complete any filings or other action with respect to the perfection of security interests in any jurisdiction outside the United States.
3.3 Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization and the location of such Grantor’s chief executive office or principal place of business are specified on Schedule 3.3. During the period of the four calendar months preceding the date of this Agreement, the chief executive office or principal place of business of such Grantor has not been located at any address other than that indicated on Schedule 3.3 in accordance with the immediately preceding sentence, in each case unless each such other address is also indicated on Schedule 3.3 hereto for such Grantor.
3.4 Inventory and Equipment. All Certificate of Title Collateral is set forth on Schedule 3.4(a) (including the (i) vehicle identification numbers, (ii) a description of the Certificate of Title Collateral, (iii) the title holder and (iv) the state or province of registration that issued the certificate of title with respect to such Certificate of Title Collateral) and (b) all Inventory and Equipment, the perfection of which is covered by a financing statement or other type of registration or recording statement, is located at a location set forth in Section 3.2(a)(i)(A) above is set forth on Schedule 3.4(b). Each Grantor agrees that all Inventory or Equipment now held or subsequently acquired by it shall be kept at any one of the locations shown on Schedule 3.4(b) hereto, as the case may be, at all times other than when they are in transit to any of such locations, or such new location as such Grantor may establish in accordance with Section 4.2.

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3.5 Intellectual Property. Schedule 3.5 lists all Intellectual Property owned or licensed to use by such Grantor in its own name as of the Closing Date, except where the failure by such Grantor to own any such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, such Grantor is the true and lawful owner of or otherwise has the right to use such Intellectual Property listed on Schedule 3.5 hereto for such Grantor and that said listed Intellectual Property includes all United States Trademarks, Patents and Copyrights and applications for United States Trademarks, Patents and Copyrights registered in the United States Patent and Trademark Office and the United States Copyright Office, respectively. Each Grantor further warrants that it has no knowledge of any third party claim that any aspect of such Grantor’s present or contemplated business operations infringes or will infringe any trademark, service mark, trade name or patent of any other Person or such Grantor has misappropriated any trade secret or proprietary information, in each case to the extent that such infringement or misappropriation, could, either individually or in the aggregate reasonably be expected to have a Material Adverse Effect nor is any Grantor aware of any basis for any such claim.
3.6 Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; Etc. As of the Closing Date, the exact legal name of each Grantor as such name appears in its respective certificate or document of formation, the type of organization of such Grantor, whether or not such Grantor is a Registered Organization, the organizational identification number (if any) of such Grantor, the Federal Employer Identification Number (if any), and whether or not such Grantor is a Transmitting Utility, is listed on Schedule 3.3 hereto for such Grantor.
3.7 Recourse. This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations and agreements on the part of such Grantor contained herein, in the Secured Debt Agreements and otherwise in writing in connection herewith or therewith.
3.8 Inactive Subsidiaries. Schedule 3.8 lists all direct or indirect Domestic Subsidiaries of Borrower which on the date hereof own assets or have annual revenues of less than $100,000 individually and $1,000,000 collectively.
SECTION 4.         COVENANTS
Each Grantor covenants and agrees, which covenants and agreements shall survive execution and delivery of this Agreement, with the Collateral Agent and the Secured Parties that, from and after the date of this Agreement until the Termination Date:
4.1 Maintenance of Perfected Security Interest; Further Documentation.
(a) Such Grantor shall maintain in all material respects the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons

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whomsoever, in each case subject to Section 3.2(b) including, without limitation, in the case of any Inventory or Equipment now or subsequently located at one of the locations listed on Schedule 3.4(a), maintaining the security interest created by this Agreement as a perfected security interest in respect of such Inventory and Equipment under the laws of the jurisdiction (i) in which the certificate of title covering such Inventory or Equipment was originally issued or (ii) in which such Inventory or Equipment is located from time to time. Each Grantor will at all times maintain insurance, at such Grantor’s own expense to the extent and in the manner provided in the Secured Debt Agreements. Except to the extent otherwise permitted to be retained by such Grantor or applied by such Grantor pursuant to the terms of the Secured Debt Agreements, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Parties, apply such proceeds in accordance with Section 5.4 hereof. Each Grantor assumes all liability and responsibility in connection with a Collateral acquired by it and the liability of such Grantor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor.
(b) Such Grantor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 10 Business Days (or such longer period as agreed to by Collateral Agent in its sole discretion) after its receipt of the respective request) furnish to the Collateral Agent, the Lenders and any Lender Counterparties statements and schedules further identifying and describing the Collateral or such components thereof and the other assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request. In addition, within 30 days (or such longer period as agreed to by Collateral Agent in its sole discretion) after the end of each calendar quarter, such Grantor will deliver to Collateral Agent (i) copies of all such certificates of title issued during such calendar quarter with the notation thereon of the Collateral Agent’s security interest created hereunder in the items of Equipment covered hereby and (ii) a written supplement to Schedule 3.5 showing any additional Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses acquired by such Grantor after the date hereof, all in reasonable detail.
(c) Subject to clause (d) below and Section 3.2(b), at any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute, endorse, acknowledge and/or deliver, and have filed or recorded, such warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances, instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of the security interests, rights and powers herein granted, including, without limitation, filing any financing or continuation statements, in each case in form and substance reasonably acceptable to the Collateral Agent, under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby. Each Grantor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Grantor hereby authorizes the Collateral Agent (or its sub-agents or other representatives) to file or record any financing statements or other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor where permitted by law in such

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form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement (and such authorization includes describing the Collateral as “all assets” of such Grantor).
(d) Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary of the Borrower that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement or this Section 4.1.
4.2 Changes in Locations, Name, etc.
(a) On March 31, June 30, September 30, and December 31 of each year, commencing on June 30, 2013, the Borrower shall provide to the Collateral Agent (1) a schedule of events listed in paragraphs (i)-(iii) below which occurred during the calendar quarter just ended on such date and (2) all additional executed financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein (it being understood that, in the case of Inventory or Equipment held at a location not owned by the relevant Grantor, no landlord waiver or other third-party consent shall be required).
(i) such Grantor permits the location of any material amount of Inventory or Equipment owned by it to be kept at a location other than those listed on Schedule 3.4(b);
(ii) such Grantor changes its jurisdiction of organization or the location of its chief executive office or principal place of business, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility or as a Person which is not a Transmitting Utility, as the case may be, or its Federal Employer Identification Number (if any), in each case from that referred to in Section 3.3, or
(iii) such Grantor changes its name, its organizational identification number (if any) or corporate structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading.
(b) On December 31 of each year, if applicable, the Borrower shall provide to the Collateral Agent a written supplement to Schedule 3.4(a) showing any additional location at which such Inventory or Equipment of any Grantor shall be kept.
4.3 Notices. Such Grantor will advise the Collateral Agent, the Lenders and any Lender Counterparties promptly, in reasonable detail, of any Lien of which it has knowledge (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.

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4.4 Special Covenants with Respect to Equipment.
(a) Each Grantor shall, promptly after the acquisition by such Grantor of any item of any Certificate of Title Collateral under a statute of any jurisdiction under the law of which indication of a security interest on such certificate is required as a condition of perfection thereof, (i) notify the Collateral Agent of such acquisition by delivering a written supplement of Schedule 3.4(a) indicating all of the information required by such Schedule 3.4(a) and (ii) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title and perform all other actions (at such Grantor’s own cost and expense) as may be required under the respective United States, State or other laws referenced in Section 9-311(a) of the New York UCC to perfect the security interests granted hereunder in such Certificate of Title Collateral;
(b) With respect to any Certificate of Title Collateral, upon the filing with the registrar of motor vehicles or other appropriate authority in such jurisdiction of an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, Grantor shall not apply for, request or otherwise obtain a new or replacement certificate of title with respect to such Certificate of Title Collateral from (i) the jurisdiction under the laws of which such certificate of title was originally issued or (ii) any other jurisdiction, in each case without the prior written consent of Collateral Agent, such consent to be on terms and subject to conditions as Collateral Agent may reasonably request in its sole discretion (provided that such consent shall be deemed upon release by the Collateral Agent of the security interests created hereby in such Certificate of Title Collateral);
(c) Upon the occurrence and during the continuation of any Event of Default, all insurance payments in respect of such Equipment shall be paid to and applied by Collateral Agent as specified in Section 5.4 hereof;
(d) At the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall promptly (and in any event within 5 days (or such longer period as agreed to by Collateral Agent in its sole discretion) following any such request) deliver to the Collateral Agent the certificates of title covering each item of Certificate of Title Collateral; and
(e) Upon the request of the Collateral Agent made at any time or from time to time, each Grantor shall promptly furnish to the Collateral Agent a list of all Equipment held or owned by such Grantor.
4.5 Special Covenants with Respect to Accounts; Contract Rights.
(a) Each Grantor will keep and maintain at its own cost and expense accurate records of its material Accounts and Contracts, including, but not limited to records of all payments received, all credits granted thereon, and all merchandise returned and all other dealings therewith, and such Grantor will make the same available on such Grantor’s premises to the Collateral Agent for inspection, at such Grantor’s own cost and expense, at any and all reasonable times upon prior notice to such Grantor and otherwise in accordance with the Credit Agreement.

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(b) Except in accordance with such Grantor’s ordinary course of business and consistent with reasonable business judgment or as permitted by Section 4.5(c) or as permitted by the Credit Agreement, no Grantor shall rescind or cancel any indebtedness evidenced by any Account, or modify any material term thereof or make any material adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account, or interest therein, without the prior written consent of the Collateral Agent. No Grantor will do anything to impair the rights of the Collateral Agent in the Accounts.
(c) Each Grantor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract. Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default, any Grantor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and Contracts or to the extent no Material Adverse Effect would reasonably be expected to result therefrom (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Grantor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Grantor finds appropriate in accordance with reasonable business judgment.
4.6 Special Provisions with Respect to Intellectual Property.
(a) Except as otherwise permitted by the Secured Debt Agreements, each Grantor shall not divest itself of any right under any material Trademark, Patent or Copyright absent prior written approval of the Collateral Agent.
(b) Promptly upon learning thereof, notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who such Grantor believes is, or may be, infringing or diluting or otherwise violating any of such Grantor’s rights in and to any Trademark, Patent or Copyright in any manner that could reasonably be expected to have a Material Adverse Effect, or with respect to any party claiming that such Grantor’s use of any Trademark, Patent or Copyright material to such Grantor’s business violates in any material respect any property right of that party. Each Grantor further agrees, absent direction of the Collateral Agent to the contrary, to prosecute diligently in accordance with reasonable business practices any Person infringing any Trademark, Patent or Copyright or any Person misappropriating any trade secret right, in each case to the extent such infringement or misappropriation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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(c) Each Grantor shall, at its own expense, diligently process all documents reasonably required to maintain all Trademark registrations, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its material registered Trademarks, and shall pay all fees and disbursements required to maintain in force its rights under each Trademark, Patent or Copyright and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent (other than with respect to registrations and applications deemed by such Grantor in its reasonable business judgment to be no longer prudent to pursue).
(d) If any Trademark or Patent registration is issued hereafter to any Grantor as a result of any application now or hereafter pending before the United States Patent and Trademark Office, or if any registered Copyright is acquired, or if any application for a United States Trademark, Patent or Copyright is filed, within 30 days thereof, such Grantor shall deliver to the Collateral Agent a registration certificate or similar indicia of ownership of such Trademark, or a copy of such Patent or Copyright, or certificate or registration of, or application therefor, as the case may be, and a grant of a security interest in such Trademark, Patent or Copyright, as the case may be, to the Collateral Agent and at the expense of such Grantor, confirming the grant of a security interest to the Collateral Agent hereunder, the form of such security to be substantially in the form of Annex 2, 3 or 4 hereto, as appropriate, or in such other form as may be reasonably satisfactory to the Collateral Agent.
4.7 Deposit Accounts; Etc. No Grantor shall, at any time after the occurrence and during the continuance of (i) an Event of Default with respect to Borrower under Section 8.6 of the Credit Agreement or (ii) any other Event of Default in respect of which the Collateral Agent has given the Borrower notice that such Event of Default constitutes a “Noticed Event of Default” (a “Notice of Event of Default”), establish or maintain, any demand, time, savings, passbook or similar account, except for such accounts maintained with a bank (as defined in Section 9-102 of the New York UCC) whose jurisdiction (determined in accordance with Section 9-304 of the New York UCC) is within a State of the United States. Upon the occurrence and during the continuance of a Noticed Event of Default, the Collateral Agent may request that each Grantor provide the Collateral Agent with a schedule that accurately sets forth, for each Grantor, each Deposit Account, other than a Specified Collateral Account, maintained by such Grantor (including a description thereof and the respective account number), the name of the respective bank with which such Deposit Account is maintained, and the jurisdiction of the respective bank with respect to such Deposit Account. For each Deposit Account (other than (s) any Collateral Account, (t) any Specified Collateral Account, (u) any other Deposit Account maintained with the Collateral Agent, (v) trust accounts (to the extent of amounts held therein in trust in the ordinary course of business on behalf of third parties who are not Loan Parties), (w) payroll accounts, (x) health-savings accounts, (y) any zero balance accounts used in the ordinary course of business, and (z) individual Deposit Account with a balance of less than $100,000 at all times; provided that, the balance in all such Deposit Accounts for which no “control agreement” is in place pursuant to preceding clause (z) shall not exceed $500,000 in the aggregate at any time), the respective Grantor shall, at the request of the Collateral Agent upon the occurrence and during the continuance of a Noticed Event of Default, use commercially reasonable efforts to cause the bank with which such Deposit Account is maintained to execute and deliver to the Collateral Agent, within fifteen Business Days after the date of such request (or such longer

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period as may be acceptable to the Collateral Agent), a “control agreement” reasonably acceptable to the Collateral Agent. If any bank with which such a Deposit Account is maintained refuses to, or does not, enter into such a “control agreement,” then the respective Grantor shall either (A) promptly (and in any event within ten Business Days after the date of such request (or such longer period as may be acceptable to the Collateral Agent)) close the respective Deposit Account and transfer all balances therein to a Collateral Account or another Deposit Account meeting the requirements of this Section 4.7 or (B) if such Deposit Account is utilized to collect payments from customers of such Grantor, (I) such Deposit Account shall be closed within 60 days (or such longer period as may be acceptable to the Collateral Agent) after the date of such request and (II) prior to the closing of such Deposit Account, (1) all disbursement activities, if any, from such Deposit Account (other than transfers pursuant to succeeding clause (2)) shall be transferred within ten Business Days (or such longer period as agreed to by Collateral Agent in its sole discretion) after such request to another Deposit Account meeting the requirements of this Section 4.7 and (2) all balances in such Deposit Account shall be transferred each Business Day to a Collateral Account or another Deposit Account meeting the requirements of this Section 4.7. If any bank with which a Deposit Account is maintained refuses to subordinate all its claims with respect to such Deposit Account to the Collateral Agent’s security interest therein on terms reasonably satisfactory to the Collateral Agent, then the Collateral Agent, at its option, may (x) require that such Deposit Account be closed in accordance with clauses (A) and (B) of the immediately preceding sentence or (y) agree to a “control agreement” without such subordination, provided that in such event the Collateral Agent may at any time, at its option, subsequently require that such Deposit Account be closed in accordance with the requirements of clauses (A) and (B) of the immediately preceding sentence. Collateral Agent agrees not to deliver any Notice of Exclusive Control or similar notice (however defined) under any “control agreement” unless an Event of Default has occurred and is continuing.
SECTION 5.         REMEDIAL PROVISIONS
5.1 Certain Matters Relating to Accounts; Contracts.
(a) At any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications.
(b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required in writing by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days (or such longer period as agreed to by Collateral Agent in its sole discretion)) deposited directly by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account under which the Collateral Agent has a perfected first priority security interest, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.4, and (ii)

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until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
(c) At the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall, at its own cost and expense deliver to the Collateral Agent all such original and other documents, books and records evidencing or relating to, the agreements and transactions which gave rise to the Accounts and Contracts including, without limitation, all original orders, invoices and shipping receipts.
5.2 Communications with Obligors; Grantors Remain Liable.
(a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, after giving reasonable notice to the relevant Grantor of its intent to do so, (A) communicate with obligors under the Accounts and/or Contracts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts and/or Contracts, (B) directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the clause 5.1(b)(i), and (C) enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor; provided that, (x) the failure by the Collateral Agent to give such notice the relevant Grantor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 5.2 and (y) no such notice shall be required if an Event of Default of the type described in Section 8.6 of the Credit Agreement has occurred and is continuing. Without notice to or assent by any Grantor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, any Collateral Account toward the payment of the Secured Obligations in the manner provided in Section 5.4 of this Agreement. The reasonable costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by a Grantor or the Collateral Agent, shall be borne by the relevant Grantor.
(b) Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Accounts that the Accounts have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.
(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the

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sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
(d) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with and pursuant to the terms and provisions of each Contract. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.
5.3 Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 5.1 with respect to payments of Accounts, if an Event of Default shall occur and be continuing and the Collateral Agent so requires by notice in writing to the relevant Grantor, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.
5.4 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds held in any Collateral Account in payment of the Secured Obligations in such order as the Collateral Agent may elect consistent with Section 2.4D of the Credit Agreement, and any part of such funds which the Collateral Agent elects not so to apply and deems not required as collateral security for the Secured Obligations shall be paid over from time to time by the Collateral Agent to the Borrower or to whomsoever may be lawfully entitled to receive the same. Any balance of such Proceeds remaining after the Secured Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same. In accordance with Section 2.4D of the Credit Agreement, it is understood that the Lenders and the Lender Counterparties shall share in any distribution of or in respect of Collateral or Proceeds by the Collateral Agent on a pro rata basis according to the amounts of the Secured Obligations then due and owing, including an amount equal to the maximum amount that may be drawn under all Letters of Credit, to such Lender or Lender Counterparty, as the case may be.

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5.5 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith, personally or by agents or attorneys, immediately (a) instruct all banks which have entered into a control agreement with the Collateral Agent to transfer all monies, securities and instruments held by such depositary bank to a Collateral Account, (b) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 5.4, (c) take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607 of the UCC, (d) collect, receive, appropriate, realize upon and take possession of the Collateral, or any part thereof, and for that purpose may enter upon the Grantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Grantor, and/or (e) forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of or liquidate and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Sections 9-610 and 9-615 of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

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5.6 Intellectual Property Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may, by written notice to the relevant Grantor, take any or all of the following actions, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument securing, evidencing or relating to the Secured Obligations: (i) declare the entire right, title and interest of such Grantor in and to each of the Trademarks, together with all trademark rights and rights of protection to the same, Patents and Copyrights vested in the Collateral Agent for the benefit of the Secured Parties, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Parties, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 6.1 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Trademarks, Patents and Copyrights and the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks have been used; (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Trademarks or Copyrights or practicing the Patents in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Trademarks, Patents and Copyrights and registrations and any pending trademark, patent or copyright applications in the United States Patent and Trademark Office or United States Copyrights Office, as applicable, to the Collateral Agent and (iv) license or sublicense, whether on an exclusive or nonexclusive basis, any Trademarks, Patents or Copyrights included on the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine.
5.7 Waiver; Deficiency; Equity.
(a) Except as otherwise provided in this Agreement, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Grantor hereby further waives, to the extent permitted by law:
(i) all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);
(ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and
(iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws,

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and any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Grantor.
(b) Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.
(c) Each Grantor acknowledges and agrees that its obligation to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Grantor of said obligation. By accepting the benefits of this Agreement and each other Collateral Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Collateral Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Requisite Lenders and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Collateral Documents.
SECTION 6.         THE COLLATERAL AGENT
6.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.
(a) Each Grantor hereby irrevocably constitutes and appoints, effective upon and during the occurrence of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, in the Collateral Agent’s sole discretion, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without assent by such Grantor, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent of its intent to do so:
(i) in the name of such Grantor or its own name, or otherwise, act, require, demand, take possession of, receive, compound and give acquittance for any and all moneys and claims for money, due or to become due, under any Account or Contract or

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with respect to any other Collateral, endorse and collect any checks, drafts, notes, acceptances or other instruments or orders in connection therewith and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account or Contract or with respect to any other Collateral whenever payable, which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Parties;
(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby and to effect an absolute assignment of all right, title and interest in each Trademark, Patent or Copyright, and to record the same;
(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;
(iv) execute, in connection with any sale provided for in Section 5.5, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;
(v) obtain and adjust insurance required to be maintained by such Grantor or paid to Collateral Agent pursuant to Section 4.4; and
(vi) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral); (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral); (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement

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with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.
(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due Base Rate Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.
(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
6.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
6.3 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action

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taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement, any other Secured Debt Agreements and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 7.         COLLATERAL AGENT AS AGENT
(a) Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, Lender Counterparties. Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including without limitation the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5 in accordance with the instructions of (i) Requisite Lenders or (ii) after payment in full of all Secured Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of the aggregate notional amount (or, with respect to any Secured Hedging Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Secured Hedging Agreement) under all Secured Hedging Agreements. In furtherance of the foregoing provisions of this Section 7(a), each Lender Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Lender Counterparty that all rights and remedies hereunder may be exercised solely by Collateral Agent for the ratable benefit of Lenders and Lenders Counterparties in accordance with the terms of this Section 7(a).
(b) Collateral Agent shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to Section 9.9 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Agreement; removal of Administrative Agent pursuant to Section 9.9 of the Credit Agreement shall also constitute removal as Collateral Agent under this Agreement; and appointment of a successor Administrative Agent pursuant to Section 9.9 of the Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Agreement. Upon the acceptance of any appointment as Administrative Agent under Section 9.9 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to

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such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent hereunder.
(c) Collateral Agent shall not be deemed to have any duty whatsoever with respect to any Lender Counterparty, until it shall have received written notice in form and substance satisfactory to Collateral Agent from a Grantor or the Lender Counterparty as to the existence and terms of the applicable Secured Hedging Agreements.
(d) Collateral Agent (and the other Secured Parties) shall not be obligated to perform or discharge any obligation of any Grantor as a result of the security interests hereby effected.
(e) The acceptance by Collateral Agent of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate Collateral Agent or any other Secured Party to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.
SECTION 8.         MISCELLANEOUS
8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Collateral Agent, provided that any provision of this Agreement imposing obligations on any Grantor may be waived by the Collateral Agent in a written instrument executed by the Collateral Agent.
8.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.7 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.
8.3 No Waiver by Course of Conduct; Cumulative Remedies; Discontinuance of Proceedings.
(a) Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right, power or remedy hereunder or to have acquiesced in any Potential Event of Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any

32
other right, power or privilege. A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Secured Debt Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.
(b) In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Grantor, the Collateral Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.
8.4 Enforcement Expenses; Indemnification.
(a) Each Grantor agrees to pay or reimburse each Secured Party, within 10 days after the presentation of a statement together with reasonably detailed supporting documentation, for all its reasonable and documented out-of-pocket costs and expenses incurred in collecting against such Grantor or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including, without limitation, the reasonable fees, disbursements and other charges of one counsel, one local counsel (in each reasonably necessary jurisdiction) and one special counsel (to the extent reasonably necessary) and, in the case of an actual or potential conflict of interest, one additional counsel, special counsel (to the extent reasonably necessary) and local counsel (in each reasonably necessary jurisdiction) for each affected Secured Party or similarly situated affected Secured Parties.
(b) Each Grantor jointly and severally agrees (i) to indemnify and hold harmless Collateral Agent and each other Secured Party and their respective Affiliates, officers, directors, trustees, employees, agents, advisors, attorneys, representatives, controlling persons, members and successors and assigns (individually an “Indemnitee”, and collectively, the “Indemnitees”) from and hold harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements, and (ii) to reimburse each

33
Indemnitee within 10 days after receipt of a reasonably detailed invoice for all reasonable and documented legal (including reasonable and documented out-of-pocket fees, disbursements and other charges of lead counsel, special counsel to the extent reasonably necessary and one local counsel in each reasonably necessary jurisdiction (and one additional counsel, special counsel (to the extent reasonably necessary) and one local counsel (in each reasonably necessary jurisdiction) for each affected Secured Party or similarly situated Secured Parties, in the case of actual or potential conflicts of interest)) or other reasonable and documented out-of-pocket expenses incurred, in each case, arising out of or resulting from this Agreement or the exercise by any Indemnitee of any right or remedy granted to it hereunder or under any other Secured Debt Agreement (but excluding any losses, claims, damages, liabilities or expenses of whatsoever kind or nature to the extent incurred or arising (x) by reason of bad faith, gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)) or (y) from disputes solely among Secured Parties (other than disputes against the Administrative Agent or the Collateral Agent solely in connection with their duties in such capacities) and, in each case, not arising out of any act or omission of the Borrower or its affiliates. If and to the extent that the obligations of any Grantor under this Section 8.4(b) are unenforceable for any reason, such Grantor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.
(c) The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent, except pursuant to a transaction permitted by the Credit Agreement.
8.6 Set-Off. Each Grantor hereby irrevocably authorizes the Collateral Agent and each Lender and any Lender Counterparty at any time and from time to time while an Event of Default pursuant to Section 8.1 of the Credit Agreement shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent or such Lender or Lender Counterparty to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Collateral Agent or such Lender or Lender Counterparty may elect, against and on account any past due and unpaid obligations and liabilities of such Grantor to the Collateral Agent or such Lender or Lender Counterparty hereunder and claims of every nature and description of the Collateral Agent or such Lender or Lender Counterparty against such Grantor, in any currency, arising hereunder, under the Credit Agreement or any other Loan Document, as the Collateral Agent or such Lender or Lender Counterparty may elect, whether or not the Collateral Agent or any Lender or Lender Counterparty has made any demand for payment. The

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Collateral Agent and each Lender or Lender Counterparty shall notify such Grantor promptly of any such set-off and the application made by the Collateral Agent or such Lender or Lender Counterparty of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent and each Lender or Lender Counterparty under this Section 8.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent or such Lender or Lender Counterparty may have.
8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.
8.11 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH GRANTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH GRANTOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH GRANTOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL

35
JURISDICTION OVER SUCH GRANTOR. EACH GRANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH GRANTOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 8.2 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH GRANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF COLLATERAL AGENT UNDER THIS AGREEMENT, OR ANY SECURED PARTY, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GRANTOR IN ANY OTHER JURISDICTION.
(b) EACH GRANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
8.12 Releases.
(a) At such time as the Loans and the other Secured Obligations (other than inchoate indemnity obligations and unasserted expense reimbursement obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (except any Letter of Credit that has been cash collateralized on terms reasonably satisfactory to the Issuing Lender or for which a backstop Letter of Credit reasonably satisfactory to the Issuing Lender has been put in place) (“Termination Date”), the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

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(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement or if, as a result of a transaction permitted by the Credit Agreement (including, without limitation, a transaction resulting in the Grantor no longer being a Subsidiary of the Borrower), any Grantor is no longer required by the terms of the Credit Agreement to be a Grantor hereunder or any Collateral is no longer required to be covered by a security interest hereunder, such portion of the Collateral shall automatically be released from any Liens created hereby, all without delivery of any instrument or performance of any act by any party, and all rights to such Collateral shall revert to the resulting owner of such Collateral. In the case of any release referred to in the immediately preceding sentence, to the extent of such release, upon the certification of the relevant Grantor to the Collateral Agent following such release that such action as may be required by the Credit Agreement or this Agreement to be taken by such Grantor with respect to the Proceeds of such Collateral has been, or promptly upon such sale, transfer or other disposition, will be taken by such Grantor, at such Grantor’s expense, the Collateral Agent shall promptly deliver to such Grantor any such Collateral held by the Collateral Agent hereunder (or certificate of title evidencing any such Collateral in the Collateral Agent’s possession), and execute and deliver to such Grantor all releases or other documents, including UCC termination statements and releases of certificates of title, reasonably necessary or desirable for the release of the Liens created hereby on such Collateral.
8.13 Acknowledgements. Each Grantor hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b) neither the Collateral Agent nor any Lender nor any Lender Counterparty has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and Lenders and Lender Counterparty, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any Lender Counterparty or among the Grantors and the Lenders and any Lender Counterparty.
8.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.7 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

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IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

ALLIANCE HEALTHCARE SERVICES, INC.

By:	/s/ Howard K. Aihara

Name:	Howard K. Aihara

Title:	Executive Vice President and Chief Financial Officer

1	(Security Agreement)

ADVANCED IMAGING SERVICES, LLC
ALLIANCE IMAGING CENTERS, INC.
ALLIANCE IMAGING MANAGEMENT, INC.
AROOSTOOK MRI LLC
DIAGNOSTIC HEALTH CENTER OF ANCHORAGE, LLC
MSA MANAGEMENT, LLC
NEOSPINE RADIOSURGERY, LLC
NEW ENGLAND MOLECULAR IMAGING LLC
RADIOLOGY 24|7, LLC
REA MANAGEMENT, LLC
U.S. RADIOSURGERY, LLC
U.S. RADIOSURGERY OF AUSTIN, LLC
U.S. RADIOSURGERY OF CHICAGO, LLC
U.S. RADIOSURGERY OF COLUMBUS, LLC
U.S. RADIOSURGERY OF ILLINOIS, LLC
U.S. RADIOSURGERY OF PHILADELPHIA, LLC
U.S. RADIOSURGERY OF RENO, LLC
U.S. RADIOSURGERY OF RUSH-CHICAGO, LLC
U.S. RADIOSURGERY OF SAN DIEGO, LLC
U.S. RADIOSURGERY OF TULSA, LLC
USR HOLDINGS, LLC

By:	/s/ Richard W. Johns
	Name:	Richard W. Johns
	Title:	Secretary

By:	/s/ Nicholas Poan
	Name:	Nicholas Poan
	Title:	Assistant Secretary

S-2	(Security Agreement)

ALLIANCE MEDICAL IMAGING SOLUTIONS, LLC

By:	ALLIANCE HEALTHCARE SERVICES, INC., its sole member

	By:	/s/ Howard K. Aihara
		Name:	Howard K. Aihara
		Title:	Executive Vice President and
Chief Financial Officer

S-3	(Security Agreement)

ILLINOIS CYBERKNIFE, LLC

By:	US RADIOSURGERY OF ILLINOIS, LLC, its managing member

	By:	/s/ Larry C. Buckelew
		Name:	Larry C. Buckelew
		Title:	President

S-4	(Security Agreement)

ALLIANCE IMAGING NC, INC.
ALLIANCE IMAGING OF MICHIGAN, INC.
ALLIANCE IMAGING OF OHIO, INC.
ALLIANCE ONCOLOGY, LLC
ALLIANCE RADIOSURGERY, LLC
BNA-CK HOLDINGS, LLC
CURACARE, INC.
MDI FINANCE & LEASING, INC.
MEDICAL DIAGNOSTICS, INC.
MEDICAL OUTSOURCING SERVICES, LLC
MERITUS PLS, INC.
MID-AMERICAN IMAGING INC.
NEOSPINE BLOCKER CORP.
NEHE/WSIC II, LLC
NEW ENGLAND HEALTH ENTERPRISES, INC.
NEW ENGLAND IMAGING MANAGEMENT, LLC
PET SCANS OF AMERICA CORP.
THREE RIVERS HOLDING CORP.
SHARED P.E.T. IMAGING, LLC
SHARED P.E.T. IMAGING OF FLORIDA, LLC
SMT HEALTH SERVICES INC.
RAMIC DES MOINES, LLC
U.S. RADIOSURGERY OF DENVER, LLC
WEST COAST PETCT, LLC
WESTERN MASSACHUSETTS MAGNETIC
RESONANCE SERVICES, INC.

By:	/s/ Larry C. Buckelew
Name:	Larry C. Buckelew
Title:	President

S-5	(Security Agreement)

NEHE - MRI, LLC

By:	NEW ENGLAND HEALTH
ENTERPRISES, INC., its sole member and manager

	By:	/s/ Richard W. Johns
		Name:	Richard W. Johns
		Title:	Secretary

S-6	(Security Agreement)

NEW ENGLAND HEALTH ENTERPRISES BUSINESS TRUST

By:	/s/ Larry C. Buckelew
	Name:	Larry C. Buckelew
	Title:	Trustee

By:	/s/ Richard W. Johns
	Name:	Richard W. Johns
	Title:	Trustee

S-7	(Security Agreement)

NEW ENGLAND HEALTH IMAGING- HOULTON, LLC

By:	NEHE - MRI, LLC, its sole member

	By:	NEW ENGLAND HEALTH
ENTERPRISES, INC., its sole member and manager

		By:	/s/ Richard W. Johns
			Name:	Richard W. Johns
			Title:	Secretary

Notice Address:

100 Bayview Circle, Suite 400
Newport Beach, CA 92660
Attention: Richard W. Johns

Telephone No.: (949) 242-5505
Facsimile No.: (949) 242-5377

S-8	(Security Agreement)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:	/s/ Kevin Buddhdew

Name:	Kevin Buddhdew

Title:	Authorized Signatory

By:	/s/ Patrick Freytag

Name:	Patrick Freytag

Title:	Authorized Signatory
EXHIBIT XVII
FORM OF INCREMENTAL TERM LOAN COMMITMENT AGREEMENT
[Name(s) of Lender(s)]
Alliance HealthCare Services, Inc.
100 Bayview Circle
Suite 400
Newport Beach, CA 92660
Attention: [                    ]

Re:	Incremental Term Loan Commitments
Ladies and Gentlemen:
Reference is hereby made to the Credit Agreement, dated as of June 3, 2013, among Alliance HealthCare Services, Inc. (“Company”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (“Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.
Each Lender (each, an “Incremental Term Loan Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Term Loan Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Term Loan Lender, its “Incremental Term Loan Commitment”). Each Incremental Term Loan Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Credit Agreement, including, without limitation, Section 2.11 thereof.
Each Incremental Term Loan Lender, Company and Administrative Agent acknowledge and agree that the Incremental Term Loan Commitments provided pursuant to this Agreement shall constitute Incremental Term Loan Commitments of the respective Tranche specified in Annex I attached hereto and, upon the incurrence of Incremental Term Loans pursuant to such Incremental Term Loan Commitments, shall constitute Incremental Term Loans under such specified Tranche for all purposes of the Credit Agreement and the other applicable Loan Documents. Each Incremental Term Loan Lender, Company and Administrative Agent further agree that, with respect to the Incremental Term Loan Commitment provided by each Incremental Term Loan Lender pursuant to this Agreement, such Incremental Term Loan Lender shall receive from Company such upfront fees, unutilized commitment fees and/or other fees, if any, as may be separately agreed to in writing with Company and Administrative Agent, all of which fees shall be due and payable to such Incremental Term Loan Lender on the terms and conditions set forth in each such separate agreement.
Furthermore, each of the parties to this Agreement hereby agrees to the terms and conditions set forth on Annex I hereto in respect of each Incremental Term Loan Commitment provided pursuant to this Agreement.
Each Incremental Term Loan Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it is an Eligible Assignee, (ii) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (iii) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, (iv) appoints and authorizes Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent and Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender and (vi) in the case of each Incremental Term Loan Lender organized under the laws of a jurisdiction outside the United States, attaches the forms and/or Certificate re Non-Bank Status referred to in Section 2.7B(iii) of the Credit Agreement, certifying as to its entitlement as of the date hereof to a complete exemption from United States withholding taxes with respect to all payments to be made to it by Company under the Credit Agreement and the other Loan Documents.
Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Term Loan Lender, Administrative Agent, Company and each Subsidiary Guarantor, (ii) the delivery to Administrative Agent of a fully executed counterpart (including by way of facsimile or other electronic transmission) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 9 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Term Loan Lender party hereto (i) shall be obligated to make the Incremental Term Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Credit Agreement and in this Agreement and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Loan Documents.
Company acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Term Loan Commitments provided hereby including, without limitation, all Incremental Term Loans made pursuant thereto, and (ii) all such Obligations (including all such Incremental Term Loans) shall be entitled to the benefits of the Collateral Documents and the Subsidiary Guaranty to the extent set forth therein.
Each Subsidiary Guarantor acknowledges and agrees that all Obligations with respect to the Incremental Term Loan Commitments provided hereby and all Incremental Term Loans made pursuant thereto shall (i) be fully guaranteed pursuant to the Subsidiary Guaranty to the extent set forth therein and constitute “Guarantied Obligations” thereunder and (ii) be entitled to the benefits of the Loan Documents to the extent set forth therein.
Attached hereto as Annex II is the officers’ certificate required to be delivered pursuant to clause (iii) of the definition of “Incremental Loan Commitment Requirements”
appearing in Section 1 of the Credit Agreement certifying that the conditions set forth in clauses (i) and (ii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement have been satisfied (together with calculations demonstrating same (where applicable) in reasonable detail).
[Attached hereto as Annex III is each technical amendment, modification and/or supplement to the Collateral Documents required to be delivered pursuant to clause (v) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement.37]
Attached hereto as Annex [[III] [IV]] [is an opinion] [are opinions] of [insert name or names of counsel, including in-house counsel, who will be delivering opinions], counsel to the Loan Parties, delivered as required pursuant to clause (vi) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement.
Attached hereto as Annex [[IV] [V]] are officers’ certificates, board of director resolutions and evidence of good standing of Company and each other Loan Party required to be delivered pursuant to clause (vii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement.
Attached hereto as Annex [[V] [VI]] is evidence demonstrating that the full amount of the Loans to be made under the Incremental Term Loan Commitments (assuming the full utilization thereof) may be incurred without violating the terms of material Indebtedness of Company and its Subsidiaries (including, without limitation, the 2009 Senior Notes) as required to be delivered pursuant to clause (viii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement.
You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on                      ,              . If you do not so accept this Agreement by such time, our Incremental Term Loan Commitments set forth in this Agreement shall be deemed canceled.
After the execution and delivery to Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile or other electronic transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Loan Documents pursuant to Section 10.6 of the Credit Agreement.
In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.
*****

37	Delete if not applicable. Some states require amendments to Mortgages to cover Incremental Term Loans.
THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, COMPANY, EACH SUBSIDIARY GUARANTOR, ADMINISTRATIVE AGENT AND EACH INCREMENTAL TERM LOAN LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. COMPANY, EACH SUBSIDIARY GUARANTOR, ADMINISTRATIVE AGENT AND EACH INCREMENTAL TERM LOAN LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED THERETO. COMPANY, EACH SUBSIDIARY GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH INCREMENTAL TERM LOAN LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

Very truly yours,

[NAME OF EACH INCREMENTAL TERM
LOAN LENDER]

By
Name:
Title
Agreed and Accepted
this      day of             ,     :

ALLIANCE HEALTHCARE SERVICES, INC.

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:
Each Subsidiary Guarantor acknowledges and agrees to each the foregoing provisions of this Incremental Term Loan Commitment Agreement and to the incurrence of the Incremental Term Loans to be made pursuant thereto.

[EACH SUBSIDIARY GUARANTOR], as a
Guarantor

By:
Name:
Title:
TERMS AND CONDITIONS FOR
INCREMENTAL TERM LOAN COMMITMENT AGREEMENT
Dated as of             ,

1.	Name of Borrower: Alliance HealthCare Services, Inc.

2.	Incremental Term Loan Commitment Amounts (as of the Agreement Effective Date):

Names of Incremental Term Loan Lenders	Amount of Incremental Term Loan Commitment

Total:[38]

3.	Designation of Tranche of Incremental Term Loan Commitments (and Incremental Term Loans to be funded thereunder)[39]:

4.	Indicate the Incremental Term Loan Funding Date:[40]

5.	Incremental Term Loan Maturity Date:[41]

7.	Dates for, and amounts of, Scheduled Incremental Term Loan Repayments:[42]

38	The aggregate amount of each Tranche of Incremental Term Loan Commitments must be at least $25,000,000 and in integral multiples of $5,000,000 in excess thereof.

39	Designate the applicable Tranche for such Incremental Term Loan Commitments.

40	The Incremental Term Loan Funding Date must be the same as the Agreement Effective Date.

41
Insert Maturity Date for the Incremental Term Loans to be incurred pursuant to the Incremental Term Loan Commitments provided hereunder, provided that (i) such Incremental Term Loan Maturity Date shall be no earlier than the Initial Term Loan Maturity Date and (ii) in the event the Incremental Term Loan Commitments to be provided pursuant to this Agreement are to be added to (and form a part of) an existing Tranche of Term Loans, the Incremental Term Loan Maturity Date for the Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments shall be the same Maturity Date as for such existing Tranche of Term Loans.

42
Set forth the dates for Scheduled Incremental Term Loan Repayments and the principal amount (expressed as a numerical amount or as a percentage of the aggregate amount of Incremental Term Loans to be incurred pursuant to the Incremental Term Loan Commitments provided hereunder), provided that (i) the Weighted Average Life to Maturity of such new Incremental Term Loans shall be no less than the Weighted Average Life to Maturity as then in effect for the Initial Term Loans and (ii) in the event the Incremental Term Loan Commitments to be provided hereunder are to be added to (and form a part of) an existing Tranche of Term Loans, (x) the Scheduled Incremental Term Loan Repayments for such Incremental Term Loans shall be the same (on a proportionate basis) as is theretofore applicable to the existing Tranche of Term Loans to which such new Incremental Term Loans are being added and (y) such Incremental Term Loans shall have the same Scheduled Incremental Term Loan Repayment Dates.

8.	Applicable Margins:[43]

9.	Other Conditions Precedent:[44]

43
Insert the Applicable Margins that shall apply to the Incremental Term Loans being provided hereunder; provided that in the event the Incremental Term Loan Commitments to be provided hereunder are to be made under (and form of a part of) an existing Tranche of Terms Loans, the Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments shall have the same Applicable Margin applicable to such existing Tranche of Term Loans.

44	Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.
[Officers’ certificate required to be delivered pursuant to clause (iii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement certifying that the conditions set forth in clauses (i) and (ii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement have been satisfied]
[Each technical amendment, modification and/or supplement to the Collateral Documents required to be delivered pursuant to clause (v) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement]
[Opinion[s] of counsel to the Loan Parties, delivered as required pursuant to clause (vi) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement]
[Officers’ certificates, board of director resolutions and evidence of good standing of Company and the other Loan Parties required to be delivered pursuant to clause (vii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement]
[Evidence demonstrating that the full amount of the Loans to be under the Incremental Term Loan Commitments (assuming the full utilization thereof) may be incurred without violating the terms of material Indebtedness of Company and its Subsidiaries (including, without limitation, the 2009 Senior Notes) as required to be delivered pursuant to clause (viii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement]
EXHIBIT XVIII
FORM OF INCREMENTAL RL COMMITMENT AGREEMENT
[Name(s) of Lender(s)]
Alliance HealthCare Services, Inc.
100 Bayview Circle
Suite 400
Newport Beach, CA 92660
Attention: [    ]

Re:	Incremental RL Commitments
Ladies and Gentlemen:
Reference is hereby made to the Credit Agreement, dated as of June 3, 2013, among Alliance HealthCare Services, Inc. (“Company”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (“Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.
Each Lender (each, an “Incremental RL Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental RL Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental RL Lender, its “Incremental RL Commitment”). Each Incremental RL Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Credit Agreement, including, without limitation, Section 2.12 thereof.
Each Incremental RL Lender, Company and Administrative Agent acknowledge and agree that each Incremental RL Commitment provided pursuant to this Agreement by the relevant Incremental RL Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of the respective Incremental RL Lender specified in Annex I attached hereto and, upon the incurrence of Revolving Loans pursuant to such Incremental RL Commitments, shall constitute Revolving Loans under the respective Revolving Loan Commitment of each Incremental RL Lender for all purposes of the Credit Agreement and the other applicable Loan Documents. Each Incremental RL Lender, Company and Administrative Agent further agree that, with respect to the Incremental RL Commitment provided by each Incremental RL Lender pursuant to this Agreement, such Incremental RL Lender shall receive from Company such upfront fees, unutilized commitment fees and/or other fees, if any, as may be separately agreed to in writing with Company and Administrative Agent, all of which fees shall be due and payable to such Incremental RL Loan Lender on the terms and conditions set forth in each such separate agreement.
Furthermore, each of the parties to this Agreement hereby agrees to the terms and conditions set forth on Annex I hereto in respect of each Incremental RL Commitment provided pursuant to this Agreement.
Each Incremental RL Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it is an Eligible Assignee, (ii) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (iii) agrees that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Loan Documents, (iv) appoints and authorizes Administrative Agent and Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to Administrative Agent and Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender, and (v) in the case of each Incremental RL Lender organized under the laws of a jurisdiction outside the United States, attaches the forms and/or Certificate re Non-Bank Status referred to in Section 2.7B(iii) of the Credit Agreement, certifying as to its entitlement as of the date hereof to a complete exemption from United States withholding taxes with respect to all payments to be made to it by Company under the Credit Agreement and the other Loan Documents.
Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental RL Lender, Administrative Agent, Company and each Subsidiary Guarantor, (ii) the delivery to Administrative Agent of a fully executed counterpart (including by way of facsimile or other electronic transmission) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 9 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental RL Lender party hereto (i) shall have its Revolving Loan Commitment under the Credit Agreement increased by an amount equal to its Incremental RL Commitment hereunder, (ii) shall be obligated to make the Revolving Loans provided to be made by it as provided in this Agreement and participate in Letters of Credit on the terms, and subject to the conditions, set forth in the Credit Agreement and in this Agreement and (iii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Loan Documents.
Company acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental RL Commitments provided hereby including, without limitation, all Revolving Loans and other extensions of credit made pursuant thereto, and (ii) all such Obligations (including all such Revolving Loans and other extensions of credit) shall be entitled to the benefits of the Collateral Documents and the Subsidiary Guaranty to the extent set forth therein.
Each Subsidiary Guarantor acknowledges and agrees that all Obligations with respect to the Incremental RL Commitments provided hereby and all Revolving Loans and other extensions of credit made pursuant thereto shall (i) be fully guaranteed pursuant to the Subsidiaries Guaranty to the extent set forth therein and constitute “Guarantied Obligations” thereunder and (ii) be entitled to the benefits of the Loan Documents to the extent set forth therein.
Attached hereto as Annex II is the officers’ certificate required to be delivered pursuant to clause (iii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement certifying that the conditions set forth in clauses (i) and (ii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement have been satisfied (together with calculations demonstrating same (where applicable) in reasonable detail).
[Attached hereto as Annex III is each technical amendment, modification and/or supplement to the Collateral Documents required to be delivered pursuant to clause (v) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement.45]
Attached hereto as Annex [[III] [IV]] [is an opinion] [are opinions] of [insert name or names of counsel, including in-house counsel, who will be delivering opinions], counsel to the Loan Parties, delivered as required pursuant to clause (vi) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement.
Attached hereto as Annex [[IV] [V]] are officers’ certificates, board of director resolutions and good standing certificates of Company and each other Loan Party required to be delivered pursuant to clause (vii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement.
Attached hereto as Annex [[V] [VI]] is evidence demonstrating that the full amount of the Obligations to be incurred under the Incremental RL Commitments (assuming the full utilization thereof) may be incurred without violating the terms of material Indebtedness of Company and its Subsidiaries (including, without limitation, the 2009 Senior Notes) as required to be delivered pursuant to clause (viii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement.
You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on             ,     . If you do not so accept this Agreement by such time, our Incremental RL Commitments set forth in this Agreement shall be deemed canceled.
After the execution and delivery to Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile or other electronic transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Loan Documents pursuant to Section 10.6 of the Credit Agreement.

45	Delete if not applicable. Some states require amendments to Mortgages to cover Incremental RL Commitments.
In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.
*****
THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, COMPANY, EACH SUBSIDIARY GUARANTOR, ADMINISTRATIVE AGENT AND EACH INCREMENTAL RL LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. COMPANY, EACH SUBSIDIARY GUARANTOR, ADMINISTRATIVE AGENT AND EACH INCREMENTAL RL LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED THERETO. COMPANY, EACH SUBSIDIARY GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH INCREMENTAL RL LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

Very truly yours,

[NAME OF EACH INCREMENTAL RL
LENDER]

By
Name:
Title

Agreed and Accepted
this day of , :

ALLIANCE HEALTHCARE SERVICES, INC.

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:
Each Subsidiary Guarantor acknowledges and agrees to each the foregoing provisions of this Incremental RL Commitment Agreement and to the incurrence of the Revolving Loans to be made pursuant thereto.

[EACH SUBSIDIARY GUARANTOR], as a
Guarantor

By:
Name:
Title:
TERMS AND CONDITIONS FOR
INCREMENTAL RL COMMITMENT AGREEMENT
Dated as of             ,

1.	Name of Borrower: Alliance HealthCare Services, Inc.

2.	Incremental RL Commitment Amounts (as of the Agreement Effective Date):

Names of Incremental RL Lenders	Amount of Incremental RL Commitment	Amount of Revolving Loan Commitment

Total:[46]

4.	Indicate the Revolving Loan Funding Date:[47]

8.	Applicable Margins:[48]

9.	Other Conditions Precedent:[49]

[46]	The aggregate amount of the Incremental RL Commitments must be at least $10,000,000 and in integral multiples of $1,000,000 in excess thereof.

47	The Revolving Loan Funding Date must be the same as the Agreement Effective Date.

48
[Insert the Applicable Margins that shall apply to the Revolving Loans being provided hereunder; provided that the Applicable Margins for the Revolving Loans to be incurred pursuant to such Incremental RL Commitments shall be equal to or greater than the Applicable Margins in effect for Revolving Loans as of the Agreement Effective Date.]

49	Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.
[Officers’ certificate required to be delivered pursuant to clause (iii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement certifying that the conditions set forth in clauses (i) and (ii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement have been satisfied]
[Each technical amendment, modification and/or supplement to the Collateral Documents required to be delivered pursuant to clause (v) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement]
[Opinion[s] of counsel to the Loan Parties, delivered as required pursuant to clause (vi) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement]
[Officers’ certificates, board of director resolutions and evidence of good standing of Company and the other Loan Parties required to be delivered pursuant to clause (vii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement]
[Evidence demonstrating that the full amount of the Loans to be under the Incremental RL Commitments (assuming the full utilization thereof) may be incurred without violating the terms of material Indebtedness of Company and its Subsidiaries (including, without limitation, the New Senior Notes) as required to be delivered pursuant to clause (viii) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1 of the Credit Agreement]
SCHEDULE 2.1
Lenders’ Commitments, Lending Offices and Pro Rata Shares
A. Lenders’ Commitments and Pro Rata Shares (Initial Term Loans & Revolving Loans)

Lender	Initial Term Loan Commitment	Revolving Loan Commitment	Incremental Term Loan Commitment	Pro Rata Share of Term Loan Exposure	Pro Rata Share of Revolving Loan Exposure	Aggregate Pro Rata Share[50]
Credit Suisse AG, Cayman Islands Branch	$340,000,000	$20,000,000	$—	100%	40%	92.3%
Jefferies Finance LLC	$—	$15,000,000	$—	—%	30%	3.8%
SunTrust Bank	$—	$10,000,000	$—	—%	20%	2.6%
Deutsche Bank AG, New York Branch	$—	$5,000,000	$—	—%	10%	1.3%
Total	$340,000,000	$50,000,000	$—	100%	100%	100%
Lenders’ Commitments (Delayed Draw Term Loans)

Lender	Delayed Draw Term Loan Commitment
Credit Suisse AG, Cayman Islands Branch	$80,000,000

Total	$80,000,000

50
With respect to each Lender, the percentage obtained by dividing (x) the sum of the aggregate Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.1 of the Credit Agreement.

B. Lenders’ Lending Offices

Lender	Lending Office
Credit Suisse AG, Cayman Islands Branch	11 Madison Avenue New York, NY 10010
Jefferies Finance LLC	520 Madison Avenue 19thFloor New York, NY 10022
SunTrust Bank	3333 Peachtree Road Atlanta, GA 30326
Deutsche Bank AG, New York Branch	60 Wall Street New York, NY 10005-2836
SCHEDULE 3.7
Existing Letters of Credit

Issuing Lender	L/C Number	Account Party	Amount and Currency	Beneficiary	Expiration Date	Type of L/C (Standby or Trade)
Deutsche Bank Trust Company Americas	S-15628	Alliance HealthCare Services, Inc.	1,530,000 (USD)	The Travelers Indemnity Company	October 31, 2010 (auto renew yearly)	Standby
Deutsche Bank Trust Company Americas	S-14647	Alliance HealthCare Services, Inc.	135,000 (USD)	Arrowood Indemnity Company	March 31, 2014	Standby
Deutsche Bank Trust Company Americas	S-19895	Alliance HealthCare Services, Inc.	65,900 (USD)	GE TF Trust	February 1, 2014 (auto renew yearly)	Standby
Deutsche Bank Trust Company Americas	S-19770	Alliance HealthCare Services, Inc.	1,000,000 (USD)	Old National Bank	October 2, 2013 (auto renew yearly)	Standby
Deutsche Bank Trust Company Americas	S-19598	Alliance HealthCare Services, Inc.	1,620,000 (USD)	Zurich American Insurance Company	April 1, 2012 (auto renew yearly)	Standby
Deutsche Bank Trust Company Americas	S-19226	Alliance HealthCare Services, Inc.	550,000 (USD)	Hartford Fire Insurance Company	April 1, 2012 (auto renew yearly)	Standby
SCHEDULE 5.1
Jurisdiction of Organization, Subsidiaries of Company
Unrestricted Subsidiaries:
None
Subsidiaries:

Name	Jurisdiction of Organization
Designated Non-Wholly-Owned Subsidiaries
Advanced Imaging of Lafayette, LLC	Delaware
Alliance – HNV PET/CT Leasing Company LLC	Michigan
Alliance – HNV PET/CT Services, LLC	Michigan
Greater Springfield MRI Limited Partnership	Massachusetts
Los Alamitos Imaging Center LLC	California
MetroWest Imaging Center LLC	Massachusetts
Montvale PET/CT, LLC	Delaware
Rhode Island PET Services, LLC	Rhode Island
Southeastern Massachusetts PET/CT Imaging Center, LLC	Delaware
Tri-City PETCT, LLC	California
Western Massachusetts PET/CT Imaging Center, LLC	Delaware
Columbus Cyberknife, LLC	Delaware
Cyberknife Center of Chicago, LLC	Delaware
San Diego Radiosurgery, LLC	Delaware
Reno Cyberknife, LLC	Delaware
Rush Radiosurgery, LLC	Delaware
Oklahoma Cyberknife, LLC	Delaware
Cyberknife Center of Philadelphia, LLC	Delaware
Cyberknife Associates of Louisville, LLC	Kentucky
St. Louis Cyberknife, LLC	Delaware

Pledged Subsidiaries
Advanced Imaging Services, LLC	Delaware
Alliance Imaging Centers, Inc.	California
Alliance Imaging Management, Inc.	California
Alliance Imaging NC, Inc.	Delaware
Alliance Imaging of Michigan, Inc.	Delaware
Alliance Imaging of Ohio, Inc.	Delaware
Alliance Medical Imaging Solutions, LLC	North Carolina
Alliance Oncology, LLC*	Delaware
Alliance Radiosurgery, LLC	Delaware
Aroostook MRI LLC	Massachusetts
BNA-CK Holdings, LLC	Delaware
CuraCare, Inc.	Delaware
Diagnostic Health Center of Anchorage, LLC	Delaware

Name	Jurisdiction of Organization
Illinois Cyberknife, LLC	Delaware
MDI Finance & Leasing, Inc.	Massachusetts
Medical Diagnostics, Inc.	Delaware
Medical Outsourcing Services, LLC	Delaware
Meritus PLS, Inc.	Virginia
Mid-American Imaging Inc.	Ohio
MSA Management, LLC	Delaware
NEHE – MRI, LLC	Maine
NEHE/WSIC II, LLC	Massachusetts
NeoSpine Blocker Corp.	Georgia
NeoSpine Radiosurgery, LLC	Delaware
New England Health Enterprises Business Trust	Massachusetts
New England Health Enterprises, Inc.	Massachusetts
New England Health Imaging-Houlton, LLC	Massachusetts
New England Imaging Management, LLC	Massachusetts
New England Molecular Imaging LLC	New Hampshire
Pet Scans of America Corp.	Delaware
RAMIC Des Moines, LLC	Delaware
Radiology 24|7, LLC	Delaware
REA Management, LLC	Delaware
SMT Health Services Inc.	Delaware
Shared P.E.T. Imaging, LLC	Ohio
Shared P.E.T. Imaging of Florida, LLC	Florida
Three Rivers Holding Corp.	Delaware
U.S. Radiosurgery, LLC*	Delaware
U.S. Radiosurgery of Austin, LLC	Delaware
U.S. Radiosurgery of Chicago, LLC	Delaware
U.S. Radiosurgery of Rush-Chicago, LLC	Delaware
U.S. Radiosurgery of Columbus, LLC	Delaware
U.S. Radiosurgery of Denver, LLC	Delaware
U.S. Radiosurgery of Illinois, LLC	Delaware
U.S. Radiosurgery of Philadelphia, LLC	Delaware
U.S. Radiosurgery of Reno, LLC	Delaware
U.S. Radiosurgery of San Diego, LLC	Delaware
U.S. Radiosurgery of Tulsa, LLC	Delaware
USR Holdings, LLC	Delaware
West Coast PETCT, LLC	California
Western Massachusetts Magnetic Resonance Services, Inc.	Massachusetts

*
Inactive Subsidiaries:

Acclaim Medical LLC
Alliance Diagnostics Venture, LLC
Alliance Imaging of Central Georgia, Inc.

Alliance Imaging Lithotripsy Services I, LLC
Alliance Resonancia Magnetica S.A. de C.V.
Attleboro Milford
Casco Bay MR Services, Inc.
Central Massachusetts MRI Services, Inc.
CK Leasing, LLC
Dimensions Medical Group, Inc.
Greater Boston MRI Services, Inc.
Greater Boston MRI Limited Partnership
Georgia PET Scans Company, LLC
Greater Springfield MRI, Inc.
MDI Investments, Inc.
MDI – New York, Inc.
Medical Consultants Imaging Co., Ltd.
Merrimack Scanning, Inc.
Midwest Mobile Lithocare, Ltd.
Mobile MRI of Western Massachusetts, Inc.
Mobile SPECT Services Co.
MRI Associates, Inc.
MTHS Corporation
Pet Scans of Tennessee, LLC
Pet Scans of Virginia, LLC
Pet Scans of America – Florida I, LLC
Pet Scans of America - Georgia I, LLC
Pet Scans of America - Georgia II, LLC
Pet Scans of America of Kentucky, LLC
Pet Scans America of Texas, LLC
Pet Scans of America – Texas II, LLC
Pet Scans of America XII, LLC
Pet Scans of America XIII, LLC
Royal Medical Health Services Inc.
SMT Management Corp.
SMT Mobile I Corp.
SMT Mobile II Corp.
SMT Mobile IV Corp.
SMT Mobile V Corp.
SMT Mobile VI Corp.
SMT Mobile VII Corp.
SMT Mobile VIII Corp.
SMT Mobile IX Corp.
SMT Mobile X Corp.
Source 2 Site
Valley Imaging Partnership-Alliance PET Services LLC
WVU-Alliance Mobile PET Services LLC
SCHEDULE 5.6
Litigation
None
SCHEDULE 5.10A
Plans
None
SCHEDULE 5.15
Insurance
Insurance Policies for Alliance HealthCare Services and its subsidiaries

CARRIER	COVERAGE	LIMITS	DEDUCTIBLE/SIR
Darwin Select Insurance Company	Professional / General Liability
Professional Liability:
$1,000,000 Each Claim
$3,000,000 Aggregate
General Liability:
$1,000,000 Each Occurrence
$3,000,000 Aggregate
Employee Benefits Liability:
$1,000,000 Each Claim $3,000,000 Aggregate
Sexual Misconduct:
$1,000,000 Each Claim $3,000,000 Aggregate
Alliance Healthcare PL/GL: $100,000 Ded. Alliance Oncology PL/GL: $10,000 Ded. Sexual Misconduct: $25,000 Ded. Employee Benefits Liability: $1,000 Ded.

Arch Specialty Insurance Company	Excess Liability	$25,000,000 Per Occurrence $25,000,000 Aggregate	Underlying policies

Zurich American Insurance Company	Workers’ Compensation (Deductible Policy - all States, except MA and WI)	Workers’ Compensation: Statutory Limits Employer’s Liability: $1,000,000 Each Accident $1,000,000 Policy Limit $1,000,000 Each Employee Stop Gap Liability: $1,000,000 Monopolistic States	$250,000 per accident

Zurich American Insurance Company	Workers’ Compensation (Retro Policy)	Workers’ Compensation: Statutory Limits Employer’s Liability: $1,000,000 Each Accident $1,000,000 Policy Limit $1,000,000 Each Employee	$250,000 loss limit

Zurich American Insurance Company	Auto Liability and Physical Damage
$5,000,000 - Combined Single Limit
Statutory Limits - Uninsured and Underinsured Motorists
Includes Hired & Non-owned Auto Liability
Hired Auto Physical Damage - Actual Cash Value (subject to max of $50,000 w/$5,000 ded)
Liability: $250,000 Ded. Comprehensive & Collision: $5,000 Ded. (light, medium & private vehicles); $25,000 Ded.(heavy vehicles)

Affiliated FM	Property
$18,051,459 Building $240,052,907 Business Personal Property
$67,320,153 Business Income
$325,424,520 TIV

$200,000,000 Blanket Loss Limit per occ.
$10,000,000 Earthquake/Flood*
* California Exlcuded $5,000,000 EQ - 2 stated locations (AR & MS)
$10,000 Except $100,000 Boiler & Machinery $100,000 EQ except AR, MO, MS, NV & WA (5% with $100K min.) $100,000 Flood BI: 24 hours

Darwin Select Insurance Company	Inland Marine	$10,000,000 Per Occurrence$750,000 Business Income $5,000,000 Earthquake/Flood	Property: $100,000BI: 24 HoursEarthquake/Flood: $500,000

Empire Indemnity & Everst Indemnity	Difference In Conditions (Earthquake & Flood)	$31,000,000 Blanket Limit	$25,000 Per Occurrence except 5% of values per unit Earthquake; 2% of values per unit Flood; $50,000 minimum Earthquake/Flood

National Union Fire Insurance Company of Pittsburgh, PA	Security & Privacy (Cyber)	$3,000,000 Aggregate $3,000,000 Regulatory Defense & Penalties $500,000 Crisis Management/Public Relations 2,000,000 Affected Persons (separate limit) $500,000 Legal and Forensic Expenses	$150,000 Ret. per claim $25,000 Ret. Legal/Forensic and Notification Costs 100 individuals Credit Monitoring

Travelers Casualty and Surety Company of America	Fiduciary Liability	$5,000,000 aggregate	$—

Travelers Casualty and Surety Company of America	Crime	$5,000,000 Limit - Insuring Agreements A-H. Claim Expense Limit $100,000	$25,000 Ret. - all insuring agreements. Claim Expense Ret. $0

Travelers Casualty and Surety Company of America	Employment Practices Liability Insurance	$10,000,000 aggregate Includes Third Party Employment Practices Liability	$150,000 Ret. (California Claims) $100,000 Ret.(All Other States) $100,000 Ret.Third Party EPL Claims

Darwin Select Insurance Company	Management Liability (Billing E&O)	$1,000,000 per Claim $1,000,000 Aggregate	$10,000 per Claim Retention

Travelers Casualty and Surety Company of America	Erisa Compliance Bond	$1,000,000 Blanket Bond Limit	$—

National Union Fire Insurance Company of Pittsburgh, PA	Executive Risk Policy (Primary)	$5,000,000 Each Claim Limit $5,000,000 Policy Aggregate	$250,000

Allied World Assurance Company	1st Excess D&O Policy	$5,000,000 excess of $5,000,0000	Excess of Underlying Limit

RLI Insurance Company	2nd Excess D&O Policy	$5,000,000 excess of $10,000,0000	Excess of Underlying Limit

Liberty Mutual Insurance Company	3rd Excess D&O Policy	$5,000,000 excess of $15,000,0000	Excess of Underlying Limit

National Union Fire Insurance Company of Pittsburgh, PA.	4th Excess D&O Policy	$5,000,000 excess of $20,000,0000	Excess of Underlying Limit

National Union Fire Insurance Company of Pittsburgh, PA.	5th Excess Side A DIC Policy	$5,000,000 excess of $25,000,0000 (Side A / DIC)	Excess of Underlying Limit
SCHEDULE 7.1
Certain Existing Indebtedness

Entity	Aggregate Principal Amount	Creditor	Term	Guarantor(s)
Alliance Healthcare Services, Inc.	$460,839.42	Siemens Financial Services, Inc.	January 2015	N/A
Advanced Imaging Services, LLC	$31,016.35	Advanced Open Imaging Boise, LLC	September 2013	N/A
Greater Springfield MRI, Inc.	$709,831.60	GE Healthcare Financial Services	January 2015	N/A
Alliance – HNV PET/CT Leasing Company LLC	$862,500.10	PNC Bank, National Association	December 2016	N/A
Alliance – HNV PET/CT Leasing Company LLC	$431,229.04	PNC Bank, National Association	February 2017	N/A
Advanced Imaging of Lafayette LLC	$36,468.15	Philips Medical	September 2013	N/A
Advanced Imaging of Lafayette LLC	$14,869.83	Philips Medical	June 2013	N/A
Montvale PET/CT, LLC	$138,499.92	GE Healthcare Financial Services	January 2015	N/A
Montvale PET/CT, LLC	$85,588.01	GE Healthcare Financial Services	April 2015	Alliance Healthcare Services, Inc. (50%)
Montvale PET/CT, LLC	$361,626.47	GE Healthcare Financial Services	January 2015	Alliance Healthcare Services, Inc. (50%)
MSA Management, LLC	$522,181.89	GE Healthcare Financial Services	September 2016	Alliance Healthcare Services, Inc. (100%)
MSA Management, LLC	$1,748,690.70	GE Healthcare Financial Services	September 2016	Alliance Healthcare Services, Inc. (100%)
Alliance Oncology, LLC	$931,381.73	Bank of America Leasing & Capital, LLC	September 2014	N/A
Alliance Oncology, LLC	$659,789.09	Banc of America Leasing & Capital, LLC	March 2015	N/A
Alliance Oncology, LLC	$878,692.12	Phillips Medical Capital LLC	April 2016	N/A
Alliance Oncology, LLC	$374,747.93	Phillips Medical Capital LLC	April 2016	N/A
Alliance Oncology, LLC	$920,959.29	Phillips Medical Capital LLC	April 2016	N/A

Entity	Aggregate Principal Amount	Creditor	Term	Guarantor(s)
Alliance Oncology, LLC	$374,747.93	Phillips Medical Capital LLC	April 2016	N/A
Alliance Oncology, LLC	$150,418.62	Phillips Medical Capital LLC	June 2016	N/A
Alliance Oncology, LLC	$91,103.12	Commonwealth Hematology-Oncology, PC	March 2014	N/A
Alliance Oncology, LLC	$23,875.19	Commonwealth Hematology-Oncology, PC	March 2014	N/A
Alliance Oncology, LLC	$191,721.04	Commonwealth Hematology-Oncology, PC	December 2015	N/A
Cyberknife Associates of Louisville, LLC	$4,594,588.74	Old National Bank	December 2017	N/A
Illinois Cyberknife, LLC	$3,195,912.51	Siemens Financial Services, Inc.	December 2016	Alliance Healthcare Services, Inc. (100%)
Illinois Cyberknife, LLC	$537,764.09	Siemens Financial Services, Inc.	February 2017	Alliance Healthcare Services, Inc. (100%)
Illinois Cyberknife, LLC	$142,513.71	Siemens Financial Services, Inc.	February 2017	Alliance Healthcare Services, Inc. (100%)
Illinois Cyberknife, LLC	$696,005.10	Siemens Financial Services, Inc.	July 2017	Alliance Healthcare Services, Inc. (100%)
Rush Radiosurgery, LLC	$3,100,133.08	Siemens Financial Services, Inc.	February 2017	Alliance Healthcare Services, Inc. (100%)
St. Louis Cyberknife, LLC	$4,395,345.56	Bank of the West	May 2017	N/A
Columbus Cyberknife, LLC	$2,614,412.9	Bank of the West	October 2015	N/A
Oklahoma Cyberknife, LLC	$911,639.90	MarCap Corp	January 2014	N/A
Cyberknife Center of Chicago, LLC	$1,584,579.94	Key Equipment Finance Inc.	November 2014	N/A
San Diego Radiosurgery, LLC	$792,665.09	Bank of America	November 2013	N/A
Reno Cyberknife, LLC	$1,055,605.95	Bank of the West	April 2014	N/A
Tri-City PETCT, LLC	$100,449.39	Phillips Medical Capital LLC	May 2014	Alliance HealthCare Services, Inc. (51%)
Tri-City PETCT, LLC	$287,990.03	Phillips Medical Capital LLC	March 2014	Alliance HealthCare Services, Inc. (51%)
SCHEDULE 7.3
Certain Existing Investments
Investments in Persons listed on Schedule 5.1.

Entity	Investment	% Interest
Medical Consultants Imaging Co., Ltd.	Alliance-HNI, LLC	50%
Medical Consultants Imaging Co., Ltd.	Alliance-HNI Leasing, LLC	1%
Alliance HealthCare Services, Inc.	Del Amo PET Imaging Center, LLC	50%
U.S. Radiosurgery of Austin, LLC	Austin Cyberknife, LLC	15%
Alliance Oncology, LLC	Cardiac & Cancer Institute	33.33%
SCHEDULE 7.4
Certain Existing Guarantee Obligations
See Schedule 7.1
SCHEDULE 10.22
Post-Closing Actions

Task	Time Period
1. Delivery of certified copies of the Certificate or Articles of Incorporation or other appropriate organizational documents of each of Alliance Imaging Centers, Inc. and Alliance Imaging Management, Inc.
Within 10 Business Days after the Closing Date
2. Delivery of endorsements to the Company’s umbrella insurance policies	Within 10 Business Days after the Closing Date
3. Delivery of the Equity Interests of SMT Health Services Inc., accompanied by an undated stock power executed in blank	Within 10 Business Days after the Closing Date
4. Delivery of a UCC 3amendment terminating UCC statement 20102220337 filed by Sky Bank with the Ohio Secretary of State on August 10, 2010	Within 15 Business Days after the Closing Date
5. Delivery of certificates of title listing Collateral Agent as a lien holder for such Inventory or Equipment owned on the Closintg Date that is covered by a certificate of title other than the Excluded Equipment
By August 5, 2013